As filed with the Securities and Exchange Commission on January 25, 2023
Registration No. 333-268958

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tempo Automation Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3672 (Primary Standard Industrial Classification Code Number)	92-1138525 (I.R.S. Employer Identification Number)
2460 Alameda Street
San Francisco, CA 94103
(415) 320-1261
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joy Weiss
President and Chief Executive Officer
2460 Alameda Street
San Francisco, CA 94103
(415) 320-1261
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ryan J. Maierson
Thomas G. Brandt
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
(713) 546-5400

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. ☐
Large accelerated filer: ☐	Accelerated filer: ☐
Non-accelerated filer: ☒	Smaller reporting company: ☒
Emerging growth company: ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PROSPECTUS
Subject to Completion
Preliminary Prospectus dated January 25, 2023.
Tempo Automation Holdings, Inc.
18,100,000 Shares of Common Stock Issuable Upon Exercise of Warrants
26,393,705 Shares of Common Stock
6,600,000 Warrants
5,276,018 Shares of Common Stock
This prospectus relates to the issuance by Tempo Automation Holdings, Inc. (“we,” “us,” “our,” the “Company,” “Registrant,” and “Tempo”) of an aggregate of up to 18,100,000 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 6,600,000 shares of Common Stock that are issuable upon the exercise of 6,600,000 warrants (the “Private Placement Warrants”), originally issued in a private placement at a price of $1.00 per Private Placement Warrant in connection with the initial public offering (the “ACE IPO”) of ACE Convergence Acquisition Corp., a Delaware corporation (“ACE”), by the holders thereof, and (ii) up to 11,500,000 shares of Common Stock that are issuable upon the exercise of 11,500,000 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”), originally issued in the ACE IPO as part of ACE’s units at a price of $10.00 per unit, with each unit consisting of one share of Common Stock and one-half of one Public Warrant, by the holders thereof. Each Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per share.
This prospectus also relates to the offer and resale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in this prospectus (the “Selling Securityholders”) of (i) up to 26,393,705 shares of Common Stock, which consists of (a) up to 11,707,871 shares of Common Stock issued in connection with closing of the Business Combination (as defined herein) (the “Closing”) at an equity consideration value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (b) up to 3,050,000 shares of Common Stock issued in the PIPE Investment (as defined below) at an equity consideration value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (c) up to 6,600,000 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants at an exercise price of $11.50 per share, which were originally issued in a private placement at a price of $1.00 per Private Placement Warrant in connection with the ACE IPO by certain of the Selling Securityholders named in this prospectus, (d) up to 748,990 shares of Common Stock issued to Cantor Fitzgerald & Co. (“Cantor”) to settle the Company’s existing deferred underwriting commissions as of the Closing at an equity consideration value of $10.00 per share by Cantor, (e) up to 536,844 shares of Common Stock issued to certain of the Selling Securityholders in connection with the Closing or issuable to the Selling Securityholders hereafter to settle existing advisory fees owed to such persons as of the Closing at an equity consideration value of $10.00 per share by certain of the Selling Securityholders named in this prospectus and (f) up to 3,750,000 shares of Common Stock that were originally issued to ACE Convergence Acquisition LLC (the “Sponsor”) in the form of sponsor shares prior to the ACE IPO at a price of approximately $0.004 per share and (ii) up to 6,600,000 Private Placement Warrants originally issued in a private placement at a price of $1.00 per Private Placement Warrant in connection with the ACE IPO by certain of the Selling Securityholders named in this prospectus. The Company is obligated to issue an aggregate of 461,844 shares of Common Stock (in addition to 75,000 shares of Common Stock previously issued, for a total of 536,844 shares of Common Stock) to the advisors described in clause (e) of the preceding sentence under the terms of the Company's engagement letters with such advisors (the “Advisor Issuance”).
This prospectus also relates to the potential offer and sale from time to time by White Lion Capital, LLC (“White Lion”) of up to 5,276,018 shares of Common Stock that may be issued by us to White Lion pursuant to a Common

Stock Purchase Agreement, dated as of November 21, 2022, by and between us and White Lion (the “Purchase Agreement”), in which White Lion has committed to purchase from us, at our discretion, up to the lesser of (i) $100.0 million in aggregate gross purchase price of newly issued shares of Common Stock and (ii) the Exchange Cap (as defined herein), subject to the terms and conditions specified in the Purchase Agreement (the “Equity Subscription Line”).
We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. In addition, we will not receive any of the proceeds from the sale of our shares of Common Stock by White Lion pursuant to this prospectus. However, we may receive up to $100.0 million in aggregate gross proceeds from White Lion under the Purchase Agreement in connection with sales of our shares of Common Stock to White Lion that we may, in our discretion, elect to make, from time to time pursuant to the Purchase Agreement after the date of this prospectus. We will receive up to $208.15 million from the exercise of the Warrants for cash, but will not receive any proceeds from the sale of the shares of Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. On January 24, 2023, the closing price for our Common Stock was $1.79. If the price of our Common Stock remains below $11.50 per share, warrant holders will be unlikely to exercise their Warrants for cash, resulting in little or no cash proceeds to us from such exercises. We expect to use any such proceeds for general corporate and working capital purposes, which would increase our liquidity. In order to fund planned operations while meeting obligations as they come due, the Company will need to secure additional debt or equity financing if substantial cash proceeds from the exercise of the Warrants are not received.
In connection with shareholder votes to approve (i) the extension of the date by which ACE was required to complete an initial business combination and (ii) the Business Combination and related matters, holders of Class A ordinary shares of ACE elected to redeem an aggregate of 20,730,701 Class A ordinary shares, par value $0.0001 per share, of ACE initially sold in the ACE IPO. As a result, an aggregate of approximately $208.7 million was paid to such redeeming shareholders at or prior to the Closing out of the trust account established by ACE upon the closing of the ACE IPO. The Selling Securityholders can sell, under this prospectus, up to (a) 26,393,705 shares of Common Stock, constituting approximately 100% of our issued and outstanding shares of Common Stock (or 98.3% of our issued and outstanding shares of Common Stock after giving effect to the Advisor Issuance) as of January 25, 2023 and (b) 6,600,000 Warrants constituting approximately 36.5% of our issued and outstanding Warrants as of January 25, 2023. Sales of a substantial number of our shares of Common Stock and/or Warrants in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could increase the volatility of and cause a significant decline in the market price of our secur ities and could impair our ability to raise capital through the sale of additional equity securities. See “Risk Factors — Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the prices of our Common Stock and Warrants to fall.”
The sale of all or a portion of the securities being offered in this prospectus could result in a significant decline in the public trading pr ice of our securities. Despite such a decline in the public trading price, some of the Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the price at which such Selling Securityholder initially purchased the securities. See “— Certain existing stockholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.”
We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us, on the one hand, and White Lion and the Selling Securityholders, on the other hand. Our registration of the securities covered by this prospectus does not mean that White Lion or the Selling Securityholders will offer or sell any of the shares of Common Stock or Warrants.
The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock.
White Lion may offer, sell or distribute all or a portion of the shares of Common Stock hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of such shares of Common Stock, including with regard to compliance with state securities or “blue sky” laws. The timing and amount of any sale are within the sole discretion of White Lion. White Lion is an underwriter under the Securities Act of 1933, as amended (the “Securities Act”). Although White Lion is obligated to purchase shares of Common Stock under the terms of the Purchase Agreement, to the extent we choose to sell such shares of Common Stock to White Lion (subject to certain conditions), there can be no assurances that White Lion will sell any or all of the shares of Common Stock purchased under the Purchase Agreement pursuant to this prospectus. White Lion will bear all commissions and discounts, if any, attributable to its sale of the shares of Common Stock.
We provide more information about how the Selling Securityholders and White Lion may sell the shares of Common Stock or Warrants in the section titled “Plan of Distribution.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.
Our Common Stock and Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “TMPO” and “TMPOW,” respectively. On January 24, 2023, the closing price of our Common Stock was $1.79 and the closing price for our Warrants was $0.1190.
Our business and investment in our securities involves significant risks. These risks are described in the section titled “Risk Factors” beginning on page 8 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2023.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, (the ‘‘SEC’’) using a “shelf” registration process. By using a shelf registration statement, we may issue an aggregate of up to 18,100,000 shares of our Common Stock, consisting of (i) up to 6,600,000 shares of Common Stock that are issuable upon the exercise of 6,600,000 Private Placement Warrants, originally issued in a private placement at a price of $1.00 per Private Placement Warrant in connection with the ACE IPO, by the holders thereof, and (ii) up to 11,500,000 shares of Common Stock that are issuable upon the exercise of 11,500,000 Public Warrants, originally issued in the ACE IPO as part of ACE’s units at a price of $10.00 per unit, with each unit consisting of one share of Common Stock and one-half of one Public Warrant, by the holders thereof. Each Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per share.
This prospectus also relates to the offer and resale from time to time by the Selling Securityholders of (i) up to 26,393,705 shares of Common Stock, consisting of (a) up to 11,707,871 shares of Common Stock issued in connection with Closing at an equity consideration value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (b) up to 3,050,000 shares of Common Stock issued in the PIPE Investment at an equity consideration value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (c) up to 6,600,000 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants at an exercise price of $11.50 per share, which were originally issued in a private placement at a price of $1.00 per Private Placement Warrant in connection with the ACE IPO by certain of the Selling Securityholders named in this prospectus, (d) up to 748,990 shares of Common Stock issued to Cantor to settle the Company’s existing deferred underwriting commissions as of the Closing at an equity consideration value of $10.00 per share by Cantor, (e) up to 536,844 shares of Common Stock issued to certain of the Selling Securityholders in connection with the Closing or issuable to the Selling Securityholders hereafter to settle existing advisory fees owed to such persons as of the Closing at an equity consideration value of $10.00 per share by certain of the Selling Securityholders named in this prospectus and (f) up to 3,750,000 shares of Common Stock that were originally issued to the Sponsor in the form of sponsor shares prior to the IPO at a price of approximately $0.004 per share and (ii) up to 6,600,000 Private Placement Warrants originally issued in a private placement at a price of $1.00 per Private Placement Warrant in connection with the ACE IPO by certain of the Selling Securityholders named in this prospectus.
This prospectus also relates to the potential offer and sale from time to time by White Lion of up to 5,276,018 shares of Common Stock that may be issued by us to White Lion pursuant to the Purchase Agreement, pursuant to which White Lion has committed to purchase from us, at our discretion, up to the lesser of (i) $100.0 million in aggregate gross purchase price of newly issued shares of Common Stock and (ii) the Exchange Cap, subject to the terms and conditions specified in the Purchase Agreement.
We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. In addition, we will not receive any of the proceeds from the sale of our shares of Common Stock by White Lion pursuant to this prospectus. However, we may receive up to $100.0 million in aggregate gross proceeds from White Lion under the Purchase Agreement in connection with sales of our shares of Common Stock to White Lion that we may, in our discretion, elect to make, from time to time pursuant to the Purchase Agreement after the date of this prospectus.We will receive up to $208.15 million from the exercise of the Warrants for cash, but will not receive any proceeds from the sale of the shares of Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. On January 24, 2023, the closing price for our Common Stock was $1.79. If the price of our Common Stock remains below $11.50 per share, warrant holders will be unlikely to exercise their Warrants for cash, resulting in little or no cash proceeds to us from such exercises. We expect to use any such proceeds for general corporate and working capital purposes, which would increase our liquidity. In order to fund planned operations while meeting obligations as they come due, the Company will need to secure additional debt or equity financing if substantial cash proceeds from the exercise of the Warrants are not received.
We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”
None of us, the Selling Securityholders or White Lion have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We, the Selling Securityholders and White Lion take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We, the Selling Securityholders and White Lion will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.
We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.
As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “Tempo” refer to the consolidated operations of Tempo Automation Holdings, Inc. and its subsidiaries. References to “ACE” refer to the Company prior to the consummation of the Business Combination and references to “Legacy Tempo” refer to Tempo Automation, Inc. prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the section in this prospectus titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following:
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the projected financial information, business and operating metrics, anticipated growth rate, and market opportunity of Tempo;

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the ability to maintain the listing of Tempo common stock and Tempo warrants on Nasdaq;

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our public securities’ potential liquidity and trading;

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our ability to raise financing in the future;

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our success in retaining or recruiting, or changes required in, officers, key employees or directors;

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the impact of the regulatory environment and complexities with compliance related to such environment;

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the impact of the ongoing COVID-19 pandemic;

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the success of strategic relationships with third parties;

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our ability to execute our business strategy;

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our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

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our financial performance;

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our ability to expand or maintain our existing customer base; and

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other factors detailed under the section titled “Risk Factors.”

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.

You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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PROSPECTUS SUMMARY
This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 8 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Common Stock or Warrants.
Overview
Tempo is a leading software-accelerated electronics manufacturer that aims to transform the product development process for the world’s innovators. We believe that our proprietary software platform, with artificial intelligence (“AI”) that learns from every order, redefines the customer journey and accelerates time-to-market. Our profit, growth, and strong margins are unlocked by a differentiated customer experience and software-enabled efficiencies. We anticipate that our growth and data accrual will be accelerated via tech-enabled M&A in our highly fragmented industry.
Founded in 2013, Tempo is headquartered in San Francisco, California and serves more than 100 customers out of one manufacturing facility.
We work with companies across industries, including space, semiconductor, aviation and defense, medical device, as well as industrials and e-commerce. Our customers include hardware engineers, engineering program managers, and procurement and supply chain personnel from businesses of a variety of sizes, ranging from Fortune 500 companies to start-ups. The electronics within their products are most often manufactured as Printed Circuit Board Assemblies (“PCBAs”). The PCBA manufacturing process typically takes two inputs: 1) semiconductor components, and 2) a Printed Circuit Board (“PCB”), which consists of pads that receive the components and traces that connect them. The assembly process typically consists of attaching the semiconductor components to the PCB using a paste (solder paste), then curing the paste in an oven such that a strong electrical and mechanical bond is formed. Given the varied requirements of different contexts, customers typically will design different, custom PCBAs for each of their products.
During the initial phases of product development, up until a product is deemed production worthy (or, in the case where production quantities are less than 1,000, through production), customers demand quick turnaround times and the highest quality from their vendors to ensure they are not slowed down in their ramp to release new products. Based on IPC’s 2012-2013, 2018, and 2019 Annual Reports and Forecasts for the North American EMS Industry, the estimated size of this electronics prototyping and on-demand production market in the United States is approximately $290.0 billion. Yet, most of these electronics have historically been produced by small manufacturers who have been largely ignored by software and AI and therefore struggle to consistently satisfy customer demands manually. Tempo has developed a technology-enabled manufacturing platform to streamline this electronic product realization process, thereby helping our customers bring new products to market faster. We believe that our platform offers customer benefits that are highly desired by the market and not available from alternative solutions through our:
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Front-end customer portal, which provides frictionless quoting, ordering, and complex data ingestion via a secure cloud-based interface. Our front-end customer portal offers analysis, interpretation, and visual rendering of engineering, design, and supply chain data with minimal human involvement, which ultimately allows hardware engineers to reach a manufacturable design quickly and efficiently.

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Back-end manufacturing software, which is a continuous, bi-directional digital thread that connects our customers to our smart factories, weaving together manufacturing processes and design data. In it, our data-experienced AI flags and prevents potential production issues. It is extendable and manageable across multiple sites and locations.

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Connected network of smart factories, which deliver turnkey printed circuit board fabrication and assembly. Data from every build fuels the Tempo AI, increasing efficiencies and streamlining processes.

Tempo’s software platform helps companies iterate faster. In the status quo, each of quoting, manufacturability review, procurement, setup, and manufacturing are manual processes. We estimate that,

on average, these production process steps collectively take approximately 20 days when executed manually. By contrast, with Tempo’s automated approach, these processes could be completed in approximately five days.
The Business Combination and Related Transactions
On October 13, 2021, the Company entered into an Agreement and Plan of Merger (the “Original Merger Agreement”) with ACE Convergence Subsidiary Corp. (“Merger Sub”) and Legacy Tempo. On August 12, 2022, the Company entered into an Amended and Restated Agreement and Plan of Merger (as amended on September 7, 2022 and September 23, 2022, the “Merger Agreement”) with Merger Sub and Legacy Tempo, which amended and restated the Original Merger Agreement in its entirety. The Merger Agreement provided for, among other things, the merger of Merger Sub with and into Legacy Tempo (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”), with Legacy Tempo surviving the Merger as a wholly owned subsidiary of Tempo, in accordance with the terms and subject to the conditions of the Merger Agreement.
In connection with the execution of the Merger Agreement, the Company entered into the Original PIPE Common Stock Subscription Agreements with certain investors pursuant to which such investors agreed to purchase 8.2 million shares of the Company’s common stock at $10.00 per share for an aggregate commitment amount of $82.0 million.
On March 16, 2022, the Company entered into Amended and Restated Subscription Agreements, which amended and restated the Original PIPE Common Stock Subscription Agreements in their entirety, pursuant to which certain investors agreed to purchase 10.2 million shares of the Company’s common stock at $10.00 per share for an aggregate commitment of $102.0 million.
On March 16, 2022, the Company entered into that certain Letter Agreement, dated as of March 16, 2022 (the “Cantor Side Letter”), with Cantor Fitzgerald & Co., which provided for the issuance and registration of up to of up to 805,000 shares of Common Stock of the Company.
On July 6, 2022, the Company entered into Second Amended and Restated Subscription Agreements (the “Second A&R Subscription Agreements”) with certain investors, which amended and restated the Amended and Restated Subscription Agreements in their entirety.
On September 7, 2022, the Company entered into Third Amended and Restated PIPE Subscription Agreements (the ‘‘Third A&R Subscription Agreements’’) with certain investors (each a “PIPE Investor”), which amended and restated the applicable Second Amended and Restated Subscription Agreements in their entirety.
On November 22, 2022, Legacy Tempo entered into the First Amended and Restated Loan and Security Agreement (the “A&R LSA”) with Structural Capital Investments III, LP (“SCI”), Series Structural DCO II series of Structural Capital DCO, LLC (“DCO”), CEOF Holdings LP (“CEOF”), SQN Tempo Automation, LLC (“SQNTA”), SQN Venture Income Fund II, LP (“SQNVIFII” and together with SCI, DCO, CEOF and SQNTA, “Lenders” and each a “Lender”), Ocean II PLO LLC, a California limited liability company, as administrative and collateral agent for Lenders (“Agent”). Also on November 22, 2022, the Company entered into subscription agreements with certain of the Lenders (the “LSA Subscription Agreements”) in connection with the conversion of $7,000,000 of principal under the Loan Security Agreement into 700,000 shares of Common Stock.
On November 22, 2022, in connection with the Closing (as defined below), the Company issued (i) 350,000 shares of Common Stock to the PIPE Investors in accordance with the Third A&R Subscription Agreements, (ii) 748,990 shares of Common Stock to Cantor Fitzgerald & Co. in accordance with the Cantor Side Letter and (iii) 700,000 shares of Common Stock to the Lenders in accordance with the LSA Subscription Agreements.
On November 22, 2022 (the “Closing Date”), pursuant to the Merger Agreement, Merger Sub merged with and into Legacy Tempo, with Legacy Tempo surviving the merger as a wholly owned subsidiary of the Company (the “Closing”).

In connection with Closing, we changed our name to Tempo Automation Holdings, Inc. While we are the legal acquirer of Legacy Tempo in the Business Combination, Legacy Tempo is deemed to be the accounting acquirer, and the historical financial statements of Legacy Tempo became the historical financial statements of the Company upon the Closing.
The rights of holders of our Common Stock and Warrants are governed by our amended and restated certificate of incorporation (our “certificate of incorporation”), our amended and restated bylaws (the “bylaws”), and the Delaware General Corporation Law (the “DGCL”), and, in the case of the Warrants, the Warrant Agreement, dated as of July 27, 2020, by and between ACE and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). See the section titled “Description of Capital Stock.”
The Equity Subscription Line
On November 21, 2022, the Company entered into the Purchase Agreement and a related registration rights agreement (the “White Lion Registration Rights Agreement”) with White Lion. Pursuant to the Purchase Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to the lesser of (i) $100,000,000 in aggregate gross purchase price of newly issued shares of Common Stock and (ii) the Exchange Cap, in each case, subject to certain limitations and conditions set forth in the Purchase Agreement.
The Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions. Subject to the satisfaction of certain customary conditions including, without limitation, the effectiveness of this registration statement, the Company’s right to sell shares to White Lion will commence on the effective date of this registration statement (the “Commencement”) and extend until December 31, 2024. During such term, subject to the terms and conditions of the Purchase Agreement, the Company may notify White Lion when the Company exercises its right to sell shares (the effective date of such notice, a “Notice Date”).
The number of shares sold pursuant to any such notice may not exceed the lower of (a) $2,000,000 and (b) the dollar amount equal to the product of (i) the Effective Daily Trading Volume (as defined in the Purchase Agreement), (ii) the closing price of the Common Stock on the effective date of this registration statement or any new registration statement relating to the resale by White Lion of shares of Common Stock that the Company may issue to White Lion under the Purchase Agreement and (iii) 80%.
No purchase notice may result in White Lion beneficially owning (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder) more than 4.99% of the number of shares of Common Stock outstanding immediately prior to the issuance of shares of Common Stock issuable pursuant to such purchase notice.
The purchase price to be paid by White Lion for any such shares will equal (i) until an aggregate of $50,000,000 in shares have been purchased under the Purchase Agreement, 97% of the lowest daily volume-weighted average price of the Common Stock during the three consecutive trading days following the Notice Date, and (ii) thereafter, 99% of the lowest daily volume-weighted average price of the Common Stock during the three consecutive trading days following the Notice Date.
The Company will have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon three trading days’ prior written notice. Additionally, White Lion will have the right to terminate the Purchase Agreement upon three trading days’ prior written notice to the Company if (i) a material adverse effect has occurred and is continuing, (ii) a fundamental transaction has occurred, (iii) the Company is in breach or default in any material respect of the White Lion Registration Rights Agreement and such breach or default is not cured within 15 trading days after notice of such breach or default is delivered to the Company, (iv) there is a lapse of the effectiveness, or unavailability of, any registration statement required by the White Lion Registration Rights Agreement for a period of 45 consecutive trading days or for more than an aggregate of 90 trading days in any 365-day period, (v) the suspension of trading of the Common Stock for a period of five (5) consecutive trading days, or (vi) the material breach of the Purchase Agreement by the Company, which breach is not cured within 15 trading days after notice of such breach or default is delivered to the Company. No termination of the Purchase Agreement will affect the registration rights provisions contained in the White Lion Registration Rights Agreement.
In consideration for the commitments of White Lion, as described above, the Company paid to White Lion a commitment fee of $1,000,000 in connection with the Closing.
The aggregate number of shares of Common Stock that the Company can sell to White Lion under the Purchase Agreement may in no case exceed 19.99% of the number of shares of Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless stockholder approval is obtained to issue shares above the Exchange Cap, in which case the Exchange Cap will no longer apply.
For more detailed information regarding the Purchase Agreement, see the section entitled “Equity Subscription Line.”
Summary Risk Factors
Our business the Equity Subscription Line and this offering by the Selling Stockholders is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:

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It is not possible to predict the actual number of shares of Common Stock, if any, we will sell under the Purchase Agreement to White Lion or the actual gross proceeds resulting from those sales. The sale and issuance of shares of Common Stock to White Lion will cause dilution to our existing securityholders, and the resale of the shares of Common Stock by White Lion, or the perception that such resales may occur, could cause the price of our securities to fall.

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Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our shares of Common Stock and Warrants to fall.

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Certain existing stockholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.

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Our Warrants are exercisable for shares of our Common Stock, which exercises will increase the number of shares of Common Stock eligible for future resale in the public market and result in dilution to our existing stockholders.

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There is no guarantee that our Warrants will ever be in the money, and they may expire worthless.

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Tempo will require additional capital to support business growth and this capital might not be available on acceptable terms, if at all.

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The success of our business is dependent on our ability to keep pace with technological changes and competitive conditions in our industry and our ability to effectively adapt our services as our customers react to technological changes and competitive conditions in their respective industries. We may not timely and effectively scale and adapt our existing technology, processes, and infrastructure to meet the needs of our business.

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Our operating results and financial condition may fluctuate from period to period and may fall below expectations in any particular period, which could adversely affect the market price of our common stock.

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Tempo currently competes, and we will compete, with numerous other diversified manufacturing service providers, electronic manufacturing services and design providers and others, and may face increasing competition, which could cause its operating results to suffer.

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Because our industry is expected to continue to be rapidly evolving, forecasts of market growth may not be accurate, and even if these markets achieve the forecasted growth, there can be no assurance that our business will grow at similar rates, or at all.

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Our gross profit and gross margin will be dependent on a number of factors, including our mix of services, market prices, labor costs and availability, acquisitions we may make and our ability to achieve cost synergies, level of capacity utilization and component, material, and other services prices.

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We purchase a significant amount of the materials and components we use from a limited number of suppliers, and if such suppliers become unavailable or inadequate, our customer relationships, results of operations and financial condition may be adversely affected.

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Third-party lawsuits and assertions to which we may become subject alleging its infringement of patents, trade secrets or other intellectual property rights may have a significant adverse effect on its financial condition.

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We may be involved in legal proceedings, including intellectual property (“IP”), anti-competition and securities litigation, employee-related claims and regulatory investigations, which could, among other things, divert efforts of management and result in significant expense and loss of our existing IP rights.

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An inability to successfully manage the procurement, development, implementation, or execution of IT systems, or to adequately maintain these systems and their security, as well as to protect data and other confidential information, may adversely affect our business and reputation.

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Our industry routinely experiences cyclical market patterns and our services are used across different end markets, and a significant downturn in the industry or in any of these end markets could cause a meaningful reduction in demand for our services and harm our operating results.

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We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance and investor relations initiatives.

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We previously identified material weaknesses in our internal control over financial reporting and may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

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If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.

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Our certificate of incorporation provides that the Court of Chancery of the State of Delaware (the ‘‘Delaware Court of Chancery’’) is the exclusive forum for substantially all disputes between us and our stockholders and that the federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

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We are an early-stage company with a history of losses. We have not been profitable historically and we may not achieve or maintain profitability in the future.

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Our limited operating history makes evaluating our current business and our future prospects difficult and may increase the risk of your investment. We are dependent on a limited number of customers and end markets, and a decline in revenue from, or the loss of, any significant customer, could have a material adverse effect on our financial condition and operating results.

Corporate Information
We were incorporated as a Cayman Islands exempted company on March 31, 2020 under the name ACE Convergence Acquisition Corp. Upon the closing of the Business Combination, we domesticated as a Delaware corporation and changed our name to Tempo Automation Holdings, Inc. Our principal executive offices are located at 2460 Alameda Street San Francisco, CA 94103, and our telephone number is (415) 320-1261. Our website address is www.tempoautomation.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
Implications of Being an Emerging Growth Company
As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended

(the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
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the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

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not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

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reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

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exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of the initial public offering of our securities. However, if (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Exchange Act) prior to the end of such five-year period, we will cease to be an emerging growth company. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.
We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

THE OFFERING
Shares of Common Stock offered by us
18,100,000 shares of Common Stock issuable upon exercise of Warrants.
Shares of Common Stock offered by the Selling Securityholders
26,393,705 shares of Common Stock.
Warrants offered by the Selling Securityholders
6,600,000 Warrants.
Shares of Common Stock offered by White Lion
Up to 5,276,018 shares of Common Stock.
Shares of Common Stock outstanding prior to this
offering
26,393,289 shares of Common Stock (as of January 25, 2023).
Warrants outstanding prior to this offering
18,100,000 Warrants (as of January 25, 2023).
Exercise price per warrant
$11.50.
Use of proceeds
We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. In addition, we will not receive any of the proceeds from the sale of our shares of Common Stock by White Lion pursuant to this prospectus. However, we may receive up to $100.0 million in aggregate gross proceeds from White Lion under the Purchase Agreement in connection with sales of our shares of Common Stock to White Lion that we may, in our discretion, elect to make, from time to time pursuant to the Purchase Agreement after the date of this prospectus. We will receive up to $208.15 million from the exercise of the Warrants for cash, but will not receive any proceeds from the sale of the shares of Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. On January 24, 2023, the closing price for our Common Stock was $1.79. If the price of our Common Stock remains below $11.50 per share, warrant holders will be unlikely to exercise their Warrants for cash, resulting in little or no cash proceeds to us from such exercises. We expect to use any such proceeds for general corporate and working capital purposes, which would increase our liquidity. In order to fund planned operations while meeting obligations as they come due, the Company will need to secure additional debt or equity financing if substantial cash proceeds from the exercise of the Warrants are not received.
Risk factors
You should carefully read the section titled “Risk Factors” beginning on page 8 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock or Warrants.
Nasdaq symbol for our Common Stock
“TMPO”
Nasdaq symbol for our Warrants
“TMPOW”

RISK FACTORS
You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Common Stock or Warrants. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Common Stock and Warrants could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.
Risks Related to the Equity Subscription Line
It is not possible to predict the actual number of shares of Common Stock, if any, we will sell under the Purchase Agreement to White Lion or the actual gross proceeds resulting from those sales.
On November 21, 2022, we entered into the Purchase Agreement, pursuant to which White Lion has committed to purchase up to the lesser of (i) $100,000,000 in aggregate gross purchase price of newly issued shares of Common Stock and (ii) the Exchange Cap, in each case, subject to certain limitations and conditions set forth in the Purchase Agreement.
Subject to the satisfaction of certain customary conditions including, without limitation, the effectiveness of this registration statement, the Company’s right to sell shares to White Lion will commence on the effective date of this registration statement and extend until December 31, 2024. During such term, subject to the terms and conditions of the Purchase Agreement, the Company may notify White Lion when the Company exercises its right to sell shares.
We generally have the right to control the timing and amount of any sales of our shares of Common Stock to White Lion under the Purchase Agreement. Sales of our shares of Common Stock, if any, to White Lion under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to White Lion all, some or none of the shares of Common Stock that may be available for us to sell to White Lion pursuant to the Purchase Agreement.
Because the purchase price per share of Common Stock to be paid by White Lion for the shares of Common Stock that we may elect to sell to White Lion under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we elect to sell shares of Common Stock to White Lion pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to White Lion under the Purchase Agreement, the purchase price per share that White Lion will pay for shares of Common Stock purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by White Lion under the Purchase Agreement.
The number of shares of Common Stock ultimately offered for sale by White Lion is dependent upon the number of shares of Common Stock, if any, we ultimately elect to sell to White Lion under the Purchase Agreement. However, even if we elect to sell shares of Common Stock to White Lion pursuant to the Purchase Agreement, White Lion may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices.
Although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct White Lion to purchase our shares of Common Stock from us in one or more purchases under the Purchase Agreement for a maximum aggregate purchase price of up to $100.0 million, only 5,276,018 shares of Common Stock, representing the Exchange Cap, are being registered for resale under the registration statement of which this prospectus forms a part. Additionally, we are not required or permitted to issue any shares of Common Stock under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of Nasdaq. Further, White Lion will not be required to purchase any shares of our Common Stock if such sale would result in White Lion’s beneficial ownership exceeding 4.99% of our outstanding shares of Common

Stock. Our inability to access a part or all of the amount available under the White Lion Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.
Because the market price of our shares of Common Stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase price to be paid by White Lion for our shares of Common Stock that we elect to sell to White Lion under the Purchase Agreement, if any, also may fluctuate because they will be based on such fluctuating market price of our shares of Common Stock, it is possible that we would need to issue and sell more than the number of shares of Common Stock being registered for resale by White Lion under this registration statement in order to receive aggregate gross proceeds of $100.0 million under the Purchase Agreement.
Accordingly, if it becomes necessary for us to issue and sell to White Lion under the Purchase Agreement more than the 5,276,018 shares of Common Stock being registered for resale under the registration statement of which this prospectus forms a part in order to receive aggregate gross proceeds equal to $100.0 million under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by White Lion of any such additional shares of Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of Common Stock to White Lion under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 5,276,018 shares of Common Stock being registered for resale by White Lion under this prospectus could cause additional substantial dilution to our stockholders.
The sale and issuance of shares of Common Stock to White Lion will cause dilution to our existing securityholders, and the resale of the shares of Common Stock by White Lion, or the perception that such resales may occur, could cause the price of our securities to fall.
The purchase price per share of Common Stock to be paid by White Lion for the shares of Common Stock that we may elect to sell to White Lion under the Purchase Agreement, if any, will fluctuate based on the market prices of our shares of Common Stock at the time we elect to sell shares of Common Stock to White Lion pursuant to the Purchase Agreement. Depending on market liquidity at the time, resales of such shares of Common Stock by White Lion may cause the trading price of our shares of Common Stock to fall.
If and when we elect to sell shares of Common Stock to White Lion, sales of newly issued shares of Common Stock by us to White Lion could result in substantial dilution to the interests of existing holders of our shares of Common Stock. If all of the 5,276,018 shares of Common Stock offered for resale by White Lion under this prospectus (without regard to the $100.0 million aggregate purchase price limit pursuant to the Purchase Agreement) were issued and outstanding as of the Closing, such shares of Common Stock would represent approximately 16.7% of the total number of our shares of Common Stock outstanding. Additionally, the sale of a substantial number of shares of Common Stock to White Lion, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.
Investors who buy shares of Common Stock from White Lion at different times will likely pay different prices.
Pursuant to the Purchase Agreement, we will have discretion to vary the timing, price and number of shares sold to White Lion. If and when we elect to sell shares of Common Stock to White Lion pursuant to the Purchase Agreement, after White Lion has acquired such shares of Common Stock, White Lion may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from White Lion in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from White Lion in this offering as a result of future sales made by us to White Lion at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to White Lion under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with White Lion may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

We may use proceeds from sales of our Common Stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.
We will have broad discretion over the use of proceeds from sales of our shares of Common Stock made pursuant to the Purchase Agreement, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. However, we have not determined the specific allocation of any net proceeds among these potential uses, and the ultimate use of the net proceeds may vary from the currently intended uses. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our securities.
Risks Related to this Offering by the Selling Securityholders
Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our shares of Common Stock and Warrants to fall.
The Selling Securityholders can sell, under this prospectus, up to (i) 26,393,705 shares of Common Stock constituting approximately 100% of our issued and outstanding shares of Common Stock (or 98.3% of our issued and outstanding shares of Common Stock after giving effect to the Advisor Issuance) as of January 25, 2023, consisting of (a) up to 11,707,871 shares of Common Stock issued in connection with Closing at an equity consideration value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (b) up to 3,050,000 shares of Common Stock issued in the PIPE Investment at an equity consideration value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (c) up to 6,600,000 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants at an exercise price of $11.50 per share, which were originally issued in a private placement at a price of $1.00 per Private Placement Warrant in connection with the ACE IPO by certain of the Selling Securityholders named in this prospectus, (d) up to 748,990 shares of Common Stock issued to Cantor to settle the Company’s existing deferred underwriting commissions as of the Closing at an equity consideration value of $10.00 per share by Cantor, (e) up to 536,844 shares of Common Stock issued to certain of the Selling Securityholders in connection with the Closing or issuable to the Selling Securityholders hereafter to settle existing advisory fees owed to such persons as of the Closing at an equity consideration value of $10.00 per share by certain of the Selling Securityholders named in this prospectus and (f) up to 3,750,000 shares of Common Stock that were originally issued to the Sponsor in the form of sponsor shares prior to the IPO at a price of approximately $0.004 per share and (ii) 6,600,000 Warrants constituting approximately 36.5% of our issued and outstanding Warrants as of January 25, 2023, which were originally issued at a price of $1.00 per Warrant. The sale of all or a portion of the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the price at which such Selling Securityholder initially purchased the securities. See “Certain existing stockholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.” below.
Sales of a substantial number of our shares of Common Stock and/or Warrants in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our shares of Common Stock and Warrants and could impair our ability to raise capital through the sale of additional equity securities.
Certain existing stockholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.
Certain stockholders in the Company, including certain of the Selling Securityholders, acquired, or may acquire, shares of our Common Stock or Warrants at prices below the current trading price of our Common Stock, and may experience a positive rate of return based on the current trading price.

This prospectus relates to the offer and resale from time to time by the Selling Securityholders of (i) up to 26,393,705 shares of Common Stock, which consists of (a) up to 11,707,871 shares of Common Stock issued in connection with the Closing at an equity consideration value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (b) up to 3,050,000 shares of Common Stock issued in the PIPE Investment (as defined below) at an equity consideration value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (c) up to 6,600,000 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants at an exercise price of $11.50 per share, which were originally issued in a private placement at a price of $1.00 per Private Placement Warrant in connection with the ACE IPO by certain of the Selling Securityholders named in this prospectus, (d) up to 748,990 shares of Common Stock issued to Cantor to settle the Company’s existing deferred underwriting commissions as of the Closing at an equity consideration value of $10.00 per share by Cantor, (e) up to 536,844 shares of Common Stock issued to certain of the Selling Securityholders in connection with the Closing or issuable to the Selling Securityholders hereafter to settle existing advisory fees owed to such persons as of the Closing at an equity consideration value of $10.00 per share by certain of the Selling Securityholders named in this prospectus and (f) up to 3,750,000 shares of Common Stock that were originally issued to the Sponsor in the form of sponsor shares prior to the ACE IPO at a price of approximately $0.004 per share and (ii) up to 6,600,000 Private Placement Warrants originally issued in a private placement at a price of $1.00 per Private Placement Warrant in connection with the ACE IPO by certain of the Selling Securityholders named in this prospectus.
This prospectus also relates to the potential offer and sale from time to time by White Lion of up to 5,276,018 shares of Common Stock that may be issued by us to White Lion pursuant to the Purchase Agreement at a discount of 1.0% to 3.0% to the publicly traded price of our Common Stock.
Based on the closing price of our Common Stock of $1.79 on January 24, 2023, (i) the Sponsor may experience potential profit of up to $1.786 per share of Common Stock based on the Sponsor’s initial purchase price of shares of Common Stock in the form of sponsor shares prior to the ACE IPO at a price of approximately $0.004 per share and (ii) White Lion may experience potential profit of up to approximately $0.24 per share based on an initial purchase price (taking into account a discount of 3.0% to the publicly traded price of our Common Stock) of approximately $1.5486 per share.
Public securityholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which the Sponsor purchased shares of our Common Stock and Warrants and at which White Lion may purchase shares of our Common Stock.
Our Warrants are exercisable for shares of our Common Stock, which exercises will increase the number of shares of Common Stock eligible for future resale in the public market and result in dilution to our existing stockholders.
The outstanding Warrants to purchase an aggregate of 18,100,000 shares of our Common Stock became exercisable on December 22, 2022. Each Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per whole share. Warrants may be exercised only for a whole number of shares of Common Stock. To the extent such warrants are exercised, additional shares of our Common Stock will be issued, which will result in dilution to the then existing holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock.
Risks Related to Tempo’s Business and Industry
The success of Tempo’s business is dependent on Tempo’s ability to keep pace with technological changes and competitive conditions in Tempo’s industry, and Tempo’s ability to effectively adapt Tempo’s services as Tempo’s customers react to technological changes and competitive conditions in their respective industries. Tempo may not timely and effectively scale and adapt Tempo’s existing technology, processes, and infrastructure to meet the needs of Tempo’s business.
The success of Tempo’s business is dependent on Tempo’s ability to keep pace with technological changes and competitive conditions in Tempo’s industry, and Tempo’s ability to effectively adapt Tempo’s services as Tempo’s customers react to technological changes and competitive conditions in their respective industries. Tempo may not timely and effectively scale and adapt Tempo’s existing technology, processes, and infrastructure to meet the needs of Tempo’s business. If Tempo is unable to offer technologically advanced, high quality, quick turnaround, cost effective manufacturing services that are differentiated from Tempo’s competition, or if Tempo is unable to adapt those services as Tempo’s customers’ requirements change, demand for Tempo’s services may decline.
Tempo’s operating results and financial condition may fluctuate from period to period and may fall below expectations in any particular period, which could adversely affect the market price of Tempo’s common stock.
Tempo’s operating results and financial condition have historically fluctuated, and Tempo’s operating results and financial condition are expected to continue to fluctuate, from quarter-to-quarter and year-to-year due to a number of factors, many of which will not be within Tempo’s control.
Both Tempo’s business and the electronics manufacturing industry are changing and evolving rapidly, and Tempo’s historical operating results may not be useful in predicting Tempo’s future operating results. If Tempo’s operating results do not meet the guidance that it provides to the marketplace or the expectations of securities analysts or investors, the market price of Tempo’s common stock will likely decline. Fluctuations in Tempo’s operating results and financial condition may be due to a number of factors, including:
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the degree of market acceptance of its services;

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its ability to compete with competitors and new entrants into Tempo’s markets;

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the mix of services that it sells during any period;

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the timing of its sales and deliveries to customers;

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the geographic distribution of its sales;

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changes in its pricing policies or those of its competitors, including its response to price competition;

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changes in the amount that it spends to develop and manufacture new services or technologies;

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changes in the amounts that it spends to promote its services;

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changes in the cost of satisfying its warranty obligations;

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expenses and/or liabilities resulting from litigation;

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unforeseen liabilities or difficulties in integrating its acquisitions or newly acquired businesses;

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disruptions to its IT systems;

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general economic and industry conditions that affect customer demand;

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the impact of the COVID-19 pandemic on its customers, suppliers, manufacturers, and operations; and

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changes in accounting rules and tax laws.

Due to the foregoing factors, and the other risks discussed in this prospectus, you should not rely on quarter-over-quarter and year-over-year comparisons of Tempo’s operating results as an indicator of Tempo’s future performance.
Tempo currently competes with numerous other diversified manufacturing service providers, electronic manufacturing services and design providers and others, and may face increasing competition, which could cause Tempo’s operating results to suffer.
Tempo’s industry is highly competitive. Tempo competes against numerous domestic and foreign electronic manufacturers, manufacturing service providers, and design providers. These companies could decrease their pricing, thereby increasing competitive pressures for Tempo. Additionally, these competitors may:
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respond more quickly to new or emerging technologies or changes in customer requirements;

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have engineering capabilities and/or manufacturing resources that are greater than Tempo’s;

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have greater name recognition, critical mass, and geographic market presence;

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be better able to take advantage of acquisition opportunities;

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devote greater resources to the development, promotion and sale of their services and execution of their strategy;

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be better positioned to compete on price for their services;

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have excess capacity, and be better able to utilize such excess capacity;

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have greater direct buying power from component suppliers, distributors, and raw material suppliers;

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have lower cost structures as a result of their geographic location or the services they provide;

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be willing or able to make sales or provide services at lower margins than Tempo does;

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have increased vertical capabilities providing them greater cost savings.

Tempo also faces competition from the manufacturing operations of its current and potential customers, some of whom may be evaluating the merits of manufacturing products internally against the advantages of outsourcing.
The actions of competitors and current and potential customers could cause a decline in Tempo’s sales and/or compression of Tempo’s profits.
Customer relationships with emerging companies may present more risks than with established companies.
Customer relationships with emerging companies present special risks because Tempo does not have an extensive services or customer relationship history. Tempo’s credit risk on these customers, especially in trade accounts receivable and inventories, and the risk that these customers will be unable to fulfill indemnification obligations to Tempo is potentially increased. Tempo sometimes offers these customers extended payment terms and other support and financial accommodations which may increase Tempo’s financial exposure.
Tempo may be adversely affected by supply chain issues, including shortages of required electronic components and raw materials.
In the past there have been, and presently there are, industry wide conditions, natural disasters, and global events that have caused component and material shortages. These have increased the time between booking and billing, increased component and material costs (though we have been able to pass those on to our customers), and increased the frequency of customers pre-ordering components and materials with us in anticipation of future assembly orders (though customers who pre-order components and materials with us are more likely to place future assembly orders with us). While we make efforts to consider these factors in our forecasts, it’s difficult to judge the duration of the global semiconductor shortage, the degree to which it will continue to have these effects, and the degree to which the aforementioned mitigating factors will continue to persist.
More broadly, strategic and efficient component and materials purchasing is an aspect of Tempo’s strategy. When prices rise, they may impact Tempo’s margins and results of operations if Tempo is not able to pass the increases through to Tempo’s customers or otherwise offset them. Some of the products Tempo manufactures require one or more components that are only available from a single source. Some of these components or materials are subject to supply shortages from time to time. In some cases, supply shortages will substantially curtail production of all assemblies using a particular component. A supply shortage can also increase Tempo’s cost of goods sold if Tempo has to pay higher prices for components or materials in limited supply or cause Tempo to have to reconfigure products to accommodate a substitute component or material. Tempo’s production of a customer’s product could be negatively impacted by any quality, reliability, or availability issues with any of Tempo’s components and material suppliers. The financial condition of Tempo’s suppliers could affect their ability to supply components or materials and their ability to satisfy any warranty obligations they may have, which could have a material adverse effect on Tempo’s results of operations.

If a component or material shortage is threatened or anticipated, Tempo may purchase its components or materials early to avoid a delay or interruption in Tempo’s operations. Purchasing components or materials early may materially increase inventory carrying costs and may result in inventory obsolescence, which could materially adversely affect Tempo’s results of operations. A component shortage may also require to the use of second tier vendors or the procurement of components or materials through new and untested brokers. These components or materials may be of lesser quality than those Tempo has historically purchased and could result in material costs to bring such components or materials up to necessary quality levels or to replace defective ones.
Tempo’s gross profit and gross margin will be dependent on a number of factors, including Tempo’s services mix, market prices, labor costs and availability, acquisitions Tempo may make and Tempo’s ability to achieve cost synergies, level of capacity utilization and component, material, and other services prices.
Tempo’s gross margin will be highly dependent on service mix, which is susceptible to seasonal and other fluctuations in Tempo’s markets. A shift in sales mix away from Tempo’s higher margin services could adversely affect Tempo’s future gross margin percentages. In addition, increased competition and the existence of service alternatives, more complex engineering requirements, lower demand or reductions in Tempo’s technological lead compared to Tempo’s competitors, and other factors may lead to further price erosion, lower revenue and lower margin.
In addition, prototype and on-demand electronics manufacturing requires significant capital investment, leading to high fixed costs, including depreciation expense. If Tempo is unable to utilize Tempo’s owned manufacturing facilities at a high level, the fixed costs associated with these facilities will not be fully absorbed, resulting in higher average unit costs and a lower gross margin. Furthermore, fluctuations in commodity prices could negatively impact Tempo’s margins.
Tempo’s gross margin may also be adversely affected if businesses or companies that Tempo acquires have different gross margin profiles and by expenses related to such acquisitions.
Many of Tempo’s anticipated customers operate in industries that experience rapid technological change resulting in short product life cycles and as a result, if the product life cycles of its customers slow materially, and research and development expenditures are reduced, its financial condition, business and results of operations will be materially adversely affected.
Many of Tempo’s anticipated customers compete in markets that are characterized by rapidly changing technology, evolving industry standards and continuous improvement in products and services. These conditions frequently result in short product life cycles. As professionals operating in research and development departments are expected to represent the majority of Tempo’s net sales, the rapid development of electronic products will be a key driver of Tempo’s sales and operating performance. Any decline in the development and introduction of new electronic products could slow the demand for Tempo’s services and could have a material adverse effect on its financial condition, business and results of operations.
If demand for Tempo’s services does not grow as expected, or develops more slowly than expected, Tempo’s revenues may stagnate or decline, and Tempo’s business may be adversely affected.
Tempo may not be able to develop effective strategies to raise awareness among potential customers of the benefits of software-accelerated electronics manufacturing or Tempo’s services may not address the specific needs or provide the level of functionality or economics required by potential customers to encourage the electronics market to shift towards software-accelerated electronics manufacturing. If software-accelerated electronics manufacturing technology does not gain broader market acceptance as an alternative to conventional manufacturing processes, or does so more slowly than anticipated, or if the marketplace adopts electronics manufacturing technologies that differ from Tempo’s technologies, Tempo may not be able to increase or sustain the level of sales of Tempo’s services, and Tempo’s operating results would be adversely affected as a result.
Defects in shipped products that give rise to returns or warranty or other claims could result in material expenses, diversion of management time and attention, adversely affect customer relationships, and damage to Tempo’s reputation.
Tempo’s printed circuit board assemblies may be complex and may contain undetected defects or errors. This could result in delayed market acceptance of services Tempo offers or claims from customers or others, which may result in litigation, increased end user warranty, support and repair or replacement costs, damage to Tempo’s reputation and business, or significant costs and diversion of support and engineering personnel to correct the defect or error. Tempo may from time to time become subject to warranty claims related to product quality issues that could lead Tempo to incur significant expenses.
Tempo attempts to include provisions in Tempo’s agreements with customers that are designed to limit Tempo’s exposure to potential liability for damages arising from defects or errors in Tempo’s products.
However, it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or laws enacted in the future.
The sale and support of Tempo’s products entails the risk of product liability claims. Any product liability claim brought against Tempo, regardless of its merit, could result in material expense, diversion of management time and attention, damage to Tempo’s business and reputation and brand, and cause Tempo to fail to retain existing customers or to fail to attract new customers.
Tempo may be involved in legal proceedings, including intellectual property (“IP”), anti-competition and securities litigation, employee-related claims, and regulatory investigations, which could, among other things, divert efforts of management and result in significant expense and loss of Tempo’s IP rights.
Tempo may be involved in legal proceedings, including cases involving Tempo’s IP rights and those of others, anti-competition and commercial matters, acquisition-related suits, securities class action suits, employee-related claims and other actions. From time to time, Tempo may also be involved or required to participate in regulatory investigations or inquiries which may evolve into legal or other administrative proceedings. Litigation or settlement of such actions, regardless of their merit, or involvement in regulatory investigations or inquiries, can be costly, lengthy, complex and time consuming, diverting the attention and energies of Tempo’s management and technical personnel.
From time to time, third parties may assert against Tempo and Tempo’s customers their IP rights to technologies that are important to Tempo’s business.
Many of Tempo’s customer agreements and/or the laws of certain jurisdictions may require Tempo to indemnify its customers or purchasers for third-party IP infringement claims, including costs to defend those claims, and payment of damages in the case of adverse rulings. However, Tempo’s suppliers may or may not be required to indemnify Tempo should Tempo or its customers be subject to such third-party claims. Claims of this sort could also harm Tempo’s relationships with its customers and might deter future customers from doing business with us. If any pending or future proceedings result in an adverse outcome, Tempo could be required to:
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cease the sale of the infringing services, processes, or technology and/or make changes to Tempo’s services, processes or technology;

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pay substantial damages for past, present and future use of the infringing technology, including up to treble damages if willful infringement is found;

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pay fines or disgorge profits or other payments, and/or cease certain conduct and/or modify Tempo’s contracting or business practices, in connection with any unfavorable resolution of a governmental investigation;

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expend significant resources to develop non-infringing technology;

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license technology from the third-party claiming infringement, which license may not be available on commercially reasonable terms, or at all;

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enter into cross-licenses with Tempo’s competitors, which could weaken Tempo’s overall IP portfolio and Tempo’s ability to compete in particular product categories; or

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relinquish IP rights associated with one or more of Tempo’s patent claims.

Any of the foregoing results could have a material adverse effect on Tempo’s business, financial condition and results of operations.

In addition, Tempo may be obligated to indemnify Tempo’s current or former directors or employees, or former directors or employees of companies that Tempo has acquired, in connection with litigation or regulatory investigations. These liabilities could be substantial and may include, among other things, the cost of defending lawsuits against these individuals, as well as stockholder derivative suits; the cost of government, law enforcement or regulatory investigations; civil or criminal fines and penalties; legal and other expenses; and expenses associated with the remedial measure, if any, which may be imposed.
Tempo’s operations could suffer if Tempo is unable to attract and retain key management or other key employees.
Tempo believes Tempo’s success has depended, and Tempo’s success will continue to depend, on the efforts and talents of Tempo’s senior management and other key personnel. Tempo’s executive team is critical to the management of Tempo’s business and operations and will continue to be critical to the development of Tempo’s strategy. Members of Tempo’s existing senior management team may resign at any time. The loss of the services of any members of Tempo’s senior management team could delay or prevent the successful implementation of Tempo’s strategy or Tempo’s commercialization of new services, or could otherwise adversely affect Tempo’s ability to carry out Tempo’s business plan. There is no assurance that if any senior executive leaves in the future, Tempo will be able to rapidly replace him or her or them and transition smoothly towards his or her or their successor, without any adverse impact on Tempo’s operations.
To support the continued growth of Tempo’s business, Tempo will also be required to effectively recruit, hire, integrate, develop, motivate, and retain additional new employees. High demand exists for senior management and other key personnel (including scientific, technical, engineering, financial, manufacturing, and sales personnel) in the prototype and on-demand electronics manufacturing industry, and there can be no assurance that Tempo will be able to retain key personnel. Tempo experiences intense competition for qualified personnel. While Tempo intends to provide competitive compensation packages to attract and retain key personnel, some of its competitors for these employees have greater resources and more experience, which may make it difficult for Tempo to compete successfully for key personnel. Moreover, new employees may not become as productive as Tempo expects since Tempo may face challenges in adequately integrating them into Tempo’s workforce and culture. Since March 2020, Tempo has had many non-manufacturing employees working remotely to protect the health and safety of Tempo’s employees, contractors, customers, and visitors. Tempo also shifted customer, industry, and other stakeholder events to virtual-only experiences, and may similarly alter, postpone, or cancel other events in the future. Given Tempo’s limited history with remote operations, the long-term impacts are uncertain.
All of Tempo’s U.S. employees are at-will employees, meaning that they may terminate their employment relationship with Tempo at any time, and their knowledge of Tempo’s business and industry would be extremely difficult to replace. It may be difficult for Tempo to restrict its competitors from benefiting from the expertise that Tempo’s former employees or consultants developed while working for Tempo.
The effect of COVID-19 on Tempo’s operations and the operations of Tempo’s customers, suppliers and logistics providers has had, and may continue to have, an adverse impact on Tempo’s financial condition and results of operations.
Tempo’s operations expose Tempo to the COVID-19 pandemic, which has had, and may continue to have, an adverse impact on employees, operations, supply chain and distribution system. While Tempo has taken numerous steps to mitigate the impact of the pandemic on its results of operations, there can be no assurance that these efforts will be successful. To date, COVID-19 has increased Tempo’s expenses, primarily related to additional labor costs and the procurement of personal protection equipment for Tempo’s employees, and has caused a reduction in factory utilization due to disruptions and restrictions. COVID-19 has now spread across the globe and is impacting worldwide economic activity, including Tempo’s manufacturing production sites. Public and private sector policies and initiatives to reduce the transmission of COVID-19, including travel restrictions and quarantines, are impacting Tempo’s operations, including affecting the ability of Tempo’s employees to get to Tempo’s facilities, reducing capacity utilization levels, causing certain facility or intermittent business closures, and interrupting the movement or increasing the cost of moving components and products through Tempo’s supply chain. If additional factory closures are required or reductions in capacity utilization levels occur, Tempo will likely incur additional direct costs and lost revenue. If Tempo’s suppliers experience additional closures or reductions in their capacity utilization levels in the future, Tempo may have difficulty sourcing materials necessary to fulfill production requirements.

COVID-19 has also impacted Tempo’s customers and may create unpredictable reductions or increases in demand for Tempo’s manufacturing services. Tempo’s ability to continue to offer manufacturing services is highly dependent on its ability to maintain the safety and health of its factory employees. The ability of Tempo’s employees to work may be significantly impacted by individuals contracting or being exposed to COVID-19. While Tempo is following the requirements of governmental authorities and taking preventative and protective measures to prioritize the safety of its employees, these measures may not be successful, and Tempo may be required to temporarily close facilities or take other measures. In addition, responding to the continuing pandemic could divert management’s attention from Tempo’s key strategic priorities, cause Tempo to reduce, delay, alter or abandon initiatives that may otherwise increase Tempo’s long-term value or otherwise disrupt Tempo’s business operations. While Tempo is staying in close communication with its sites, employees, customers, suppliers, and logistics partners and acting to mitigate the impact of this dynamic and evolving situation, the duration and extent of the effect of COVID-19 on Tempo is not determinable. COVID-19 may continue to have an adverse impact on Tempo’s consolidated financial position, results of operations, and cash flows in the near term. In addition, the impact of the COVID-19 pandemic could exacerbate the other risks that Tempo is expected to face.
Tempo purchases a significant amount of the materials and components it uses from a limited number of suppliers and if such suppliers become unavailable or inadequate, its customer relationships, results of operations, and financial condition may be adversely affected.
Tempo’s manufacturing processes rely on many materials. Tempo purchases a significant portion of its materials, components and finished goods used in its production facilities from a few suppliers, some of which are single source suppliers. As certain materials are highly specialized, the lead time needed to identify and qualify a new supplier is typically lengthy and there is often no readily available alternative source. During fiscal year 2021, Tempo purchased approximately half of the components and materials for Tempo’s manufacturing processes from three materials suppliers. Tempo does not generally have long-term contracts with Tempo’s suppliers and substantially all of Tempo’s purchases are on a purchase order basis. Suppliers may extend lead times, limit supplies, place products on allocation or increase prices due to commodity price increases, capacity constraints or other factors and could lead to interruption of supply or increased demand in the industry. For example, due to the COVID-19 pandemic, Tempo has experienced some supply constraints, including with respect to semiconductor components. Additionally, the supply of these materials may be negatively impacted by increased trade tensions between the U.S. and its trading partners, particularly China. In the event that Tempo cannot obtain sufficient quantities of materials in a timely manner, at reasonable prices or of sufficient quality, or if Tempo is not able to pass on higher materials costs to its customers, Tempo’s business, financial condition and results of operations could be adversely impacted.
Tempo’s facilities, and its suppliers’ facilities and customers’ facilities, will be vulnerable to disruption due to natural or other disasters, public health crises, strikes and other events beyond Tempo’s control.
A major earthquake, fire, tsunami, hurricane, cyclone or other disaster, such as a pandemic, major flood, seasonal storms, nuclear event or terrorist attack affecting Tempo’s facilities or the areas in which they are located, or affecting those of Tempo’s customers or third-party manufacturers or suppliers, could significantly disrupt Tempo’s or its customers’ or suppliers’ operations and delay or prevent product shipment or installation during the time required to repair, rebuild or replace Tempo’s damaged manufacturing facilities. These delays could be lengthy and costly. Additionally, customers may delay purchases until operations return to normal. Even if Tempo is able to respond quickly to a disaster, the continued effects of the disaster could create uncertainty in Tempo’s business operations. In addition, concerns about terrorism, the effects of a terrorist attack, political turmoil, labor strikes, war or the outbreak of epidemic diseases (including the outbreak of COVID-19) could have a negative effect on Tempo’s operations and sales.
If Tempo fails to grow its business as anticipated, its operating results will be adversely affected. If Tempo grows as anticipated but fails to manage its operations and costs accordingly, its business may be harmed and its results of operations may suffer.
Tempo is expected to grow its business substantially. To this end, Tempo has made significant investments in its business, including investments in infrastructure, technology, marketing and sales efforts.

These investments include dedicated facilities expansion and increased staffing, both domestic and international. If Tempo’s business does not generate the level of revenue required to support its investment, Tempo’s net sales and profitability will be adversely affected.
Tempo’s ability to effectively manage its anticipated growth and expansion of its operations will also require Tempo to enhance its operational, financial and management controls and infrastructure, as well as its human resources policies and reporting systems. These enhancements and improvements will require significant capital expenditures, investments in additional headcount and other operating expenditures and allocation of valuable management and employee resources. Tempo’s future financial performance and its ability to execute on its business plan will depend, in part, on Tempo’s ability to effectively manage any future growth and expansion. There are no guarantees that Tempo will be able to do so in an efficient or timely manner, or at all.
As Tempo acquires and invests in companies or technologies, it may not realize expected business, expected cost synergies, technological, or financial benefits. Such acquisitions or investments could prove difficult to integrate, disrupt its business, dilute stockholder value and adversely affect Tempo’s business, results of operations and financial condition.
Acquisitions involve numerous risks, any of which could harm Tempo’s business and negatively affect its financial condition and results of operations. The success of any acquisition will depend in part on Tempo’s ability to realize the anticipated business opportunities from combining the operations of acquired companies with Tempo’s existing business in an efficient and effective manner. These integration processes could take longer than anticipated and could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, IT systems, procedures and policies, any of which could adversely affect Tempo’s ability to maintain relationships with customers, employees or other third parties, or Tempo’s ability to achieve the anticipated benefits of any such acquisition, and could harm Tempo’s financial performance. If Tempo is unable to successfully or timely integrate the operations of an acquired business with Tempo’s existing business, Tempo may incur unanticipated liabilities and be unable to realize the revenue growth, synergies and other anticipated benefits resulting from such acquisitions, and Tempo’s business, results of operations and financial condition could be materially and adversely affected.
Tempo will require additional capital to support business growth and this capital might not be available on acceptable terms, if at all.
Legacy Tempo’s primary sources of liquidity were cash provided by preferred equity offerings and borrowings from various debt issuances. Since inception, Legacy Tempo used its resources principally on product development efforts, including the development of Tempo’s software platform, growing its business, and making necessary investments in building Legacy Tempo’s factory in San Francisco. As of September 30, 2022, Legacy Tempo had an accumulated deficit of $204.8 million, $0.9 million in cash, cash equivalents, and restricted cash and a negative working capital of $91.4 million. During the nine months ended September 30, 2022, the Company used net cash of $20.2 million in operating activities and incurred a net loss of $96.5 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.
As of December 31, 2022, the Company had approximately $7.1 million in cash and cash equivalents. Tempo intends to continue to make investments to support its business growth and will require additional funds to respond to business challenges and opportunities, including the need to develop new features or enhance its services, improve its operating infrastructure or acquire complementary businesses and technologies. Accordingly, Tempo will need to engage in equity or debt financings, including through the sale of shares of Common Stock to White Lion pursuant to the Purchase Agreement, subject to the terms and conditions therein, to secure additional funds if existing sources of cash and any funds generated from operations do not provide Tempo with sufficient capital. Although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct White Lion to purchase our shares of Common Stock from us in one or more purchases under the Purchase Agreement for a maximum aggregate purchase price of up to $100.0 million, only 5,276,018 shares of Common Stock, representing the Exchange Cap, are being registered for resale under the registration statement of which this prospectus forms a part. Additionally, we are not required or permitted to issue any shares of Common Stock under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of Nasdaq. Further, White Lion will not be required to purchase any shares of our Common Stock if such sale would result in White Lion’s beneficial ownership exceeding 4.99% of our outstanding shares of Common Stock. Our inability to access a part or all of the amount available under the White Lion Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business. The Company will continue to evaluate other sources of funding.
These plans for additional financings are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern, however as the plans are outside of management’s control, the Company cannot ensure they will be effectively implemented or provide assurance as to the amounts and terms on which additional funds will be available. Failure to secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives. As such, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.
We will receive up to $208.15 million from the exercise of the Warrants for cash, but will not receive any proceeds from the sale of the shares of Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. On January 24, 2023, the closing price for our Common Stock was $1.79. If the price of our Common Stock remains below $11.50 per share, warrant holders will be unlikely to exercise their Warrants for cash, resulting in little or no cash proceeds to us from such exercises. We expect to use any such proceeds for general corporate and working capital purposes, which would increase our liquidity. In order to fund planned operations while meeting obligations as they come due, the Company will need to secure additional debt or equity financing if substantial cash proceeds from the exercise of the Warrants are not received. There is no guarantee the Warrants will be in the money prior to their expiration and, as such, the Warrants may expire worthless and we may receive no proceeds from the exercise of such Warrants. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. We will continue to evaluate the probability of Warrant exercises and the merit of including potential cash proceeds from the exercise of the Warrants in our future liquidity projections. We instead currently expect to rely on the sources of funding described above, if available on reasonable terms or at all.
Sales of a substantial number of shares of our Common Stock and/or Warrants in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of shares of our Common Stock and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of shares of our Common Stock and Warrants. The total shares of Common Stock available for resale represent a substantial percentage of our total outstanding shares of Common Stock as of the date of this prospectus. The Selling Securityholders can sell, under this prospectus, up to (a) 26,393,705 shares of Common Stock constituting approximately 100% of our issued and outstanding shares of Common Stock (or 98.3% of our issued and outstanding shares of Common Stock after giving effect to the Advisor Issuance) as of January 25, 2023 and (b) 6,600,000 Warrants constituting approximately 36.5% of our issued and outstanding Warrants as of January 25, 2023.
If Tempo raises additional funds through future issuances of equity or convertible debt securities, its stockholders could suffer significant dilution, and any new equity securities Tempo issues could have rights, preferences and privileges superior to those of holders of Tempo common stock. Any debt financing that Tempo may secure in the future could involve restrictive covenants relating to Tempo’s capital raising activities and other financial and operational matters, which may make it more difficult for Tempo to obtain additional capital and to pursue business opportunities, including potential acquisitions. Tempo may not be able to obtain additional financing on terms favorable to Tempo, if at all. If Tempo is unable to obtain adequate financing or financing on terms satisfactory to it when Tempo requires it, Tempo’s ability to continue to support its business growth and to respond to business challenges and opportunities could be significantly impaired, and its business may be adversely affected.

Tempo could be subject to warranty and other claims involving allegedly defective or counterfeit products that Tempo supplies.
The products Tempo supplies are sometimes used in potentially hazardous or critical applications, such as the assembled parts of an aircraft, medical device or automobile, that could result in death, personal injury, property damage, loss of production, punitive damages and consequential damages. While Tempo has not experienced any such claims to date, actual or claimed defects in the products Tempo supplies could result in Tempo being named as a defendant in lawsuits asserting potentially large claims.
Tempo attempts to include legal provisions in Tempo’s agreements with customers that are designed to limit Tempo’s exposure to potential liability for damages arising from defects or errors, or the inclusion of parts from third-party suppliers that, subsequent to procurement, are discovered to be counterfeit in Tempo’s products. However, it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or laws enacted in the future. Any such lawsuit, regardless of merit, could result in material expense, diversion of management time and efforts and damage to Tempo’s reputation, and could cause Tempo to fail to retain or attract customers, which could adversely affect Tempo’s results of operations.
Compliance or the failure to comply with current and future environmental, health and safety, product stewardship and producer responsibility laws or regulations could cause Tempo significant expense.
Tempo will be subject to a variety of federal, state, local and foreign environmental, health and safety, product stewardship and producer responsibility laws and regulations, including those arising from global pandemics or relating to the use, generation, storage, discharge and disposal of hazardous chemicals used during its manufacturing process, those governing worker health and safety, those requiring design changes, supply chain investigation or conformity assessments and those relating to the recycling or reuse of products it manufactures. If Tempo fails to comply with any present or future regulations or obtain in a timely manner any needed permits, Tempo could become subject to liabilities, and could face fines or penalties, the suspension of production, or prohibitions on services it provides. In addition, such regulations could restrict Tempo’s ability to expand its facilities or could require it to acquire costly equipment, or to incur other significant expenses, including expenses associated with the recall of any non-compliant product or with changes in Tempo’s operational, procurement and inventory management activities.
Certain environmental laws impose liability for the costs of investigation, removal and remediation of hazardous or toxic substances on an owner, occupier or operator of real estate, or on parties who arranged for hazardous substance treatment or disposal, even if such person or company was unaware of, or not responsible for, contamination at the affected site. Soil and groundwater contamination may have occurred at or near, or may have arisen from, some of Tempo’s facilities. From time to time Tempo investigates, remediates and monitors soil and groundwater contamination at certain of its operating sites. In certain instances where contamination existed prior to Tempo’s ownership or occupation of a site, landlords or former owners have retained some contractual responsibility for contamination and remediation. However, failure of such persons to perform those obligations could result in Tempo being required to address such contamination. As a result, Tempo may incur clean-up costs in such potential removal or remediation efforts. In other instances, Tempo may be responsible for clean-up costs and other liabilities, including the possibility of claims due to health risks by both employees and non-employees, as well as other third-party claims in connection with contaminated sites.
In addition, there is an increasing governmental focus around the world on global warming and environmental impact issues, which may result in new environmental, health and safety regulations that may affect Tempo, its suppliers, and/or its customers. This could cause Tempo to incur additional direct costs for compliance, as well as increased indirect costs resulting from its customers, suppliers or both incurring additional compliance costs that get passed on to Tempo. These costs may adversely impact Tempo’s operations and financial condition.
An inability to successfully manage the procurement, development, implementation or execution of Information Technology (‘‘IT’’) systems, or to adequately maintain these systems and their security, as well as to protect data and other confidential information, may adversely affect Tempo’s business and reputation.
As a complex company, Tempo is heavily dependent on its IT systems to support its customers’ requirements and to successfully manage its business. Any inability to successfully manage the procurement,

development, implementation, execution, or maintenance of such systems, including matters related to system and data security, cybersecurity, privacy, reliability, compliance, performance and access, as well as any inability of these systems to fulfill their intended purpose, could have an adverse effect on Tempo’s business. See “If Tempo experiences a significant cybersecurity breach or disruption in its information systems, Tempo’s business could be adversely affected.” below.
Tempo is subject to increasing expectations and data security requirements from its customers, including those related to the U.S. Federal Acquisition Regulation, U.S. Defense Federal Acquisition Regulation Supplement, and U.S. Cybersecurity Maturity Model Certification. In addition, Tempo is required to comply with increasingly complex and rigorous regulatory standards enacted to protect business and personal data in various jurisdictions. For example, the European Union’s General Data Protection Regulation, and similar legislation in other jurisdictions in which Tempo operates, imposes additional obligations on companies regarding the handling of personal data and provide certain individual privacy rights to persons whose data is stored. Compliance with customer expectations and existing, proposed and recently enacted laws and regulations can be costly; any failure to comply with these expectations and regulatory standards could subject Tempo to legal and reputational risks. Misuse of or failure to secure personal information could also result in violation of data privacy laws and regulations, proceedings against Tempo by governmental entities or others, fines and penalties, damage to Tempo’s reputation and credibility and could have a negative impact on Tempo’s business and results of operations.
If Tempo experiences a cybersecurity breach or disruption in its information systems, Tempo’s business could be adversely affected.
Malicious actors may be able to penetrate Tempo’s network and misappropriate or compromise Tempo’s confidential information or that of third parties, create system disruptions or cause shutdowns. Malicious actors also may be able to develop and deploy viruses, worms and other malicious software programs that attack Tempo’s platform or otherwise exploit any security vulnerabilities of Tempo’s platform. While Tempo will employ a number of protective measures, including firewalls, network infrastructure vulnerability scanning, anti-virus and endpoint detection and response technologies, these measures may fail to prevent or detect attacks on Tempo’s systems due at least in part to the frequent evolving nature of cybersecurity attacks. Although these measures are designed to maintain the confidentiality, integrity and availability of Tempo’s information and technology systems, there is no assurance that these measures will detect all threats or prevent a cybersecurity attack in the future, which could adversely affect Tempo’s business, reputation, operations or services.
In addition, the costs to Tempo to eliminate or mitigate cyber or other security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant and, if Tempo’s efforts to address these problems are not successful, could result in interruptions, delays, cessation of service and loss of existing or potential customers that may impede Tempo’s sales, manufacturing, distribution or other critical functions.
Tempo relies on its IT systems to manage numerous aspects of its business and a disruption of these systems could adversely affect its business.
Tempo relies on its IT systems to manage numerous aspects of its business, including purchasing products from its suppliers, providing procurement and logistic services, shipping products to its customers, managing its accounting and financial functions (including its internal controls) and maintaining its research and development data. Tempo’s IT systems are an essential component of its business and any disruption could significantly limit its ability to manage and operate its business efficiently. A failure of Tempo’s IT systems to perform properly could disrupt Tempo’s supply chain, product development and customer experience, which may lead to increased overhead costs and decreased sales and have an adverse effect on Tempo’s reputation and its financial condition. The hardware and software that Tempo utilizes in Tempo’s services may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation or security of the services.
In addition, during the COVID-19 pandemic, a substantial portion of Tempo’s employees have conducted work remotely, making Tempo more dependent on potentially vulnerable communications systems and making Tempo more vulnerable to cyberattacks. Although Tempo takes steps and incurs significant costs to secure its IT systems, including its computer systems, intranet and internet sites, email and other telecommunications and data networks, such security measures may not be effective and its systems may be vulnerable to damage or interruption. Disruption to Tempo’s IT systems could result from power outages, computer and telecommunications failures, computer viruses, cyber-attack or other security breaches, catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes, acts of war and terrorism.
Tempo’s current levels of insurance may not be adequate for Tempo’s potential liabilities.
Tempo maintains insurance to cover potential exposure for most claims and losses, including potential product and non-product related claims, lawsuits and administrative proceedings seeking damages or other remedies arising out of its commercial operations. However, Tempo’s current insurance coverage is subject to various exclusions, self-retentions and deductibles. Tempo may be faced with types of liabilities that are not covered under Tempo’s current insurance policies, such as environmental contamination or terrorist attacks, or that exceed Tempo’s current or future policy limits. Even a partially uninsured claim of significant size, if successful, could have an adverse effect on Tempo’s financial condition.
In addition, Tempo may not be able to continue to obtain insurance coverage on commercially reasonable terms, or at all, Tempo’s existing policies may be cancelled or otherwise terminated by the insurer, and/or the companies that Tempo acquires may not be eligible for certain types or limits of insurance. Maintaining adequate insurance and successfully accessing insurance coverage that may be due for a claim can require a significant amount of Tempo’s management’s time, and Tempo may be forced to spend a substantial amount of money in that process.
Because Tempo’s industry is rapidly evolving, forecasts of market growth may not be accurate, and even if these markets achieve the forecasted growth, there can be no assurance that Tempo’s business will grow at similar rates, or at all.
Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts and estimates in this prospectus relating to the expected size and growth of the markets for prototype and on-demand electronics manufacturing technology may prove to be inaccurate. Even if these markets experience the forecasted growth described in this prospectus, Tempo may not grow its business at similar rates, or at all. Tempo’s future growth is subject to many factors, including market adoption of Tempo’s services, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this prospectus, including the estimate that Tempo’s total addressable market size is approximately $290 billion based on IPC’s 2012 – 2013, 2018 and 2019 Annual Reports and Forecasts for the North American EMS Industry, should not be taken as indicative of Tempo’s future growth. In addition, these forecasts do not consider the impact of the current global COVID-19 pandemic, and Tempo cannot assure you that these forecasts will not be materially and adversely affected as a result.
Global economic, political and social conditions and uncertainties in the markets that Tempo will serve may adversely impact Tempo’s business.
Tempo’s performance will depend on the financial health and strength of its customers, which in turn will be dependent on the economic conditions of the markets in which Tempo and its customers operate. A decline in the global economy, difficulties in the financial services sector and credit markets, continuing geopolitical uncertainties and other macroeconomic factors all affect the spending behavior of potential customers. The economic uncertainty in Europe, the United States, India, China and elsewhere arising out of the COVID-19 pandemic and increased monetary inflation may cause end-users to further delay or reduce technology purchases.
Tempo may also face risks from financial difficulties or other uncertainties experienced by its suppliers, distributors or other third parties on which it relies. If third parties are unable to supply Tempo with required materials or components or otherwise assist Tempo in operating its business, Tempo’s business could be harmed.

Tempo’s industry routinely experiences cyclical market patterns and Tempo’s services are used across different end markets. A significant downturn in the industry or in any of these end markets could cause a meaningful reduction in demand for Tempo’s services and harm its operating results.
The prototype and on-demand electronics manufacturing industry is cyclical and Tempo’s financial performance has been affected by downturns in the industry. Down cycles are generally characterized by price erosion and weaker demand for Tempo’s services. Tempo attempts to identify changes in market conditions as soon as possible; however, the dynamics of the market in which Tempo operates make prediction of and timely reaction to such events difficult. Due to these and other factors, Tempo’s past results are not reliable predictors of Tempo’s future results. Furthermore, any significant upturn in the prototype and on-demand electronics manufacturing industry could result in increased competition for access to raw materials and third-party service providers.
Additionally, Tempo’s services are used across different end markets, and demand for Tempo’s products is difficult to predict and may vary within or among the various industries it serves. Tempo’s target markets may not grow or develop as it currently expects, and demand may change in one or more of Tempo’s end markets, which may reduce Tempo’s revenue, lower Tempo’s gross margin and/or affect Tempo’s operating results. Tempo has experienced concentrations of revenue at certain customers and within certain end markets. Any deterioration in these end markets, reductions in the magnitude of revenue streams, Tempo’s inability to meet requirements, or volatility in demand for Tempo’s services could lead to a reduction in Tempo’s revenue and adversely affect Tempo’s operating results. Tempo’s success in its end markets depends on many factors, including the strength or financial performance of the customers in such end markets, Tempo’s ability to timely meet rapidly changing requirements, market needs, and its ability to maintain program wins across different markets and customers to dampen the effects of market volatility. The dynamics of the markets in which Tempo operates make prediction of and timely reaction to such events difficult.
If Tempo is unable to accomplish any of the foregoing, or to offset the volatility of cyclical changes in the semiconductor industry or its end markets through diversification into other markets, such inability could harm its business, financial condition, and operating results.
The industry experienced a significant downturn during the most recent global recession. Downturns have been characterized by diminished demand, production overcapacity, and accelerated erosion of average selling prices. Any prolonged or significant downturn in the prototype and on-demand electronics manufacturing industry could harm Tempo’s business and reduce demand for Tempo’s services. Any future downturns in the prototype and on-demand electronics manufacturing industry could also harm Tempo’s business, financial condition, and results of operations. Furthermore, any significant upturn in the prototype and on-demand electronics manufacturing industry could result in increased competition for access to raw material and third-party service provider capacity. Tempo is dependent on the availability of this capacity to offer its services and Tempo cannot provide assurances that adequate capacity will be available to it in the future.
Tempo conducts a portion of its business pursuant to U.S. government contracts, which are subject to unique risks.
Contracts with the U.S. government are subject to extensive regulations, and new regulations, or changes to existing regulations, could increase Tempo’s compliance costs, including in the form of withheld payments and/or reduced future business if Tempo fails to comply with these requirements in the future, or otherwise have a material impact on Tempo’s business, which could negatively impact Tempo’s financial condition and operating results.
Contracts with the U.S. government are also subject to a variety of other requirements and risks including government reviews, audits, investigations, False Claims Act cases, suspensions and debarments as well as other legal actions and proceedings that generally do not apply to purely commercial contracts. In addition, transactions involving government contractors may be subject to government review and approvals and may require the contractor to hold certain national security clearances in order to perform them.
The U.S. government may modify, curtail or terminate one or more contracts with Tempo or Tempo’s customers.
The U.S. government contracting party may modify, curtail or terminate its contracts with Tempo or Tempo’s customers, without prior notice and either at its convenience or for default based on performance.

In addition, funding pursuant to Tempo’s U.S. government contracts may be reduced or withheld as part of the U.S. Congressional appropriations process due to fiscal constraints, changes in U.S. national security strategy and/or priorities or other reasons. The U.S. government, at its discretion, may also revoke, suspend, or terminate national security clearances necessary to perform certain contracts.
Any loss or anticipated loss or reduction of expected funding and/or modification, curtailment, or termination of one or more of our U.S. government contracts could have a material adverse effect on Tempo’s earnings, cash flow and/or financial position.
Third-party lawsuits and assertions to which Tempo may become subject alleging its infringement of third party IP rights may have a significant adverse effect on Tempo’s business and financial condition.
Third parties may own issued patents and pending patent applications that exist in fields relevant to Tempo’s business, including those relevant to prototype and on-demand electronics manufacturing.
Some of these third parties may assert that Tempo is employing their proprietary technology without authorization. Because patent applications can take many years to issue, there may be currently pending patent applications, which may later result in issued patents that Tempo’s technologies may infringe. In addition, third parties may obtain patents in the future and claim that Tempo’s technologies infringe upon these patents. Any third-party lawsuits or other assertion to which Tempo is subject alleging Tempo’s infringement of patents, trade secrets or other IP rights may have a significant adverse effect on Tempo’s business and financial condition.
Many of Tempo’s customer agreements and/or the laws of certain jurisdictions may require Tempo to indemnify Tempo’s customers or purchasers for third-party IP infringement claims, including costs to defend those claims, and payment of damages in the case of adverse rulings. However, Tempo’s suppliers may or may not be required to indemnify Tempo should Tempo or Tempo’s customers be subject to such third-party claims. Claims of this sort could also harm Tempo’s relationships with Tempo’s customers and might deter future customers from doing business with us. If any pending or future proceedings result in an adverse outcome, Tempo could be required to:
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cease the sale of the infringing services, processes or technology and/or make changes to Tempo’s services, processes or technology;

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pay substantial damages for past, present and future use of the infringing technology, including up to treble damages if willful infringement is found;

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pay fines or disgorge profits or other payments, and/or cease certain conduct and/or modify Tempo’s contracting or business practices, in connection with any unfavorable resolution of a governmental investigation;

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expend significant resources to develop non-infringing technology;

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license technology from the third-party claiming infringement, which license may not be available on commercially reasonable terms, or at all;

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enter into cross-licenses with Tempo’s competitors, which could weaken Tempo’s overall IP portfolio and Tempo’s ability to compete in particular product categories;

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pay substantial damages to Tempo’s direct or end customers to discontinue use or replace infringing technology with non-infringing technology; or

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relinquish IP rights associated with one or more of Tempo’s patent claims.

Any of the foregoing results could have a material adverse effect on Tempo’s business, financial condition and results of operations.
If Tempo is unable to adequately protect or enforce its IP rights, such information may be used by others to compete against us.
Tempo has devoted substantial resources to the development of its technology and related IP rights. Tempo’s success and future revenue growth will depend, in part, on its ability to protect its IP. Tempo relies on a combination of registered and unregistered IP. Tempo protects its proprietary rights using patents, licenses, trademarks, trade secrets, confidentiality and assignment of invention agreements and other methods.
Despite Tempo’s efforts to protect its proprietary rights, it is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose Tempo’s technologies, inventions, processes or improvements. Tempo cannot assure you that any of Tempo’s existing or future patents or other IP rights will not be challenged, invalidated or circumvented, or will otherwise provide Tempo with meaningful protection. Tempo’s pending patent applications may not be granted, and Tempo may not be able to obtain foreign patents or pending applications corresponding to Tempo’s U.S. patents. Even if foreign patents are granted, effective enforcement in foreign countries may not be available.
Tempo’s trade secrets, know-how and other unregistered proprietary rights are a key aspect of its IP portfolio. While Tempo takes reasonable steps to protect its trade secrets and confidential information and enter into confidentiality and invention assignment agreements intended to protect such rights, such agreements can be difficult and costly to enforce or may not provide adequate remedies if violated, and Tempo may not have entered into such agreements with all relevant parties. Such agreements may be breached, and trade secrets or confidential information may be willfully or unintentionally disclosed, including by employees who may leave Tempo and join one of its competitors, or Tempo’s competitors or other parties may learn of the information in some other way. The disclosure to, or independent development by, a competitor of any of Tempo’s trade secrets, know-how or other technology not protected by a patent or other IP system could materially reduce or eliminate any competitive advantage that Tempo may have over such competitor.
If Tempo’s patents and other IP do not adequately protect Tempo’s technology, Tempo’s competitors may be able to offer services similar to those offered by Tempo. Tempo’s competitors may also be able to develop similar technology independently or design around Tempo’s patents and other IP. Any of the foregoing events would lead to increased competition and reduce Tempo’s revenue or gross margin, which would adversely affect Tempo’s operating results.
If Tempo attempts enforcement of its IP rights, Tempo may be subject or party to claims, negotiations or complex, protracted litigation. IP disputes and litigation, regardless of merit, can be costly and disruptive to Tempo’s business operations by diverting attention and energies of management and key technical personnel and by increasing Tempo’s costs of doing business. Any of the foregoing could adversely affect Tempo’s business and financial condition.
As part of any settlement or other compromise to avoid complex, protracted litigation, Tempo may agree not to pursue future claims against a third party, including related to alleged infringement of Tempo’s IP rights. Part of any settlement or other compromise with another party may resolve a potentially costly dispute but may also have future repercussions on Tempo’s ability to defend and protect its IP rights, which in turn could adversely affect Tempo’s business.
As a result of becoming a public company, Tempo is obligated to develop and maintain effective internal control over financial reporting. Legacy Tempo identified material weaknesses in its internal control over financial reporting and if its remediation of these material weaknesses is not effective, or if it fails to develop and maintain effective disclosure controls/procedures and internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired which may adversely affect Tempo’s business and stock price.
As a public company, Tempo is required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of Tempo’s internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by Tempo’s management in Tempo’s internal control over financial reporting. The rules governing the standards that must be met for Tempo’s management to assess Tempo’s internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. Testing and maintaining internal controls may divert management’s attention from other matters that are important to Tempo’s business. Tempo’s independent registered public accounting firm will be required to attest to the effectiveness of Tempo’s internal control over financial reporting on an annual basis. However, while Tempo remains an emerging growth company, Tempo will not be required to include an attestation report on internal control over financial reporting issued by Tempo’s independent registered public accounting firm. If Tempo is not able to complete Tempo’s initial assessment of Tempo’s internal controls and otherwise implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, Tempo’s independent registered public accounting firm may not be able to certify as to the adequacy of Tempo’s internal controls over financial reporting.
In addition to Tempo’s results determined in accordance with accounting principles generally accepted in the United States (‘‘GAAP’’), Tempo believes certain non-GAAP measures may be useful in evaluating Tempo’s operating performance. Tempo presents certain non-GAAP financial measures in this prospectus and intends to continue to present certain non-GAAP financial measures in future filings with the SEC and other public statements. Any failure to accurately report and present Tempo’s non-GAAP financial measures could cause investors to lose confidence in Tempo’s reported financial and other information, which would likely have a negative effect on the trading price of Tempo’s common stock.
Matters impacting Tempo’s internal controls may cause Tempo to be unable to report its financial information on a timely basis and thereby subject Tempo to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, which may result in a breach of the covenants under existing or future financing arrangements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in Tempo and the reliability of Tempo’s financial statements. Confidence in the reliability of Tempo’s financial statements also could suffer if Tempo or Tempo’s independent registered public accounting firm continue to report a material weakness in Tempo’s internal controls over financial reporting. This could materially adversely affect Tempo and lead to a decline in the market price of Tempo’s common stock.
Legacy Tempo identified material weaknesses in its internal control over financial reporting and may continue to identify additional material weaknesses in the future. If the Company fails to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in the Company.
In connection with Legacy Tempo’s financial statement close process, Legacy Tempo identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its financial statements would not be prevented or detected on a timely basis. These deficiencies could result in additional material misstatements to its financial statements that could not be prevented or detected on a timely basis. More specifically, Legacy Tempo identified the following material weaknesses in its internal control:
(a)   insufficient and untimely review of significant accounting transactions and reconciliations, specifically due to insufficient resources within the accounting function who possess an appropriate level of expertise to timely identify, select, and apply GAAP to revenue recognition and to significant financing transactions, which resulted in a failure to detect accounting errors in these areas, including the immaterial error corrections described in Note 2 to the financial statements included elsewhere in this prospectus; and
(b)   the absence of appropriately designed IT general controls, specifically, insufficient segregation of duties.
Tempo’s management is in the process of developing a remediation plan which shall include, without limitation, the hiring of additional accounting and finance personnel with technical public company accounting and financial reporting experience and implementing proper segregation of duties for IT general controls. The material weaknesses will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. The Company’s management will monitor the effectiveness of the Company’s remediation plans and will make changes management determines to be appropriate.
If not remediated, these material weaknesses could result in material misstatements to the Company’s annual or interim financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If the Company is unable to assert that its internal control over financial reporting is effective, or when required in the future, if the Company’s independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of the Company’s financial reports, the market price of the common stock could be adversely affected and the Company could become subject to litigation or investigations by Nasdaq, the SEC, or other regulatory authorities, which could require additional financial and management resources.
Fluctuations in the cost and availability of raw materials, equipment, labor, and transportation could cause manufacturing delays or increase Tempo’s costs.
The price and availability of key raw materials and components used to offer Tempo’s services may fluctuate significantly. Additionally, the cost of logistics and transportation fluctuates in large part due to the price of oil, currency fluctuations, and global demand trends. Any fluctuations in the cost and availability of any of Tempo’s raw materials or other sourcing or transportation costs related to Tempo’s raw materials or services could harm Tempo’s gross margins and its ability to meet customer demand. If Tempo is unable to successfully mitigate a significant portion of these service cost increases or fluctuations, Tempo’s results of operations could be harmed.
Certain software Tempo uses is from open source code sources, which, under certain circumstances could materially adversely affect Tempo’s business, financial condition, and operating results.
Some of the software used to execute Tempo’s services contains code from open source sources, the use of which may subject Tempo to certain conditions, including the obligation to offer such services for no cost or to make the proprietary source code involved in delivering those services publicly available. Further, although some open source vendors provide warranty and support agreements, it is common for such software to be available “as-is” with no warranty, indemnity or support. Although Tempo monitors its use of such open source code to avoid subjecting its services to unintended conditions, such use, under certain circumstances, could materially adversely affect Tempo’s business, financial condition and operating results and cash flow, including if Tempo is required to take remedial action that may divert resources away from Tempo’s development efforts.
Tempo is an early-stage company with a history of losses. Tempo has not been profitable historically and Tempo may not achieve or maintain profitability in the future.
Tempo experienced net losses in each year from Tempo’s inception, including net losses of $48,013,000 and $19,104,000 for the years ended December 31, 2021 and 2020, respectively. Tempo believes that it will continue to incur operating losses and negative cash flow as it continues to invest significantly in Tempo’s business, in particular across Tempo’s research and development efforts and sales and marketing programs. These investments may not result in increased revenue or growth in Tempo’s business.
As a newly-public company, Tempo will incur significant additional legal, accounting and other expenses that Tempo did not incur as a private company. If Tempo acquires and integrates other companies, Tempo will also incur additional legal, accounting and other expenses. These increased expenditures may make it harder for Tempo to achieve and maintain future profitability. Revenue growth and growth in Tempo’s customer base may not be sustainable, and Tempo may not achieve sufficient revenue to achieve or maintain profitability. Tempo may incur significant losses in the future for a number of reasons, including due to the other risks described in this prospectus, and Tempo may encounter unforeseen expenses, difficulties, complications and delays and other unknown events. As a result, Tempo’s losses may be larger than anticipated, Tempo may incur significant losses for the foreseeable future, and Tempo may not achieve profitability when expected, or at all, and even if Tempo does, Tempo may not be able to maintain or increase profitability.
Furthermore, if Tempo’s future growth and operating performance fail to meet investor or analyst expectations, or if Tempo has future negative cash flow or losses resulting from Tempo’s investment in acquiring customers or expanding Tempo’s existing operations, this could have a material adverse effect on Tempo’s business, financial condition and results of operations.

Tempo’s limited operating history makes evaluating Tempo’s current business and Tempo’s future prospects difficult and may increase the risk of your investment.
Tempo’s limited operating history may make it difficult for you to evaluate Tempo’s current business and Tempo’s future prospects as Tempo continues to grow its business. Tempo’s ability to forecast its future operating results is subject to a number of uncertainties, including Tempo’s ability to plan for and model future growth. Tempo has encountered risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, and Tempo will encounter such risks and uncertainties as it continues to grow Tempo’s business. If Tempo’s assumptions regarding these uncertainties are incorrect or change in reaction to changes in its markets, or if Tempo does not address these risks successfully, Tempo’s operating and financial results could differ materially from Tempo’s expectations, Tempo’s business could suffer, and the trading price of Tempo’s stock may decline.
Tempo is dependent on a limited number of customers and end markets. A decline in revenue from, or the loss of, any significant customer, could have a material adverse effect on Tempo’s financial condition and operating results.
Tempo depends upon a small number of customers for a substantial portion of Tempo’s revenue. During the nine months ended September 30, 2022, two customers accounted for 26% and 23% of our total revenue, respectively. During the year ended December 31, 2021, one customer accounted for 46% of our total revenue. During the year ended December 31, 2020, one customer accounted for 42% of Tempo’s total revenue. No other customers accounted for more than 10% of Tempo’s total revenue. A decline in revenue from, or the loss of, any significant customer could have a material adverse effect on Tempo’s financial condition and operating results. See the section titled “Tempo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures About Market Risk — Concentrations of Credit Risk and Major Customers”. Tempo cannot assure: (i) that orders that may be completed, delayed, cancelled or reduced will be replaced with new business; (ii) that Tempo’s current customers will continue to utilize Tempo’s services consistent with historical volumes or at all; and/or (iii) that Tempo’s customers will renew their long-term manufacturing or services contracts with Tempo on acceptable terms or at all.
There can also be no assurance that Tempo’s efforts to secure new customers and programs in Tempo’s traditional or new markets, including through acquisitions, will succeed in reducing Tempo’s customer concentration. Acquisitions are also subject to integration risk, and revenues and margins could be lower than Tempo anticipates. Failure to secure business from existing or new customers in any of Tempo’s end markets would adversely impact Tempo’s operating results.
Any of the foregoing may adversely affect Tempo’s margins, cash flow, and Tempo’s ability to grow Tempo’s revenue, and may increase the variability of Tempo’s operating results from period to period. See “Tempo’s operating results and financial condition may fluctuate from period to period and may fall below expectations in any particular period, which could adversely affect the market price of Tempo’s common stock.” Tempo’s failure to meet Tempo’s customers’ price expectations may adversely affect Tempo’s business and results of operations.
Demand for Tempo’s service lines is sensitive to price. Tempo believes its competitive pricing has been an important factor in Tempo’s results to date. Therefore, changes in Tempo’s pricing strategies can have a significant impact on Tempo’s business and ability to generate revenue. Many factors, including Tempo’s production and personnel costs and Tempo’s competitors’ pricing and marketing strategies, can significantly impact Tempo’s pricing strategies. If Tempo fails to meet its customers’ price expectations in any given period, demand for Tempo’s services and service lines could be negatively impacted and Tempo’s business and results of operations could suffer.
Future resales of common stock may cause the market price of Tempo’s securities to drop significantly, even if Tempo’s business is doing well.
Pursuant to the Lock-Up Agreement (as defined below) and subject to certain exceptions, the Sponsor and certain former stockholders of Tempo will be contractually restricted from selling or transferring any of their shares of common stock (not including the shares of Tempo issued pursuant to the terms of the

Third A&R PIPE Subscription Agreements) (the “Lock-up Shares”). Such end on the earlier of (i) the date that is 365 days after Closing, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing date of the Merger that results in all of the public stockholders of Tempo having the right to exchange their shares of Tempo common stock for cash securities or other property, (iii) the day after the date on which the closing price of the Tempo common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty-trading day period commencing at least 150 days after the closing date of the Merger or (iv) the liquidation of Tempo.
However, following the expiration of such lockup, the Sponsor and certain former stockholders of Legacy Tempo will not be restricted from selling shares of Tempo’s common stock held by them, other than by applicable securities laws. Additionally, the Third Party PIPE Investors will not be restricted from selling any of their shares of our common stock following the Closing, other than by applicable securities laws. As such, sales of a substantial number of shares of Tempo common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Tempo common stock. The Sponsor and certain former stockholders of Legacy Tempo collectively beneficially own approximately 47.12% of the outstanding shares of Tempo common stock (not including the shares of Tempo common stock issued in the PIPE Investment pursuant to the terms of the Third A&R PIPE Subscription Agreements).
The shares held by the Sponsor and certain former stockholders of Legacy Tempo may be sold after the expiration of the applicable lock-up period under the Lock-Up Agreement. As restrictions on resale end, the sale or possibility of sale of these shares could have the effect of increasing the volatility in Tempo’s share price or the market price of Tempo common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of Tempo’s common stock for any twenty trading days within any thirty-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees. Following the Business Combination, Tempo currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of Tempo’s board of directors and will depend on its financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.
There is no guarantee that our Warrants will ever be in the money, and they may expire worthless.
As of the date of this prospectus, the exercise price for our Warrants is $11.50 per share of Common Stock. On January 24, 2023, the closing price of our Common Stock was $1.79. If the price of our shares of Common Stock remains below $11.50 per share, the exercise price of our Warrants, warrant holders will be unlikely to exercise their Warrants for cash, resulting in little or no cash proceeds to us from such exercises. There is no guarantee that our Warrants will be in the money prior to their expiration and, as such, our Warrants may expire worthless.

Concentration of ownership among Tempo’s executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.
As of the Closing, the stockholders of Legacy Tempo beneficially owned, directly or indirectly approximately 62.5% of Tempo’s outstanding common stock and the executive officers, directors of Tempo and their affiliates as a group beneficially owned approximately 8.4% of Tempo’s outstanding common stock.
As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, appointment and removal of officers, any amendment of our certificate of incorporation and approval of mergers and other business combination transactions requiring stockholder approval, including proposed transactions that would result in Tempo stockholders receiving a premium price for their shares and other significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.
Tempo’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
Tempo designed its disclosure controls and procedures to reasonably assure that information Tempo must disclose in reports Tempo files or submits under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Tempo believes that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls.
The price of Tempo’s common stock and warrants may be volatile.
The price of Tempo common stock, as well as Tempo warrants may fluctuate due to a variety of factors, including:
•
changes in the industries in which Tempo and its customers operate;

•
developments involving Tempo’s competitors;

•
developments involving Tempo’s suppliers;

•
market demand and acceptance of Tempo’s services;

•
changes in laws and regulations affecting Tempo’s business, including export control laws;

•
variations in Tempo’s operating performance and the performance of its competitors in general;

•
actual or anticipated fluctuations in Tempo’s quarterly or annual operating results;

•
publication of research reports by securities analysts about Tempo or its competitors or its industry;

•
the public’s reaction to Tempo’s press releases, its other public announcements and its filings with the SEC;

•
actions by stockholders, including the sale by the Third Party PIPE Investors of any of their shares of Tempo’s common stock;

•
additions and departures of key personnel;

•
commencement of, or involvement in, litigation involving Tempo;

•
changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•
the volume of shares of Tempo common stock available for public sale; and

•
general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of Tempo common stock and warrants regardless of the operating performance of Tempo.
Tempo does not intend to pay cash dividends for the foreseeable future.
Tempo currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of Tempo’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.
Tempo will incur increased costs as a result of operating as a public company, and Tempo’s management will be required to devote substantial time to new compliance and investor relations initiatives.
As a public company, Tempo incurs significant legal, accounting and other expenses that Tempo did not incur as a private company. Tempo is subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of the Sarbanes-Oxley Act, require, among other things, that a public company establish and maintain effective disclosure and financial controls. As a result, Tempo will incur significant legal, accounting and other expenses that Tempo did not previously incur. Tempo’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.
Further, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted additional rules and regulations in these areas, such as mandatory “say on pay” voting requirements that will apply to Tempo when Tempo ceases to be an emerging growth company. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which Tempo operates its business in ways we cannot currently anticipate.
Tempo expects the rules and regulations applicable to public companies to substantially increase Tempo’s legal and financial compliance costs and to make some activities more time consuming and costly. If these requirements divert the attention of Tempo’s management and personnel from other business concerns, they could have a material adverse effect on Tempo’s business, financial condition and results of operations. The increased costs will decrease Tempo’s net income or increase Tempo’s net loss, and may require Tempo to reduce costs in other areas of Tempo’s business or increase the prices of Tempo’s services. For example, Tempo expects these rules and regulations to make it more difficult and more expensive for Tempo to obtain director and officer liability insurance, and Tempo may be required to incur substantial costs to maintain the same or similar coverage. Tempo cannot predict or estimate the amount or timing of additional costs Tempo may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Tempo to attract and retain qualified persons to serve on Tempo’s board of directors, Tempo’s board committees or as executive officers.
If Tempo fails to maintain proper and effective internal controls over financial reporting, Tempo’s ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in Tempo’s financial reporting and the trading price of Tempo’s common stock may decline.
Tempo is a public reporting company subject to the rules and regulations established from time to time by the SEC and Nasdaq. These rules and regulations will require, among other things, that Tempo establish and periodically evaluate procedures with respect to Tempo’s internal control over financial reporting.

Reporting obligations as a public company are likely to place a considerable strain on Tempo’s financial and management systems, processes and controls, as well as on Tempo’s personnel.
In addition, as a public company, Tempo will be required to document and test Tempo’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that Tempo’s management can certify as to the effectiveness of Tempo’s internal control over financial reporting. For additional information related to the risks and uncertainties of Tempo’s compliance with the Sarbanes‑Oxley Act, see “Risk Factors — Tempo has identified material weaknesses in its internal control over financial reporting and may continue to identify additional material weaknesses in the future. If the Company fails to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in the Company.”
Changes in accounting rules and regulations, or interpretations thereof, could result in unfavorable accounting charges or require Tempo to change Tempo’s compensation policies.
Accounting methods and policies for public companies are subject to review, interpretation and guidance from Tempo’s independent registered accounting firm and relevant accounting authorities, including the SEC. Changes to accounting methods or policies, or interpretations thereof, may require Tempo to reclassify, restate or otherwise change or revise Tempo’s consolidated financial statements.
We are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
Tempo is an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, Tempo will be able to follow reduced disclosure requirements and will not have to make all of the disclosures that public companies that are not emerging growth companies do. Tempo will remain an emerging growth company until the earlier of (a) the last day of the fiscal year in which Tempo has total annual gross revenues of $1.235 billion or more; (b) the last day of the fiscal year following the fifth anniversary of the date of the completion of the initial public offering of Tempo; (c) the date on which Tempo has issued more than $1 billion in nonconvertible debt during the previous three years; or (d) the date on which Tempo is deemed to be a large accelerated filer under the rules of the SEC, which means the market value of Tempo’s common stock that is held by non-affiliates exceeds $700 million as of the prior June 30. For so long as Tempo remains an emerging growth company, Tempo is permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:
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not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•
reduced disclosure obligations regarding executive compensation in Tempo’s periodic reports, proxy statements and registration statements; and

•
exemptions from the requirements of holding a non-binding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of Tempo’s chief executive officer to the median compensation of Tempo’s employees.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Tempo has elected to use the extended transition period for complying with new or revised accounting standards; and as a result of this election, Tempo’s financial statements may not be comparable to companies that comply with public company effective dates.
Tempo may choose to take advantage of some, but not all, of the available exemptions for emerging growth companies. Tempo cannot predict whether investors will find Tempo’s common stock less attractive if Tempo relies on these exemptions. If some investors find Tempo’s common stock less attractive as a result, there may be a less active trading market for Tempo’s common stock and Tempo’s share price may be more volatile.
Tempo’s certificate of incorporation provides that the Delaware Court of Chancery will be the exclusive forum for substantially all disputes between Tempo and Tempo’s stockholders and that the federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, which could limit Tempo’s stockholders’ ability to obtain a favorable judicial forum for disputes with Tempo or Tempo’s directors, officers or employees.
Tempo’s certificate of incorporation and bylaws provide that, unless Tempo consents in writing to the selection of an alternative forum, the (a) Delaware Court of Chancery (or, in the event that the Delaware Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on Tempo’s behalf; (ii) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any of Tempo’s directors, officers, or stockholders to Tempo or to Tempo’s stockholders; (iii) any action, suit or proceeding asserting a claim arising pursuant to the DGCL, Tempo’s certificate of incorporation or bylaws; or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine; and (b) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Tempo or Tempo’s directors, officers, or other employees, which may discourage such lawsuits against Tempo and Tempo’s directors, officers, and other employees. Alternatively, if a court Tempore finds the choice of forum provision contained in Tempo’s certificate of incorporation to be inapplicable or unenforceable in an action, Tempo may incur additional costs associated with resolving such action in other jurisdictions, which could harm Tempo’s business, results of operations, and financial condition.
Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, Tempo’s certificate of incorporation and bylaws provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Tempo’s stockholders will not be deemed to have waived Tempo’s compliance with the federal securities laws and the rules and regulations thereunder.
General Risk Factors
Tempo may be subject to securities litigation, which is expensive and could divert management attention.
The market price of Tempo’s common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Tempo may be the target of this type of litigation in the future. Securities litigation against Tempo could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.
If analysts do not publish research about Tempo’s business or if they publish inaccurate or unfavorable research, Tempo’s stock price and trading volume could decline.
The trading market for the common stock of Tempo will depend in part on the research and reports that analysts publish about its business. Tempo does not have any control over these analysts. If one or more of the analysts who cover Tempo downgrade its common stock or publish inaccurate or unfavorable research about its business, the price of its common stock would likely decline. If few analysts cover Tempo, demand for its common stock could decrease and its common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering Tempo in the future or fail to publish reports on it regularly.
We face risks and uncertainties related to litigation, regulatory actions and government investigations and inquiries.
We are subject to, and may become a party to, a variety of litigation, other claims, suits, regulatory actions and government investigations and inquiries. For example, on January 7, 2021, ACE entered into an Agreement and Plan of Merger (the “Terminated Merger Agreement”) with Achronix Semiconductor Corp., a Delaware corporation (“Achronix”), and Merger Sub. In May 2021, the SEC informed ACE that it was investigating certain disclosures made in ACE’s Form S-4, originally filed with the SEC on February 10, 2021 (as amended from time to time, the “Achronix Form S-4”). On July 11, 2021, ACE and Achronix terminated the Terminated Merger Agreement in a mutual decision not to pursue the transactions contemplated thereby. On July 13, 2021, ACE withdrew the registration statement on Achronix Form S-4. On October 27, 2021, ACE received a letter from the SEC in connection with its investigation with the following response: “We have concluded the investigation as to ACE Convergence Acquisition Corp. (“ACE”). Based on the information we have as of this date, we do not intend to recommend an enforcement action by the Commission against ACE.”
In addition, from time to time, we may also be involved in legal proceedings and investigations arising in the ordinary course of business, including those relating to employment matters, relationships with collaboration partners, IP disputes, and other business matters. Any such claims or investigations may be time-consuming, costly, divert management resources, or otherwise have a material adverse effect on our business or results of operations.
The results of litigation and other legal proceedings are inherently uncertain and adverse judgments or settlements in some or all of these legal disputes may result in materially adverse monetary damages or injunctive relief against us. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or obtain adequate insurance in the future.

THE EQUITY SUBSCRIPTION LINE
On November 21, 2022, the Company entered into the Purchase Agreement and the White Lion Registration Rights Agreement. Pursuant to the Purchase Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to the lesser of (i) $100,000,000 in aggregate gross purchase price of newly issued shares of Common Stock and (ii) the Exchange Cap, in each case, subject to certain limitations and conditions set forth in the Purchase Agreement.
The Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions. Subject to the satisfaction of certain customary conditions including, without limitation, the effectiveness of this registration statement, the Company’s right to sell shares to White Lion will commence on the effective date of this registration statement and extend until December 31, 2024. During such term, subject to the terms and conditions of the Purchase Agreement, the Company may notify White Lion when the Company exercises its right to sell shares.
The number of shares sold pursuant to any such notice may not exceed the lower of (a) $2,000,000 and (b) the dollar amount equal to the product of (i) the Effective Daily Trading Volume (as defined in the Purchase Agreement), (ii) the closing price of the Common Stock on the effective date of this registration statement or any new registration statement relating to the resale by White Lion of shares of Common Stock that the Company may issue to White Lion under the Purchase Agreement and (iii) 80%.
No purchase notice may result in White Lion beneficially owning (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder) more than 4.99% of the number of shares of Common Stock outstanding immediately prior to the issuance of shares of Common Stock issuable pursuant to such purchase notice.
The purchase price to be paid by White Lion for any such shares will equal (i) until an aggregate of $50,000,000 in shares have been purchased under the Purchase Agreement, 97% of the lowest daily volume-weighted average price of the Common Stock during the three consecutive trading days following the Notice Date, and (ii) thereafter, 99% of the lowest daily volume-weighted average price of the Common Stock during the three consecutive trading days following the Notice Date.
The Company will have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon three trading days’ prior written notice. Additionally, White Lion will have the right to terminate the Purchase Agreement upon three trading days’ prior written notice to the Company if (i) a material adverse effect has occurred and is continuing, (ii) a fundamental transaction has occurred, (iii) the Company is in breach or default in any material respect of the White Lion Registration Rights Agreement and such breach or default is not cured within 15 trading days after notice of such breach or default is delivered to the Company, (iv) there is a lapse of the effectiveness, or unavailability of, any registration statement required by the White Lion Registration Rights Agreement for a period of 45 consecutive trading days or for more than an aggregate of 90 trading days in any 365-day period, (v) the suspension of trading of the Common Stock for a period of five (5) consecutive trading days, or (vi) the material breach of the Purchase Agreement by the Company, which breach is not cured within 15 trading days after notice of such breach or default is delivered to the Company. No termination of the Purchase Agreement will affect the registration rights provisions contained in the White Lion Registration Rights Agreement.
In consideration for the commitments of White Lion, as described above, the Company paid to White Lion a commitment fee of $1,000,000 in connection with the Closing.
The aggregate number of shares of Common Stock that the Company can sell to White Lion under the Purchase Agreement may in no case exceed 19.99% of the number of shares of Common Stock outstanding immediately prior to the execution of the Purchase Agreement, unless stockholder approval is obtained to issue shares above the Exchange Cap, in which case the Exchange Cap will no longer apply.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. In addition, we will not receive any of the proceeds from the sale of our shares of Common Stock by White Lion pursuant to this prospectus. However, we may receive up to $100.0 million in aggregate gross proceeds from White Lion under the Purchase Agreement in connection with sales of our shares of Common Stock to White Lion that we may, in our discretion, elect to make, from time to time pursuant to the Purchase Agreement after the date of this prospectus. We will receive up to $208.15 million from the exercise of the Warrants for cash, but will not receive any proceeds from the sale of the shares of Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. On January 24, 2023, the closing price for our Common Stock was $1.79. If the price of our Common Stock remains below $11.50 per share, warrant holders will be unlikely to exercise their Warrants for cash, resulting in little or no cash proceeds to us from such exercises. We expect to use any such proceeds for general corporate and working capital purposes, which would increase our liquidity. In order to fund planned operations while meeting obligations as they come due, the Company will need to secure additional debt or equity financing if substantial cash proceeds from the exercise of the Warrants are not received.
We intend to use the proceeds from the sale of our shares of Common Stock to White Lion and the proceeds from the exercise of Warrants for cash for general corporate and working capital purposes. Our management will have broad discretion over the use of proceeds from the sale of our shares of Common Stock to White Lion and the proceeds from the exercise of Warrants for cash.
The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.
White Lion may offer, sell or distribute all or a portion of the shares of Common Stock hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of such shares of Common Stock, including with regard to compliance with state securities or “blue sky” laws. The timing and amount of any sale are within the sole discretion of White Lion. White Lion is an underwriter under the Securities Act. Although White Lion is obligated to purchase shares of Common Stock under the terms of the Purchase Agreement, to the extent we choose to sell such shares of Common Stock to White Lion (subject to certain conditions), there can be no assurances that White Lion will sell any or all of the shares of Common Stock purchased under the Purchase Agreement pursuant to this prospectus. White Lion will bear all commissions and discounts, if any, attributable to its sale of the shares of Common Stock.

DETERMINATION OF OFFERING PRICE
We cannot currently determine the price or prices at which shares of Common Stock or Warrants may be sold by White Lion or the Selling Securityholders under this prospectus.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the board of directors deems relevant.

MARKET INFORMATION
Our Common Stock and Warrants are listed on Nasdaq under the symbols “TMPO” and “TMPOW,” respectively. Prior to the consummation of the Business Combination, the Class A common stock, units and warrants were listed on Nasdaq under the symbols “ACEV,” “ACEVU” and “ACEVW,” respectively. As of December 14, 2022, there were 101 holders of record of our Common Stock and 6 holders of record of our Warrants. The actual number of stockholders of our Common Stock and the actual number of holders of our Warrants is greater than the number of record holders and includes holders of our Common Stock or Warrants whose shares of Common Stock or Warrants are held in street name by brokers and other nominees.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Introduction
We are providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Merger. The Merger and the related transactions, as further described elsewhere in the unaudited pro forma financial information, were completed on November 22, 2022.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the Final Rule, Release No. 33-10786, “Amendments to the Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined financial information presents the pro forma effects of the Business Combination, which includes:
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The Domestication of ACE as a Delaware corporation;

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The Merger;

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The PIPE Investment;

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The Tempo Senior Notes; and

Material transactions that have occurred subsequent to the latest balance sheet date that is material to investors, which include:
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The redemption of 1,202,070 ACE public shares in October 2022;

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The redemption of 473,929 ACE public shares in November 2022;

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The recognition of Tempo share-based compensation expense for performance conditions expected to be met upon consummation of the transaction;

Description of the Business Combination
The Domestication — As part of the Business Combination, ACE effected a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL (the “Domestication” and ACE, immediately after the Domestication, “Tempo”).
In connection with the Domestication, (i) each then issued and outstanding Class A ordinary share of ACE converted automatically, on a one-for-one basis, into one share of common stock of Tempo, (ii) each then issued and outstanding Class B ordinary share of ACE, par value $0.0001 per share, converted automatically, on a one-for-one basis, into one share of common stock of Tempo; (iii) each then issued and outstanding ACE warrants converted automatically into a warrant to purchase shares of common stock of Tempo and (iv) each then issued and outstanding unit of ACE was cancelled and entitled the holder thereof to one share of common stock of Tempo and one-half of one Tempo warrant. Upon effectiveness of the Domestication, ACE changed its name to “Tempo Automation Holdings, Inc.”
The Merger — On August 12, 2022 Legacy Tempo entered into the Merger Agreement, pursuant to which on November 22, 2022, among other things, Merger Sub merged with and into Legacy Tempo, following which the separate corporate existence of Merger Sub ceased, and Legacy Tempo became the surviving corporation and a wholly owned subsidiary of Tempo.

The equity exchange and financing related matters associated with the Business Combination is summarized as follows:
i.
Upon the Closing, each share of Legacy Tempo Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series C-1 Preferred Stock converted into one share of Tempo common stock. The Series C-3 Preferred Stock converted into the number of common shares which equal in value to the Series C-3 Preferred Stock outstanding immediately prior to Closing, multiplied by the Series C Preferred Stock liquidation preference. Upon the closing of the Business Combination, all outstanding amounts under the August 2022 Bridge Notes (as defined below), together with all accrued and unpaid interest thereon, automatically converted in full into a number of shares of (i) Tempo common stock or (ii) Tempo preferred stock having terms equivalent to the terms of Tempo’s most senior preferred stock, in each case in accordance with the terms of the August 2022 Bridge Notes, such that the value of the securities received by the holder of any August 2022 Bridge Note equaled the product of (x) the aggregate principal amount, together with any accrued but unpaid interest, outstanding under such August 2022 Bridge Note as of the time of such conversion multiplied by (y) four. Refer to tick mark [L] within Note 3 to the Unaudited Pro Forma Condensed Combined Financial Information, for specifics of the mechanics of the conversion.

ii.
Upon the Closing, Legacy Tempo used its commercially reasonable efforts to cause the holder of each outstanding and unexercised warrant of Legacy Tempo to exercise such warrants in exchange for shares of Tempo common stock and preferred stock. Each Legacy Tempo warrant that remained outstanding and unexercised was converted into a Tempo warrant, with the number of shares of Tempo common stock subject to each assumed Legacy Tempo warrant to equal the sum of (1) the product of (i) the number of shares of Tempo common stock issuable upon exercise of the Tempo warrant, multiplied by (ii) the Per Share Merger Consideration (as defined in the Merger Agreement), rounding the resulting number down to the nearest whole number of shares of Tempo common stock, plus (2) (i) the number of shares of Tempo common stock issuable upon exercise of the Tempo warrant, multiplied by (ii) the Earnout Exchange Ratio (as defined in the Merger Agreement), rounding the resulting number down to the nearest whole number of shares of Tempo common stock.

iii.
Upon the Closing (after giving effect to the Company Preferred Conversion (as defined in the Merger Agreement)), each share of Legacy Tempo common stock issued and outstanding immediately prior to the Closing was canceled and exchanged into shares of Tempo common stock (at a deemed value of $10.00 per share) equal to the remainder of (a) the quotient obtained by dividing (i) the Base Purchase Price (as defined in the Merger Agreement) by (ii) $10.00, including Company Earnout Shares (as defined in the Merger Agreement) (the “Aggregate Merger Consideration”).

iv.
Upon the Closing, (i) each Legacy Tempo Option granted under the 2015 Equity Incentive Plan was converted into (a) the right to receive a number of Tempo Earnout Shares and (b) a Tempo Option, upon substantially the same terms and conditions as in effect with respect to the corresponding Tempo Option and (ii) each Legacy Tempo RSU granted under the 2015 Equity Incentive Plan was converted into (a) the right to receive a number of Tempo Earnout Shares and (b) a Tempo RSU, upon substantially the same terms and conditions as in effect with respect to the corresponding Legacy Tempo RSU.

v.
Within the five-year period following the Closing Date, Eligible Tempo Equityholders are entitled to receive 7,000,000 Tempo Earnout Shares promptly after the occurrence of two separate Earnout Triggering Events. The Tempo Earnout Shares will vest in two equal tranches of 3,500,000 shares based on Tempo reaching $5.0 million in Adjusted EBITDA and $15.0 million in revenue in any quarter during the five-year period following the Closing Date.

vi.
On January 13, 2022, ACE entered into the Promissory Note with the Sponsor. The Sponsor contributed to ACE as a loan $0.03 for each Class A ordinary share of ACE that was not redeemed in connection with the shareholder vote to approve the extension of the deadline by which ACE must complete an initial business combination. On June 30, 2022, ACE and the Sponsor amended and restated the Promissory Note in its entirety to, among other things, increase the aggregate principal amount available thereunder from $1,500,000 to $2,000,000, contingent upon the approval by ACE’s shareholders of the extension of the date by which ACE had to complete an initial business combination to October 13, 2022. On August 28, 2022, ACE and the Sponsor amended and restated the Promissory Note in its entirety to, among other things, increase the aggregate principal amount available thereunder from $2,000,000 to $2,125,000, contingent upon the approval by ACE’s shareholders of the extension of the date by which ACE must consummate an initial business combination to January 30, 2023, which extension was approved in October 2022. The Contribution(s) occurred each month through the consummation of the Business Combination. Amounts loaned under the Promissory Note were repaid upon the Closing.
vii.
Upon the Closing, Tempo received the sum of (1) the amount of cash available in the trust account into which substantially all of the proceeds of the ACE IPO and private placements of its warrants have been deposited, after deducting the amount required to satisfy ACE’s obligations to its shareholders that exercise their rights to redeem their ACE Class A ordinary shares pursuant to the Cayman Constitutional Documents (but prior to payment of (a) any deferred underwriting commissions being held in the trust account and (b) any transaction expenses of ACE and its affiliates), plus (2) the PIPE Investment Amount actually received by ACE prior to or substantially concurrently with the Closing Date, plus (3) the Available Credit Amount, plus (4) the Available Cash Amount, being at least equal to $10.0 million.

viii.
On October 13, 2021, the Company entered into that certain Sponsor Support Agreement (the “Sponsor Support Agreement”) with the Sponsor and the other parties thereto, pursuant to which, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby and to waive their redemption rights with respect to all of the founder shares and any ordinary shares held by them in connection with the consummation of the Business Combination. On September 7, 2022, the parties to the Sponsor Support Agreement entered into the Third SSA Amendment (as defined below), pursuant to which the Earnout Sponsors agreed, immediately prior to the Domestication, to contribute, transfer, assign, convey and deliver to ACE an aggregate of 5,595,000 Founder Shares (as defined below) in exchange for an aggregate of 3,595,000 Class A ordinary shares of ACE (the “SSA Exchange”). After giving effect to the Third SSA Amendment, the Earnout Sponsors have agreed to subject an aggregate of 1,000,000 shares of Domesticated ACE common stock (the “Sponsor Earnout Shares”) received in the SSA Exchange to certain earnout vesting conditions or, should such shares fail to vest, forfeiture to ACE for no consideration. On the earlier of (i) the date which is fifteen (15) months following the closing of the Business Combination and immediately prior to the closing of a strategic transaction, the Sponsor Earnout Shares will vest in an amount equal to (A) the number of Sponsor Earnout Shares, less (B) the number of Additional Period Shares (as defined in the Third A&R PIPE Subscription Agreement), if any, issuable in the aggregate under such Amended and Restated PIPE Common Stock Subscription Agreements. The maximum number of shares that may be forfeited by the Earnout Sponsors is 1,000,000. In the event of a strategic transaction, the holders of any vested Sponsor Earnout Shares will be eligible to participate in such strategic transaction with respect to such Sponsor Earnout Shares on the same terms, and subject to the same conditions, as the other holders of shares of Domesticated ACE common stock generally. As of the date of this filing, the Company has not concluded on the accounting analysis of such transaction, including the impacts of the:

•
amendment to the Founder Shares to exchange of 5,595,000 Founder Shares for 3,595,000 Class A ordinary shares of ACE;

•
1,000,000 shares of Domesticated ACE Common Stock held by the Earnout Sponsors, the vesting of which is subject to certain earnouts detailed above; and

•
Additional Period Shares;

and accordingly, has not given pro forma effect to in the Unaudited Pro Forma Condensed Combined Financial Information. See additional information within Note 4 to the Unaudited Pro Forma Condensed Combined Financial Information.

The PIPE Investment
In connection with the Business Combination, ACE entered into the Third A&R PIPE Subscription Agreements with each of the PIPE Investors, pursuant to which PIPE Investors will collectively subscribe for 1,250,000 shares of the Tempo common stock for an aggregate purchase price equal to $12.5 million. Of such amount $3.5 million resulted in an increase of ACE cash immediately prior to the Business Combination, $2.0 million was reallocated from an investors’ existing holding in the ACE trust to be a PIPE Investment and $7.0 million was issued to satisfy obligations due pursuant to the LSA (as defined below), as described in tick mark [C]. Pursuant to the Third A&R PIPE Subscription Agreements, ACE agreed to issue additional shares of Tempo common stock to each PIPE Investor in the event that the volume weighted average price per share of Tempo common stock (the “Measurement Period VWAP”) during the 30 days commencing on the date on which a registration statement registering the resale of the shares of Tempo common stock acquired by such PIPE Investors (the “PIPE Resale Registration Statement”) is declared effective is less than $10.00 per share. In such case, each PIPE Investor will be entitled to receive a number of shares of Tempo common stock equal to the product of (x) the number of shares of Tempo common stock issued to such PIPE Investor at the closing of the subscription and held by such PIPE Investor through the date that is 30 days after the effective date of the PIPE Resale Registration Statement (the “Measurement Date”) multiplied by (y) a fraction, (A) the numerator of which is $10.00 minus the Adjustment Period VWAP (as defined below) and (B) the denominator of which is the Adjustment Period VWAP. In the event that the Adjustment Period VWAP is less than $4.00 (the “Price Floor Value”), the Adjustment Period VWAP shall be deemed to be the Price Floor Value. ACE has also agreed to issue up to 500,000 additional shares of Tempo common stock to each such PIPE Investor in the event that the Additional Period VWAP (as defined below) is less than the Adjustment Period VWAP. In such case, each such PIPE Investor will be entitled to receive a number of shares of Tempo common stock equal to the lesser of (1) such PIPE Investor’s pro rata portion of 1,000,000 additional shares of Tempo common stock, and (2) (i) (A) (x) the number of shares issued to such PIPE Investor pursuant to such subscription agreement and held by such PIPE Investor on the last day of the 30 calendar day period ending on the date that is 15 months following the closing of the subscriptions (such 30 calendar day period, the “Additional Period”), times (y) the Adjustment Period VWAP, minus the average of the volume weighted average price of a share of Tempo common stock determined for each of the trading days during the Additional Period (the “Additional Period VWAP”), minus (B) the number of PIPE Incentive Shares, times the Additional Period VWAP, divided by (ii) the Additional Period VWAP. Additionally, as detailed in vii above, as a condition to the Sponsor Support Agreement, as amended, ACE has agreed to issue up to 2,000,000 additional shares (the “PIPE Incentive Shares”) to such PIPE Investors on a pro rata basis with respect to each PIPE Investor’s subscription amount as an incentive to subscribe for and purchase the shares under the Third A&R PIPE Subscription Agreements. As of the date of this filing, the Company has not concluded on the accounting analysis of the features that may require the Company to issue additional shares based on share price and VWAP and has not given pro forma effect to the Unaudited Pro Forma Condensed Combined Financial Information. See additional information within Note 4 to the Unaudited Pro Forma Condensed Combined Financial Information.
The Tempo Senior Notes
Upon the Closing, Legacy Tempo also entered into the A&R LSA with the lenders under the LSA with respect to the repayment of amounts outstanding under the previous LSA. The A&R LSA describes the settlement of the principal amount owed upon the Closing, which included (i) the conversion of $7.0 million in outstanding amounts under the LSA as of such time into shares of Tempo common stock pursuant to the Lender PIPE Common Stock Subscription Agreement (such conversion, the “Lender PIPE Conversion”), (ii) the payment of $3.0 million in cash from the net proceeds of the Trust Account, and (iii) the conversion of $20.0 million in outstanding amounts under the Loan and Security Agreement as of such time into senior notes of Tempo (“Tempo Senior Notes”) (such conversion, the “Lender Debt Conversion”). The Tempo Senior Notes will mature 36 months after the closing date of the Business Combination, and are secured by a blanket lien on all assets of Tempo and its subsidiaries. The Tempo Senior Notes were issued at an original issuance discount of 1.50% which was paid in cash upon the Closing, and bears interest at a floating rate based on the Wall Street Journal Prime Rate plus 4.25%, with a floor of 9.75%. A portion of the interest is to be payable in kind by increasing the aggregate principal amount under the Tempo Senior Notes. All payments under the Tempo Senior Notes for the first twelve months are to be credited towards interest only. Upon the final payment under the Tempo Senior Notes, Tempo will be required to pay an exit payment of 3.00% of the aggregate principal amount. The Tempo Senior Notes are subject to customary covenants and events of default.
Description of Other Material Transactions:
On October 11, 2022, ACE held an extraordinary general meeting to amend ACE’s Third Amended and Restated Memorandum and Articles of Association to extend the date by which ACE had to (1) consummate a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem all of the Class A Ordinary Shares included as part of the units sold in the ACE IPO from October 13, 2022, to January 30, 2023. In connection with such extension, a total of 239 shareholders elected to redeem an aggregate of 1,202,070 Class A Ordinary Shares, representing approximately 30.47% of the issued and outstanding Class A Ordinary Shares. As a result, approximately $12,324,919 was paid out of the Trust Account in connection with the redemptions.
In connection with the Business Combination, shareholders of ACE elected to redeem an aggregate of 473,929 Class A ordinary shares of ACE, representing approximately 17.3% of the issued and outstanding Class A Ordinary Shares prior to the Domestication.
In July 2020, Legacy Tempo issued 258,368 performance-based options to the Chief Financial Officer of Legacy Tempo which vested 100% upon the Closing of the Business Combination. Additionally, in March 2021, Legacy Tempo issued 1,245,641 performance-based options to management employees and board of directors which vested 100% upon the Closing of the Business Combination. Upon consummation of the Business Combination, Tempo recognized stock-based compensation expense of $8.8 million due to performance conditions being met.
Upon the Closing, all outstanding amounts under the August 2022 Bridge Notes, together with all accrued and unpaid interest converted into a number of shares of Series C-3 Preferred Stock of Legacy Tempo having terms equivalent to the terms of Tempo’s most senior preferred stock, except that the value of the securities received by the holder of any August 2022 Bridge Note equals the product of (x) the aggregate principal amount, together with any accrued but unpaid interest, outstanding under such August 2022 Bridge Note as of the time of such conversion multiplied by (y) four. Refer to tick mark [L] within Note 3 to the Unaudited Pro Forma Condensed Combined Financial Information, for specifics of the mechanics upon closing of the Business Combination.
Accounting for the Business Combination
This unaudited pro forma condensed combined financial information should be read together with the historical financial statements and related notes of Legacy Tempo and ACE, and other financial information included elsewhere in this prospectus.
Legacy Tempo was determined to be the accounting acquirer of ACE based on the following facts and circumstances:
•
Legacy Tempo’s shareholders had the greatest voting interest in the combined entity, excluding option holders, with approximately 61.8% voting interest.

•
Legacy Tempo’s shareholders had the ability to control decisions regarding election and removal of the combined entity’s board of directors.

•
Legacy Tempo holds a majority of the combined entity’s board of directors.

•
Legacy Tempo’s senior management are the senior management of the combined entity.

•
The combined company name is Tempo Automation Holdings, Inc., i.e. the combined entity assumed Legacy Tempo’s name.

Accordingly, the merger between Legacy Tempo and ACE was accounted for as a reverse recapitalization, with ACE being treated as the “acquired” company for financial reporting purposes. For accounting purposes, the reverse recapitalization was the equivalent of Legacy Tempo issuing stock for the net assets of ACE, accompanied by a recapitalization. The net assets of ACE were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization were those of Legacy Tempo.
Basis of Pro Forma Presentation
The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information of Tempo upon consummation of the Business Combination and other events contemplated by the Merger Agreement. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. The Business Combination proceeds remaining after the payment for the redemption of 20,730,701 public shares and payment of transaction costs related to the Merger are expected to be used for other general corporate purposes. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Tempo following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.
The following summarizes the pro forma Tempo Automation Holdings, Inc. common stock issued and outstanding immediately after the Business Combination and the related ownership percentages.
(in millions)	Number of Shares	Percentage of Outstanding Shares
Legacy Tempo Stockholders(1)(2)(5)(6)	16,305,986	61.8%
ACE’s public shareholders	2,269,299	8.6%
Sponsor & related parties(3)(5)	4,464,014	16.9%
Third Party PIPE Investors(6)	2,530,000	9.6%
Cantor and advisors(4)	823,990	3.1%
Pro Forma Outstanding Shares	26,393,289	100%

(1)
Following the Closing, the Eligible Tempo Equityholders have the right to receive up to 7,000,000 Tempo Earnout Shares in two tranches upon the occurrence of the Earnout Triggering Events during the Earnout Period. Because the Tempo Earnout Shares are contingently issuable based upon meeting certain operating metrics that have not yet been achieved, the pro forma Tempo common stock issued and outstanding immediately after the Business Combination excludes the 7,000,000 Tempo Earnout Shares.

(2)
Includes an estimated 3,683,397 shares of Tempo common stock issued to Legacy Tempo warrant holders, net of expected exercise proceeds, and excludes an estimated 562,526 shares of Tempo common stock to be reserved for potential future issuance upon the exercise of Tempo Options and an estimated 1,618,991 shares of Tempo common stock to be reserved for potential future issuance upon settlement of Tempo RSUs.

(3)
Includes 200,000 shares subscribed for by the Sponsor Related PIPE Investors and 3,750,000 shares beneficially owned by the directors and officers of ACE and initial shareholders and their permitted transferees (taking into account the SSA Exchange).

(4)
Includes 748,990 Tempo shares issued to Cantor to settle ACE’s existing deferred underwriting commissions of $8.1 million as of September 30, 2022. The Tempo shares are valued at $10.00 per share for purposes of settling the liability. The remaining $0.6 million of the deferred underwriting commissions was paid in cash with proceeds from the trust. Capital market advisors to the transaction also received at closing of the Business Combination 75,000 shares of Tempo as payment for services.

(5)
Includes Tempo common stock issued to Legacy Tempo Stockholders and the Sponsor and related parties upon conversion of the August 2022 Bridge Notes. Concurrently with the closing of the Business Combination, the principal balance and all accrued and unpaid interest on the August 2022 Bridge Notes will convert into shares of Tempo common stock. Legacy Tempo Stockholders and the Sponsor and related parties were expected to receive 4,053,006 and 2,014,014 shares of Tempo common stock, respectively.

(6)
Certain Third Party PIPE Investors are also Legacy Tempo Stockholders. Accordingly, the same shareholders may be included in both shareholder categories.

The table above excludes Tempo shares associated with (i) private placement and public warrants of Tempo, (iii) Tempo Options, (iv) Tempo RSUs or (v) any potential Tempo Earnout Shares.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands)
	As of September 30, 2022				As of September 30, 2022
	Legacy Tempo (Historical)	ACE (Historical)	Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$533	$—	$23,064	[A]	$15,588
			3,500	[B]
			(3,300)	[C]
			(1,992)	[E1]
			(1,106)	[E2]
			(2,950)	[E3]
			434	[G]
			(2,035)	[K]
			(560)	[D]
Accounts receivable, net	1,945	—	—		1,945
Inventory	2,916	—	—		2,916
Prepaid expenses and other current assets	1,923	16	—		1,939
Total current assets	7,317	16	15,055		22,388
Cash and marketable securities held in Trust Account	—	40,294	(23,064)	[A]	—
			(17,230)	[M]
Property and equipment, net	7,031	—	—		7,031
Operating lease right-of-use assets	565	—	—		565
Restricted cash, noncurrent	320	—	—		320
Other noncurrent assets	6,208	—	(5,912)	[E4]	296
Total assets	$21,441	$40,310	$(31,151)		$30,600
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,994	$—	$—		$4,994
Accrued expenses and other current liabilities	8,467	15,757	80	[B]	17,045
			(146)	[E1]
			(6,181)	[E2]
			(932)	[E3]
Operating lease liabilities, current	801	—	—		801
Finance lease, current	1,897	—	—		1,897
Loan payable, current	42,545	—	(39,030)	[C]	3,515
Convertible promissory note	—	1,500	(984)	[K]	516
Note payable – related party	40,041	1,479	(1,051)	[K]	428
	—		(40,041)	[L]
Total current liabilities	98,745	18,736	(88,285)		29,196
PIPE derivative liability		19,906	(19,906)	[N]	—
Warrant liabilities	32,435	1,810	(32,435)	[G]	1,810
Earn-out share derivative liability	—	—	5,112	[I]	5,112

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (continued)
(in thousands)
	As of September 30, 2022				As of September 30, 2022
	Legacy Tempo (Historical)	ACE (Historical)	Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Deferred underwriting commissions	—	8,050	(8,050)	[D]	—
Operating lease liabilities, long-term	38	—	—		38
Loan payable, noncurrent	880	—	—		880
Senior notes	—	—	20,000	[C]	19,462
			(154)	[E1]
			(384)	[E4]
Total liabilities	132,098	48,502	(124,102)		56,498
Commitments and Contingencies
Convertible preferred stock	75,684	—	(75,684)	[G]	—
Class A ordinary shares subject to possible redemption	—	40,294	(23,064)	[F]	—
			(17,230)	[M]
Stockholders’ (Deficit) Equity
ACE Convergence Acquisition Corp. Class A Ordinary Shares	—	—	—	[F]	—
ACE Convergence Acquisition Corp. Class B Ordinary Shares	—	1	(1)	[F]	—
Tempo Automation Holdings, Inc. common stock	—	—	1	[F]	2
			1	[G]
Additional paid-in capital	18,489	—	3,420	[B]	189,206
			18,393	[C]
			7,490	[D]
			(1,471)	[E1]
			(5,529)	[E4]
			23,064	[F]
			108,552	[G]
			(45,430)	[H]
			(5,112)	[I]
			7,393	[J]
			40,041	[L]
			19,906	[N]
Accumulated deficit	(204,830)	(48,487)	(2,663)	[C]	(215,106)
			(220)	[E1]
			5,075	[E2]
			(2,018)	[E3]
			45,430	[H]
			(7,393)	[J]
Total stockholders’ (deficit) equity	(186,341)	(48,486)	208,929		(25,898)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$21,441	$40,310	$(31,151)		$30,600

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
(in thousands, except per share amounts)
	Year Ended December 31, 2021				Year Ended December 31, 2021
	Legacy Tempo (Historical)	ACE (Historical)	Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Revenue	$17,361	—	$—		$17,361
Cost of revenue	14,578	—	—	[CC]	16,072
			1,494	[DD]
Gross profit (loss)	2,783	—	(1,494)		1,289
Operating expenses
Research and development	9,904	—	—	[CC]	11,400
			1,496	[DD]
Sales and marketing	9,817	—	—	[CC]	9,817
General and administrative	16,376	6,943	—	[CC]	31,416
	—	—	5,859	[DD]	—
			2,238	[FF]
Total operating expenses	36,097	6,943	9,593		52,633
Loss from operations	(33,314)	(6,943)	(11,087)		(51,344)
Change in fair value of warrant liability	(4,242)	12,723	4,242	[GG]	12,723
Interest earned on marketable securities held in Trust Account	—	67	(67)	[AA]	—
Interest expense	(3,686)	—	(3,021)	[BB]	(5,598)
			1,109	[EE]
Other financing costs	(8,955)	—	—		(8,955)
Gain on forgiveness of PPP loan	2,500	—	—		2,500
Other income (expense), net	(316)	—	—		(316)
(Loss) income before income taxes	(48,013)	5,847	(8,824)		(50,990)
Income tax (provision) benefit	—	—	—		—
Net (loss) income	$(48,013)	$5,847	$(8,824)		$(50,990)

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS — (continued)
(in thousands, except per share amounts)
	Legacy Tempo (Historical)	ACE (Historical)	Pro Forma Combined
Net loss per common share – basic and diluted	$(4.89)		$(1.93)
Basic and diluted weighted average common shares outstanding	9,819,576		26,393,289
Net loss per share, Class A redeemable ordinary shares – basic and diluted		$0.20
Weighted average shares outstanding of Class A redeemable ordinary shares		23,000,000
Net loss per share, Class B non-redeemable ordinary shares – basic and diluted		$0.20
Weighted average shares outstanding of Class B non-redeemable ordinary shares		5,750,000

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
(in thousands, except per share amounts)
	Nine Months Ended September 30, 2022				Nine Months Ended September 30, 2022
	Legacy Tempo (Historical)	ACE (Historical)	Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Revenue	$9,146	—	$—		$9,146
Cost of revenue	8,141	—	—	[CC]	8,141
Gross profit	1,005	—	—		1,005
Operating expenses
Research and development	8,317	—	—	[CC]	8,317
Sales and marketing	7,363	—	—	[CC]	7,363
General and administrative	9,992	3,249	—	[CC]	13,241
Impairment loss	297				297
Total operating expenses	25,969	3,249	—		29,218
Loss from operations	(24,964)	(3,249)	—		(28,213)
Change in fair value of warrant and derivative liability	5,674	10,956	(5,674)	[GG]	10,956
Change in fair value of PIPE liability		(27)			(27)
Change in fair value of debt	(597)		597		—
Interest earned on marketable securities held in Trust Account	—	113	(113)	[AA]	—
Interest expense	(6,899)	—	(2,324)	[BB]	(6,438)
			2,385	[EE]
			400	[HH]
Loss on debt extinguishment	(38,939)				(38,939)
Other financing costs	(30,793)	(7,353)	5,075	[II]	(33,071)
Total other income (expense), net	(71,554)	3,689	346		(67,519)
(Loss) income before income taxes	(96,518)	440	346		(95,732)
Income tax (provision) benefit	—	—	—		—
Net (loss) income	$(96,518)	$440	$346		$(95,732)

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS — (continued)
(in thousands, except per share amounts)
	Legacy Tempo (Historical)	ACE (Historical)	Pro Forma Combined
Net loss per common share – basic and diluted	$(9.58)		$(3.63)
Basic and diluted weighted average common shares outstanding	10,072,318		26,393,289
Net loss per share, Class A redeemable ordinary shares – basic and diluted		$0.03
Weighted average shares outstanding of Class A redeemable ordinary shares		8,092,696
Net loss per share, Class B non-redeemable ordinary shares – basic and diluted		$0.03
Weighted average shares outstanding of Class B non-redeemable ordinary shares		5,750,000

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1 — Basis of Presentation
The merger between Legacy Tempo and ACE was accounted for as a reverse recapitalization, with ACE being treated as the “acquired” company for financial reporting purposes. For accounting purposes, the reverse recapitalization was the equivalent of Legacy Tempo issuing stock for the net assets of ACE, accompanied by a recapitalization. The net assets of ACE were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization were those of Legacy Tempo.
The unaudited pro forma condensed combined balance sheet of Tempo as of September 30, 2022 assumes that the transactions occurred on September 30, 2022. The unaudited pro forma condensed combined statement of operations of Tempo for the year ended December 31, 2021 and for the nine months ended September 30, 2022 presents pro forma effect to the transactions as if it had been completed on January 1, 2021.
The unaudited pro forma condensed combined balance sheet as of September 30, 2022 and unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 has been prepared using, and should be read in conjunction with, the following:
•
unaudited condensed consolidated financial statements of ACE for the nine months ended September 30, 2022 and the related notes; and

•
unaudited condensed financial statements of Legacy Tempo for the nine months ended September 30, 2022 and the related notes.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
financial statements of ACE for the year ended December 31, 2021 and the related notes; and

•
financial statements of Legacy Tempo for the year ended December 31, 2021 and the related notes.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments (“Transaction Accounting Adjustments”). As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The pro forma adjustments reflecting the Closing with ACE and are based on certain currently available information and certain assumptions and methodologies that ACE believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.
Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible such differences may be material. ACE believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Tempo. They should be read in conjunction with the historical financial statements and notes thereto of ACE and Legacy Tempo.
Note 2 — Accounting Policies
Upon completion of the Business Combination, management will perform a comprehensive review of ACE’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the companies which, when conformed, could have a material impact on the combined financial statements. Based on its initial analysis, management has not identified any material differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information.
Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
Article 11 of Regulation S-X allows for the presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). ACE has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only.
The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Tempo filed consolidated income tax returns during the periods presented.
The unaudited pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Tempo shares outstanding, assuming the Business Combination occurred on January 1, 2021.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The pro forma Transaction Accounting Adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
(A)
Reflects the reclassification of cash and cash equivalents held in ACE’s trust account that became available upon completion of the Business Combination.

(B)
Reflects the proceeds of $3.5 million from the issuance and sale of 0.4 million shares of Tempo common stock, with a per share par value of $0.0001, at $10.00 per share pursuant to the PIPE Investment. Should the stock price of Tempo not achieve certain explicit price levels during a defined time frame after the Closing of the Business Combination, as described in the Third A&R PIPE Subscription Agreements, the investors in the PIPE Investment may receive an additional 1,000,000 shares of Tempo common stock, also referred to as the Additional Period Shares. On the earlier of (i) the date which is fifteen (15) months following the closing of the Business Combination and immediately prior to the closing of a strategic transaction, the Sponsor Earnout Shares will vest in an amount equal to (A) the number of Sponsor Earnout Shares, less (B) the number of Additional Period Shares, if any, issuable in the aggregate under the Third A&R PIPE Subscription Agreements, as described under “Business Combination Proposal — Related Agreements — Sponsor Support Agreement.” Accordingly, as of the Closing date the allocation of Tempo shares between investors in the PIPE Investment and the Sponsor is subject to change.

Additionally, ACE has agreed to issue up to 2,000,000 additional shares (the “PIPE Incentive Shares”) to such PIPE Investors on a pro rata basis with respect to each PIPE Investor’s subscription amount as an incentive to subscribe for and purchase the shares under the Third A&R PIPE Subscription Agreements.
While we have given pro forma effect to the expected balance sheet impact associated with this transaction, as of the date of this filing our accounting for the issuance of shares associated with the PIPE Investment is not complete and accordingly is subject to change, refer to Note 4 to the Unaudited Pro Forma Condensed Combined Information.
The proceeds are partially offset by estimated transaction costs to be incurred subsequent to September 30, 2022 in conjunction with the shares of Tempo common stock issued under the PIPE Investment. The Company incurred total banking fees of $0.1 million to assist with the PIPE Investment. Fees are determined to be direct and incremental to the PIPE Investment and reflected as an adjustment to additional paid-in capital. The fees are deferred and will not be paid upon Closing resulting in an increase to accrued expenses of $0.1 million.
(C)
Reflects the settlement of the outstanding principal amount, accrued interest and penalties owed under Tempo’s Loan and Security Agreement. Concurrently with the consummation of the Business Combination, the Company entered into the Amended and Restated Loan and Security Agreement which settles the outstanding principal. The Amended and Restated Loan and Security Agreement settled the $30.0 million in outstanding principal as follows:

•
The Company made a cash repayment of $3.3 million upon the Closing of the Business Combination to the lenders under the Loan and Security Agreement, including a $0.3 million cash repayment for the 1.5% discount on the issuance of Tempo Senior Notes.

•
The Company converted $20.0 million in outstanding principal under the Loan and Security Agreement into Tempo Senior Notes. The Tempo Senior Notes were issued at a 1.5% discount which was paid in cash at Closing.

•
The Company converted $7.0 million in outstanding principal under the Loan and Security Agreement into Tempo Common Stock at $10.00 per share as part of the PIPE Investment. Accordingly, 700,000 shares of Tempo were issued resulting in a corresponding adjustment to additional paid-in capital.

The Bridge Note Purchase Agreement settled the $3.6 million in accrued interest and penalties under the Loan and Security Agreement by using the outstanding amount to purchase Bridge Notes.
While we have given pro forma effect to the expected balance sheet impact associated with the aforementioned transaction, as of the date of this filing our accounting analysis is not complete and accordingly is subject to change, refer to Note 4 to the Unaudited Pro Forma Condensed Combined Information.
(D)
Reflects the payment of deferred underwriting commissions incurred during ACE’s IPO which was settled in shares of Tempo at Closing. Subsequent to ACE’s IPO, the underwriter agreed to settle their underwriting commissions in shares of Tempo at an assumed value of $10.00 per share. 754,339 shares of Tempo valued at $7.5M were issued, resulting in a corresponding adjustment to additional paid-in capital. The remaining $0.6M was paid in cash with proceeds from the trust upon the Closing.

(E)
Adjustment represents the effects of transaction costs on the pro forma condensed combined balance sheet

(E1)
Transaction costs incurred by Legacy Tempo are reflected as follows:

•
Cash payment of $1.9 million associated with costs incurred prior to and unpaid as of September 30, 2022, by Legacy Tempo in conjunction with the Business Combination, such payment is reflected as a corresponding $1.9 million decrease to accrued expenses.

•
Accrued expense increase of $2.6 million, representing estimated transaction costs to be incurred subsequent to September 30, 2022, of which $1.8 million is unpaid at closing. At Closing, $0.1 million in transaction costs were paid resulting in a decrease to cash as well as $0.7 million in transaction costs which were paid via the issuance of equity, resulting an increase to additional paid-in capital.

For the $2.6 million in estimated transaction costs incurred subsequent to September 30, 2022, such amounts are allocated on a relative fair value basis to instruments issued as part of the Merger. A portion of which is allocated as a decrease to additional paid-in capital of $2.2 million. Further, $0.2 million associated with the Tempo Senior Note issuance was allocated as debt issuance costs. The remaining amount of $0.2 million is related to the issuance of liability-classified instruments which are subsequently measured at fair value, and therefore was reflected as an increase to accumulated deficit. See further discussion in the unaudited pro forma condensed combined statement of operations, as described at (FF).
(E2)
Convertible Senior Note termination fees and the associated legal costs

•
Cash payment of $1.1 million related to legal fees, which are to be paid upon the closing of the Merger, which were accrued by ACE prior to close.

•
Accrued expense decrease of $5.1 million relates to termination fees associated with the Convertible Senior Note termination. Pursuant to an agreement with the lender, such termination fees were reduced from $6.2 million to $1.1 million, provided that the Merger was consummated prior to December 2022. As ACE had accrued the full $6.2 million in termination fee costs as of September 30, 2022, upon consummation of the Merger the net assets recorded by Tempo in the pro forma condensed consolidated balance sheet had to be reduced by $5.1 million to reflect the obligation that is assumed by Tempo.

See further discussion in the unaudited pro forma condensed combined statement of operations, as described at (LL).
(E3)
Transaction costs incurred by ACE

•
Cash payment of $1.9 of transaction costs, which are reflected as a corresponding decrease of $1.9 million to accrued expenses that had been incurred prior to and unpaid as of September 30, 2022.

•
Accrued expense increase of $2.0 million of transaction costs to be incurred by ACE subsequent to September 30, 2022, but prior to closing, is an expense of the pre-combination entity and reflected as an increase of $2.0 million to accumulated deficit. Of such accrued amount, $1.1 million is paid at Closing The unaudited pro forma condensed combined statement of operations reflects the impact of these expenses at (FF).

(E4)
The reclassification of $5.9 million of transaction costs incurred by Legacy Tempo in conjunction with the Business Combination and which were capitalized within other noncurrent assets as of September 30, 2022. Upon the close of the Business Combination, such costs have been reclassified resulting a $5.9 million decreased to other noncurrent assets and reflected primarily as $5.5 million decrease to additional paid-in capital. A portion of the costs in the amount of $0.4 million was related to the Tempo senior notes and therefore reflected as a debt issuance cost.

(F)
Represents the following transactions related to ACE’s equity:

•
The reclassification of ACE’s Class A ordinary shares subject to possible redemption from temporary equity into permanent equity.

•
In conjunction with the Domestication, (i) each then issued and outstanding Class A ordinary share of ACE will convert automatically, on a one-for-one basis, into a share of common stock of Tempo, (ii) each then issued and outstanding Class B ordinary share ACE will convert automatically, on a one-for-one basis, into a share of common stock of Tempo, (iii) each then issued and outstanding warrant of ACE will convert automatically into a warrant to acquire one share of common stock of Tempo, and (iv) each then issued and outstanding unit of ACE will be cancelled and will entitle the holder thereof to one share of Tempo common stock and one-half of one Tempo warrant.

(G)
Represents recapitalization of Legacy Tempo’s equity, including:

•
Conversion of 6,963,183 shares of Legacy Tempo Preferred Series A stock, 1,528,501 shares of Legacy Tempo Preferred Series A-1 stock, 1,541,170 shares of Tempo Preferred Series A-2 stock, 7,320,385 shares of Legacy Tempo Preferred Series B stock, 10,669,200 shares of Legacy Tempo Preferred Series C stock and 1,497,748 shares of Legacy Tempo Preferred Series C-1 stock into 29,520,187 shares of common stock of Tempo.

•
Upon the Closing, Tempo used its commercially reasonable efforts to cause the holder of each outstanding and unexercised warrant of Legacy Tempo to exercise such warrants in exchange for shares of Tempo common stock and preferred stock. Each Legacy Tempo warrant that remained outstanding and unexercised was converted into a Tempo warrant at the applicable exchange ratio. The exercise of such warrants resulted in the issuance of 3,187,913 Tempo common shares, 84,848 Series A preferred shares, and 18,556,834 Series C preferred shares upon settlement of Legacy Tempo warrants. The fair value of Tempo’s existing liability classified warrants was removed when exercised. The aggregate exercise price that Legacy Tempo received in cash when the Legacy Tempo warrants were exercised was $0.4 million.

•
Issuance of 10,432,908 shares of Tempo common stock in exchange for 61,219,165 outstanding shares of Legacy Tempo common stock (following the exercise of Legacy Tempo Warrants and conversion of preferred stock).

(H)
Reflects the reclassification of ACE’s historical accumulated deficit to additional paid-in capital in connection with the consummation of the Business Combination, inclusive of the $2.0 million discussed in tickmark [E].

(I)
Reflects the preliminary estimated fair value of Legacy Tempo Equityholders’ Earnout Shares recorded as a liability as of September 30, 2022. For further information, see Note 5. The earnout liability will be remeasured at each reporting date with changes in the fair value recorded to earnings.

(J)
Reflects the recognition of $7.4 million of stock-based compensation expense associated with Legacy Tempo performance-based equity awards that immediately vest upon the successful completion of a business combination. As there are no future service conditions, the estimated fair value of the award is recognized upon the Closing as a non-recurring expense.

(K)
The adjustment represents the repayment of $1.1 million of the Promissory Note entered into between ACE and the Sponsor in January 2022. The adjustment also includes the repayment of $1.0 million from the Working Capital Facility held on ACE’s balance sheet as of September 30, 2022 which was paid off with funds from the Merger.

(L)
Immediately prior to the Closing of the Business Combination, all outstanding amounts under the August 2022 Bridge Notes, together with all accrued and unpaid interest thereon, converted into shares of Tempo Series C-3 Preferred Stock. Such conversion was calculated as the outstanding balance of the August 2022 Bridge Notes and related accrued interest thereon, divided by the original issuance price designated for the Series C-3 Preferred Stock of $3.749108. The Series C-3 Preferred Stock shares then outstanding converted into a number of Tempo common shares whereby the holder of Series C-3 Preferred Stock received, a number of shares of Tempo common shares equal in value to the Series C-3 Preferred Stock outstanding multiplied by Series C-3 Preferred Stock liquidation preference. The Series C-3 Preferred Stock liquidation preference is defined as the Series C-3 issuance price of $3.749108 multiplied by four. Upon the Closing of the Business Combination, the Tempo common stock received converted into shares of Tempo common shares at the applicable exchange ratio. While we have given pro forma effect to the terms of the Bridge Notes and Series C-3 Preferred Stock, as of the date of this filing our accounting for the conversion feature of the Bridge Notes and Series C-3 Preferred Stock is not complete and accordingly is not reflected in the Unaudited Pro Forma Condensed Combined Financial Information, refer to Note 4 to the Unaudited Pro Forma Condensed Combined Information.

(M)
Represents the following redemptions:

•
The redemption of 1,202,070 public shares in October 2022 in connection with the shareholder vote to approve the extension of the date by which ACE must complete an initial business combination. The redemption was paid with funds from the trust account at $10.27 per share.

•
The redemptions of 473,929 public shares in November 2022 in connection with the shareholder vote to approve the Merger. The redemption was paid with funds from the trust account at $10.31 per shares.

(N)
Reflects the issuance of 2,000,000 PIPE Incentive Shares which resulted in the settlement of the PIPE Derivative Liability as an adjustment to additional paid-in capital on the unaudited pro forma condensed combined balance sheet.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, and the nine months ended September 30, 2022 are as follows:
(AA)
Reflects the elimination of historical investment income earned on ACE’s Trust Account.

(BB)
Reflects the interest expense related to the Tempo Senior Notes issued in August 2022 under the terms of the Amended and Restated Loan and Security Agreement. The Tempo Senior Notes are expected to have a floating interest rate based on the Wall Street Journal Prime Rate plus 4.25%, with a floor of 9.75%. For the purpose of presentation within the unaudited pro forma condensed combined statement of operations, we have used the floor of 9.75%. Of the total interest rate, 3.25% will be interest payable-in-kind, with the remaining interest paid in cash.

(CC)
Represents estimated stock-based compensation measured as of the closing date for the portion of the Earnout Shares issuable to existing option holders with continuing service requirements, and assuming no forfeitures (see Note 5). The Company does not expect to achieve the Earnout targets and as such, the Company has not recognized stock-based compensation with the performance condition. The Company will evaluate the probability of achievement at each reporting period and will adjust stock-based compensation as appropriate.

(DD)
Represents incremental stock-based compensation expense associated with $8.8 million Tempo Options granted to employees which vest upon satisfaction of both a service condition and liquidity condition, which will be satisfied upon completion of the Business Combination. The liquidity event has not been deemed probable for expense recognition in the historical unaudited condensed consolidated statement of operations and the triggering event only becomes probable upon a liquidity event, in this case, the Business Combination.

(EE)
Represents the elimination of interest expense on certain existing Tempo debt under the Loan and Security Agreement which will be settled under the terms of the Amended and Restated Loan and Security Agreement upon the closing of the Business Combination as described at [C]. The conversion of existing debt is reflected as of January 1, 2021 in the unaudited pro forma condensed combined statement of operations, and accordingly the interest expense on such debt would not have been incurred had the Business Combination occurred on such date.

(FF)
Reflects $2.0 million of certain non-recurring transaction costs incurred by ACE subsequent to September 30, 2022, principally related to the Merger as described at [E]. An additional $0.2 million of transaction costs are incurred by Tempo subsequent to September 30, 2022, principally related to liability- classified instruments which are subsequently measured at fair value.

(GG)
Represents the elimination of changes in the fair value of Tempo’s liability classified warrants and embedded derivatives held on Tempo’s balance sheet as of September 30, 2022. Prior to the closing, Tempo will use its commercially reasonable efforts to cause the holder of each outstanding and unexercised warrant of Tempo to exercise such warrants in exchange for shares of Tempo common stock as described at [G].
(HH)
Represents the elimination of interest expense on Tempo’s 2022 Promissory Notes (as defined below) which automatically converted into shares of Tempo upon the closing of the Business Combination as described at [O]. The conversion is reflected as of January 1, 2021 in the unaudited pro forma condensed combined statement of operations.

(II)
As discussed in tickmark [E], termination fees and the associated legal costs related to the termination of the subscription agreement under the Convertible Senior Notes of $7.3 million were expensed in the pre-combination statement of operations of ACE and accrued as a liability in the September 30, 2022 balance sheet of ACE. With the closing of the Business Combination, the termination fee due was reduced to $1.1 million, and accordingly the liability recorded by Tempo at the Closing date was based on the reduced termination fee amount. Accordingly, the $5.1 million adjustment was recorded as reduction to termination fees and expenses in the pro forma statement of operations.

Note 4 — In-process Accounting Analysis
The transactions discussed below are presented in the Company’s unaudited pro forma condensed combined financial information, however the Company’s accounting analysis on such transactions is incomplete as of the date of this filing. The Company discussed the implications of certain items where the accounting is incomplete.
PIPE Investment
On September 7, 2022, ACE entered into the Third A&R PIPE Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors immediately prior to the Closing subscribed for 1,250,000 shares of the Tempo common stock for an aggregate purchase price equal to $12.5 million. Of such amount $3.5 million resulted in an increase of ACE cash immediately prior to the Business Combination, $2.0 million was reallocated from an investors’ existing holding in the ACE trust to be a PIPE Investment and $7.0 million was issued to satisfy obligations due pursuant to the Loan and Security Agreement, as described in tickmark [C].
Pursuant to the Third A&R PIPE Subscription Agreements, ACE agreed to:
•
issue additional shares of Tempo common stock to each PIPE Investor in the event that the volume weighted average price per share of Tempo common stock (the “Measurement Period VWAP”) during the 30 days commencing on the date on which a registration statement registering the resale of the shares of Tempo common stock acquired by such PIPE Investors (the “PIPE Resale Registration Statement”) is declared effective is less than $10.00 per share. In such case, each PIPE Investor will be entitled to receive a number of shares of Tempo common stock equal to the product of (x) the number of shares of Tempo common stock issued to such PIPE Investor at the closing of the subscription and held by such PIPE Investor through the date that is 30 days after the effective date of the PIPE Resale Registration Statement (the “Measurement Date”) multiplied by (y) a fraction, (A) the numerator of which is $10.00 minus the Adjustment Period VWAP (as defined below) and (B) the denominator of which is the Adjustment Period VWAP. In the event that the Adjustment Period VWAP is less than $4.00 (the “Price Floor Value”), the Adjustment Period VWAP shall be deemed to be the Price Floor Value.

•
issue up to 1,000,000 additional shares of Tempo common stock to each such PIPE Investor in the event that the Additional Period VWAP is less than the Adjustment Period VWAP. In such case, each such PIPE Investor will be entitled to receive a number of shares of Tempo common stock equal to the lesser of (1) such PIPE Investor’s pro rata portion of 1,000,000 additional shares of Tempo common stock, and (i) (A) (x) the number of shares issued to such PIPE Investor pursuant to such subscription agreement and held by such PIPE Investor on the last day of the 30 calendar day period ending on the date that is 15 months following the closing of the subscriptions (such 30 calendar day period, the “Additional Period”), times (y) the Adjustment Period VWAP, minus the average of the volume weighted average price of a share of Tempo common stock determined for each of the trading days during the Additional Period (the “Additional Period VWAP”), minus (B) the number of PIPE Incentive Shares, times the Additional Period VWAP, divided by (ii) the Additional Period VWAP.
•
issue up to 2,000,000 PIPE Incentive Shares to the PIPE Investors on a pro rata basis with respect to each PIPE Investor’s subscription amount as an incentive to subscribe for and purchase the shares under the Third A&R PIPE Subscription Agreements.

As of the date of this filing, the Company has not concluded on the accounting analysis for the PIPE Investment is not complete and the unaudited pro forma condensed combined financial information only gives effect to the $3.5 million in cash received, which has been reflected as an increase to additional paid-in capital, and the related effects of issuance costs associated with the PIPE Investment.
The PIPE Investment contains embedded features which may result in the additional issuance of shares contingent upon the market prices of Tempo common stock subsequent to the closing of the Merger. The Company expects that an evaluation will be required to consider, but not necessarily limited to, the guidance in ASC 480 — Distinguishing Liabilities from Equity and ASC 815 — Derivatives and Hedging, as it relates to the PIPE Investment, and ASC 850 — Related Party Disclosures, as it relates to the PIPE Incentive Shares. The results of this accounting analysis may have material implications on our financial statements including the subsequent fair value of the embedded features and ongoing remeasurement effects which will impact our earnings. The fair value of these features may also impact the initial measurement of the PIPE Investment. The Company intends to conclude on the accounting analysis and disclose the accounting impact on our consolidated financial statements.
If, based on the Company’s analysis, the features meet the criteria to be classified as equity, the fair value of the features will be recognized as a component of equity. If, however, the features do not meet the criteria to be recognized as a component of equity, the features will be recognized at fair value upon issuance, and each reporting period, with changes in fair value recorded as a component of income. The Company has not yet determined an estimate of fair value of the features.
Additionally, the PIPE Incentive Shares may have material implications to the financial statements, and the Company will need to determine if the shares are accounting for at fair value upon issuance and recognized as a component of income. Alternatively, the PIPE Incentive Shares may be recognized as a component of equity.
Sponsor Earnout — Third SSA Amendment
In connection with the Third SSA Amendment, the Earnout Sponsors agreed to subject 1,000,000 of Domesticated ACE common stock to potential forfeiture to ACE for no consideration if certain earnout vesting conditions are not met. The Company has not completed its analysis of the accounting of the earnout, but will evaluate the provisions to determine if the earn-out will be accounted for in accordance with:
•
ASC 718 — Compensation — Stock Compensation and expensed as compensation expense over the requisite service period;

•
ASC 480 — Distinguishing Liabilities from Equity — and if the earn-out is treated as a liability, it will be recognized at fair value upon issuance and each reporting period with changes in fair value recognized in income;

•
ASC 815 — Derivative and Hedging — and if the earn-out meets the criteria to be accounted for within equity, the fair value of the earn-out will be recognized as a component of equity. If the earn- out does not meet the criteria to be accounted for within equity, it will be recognized as a liability at fair value upon issuance and each reporting period with changes in fair value recognized in income.

The Company has not yet completed a valuation to determine the fair value of the earnout and results of the accounting may be may material to us.
Note 5 — Earnouts
Tempo Earnout Company Shares
Following the Closing, the Eligible Tempo Equityholders will have the right to receive up to 7,000,000 Tempo Earnout Shares in two tranches upon the occurrence of the Earnout Triggering Events during the Earnout Period.

•
upon the occurrence of Triggering Event I, a one-time aggregate issuance of three and a half million (3,500,000) Company Earnout Shares to Tempo Equityholders will be made. Triggering Event I means the first quarter after the closing date, but within the Earnout Period, on which Tempo achieves $5.0 million in Adjusted EBITDA;

•
upon the occurrence of Triggering Event II, a one-time aggregate issuance of three and a half million (3,500,000) Company Earnout Shares to Tempo Equityholders will be made. Triggering Event II means the first quarter after the closing date, but within the Earnout Period, on which Tempo achieves $15.0 million in revenue.

Earnout shares issuable to any eligible recipient in respect of Legacy Tempo Options or Legacy Tempo RSUs held by such recipient as of immediately prior to the closing shall be issued to such recipient only if such recipient continues to provide services (whether as an employee, director or individual independent contractor) to Tempo or one of its subsidiaries through the date of the occurrence of the corresponding Triggering Event.
Earnout Shares Issued to Tempo Equityholders
The earnout shares to be issued to Tempo equityholders were evaluated under ASC Topic 480, Distinguishing Liabilities from Equity, to determine if the earnout award agreements should be classified as a liability. As part of that analysis, it was determined that the earnout shares are freestanding and not liability classified. It was next evaluated whether the earnout shares represented a derivative instrument pursuant to ASC Topic 815, Derivatives and Hedging. Paragraph ASC 815-10-15-74(a) states that a reporting entity shall not consider contracts that are both (a) indexed to an entity’s own stock and (b) classified in stockholders’ equity in its statement of financial position to be derivative instruments. In order to conclude that the earnout shares meet this scope exception and whether they should be accounted for as equity under ASC 815-40, it was evaluated whether the earnout shares meet both of these requirements. The preliminary accounting conclusions for the earnout shares resulted in liability classification pursuant to ASC 815-40.
The Company recorded a liability of $5.1 million at the time of Closing associated with Earnout Shares to Tempo equityholders . The earnout liability will be remeasured at each reporting date with changes in the fair value recorded to earnings.
Earnout Shares Issued to Holders of Tempo Stock Options and Tempo RSUs
The preliminary accounting conclusion related to the grant of Tempo Earnout Shares to existing holders of stock options or restricted stock units is considered a compensatory award and accounted for under ASC 718, Share-Based Compensation as the Tempo Earnout Shares are subject to forfeiture based on the satisfaction of certain service conditions. Triggering Event I and Triggering Event II are considered performance conditions. The requisite service condition is the period of time it takes to achieve both performance conditions. As this is not explicitly stated in the earnout arrangement, the service period is implied from the expected period over which the shares are expected to achieve the performance condition.
The preliminary estimated fair value of the Tempo Earnout Shares subject to ASC 718 was $13.8 million, assuming the service conditions were met and assuming no forfeitures. The amount was not recorded as stock- based compensation expense in the unaudited pro forma condensed combined statements of operations as it was not probable the performance condition would be met.
Fair Value of Earnout Shares
The fair value of all earnout shares that were not subject to ASC 718 was determined to be $5.1 million based on the use of a Monte Carlo simulation valuation model that estimates the number of Earnout Shares expected to vest and their value, based on a simulation of ACE’s stock price, revenue levels, and EBITDA levels in the future using the most reliable information available. The preliminary fair values of the earnout shares are subject to change as additional information becomes available and additional analyses are performed. Such changes could be material once the final valuation is determined at the Closing.

Note 6 — Net Loss Per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, and other related events, assuming such additional shares were outstanding since January 1, 2021. As the Business Combination and other related events are being reflected as if they had occurred as of January 1, 2021, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination and other related events have been outstanding for the entire periods presented.
(in thousands, except share and per share data)	For the year ended December 31, 2021	For the Nine Months Ended September 30, 2022
Pro forma loss attributable to common stockholders – Tempo	$(50,990)	$(95,732)
Tempo common stock
Weighted average shares outstanding – basic and diluted	26,393,289	26,393,289
Net loss per share – basic and diluted	$(1.93)	$(3.63)
The following summarizes the number of shares of Tempo common stock for both the nine months ended September 30, 2022 and the year ended December 31, 2021:
Legacy Tempo Stockholders(1)	16,305,986
ACE’s public shareholders	2,269,299
Sponsor and related parties(2)	4,464,014
Third-Party PIPE Investors	2,530,000
Cantor	823,990
Pro forma weighted average shares outstanding – basic and diluted	26,393,289

(1)
Excludes approximately 0.6 million shares of Tempo common stock which remain reserved for options outstanding. At the Closing, Legacy Tempo Options were converted Tempo Options, upon substantially the same terms and conditions as in effect with respect to the corresponding Legacy Tempo Option, and awards of Legacy Tempo RSUs were converted into awards of Tempo RSUs, upon substantially the same terms and conditions as in effect with respect to the corresponding Legacy Tempo RSU. Also, the amount includes approximately 3.7 million shares of Tempo common stock reserved for Legacy Tempo warrants, net of expected exercise proceeds, that were assumed to have been exercised prior to Closing.

(2)
Includes 0.2 million shares purchased by Sponsor Related PIPE Investors as part of the PIPE Investment and 3.8 million Class B ordinary shares held by the Sponsor that converted automatically, on a one-for-one basis, into a shares of Tempo common stock.

The following potential outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which are not satisfied as of the period end for pro forma presentation purposes.
Public warrants and private placement warrants	18,100,000
Tempo Options	562,526
Tempo RSUs	1,618,991
Legacy Tempo earnout shares, options and restricted stock units	7,000,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
You should read the following discussion and analysis of financial condition and results of operations together with the consolidated financial statements and the related notes and other financial information of Tempo included elsewhere in this prospectus. Some of the information contained in this discussion and analysis contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth in the section of the prospectus captioned “Risk Factors” and elsewhere in this prospectus, actual results may differ materially from those anticipated in these forward-looking statements.
Company Overview
Tempo is a leading software-accelerated electronics manufacturer that aims to transform the product development process for the world’s innovators. We believe that our proprietary software platform, with AI that learns from every order, redefines the customer journey and accelerates time-to-market. Our profit, growth, and strong margins are unlocked by a differentiated customer experience and software-enabled efficiencies. We anticipate that our growth and data accrual will be accelerated via tech-enabled M&A in our highly fragmented industry.
Headquartered in San Francisco, California and founded in 2013, Tempo works with companies across industries, including space, semiconductor, aviation and defense, medical device, as well as industrials and e-commerce. Our customers include hardware engineers, engineering program managers, and procurement and supply chain personnel from businesses of a variety of sizes, ranging from Fortune 500 companies to start-ups. The electronics within their products are most often manufactured as PCBAs. The PCBA manufacturing process typically takes two inputs: 1) semiconductor components, and 2) a PCB, which consists of pads that receive the components and traces that connect them. The assembly process typically consists of attaching the semiconductor components to the PCB using a paste (solder paste), then curing the paste in an oven such that a strong electrical and mechanical bond is formed. Given the varied requirements of different contexts, customers typically will design different, custom PCBAs for each of their products.
During the initial phases of product development, up until a product is deemed production worthy (or, in the case where production quantities are less than 1,000, through production), customers demand quick turnaround times and the highest quality from their vendors to ensure they are not slowed down in their ramp to release new products. Based on IPC’s 2012 – 2013, 2018, and 2019 Annual Reports and Forecasts for the North American EMS Industry, the estimated size of this electronics prototyping and on-demand production market in the United States is approximately $290.0 billion. Yet, most of these electronics have historically been produced by small manufacturers who have been largely ignored by software and AI and therefore struggle to consistently satisfy customer demands manually. Tempo has developed a technology-enabled manufacturing platform to streamline this electronic product realization process, thereby helping our customers bring new products to market faster. We believe that our platform offers customer benefits that are highly desired by the market and not available from alternative solutions through our:
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Front-end customer portal, which provides frictionless quoting, ordering, and complex data ingestion via a secure cloud-based interface. Our front-end customer portal offers analysis, interpretation, and visual rendering of engineering, design, and supply chain data with minimal human involvement, which ultimately allows hardware engineers to reach a manufacturable design quickly and efficiently.

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Back-end manufacturing software, which is a continuous, bi-directional digital thread that connects our customers to our smart factories, weaving together manufacturing processes and design data. In it, our data-experienced AI flags and prevents potential production issues. It is extendable and manageable across multiple sites and locations.

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Connected network of smart factories, which deliver turnkey printed circuit board fabrication and assembly. Data from every build fuels the Tempo AI, increasing efficiencies and streamlining processes.

Tempo’s software platform helps companies iterate faster. In the status quo, each of quoting, manufacturability review, procurement, setup, and manufacturing are manual processes. We estimate that, on average, these production process steps collectively take approximately 20 days when executed manually. By contrast, with Tempo’s automated approach, these processes could be completed in approximately five days.

Growth Strategy and Outlook
Tempo’s growth strategy has two elements:
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Enhance our automated, intelligent process to benefit the customer experience.   As we take more orders, we accumulate more data. More data helps us deliver a better customer experience, which, in turn, drives more orders — a virtuous cycle. Further, additional orders yield additional gross profit, which we can use to accelerate our research and development (‘‘R&D’’) investment in our software platform.

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Make disciplined inorganic investments.   The $290.0 billion fragmented landscape is a target-rich environment for tech-enabled M&A, with an estimated 34 M&A transactions completed in the North American electronics manufacturing services (which we refer to as PCBA) and PCB sectors in 2021 according to GP Ventures, Ltd as of January 2022. To execute this strategy, we plan to leverage our leadership team’s decades of acquisition and integration experience. We expect that our software platform will confer top-line and bottom-line benefits to the targets we acquire. In addition, we expect that future acquisitions will provide further fuel, in the form of data, for enhancing our platform.

Comparability of Financial Information
The following tables contain summary historical financial data of Legacy Tempo for the periods as indicated.
Legacy Tempo’s statement of operations for the nine month periods ended September 30, 2022 and 2021 are derived from the unaudited interim condensed financial statements.
	Nine Months Ended September 30,
(In thousands)	2022	2021
Statement of Operations Data:
Revenue	$9,146	$13,354
Cost of revenue	8,141	10,696
Gross profit	1,005	2,658
Operating expenses
Research and development	8,317	6,538
Sales and marketing	7,363	6,504
General and administrative	9,992	12,098
Impairment loss	297	—
Total operating expenses	25,969	25,140
Loss from operations	(24,964)	(22,482)
Other income (expense), net
Interest expense	(6,902)	(2,069)
Other financing cost	(30,793)	—
Interest income	7	3
Loss on debt extinguishment	(38,939)	—
Other income (expense)	(4)	2,500
Change in fair value of warrant and derivatives	5,674	(2,340)
Change in fair value of debt	(597)	—
Total other income (expense), net	(71,554)	(1,906)
Loss before income taxes	(96,518)	(24,388)
Income tax provision	—	—
Net loss	$(96,518)	$(24,388)

Key Financial Definitions/Components of Results of Operations
Revenue
Tempo generates revenue by manufacturing electronics in the form of Printed Circuit Board Assemblies (“PCBAs”). It produces prototype and on-demand production PCBAs for engineers with urgent, high complexity projects. Our contracts consist of a single performance obligation of completed PCBA and hence, the contract price per the purchase order is deemed to be reflective of the standalone selling price. Revenue is recognized over time using the cost input method. Over time recognition was applied as products represent assets with no alternative use and the contracts include an enforceable right to payment for work completed to date.
Our customer base consists primarily of leading innovators in space, semiconductor, aviation & defense, medical device, and industrial & e-commerce industries. We enter into a purchase order with each customer and ensure that the purchase orders are executed by all parties. Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 60 days of the date when the performance obligation is satisfied and include no general rights of return.
Operating Expenses
Cost of revenue
Cost of revenue primarily includes direct materials, direct labor, and manufacturing overhead incurred for revenue-producing units shipped. Cost of revenue also includes associated warranty costs, shipping and handling, and other miscellaneous costs.
Research and development expense
Research and development costs are expensed as incurred and consist primarily of personnel and related costs for product development activities. Research and development costs also include professional fees payable to third-parties, license and subscription fees for development tools, and manufacturing-related costs associated with product development. With the additional resources that come from the Business Combination, we expect to increase our investment in research and development.
Sales and marketing expense
Sales and marketing expenses consist of personnel and related expenses for our employees working in sales and marketing and business development departments including salaries, bonuses, payroll taxes, and stock-based compensation. Also included are non-personnel costs such as marketing activities, professional and other consulting fees. With the additional resources that come from the Business Combination, we expect to increase our investment in sales and marketing.
General and administrative expense
General and administrative expenses consist primarily of personnel and related expenses for our employees, in our finance and administrative teams including salaries, bonuses, payroll taxes, and stock-based compensation. It also consists of legal, consulting, and professional fees, rent expenses pertaining to our offices, business insurance costs and other costs. We also expect that after the merger, we will incur additional audit, tax, accounting, legal and other costs related to compliance with applicable securities and other regulations, as well as additional insurance, investor relations, and other costs associated with being a public company.
Impairment loss
The Company abandoned a section of their operating lease for the remainder of the lease term and has no intention of subleasing the space. The Company reassessed their asset grouping as the deployment of the ROU asset had changed and determined the abandoned lease was a new asset group. The Company concluded the abandoned section of their ROU asset was not recoverable and recognized an impairment charge within impairment loss in the condensed statements of operations.
Impacts Related to the COVID-19 Pandemic
In March 2020, the World Health Organization declared the outbreak of COVID-19 to be a global pandemic and recommended containment and mitigation measures worldwide. In response, government authorities have issued an evolving set of mandates, including requirements to shelter-in-place, curtail business operations, restrict travel, and avoid physical interaction. These mandates and the continued spread of COVID-19 have disrupted normal business activities in many segments of the global economy, resulting in weakened economic conditions. More recently, government mandates have been lifted by certain public authorities and economic conditions have improved in certain sectors of the economy relative to early in the second quarter of 2020. Certain regions of the world have experienced increasing numbers of COVID-19 cases, however, and if this continues and if public authorities intensify efforts to contain the spread of COVID-19, normal business activity may be further disrupted and economic conditions could weaken.
Our ability to continue to operate without any significant negative impacts will in part depend on our ability to protect our employees and our supply chain. We have endeavored to follow actions recommended by governments and health authorities to protect our employees. We have been able to broadly maintain our operations, and we intend to continue to work with our stakeholders (including customers, employees, suppliers, and local communities) to responsibly address this global pandemic. The Company’s operations expose it to the COVID-19 pandemic, which has had and may continue to have an adverse impact on Tempo’s employees, operations, supply chain and distribution system. However, uncertainty resulting from the global pandemic could result in unforeseen disruptions that could impact our operations going forward.
If the Company’s suppliers experience additional closures or reductions in their capacity utilization levels in the future, the Company may have difficulty sourcing materials necessary to fulfill production requirement. Due to the COVID-19 pandemic, Tempo has experienced some supply chain constraints, including with respect to semiconductor components, and has responded by ordering larger quantities of these components to ensure an adequate supply. COVID-19 has also impacted the Company’s customers and may create unpredictable reductions or increases in demand for Tempo’s manufacturing services. We have also not observed any material impairments of our assets or a significant change in the fair value of assets due to the COVID-19 pandemic.
For additional information on risk factors that could impact our results, please refer to “Risk Factors” located elsewhere in this prospectus.
Critical Accounting Policies and Estimates
The preparation of financial statements in conformity with GAAP requires Tempo’s management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reported periods. The more critical accounting estimates include estimates related to revenue recognition and stock-based compensation. Tempo also has other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding its results, which are described in Note 2 to Tempo’s annual financial statements as of and for the years ended December 31, 2021 and 2020, appearing elsewhere in this prospectus.
Revenue Recognition
In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), we recognize revenue over the contract period as services are being performed and as the related asset is being created. The amount of revenue recognized reflects the consideration to which we expect to be entitled to receive in exchange for these services using the five-step method required by ASC 606:
(1)
Identify the contract with a customer:

A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the products and services to be transferred and identifies the payment terms related to these products and services, (ii) the contract has commercial substance, and (iii) we determine that collection of substantially all consideration for products and services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. We enter into a purchase order with each customer and ensure the purchase order is executed by all parties. Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 60 days of the date when the performance obligation is satisfied and include no general rights of return.
(2)
Identify the performance obligations in the contract:

Performance obligations promised in a contract are identified based on the products and services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the products and services either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the products and services is separately identifiable from other promises in the contract. Our contracts consist of a single performance obligation of completed PCBAs.
As part of the term and conditions of the customer contract, we generally offer a warranty for a period of one year. This type of warranty provides the customers with assurance that the related assembled product will function as intended and complies with any agreed upon specifications. Therefore, as the warranty cannot be purchased separately and only provides assurance that the product complies with agreed-upon specifications, the warranty is not considered a separate performance obligation.
(3)
Determine the transaction price:

The transaction price is determined based on the consideration to which we will be entitled in exchange for transferring products and services to the customer. The transaction price consists of fixed consideration as noted in each purchase order. In instances where the timing of revenue recognition differs from the timing of invoicing, we have determined that contracts do not include a significant financing component.
We elected a practical expedient available under ASC 606 which permits us to not adjust the amount of consideration for the effects of a significant financing component if, at contract inception, the expected period between the transfer of promised goods or services and customer payment is one year or less.
(4)
Allocate the transaction price to performance obligations in the contract:

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Each purchase order contains only one performance obligation and hence, the contract price per the purchase order is deemed to be reflective of the standalone selling price and the entire transaction price is allocated to the single performance obligation. All manufactured products are highly customized, and therefore, priced independently.
(5)
Recognize revenue when or as the company satisfies a performance obligation:

For each performance obligation identified, we determine at contract inception whether the performance obligation is satisfied over time or at a point in time. The transfer of control for our products qualify for over time revenue recognition because the products represent assets with no alternative use and the contracts include an enforceable right to payment for work completed to date. We have selected a cost incurred input method of measuring progress to recognize revenue over time, based on the status of work performed. The cost input method is representative of the value provided to the customer as it represents our performance completed to date. We typically satisfy our performance obligations in one month or less. We have elected to treat shipping and handling activities as fulfillment costs and also elected to record revenue net of sales and other similar taxes.
Stock-Based Compensation
Accounting for stock-based compensation requires us to make a number of judgments, estimates and assumptions. If any of our estimates prove to be inaccurate, our net loss and operating results could be adversely affected.

We estimate the fair value of stock options granted to employees and directors using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including (1) the expected stock price volatility, (2) the expected term of the award, (3) the risk-free interest rate and (4) expected dividends and (5) the fair value of our common stock. These assumptions are estimated as follows:
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Volatility.   Since the Company does not have a trading history of its common stock, the expected volatility was derived from the average historical stock volatilities of several public companies within the Company’s industry that its considers to be comparable to its business over a period equivalent to the expected term of the stock option grants.

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Expected term.   The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and primarily calculated as the average of the option vesting and contractual terms, based on the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.

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Risk-free rate.   The Company bases the risk-free interest rate on the implied yield available on U.S. Treasury zero-coupon issues with remaining term equivalent to expected term.

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Expected dividend yield.   The Company has not issued any dividends in its history and does not expect to issue dividends over the life of the options and, therefore, has estimated the dividend yield to be zero.

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Fair value of common stock.   The fair value of the shares of common stock underlying the stock-based awards has historically been determined by the board of directors, with input from management.

Because there has been no public market for the Company’s common stock, the board of directors has determined the fair value of the common stock on the grant date of the stock-based award by considering a number of objective and subjective factors, including 409A valuations of the Company’s common stock, valuations of comparable companies, sales of the Company’s common stock to unrelated third parties, operating and financial performance, the lack of liquidity of the Company’s capital stock, and general and industry-specific economic outlook. The fair value of the underlying common stock will be determined by the board of directors until such time as the Company’s common stock is listed on an established stock exchange or national market system. To evaluate the fair value of the underlying shares for grants between two independent valuations and after the last independent valuation, a linear interpolation framework is used to evaluate the fair value of the underlying shares.
Historically, we have determined the fair value of our common stock underlying option grants, by considering a variety of factors including, among other things, timely valuations of our common stock prepared by an independent third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Given the absence of a public trading market for our common stock, our board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value, including important developments in our operations, stage of development, valuations performed by an independent third-party valuation firm, sales of our preferred stock, actual operating results and financial performance, the conditions in similar industry sectors and the economy in general, the stock price performance and volatility of comparable public companies, the lack of liquidity of our equity, and the likelihood of achieving a liquidity event, such as an initial public offering, merger or sale of the company.
During the nine months ended September 30, 2022 and the fiscal years 2021 and 2020, the Company performed periodic valuations of its common stock. As of March 31, 2020, the 409A valuation yielded a common share value of $0.94 per share. The valuation was derived under an income method which values the Company based on the present value of its future earning capacity. At the time of the 2020 valuation, the Company had been negatively impacted by the COVID-19 pandemic which adversely impacted projected revenue growth. In the Company’s March 2021 409A valuation, the Company projected a 55% growth in revenue over the next twelve months when compared to the same period in the prior year. The revenue recovery from the impact of the COVID-19 pandemic, contributed significantly to a 60.6% increase in fair value to $1.52 per common share, up from the prior 409A valuation prepared in March 2020. Other assumptions used in the March 2021 409A valuation included a time to exit of three (3) years, which decreased from the March 2020 409A valuation that used four and a half (4.5) years. The decrease in the time to exit between the dates resulted in a downward adjustment of the discount for lack of marketability (“DLOM”) from 40% to 30%.
In March 2021, Legacy Tempo expressed interest in pursuing a business combination/merger with a special purpose acquisition company (“SPAC”), however as of March 31, 2021 had not engaged with advisors or initiated discussions with SPACs. On May 25, 2021, Legacy Tempo presented on Tempo’s business, operations, and finances to professional consultants for guidance on seeking a SPAC merger. On July 8, 2021 Legacy Tempo executed a mutual NDA with ACE and provided a template of a letter of intent (“LOI”).
Legacy Tempo further discussed the possibility of a merger with ACE through the month of July until the LOI was executed on July 17, 2021. The LOI contemplated the merger with ACE together with the Tempo Add-On Acquisitions.
With the signing of the LOI on July 17, 2021, the Company performed an off cycle 409A valuation, which yielded a common stock fair value of $2.82 per share. For such valuation the Company utilized a combination approach relying on (1) a continued operations scenario and (2) a transaction scenario, which we describe as the hybrid method (the “Hybrid Method”). The Hybrid Method is also appropriate when various possible future outcomes are assumed by our management. The Hybrid Method considers a company’s going concern nature, stage of development and the company’s ability to forecast near and long-term future liquidity scenarios. The Hybrid Method was deemed the most appropriate due to the attainment of a non-binding letter of intent with ACE. The outcomes of each scenario are assigned a probability and a future estimated equity value. The Company also considered a secondary transaction which occurred immediately prior to the valuation date in June 2021. The size of the secondary transaction relative to the Company’s total equity valuation resulted in an insignificant comparison. However, given the proximity of the transaction to the valuation date, a five percent weighting was applied. The transaction was determined to be an orderly arm’s length transaction and accordingly was included in the July 17, 2021 409A valuation. The shares sold for $3.66 per common share in the secondary transaction.
A description of the two scenarios used in the Hybrid Method as of July 17, 2021 is as follows:
Continuing Operations Scenario:
Under the continued operations scenario (the “Continuing Operations Scenario”), we utilized an income method to estimate the enterprise value of the company and the option pricing model (“OPM”) to allocate the resulting enterprise value to the various classes of our securities, resulting in a per share value of $2.24 per common share, prior to a discount for the lack of marketability being applied. The OPM assumptions included a time to liquidity event of 3 years and a volatility of 70%. A discount for lack of marketability (“DLOM”) of 30% was applied based on various put option models assuming a term of 3 years and a common stock volatility of 70% resulting in a per common share value of $1.57 at July 17, 2021 under the Continuing Operations Scenario. The expected term of 3 years included in the Continuing Operations Scenario OPM and DLOM models remained unchanged from the March 2021 409A valuation, as this continued to be management’s best estimate.
Transaction Scenario:
Under the transaction scenario (the “Transaction Scenario”), the Company assumed an exit event via a SPAC merger on December 31, 2021. The future value is determined as of the exit event date and discounted to the valuation date to determine the present value. The future value is determined by a terminal value based on the next twelve months of projected revenue multiplied by a market multiple. The market multiple is based on a comparison of peer public companies in a similar industry. The Transaction Scenario resulted in a per share value of $3.81 of consideration to be paid to Legacy Tempo shareholders in the SPAC merger, with such per share value being prepared on a marketable basis. A DLOM of 10% was applied based on various put option models assuming a term of 0.5 years and overall company volatility of 70%, resulting in a per common share value of $3.43 at July 17, 2021 under the Transaction Scenario. The DLOM under the Transaction Scenario is most heavily influenced by the shorter term used of 0.5 years, as compared to 3 years in the Continuing Operations Scenario, resulting in a decreased DLOM.

The application of the Hybrid Method resulted in a per common share value of $2.78 at July 17, 2021. Such value is derived based on a weighted value assigned to the Continuing Operations Scenario ($0.55) at 35% and Transaction Scenario at 65% ($2.23). The weightings reflect the uncertainty regarding the completion of the transaction. Further, the weightings reflect the non-binding nature of the LOI and a merger agreement had not been drafted at the time of valuation. Upon determining the value from the Hybrid Method, a 5% weighting of the June 2021 secondary transaction ($3.66) was applied which resulted in a total value allocation of 95% to the Hybrid Method. The combined value from the Hybrid Method and secondary transaction resulted in a total value of $2.82 per common share as of July 17, 2021.
During July through October 2021, there were initial SPAC meetings with all interested parties which included ACE, Advanced Circuits, Whizz, investment bankers and legal counsel. The meetings included a discussion of, among other things, financial due diligence on Legacy Tempo, the acquisition of Advanced Circuits and Whizz, the commitments of PIPE investors, the expansion of a credit facility with SQN and the inclusion of an earnout arrangement with Legacy Tempo shareholders. ACE’s board of directors approved the Merger Agreement on October 13, 2021, followed by a joint press release issued by ACE and Legacy Tempo on October 14, 2021, announcing the execution of the Merger Agreement.
With the execution of the Merger Agreement, the Company prepared a 409A valuation as of October 15, 2021, resulting in a per common share value of $6.08. The Company value was derived by the continued application of the Hybrid Method. The Hybrid Method utilized similar scenarios as of the prior valuation, however the inputs to those scenarios were updated with relevant figures as of October 15, 2021. The increase in value is primarily attributed to the Transaction Scenario which resulted in a value of $8.04 per common share after the application of a DLOM. The value was determined by an implied price of $10.00 for New Tempo stock, upon which Legacy Tempo shareholders would receive the merger consideration at an exchange ratio of approximately 0.806. A DLOM of 3.7% was applied which reflects an exit event in four (4) months and a volatility at 28.2%. The decrease in DLOM is attributable to the decrease in the time to an exit event and volatility. The weighting of the Transaction Scenario increased to 70% which reflects the executed Merger Agreement. The Continuing Operations scenario relied on an Income Approach using similar inputs to prior valuations. The Continuing Operations scenario resulted in a value of $1.49 per common share after the application of a DLOM of 23%. The secondary transaction was not included in the weighting of the October 2021 409A valuation due to the time that had passed since the June 2021 sale and the small size of such sale.
The Company prepared an updated 409A valuation as of December 31, 2021, resulting in a per common share value of $7.71. The Company continued to implement the Hybrid Method with inputs updated as of December 31, 2021. The increase in value was primarily related to the Transaction Scenario which resulted in a value of $8.35 per common share after the application of a DLOM. The value was determined by an implied stock price of $10.00 for Tempo stock, upon which Legacy Tempo shareholders would receive the merger consideration at an exchange ratio of approximately 0.822. A DLOM of 3.3% was applied which reflects an exit event in less than four (4) months and a volatility at 27.2%. The weighting of the Transaction Scenario increased to 90% which reflects the filing of the S-4 with the SEC on November 12, 2021 and management’s continued efforts toward executing on a successful close to the merger. The Continuing Operations scenario continued to rely on an Income Approach which used similar inputs to the prior valuation. The Continuing Operations scenario resulted in a value of $1.97 per common share after the application of a DLOM of 20.3%. The increase in value is primarily attributed to an increase in forecasted revenue as compared to the previous valuation. The DLOM also decreased due to a decrease in volatility and a decrease in the time to an exit event as compared to the previous 409A valuation. The weighting applied to the Continuing Operations Scenario decreased to 10%, commensurate with the increase in the Transaction Scenario weighting.
The Company prepared an updated 409A valuation as of March 31, 2022, resulting in a per common share value of $8.24. The Company continued to implement the Hybrid Method with inputs updated as of March 31, 2022. The increase in value was primarily related to the Transaction Scenario which resulted in a value of $8.96 per common share after the application of a DLOM. The value was determined by an implied stock price of $10.00 for Tempo stock, upon which Legacy Tempo shareholders would receive the merger consideration at an exchange ratio of approximately 0.822. A DLOM of 2.0% was applied which reflects an exit event in less than two (2) months and a volatility at 28.2%. The weighting of the Transaction

Scenario remained at 90% which reflects the filing of the S-4 with the SEC on March 17, 2022 and management’s continued efforts toward executing on a successful close to the merger. The Continuing Operations scenario continued to rely on an Income Approach which used similar inputs to the prior valuation. The Continuing Operations scenario resulted in a value of $1.80 per common share after the application of a DLOM of 21.3%.
The Company prepared an updated 409A valuation as of June 30, 2022, resulting in a per common share value of $4.64. The Company continued to implement the Hybrid Method with inputs updated as of June 30, 2022. The decrease in value was primarily related to the Transaction Scenario which resulted in a value of $5.03 per common share after the application of a DLOM. The value was determined by an implied stock price of $10.00 for Tempo stock, upon which Legacy Tempo shareholders would receive the merger consideration at an exchange ratio of approximately 0.503. A DLOM of 3.4% was applied which reflects an exit event in less than three (3) months and a volatility at 31.9%. The weighting of the Transaction Scenario remained at 90% which reflects the filing of the S-4 with the SEC on March 17, 2022 and management’s continued efforts toward executing on a successful close to the merger. The Continuing Operations scenario continued to rely on an Income Approach which used similar inputs to the prior valuation. The Continuing Operations scenario resulted in a value of $1.15 per common share after the application of a DLOM of 23.6%. The decrease in value is primarily attributed to a decrease in the exit value and increase in DLOM. The exit value decreased after giving consideration to relative growth and risk. The DLOM increased due to an increase in volatility as compared to the previous 409A valuation. The weighting applied to the Continuing Operations Scenario remained at 10%.
The Company prepared an updated 409A valuation as of August 31, 2022, resulting in a per common share value of $1.59. The Company continued to implement the Hybrid Method with inputs updated as of August 31, 2022. The decrease in value was primarily related to the Transaction Scenario which resulted in a value of $1.77 per common share after the application of a DLOM. The value was determined by an implied stock price of $10.00 for Tempo stock, upon which Legacy Tempo shareholders would receive the merger consideration at an exchange ratio of approximately 0.183. A DLOM of 3.1% was applied which reflects an exit event in approximately two (2) months and a volatility at 33.0%. The weighting of the Transaction Scenario remained at 90% which reflects the filing of the S-4 with the SEC on August 12, 2022 and management’s continued efforts toward executing on a successful close to the merger. The Continuing Operations scenario continued to rely on an Income Approach which used similar inputs to the prior valuation. The Continuing Operations scenario resulted in a value of zero dollars per common share. The decrease in value is attributed to a near-term decrease in expected cash flows. The discounted cash analysis as of August 31, 2022 indicated a total invested capital value that was lower than the total outstanding debt as of the valuation date, which implied the total stockholders’ equity would have zero value as of August 31, 2022. As such the fair value of common stock in the Continuing Operations Scenario would also be zero. The weighting applied to the Continuing Operations Scenario remained at 10%.
Impact on Measurement of Share-based Payment Awards:
Legacy Tempo granted approximately 128,594 options and 7.0 million options during the nine months ended September 30, 2022 and the year ended December 31, 2021, respectively. Tempo has included the following chart which reflects the date of the option grant and the number of options granted, and the fair value of the underlying common stock used to value such awards for accounting purposes. The value of $10.00 per common share of the combined entity multiplied by the exchange ratio of 0.1704 (exchanging Tempo shares in exchange for Legacy Tempo shares) results in an implied value of $1.70 per share attributable to the Legacy Tempo shareholders. Legacy Tempo’s fair value per common share increased through 2021 as described above but is expected to decrease in 2022 due to changes to the structure of the Business Combination.

Date of Option Grant	# of Options Granted	Fair Value of Underlying Stock*
1/27/2021	185,000	$1.41
3/29/2021	3,056,993	$1.51
3/30/2021	305,583	$1.51
6/1/2021	880,874	$2.26
6/25/2021	204,500	$2.55
7/3/2021	273,365	$2.65
8/10/2021	937,731	$3.69
9/28/2021	566,250	$5.46
11/10/2021	353,000	$6.63
12/3/2021	237,000	$7.12
5/16/2022	3,594	$6.42
8/18/2022	125,000	$2.23

*
To evaluate the fair value of the common stock for option grants between each independent valuation and after the last independent valuation, a linear interpolation framework was used to evaluate the fair value of the underlying common shares granted. Legacy Tempo determined that a linear interpolation was appropriate between each measurement period as there were no material changes in Legacy Tempo’s business.

Warrant Liability
Liability classified warrants are subject to re-measurement at each balance sheet date, and any change in fair value is recognized in the change in fair value of warrants in the statements of operations. We estimate the fair value of these liabilities using the Black-Scholes option pricing model. As further discussed in Stock-Based Compensation above, assumptions used are based on the individual characteristics of the warrants on each valuation date, including contemplating changes in the value of the shares underlying such warrants.
Fair Value Measurements
The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, term loans, convertible notes, convertible notes — related party and warrant liabilities. The Company has determined the carrying value of these assets and liabilities approximates the fair value due to their short maturities and has classified these assets and liabilities as Level 1 financial instruments. The balances outstanding under the loans payable agreements are considered to approximate their estimated fair values as the interest rates approximate market rates. The convertible notes, convertible notes — related party and warrant liabilities are carried at fair value.
The Company classified the convertible debt and liability classified convertible preferred stock and common stock warrants as Level 3 financial instruments.
Recent accounting pronouncements
A discussion of recently issued accounting standards applicable to Tempo is described in Note 2, Significant Accounting Policies, in the Notes to the Financial Statements contained elsewhere in this prospectus.
Results of operations
Nine months ended September 30, 2022 compared to nine months ended September 30, 2021
The following table sets forth Legacy Tempo’s unaudited statements of operations data for the nine months ended September 30, 2022 and 2021, respectively. We derived this data from our unaudited interim condensed financial statements included elsewhere in this prospectus. Legacy Tempo prepared the six-months data on a consistent basis with the audited financial statements as of and for the years ended December 31, 2021 and 2020. In the opinion of Legacy Tempo’s management, the unaudited six-months financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data.
	Nine Months Ended September 30,
(In thousands)	2022	2021	$ Change	% Change
Statement of Operations:
Revenue	$9,146	$13,354	$(4,208)	-32%
Cost of revenue	8,141	10,696	(2,555)	-24%
Gross profit	1,005	2,658	(1,653)	-62%
Operating expenses
Research and development	8,317	6,538	1,779	27%
Sales and marketing	7,363	6,504	859	13%
General and administrative	9,992	12,098	(2,106)	-17%
Impairment loss	297	—	297	N.M.
Total operating expenses	25,969	25,140	829	3%
Loss from operations	(24,964)	(22,482)	(2,482)	11%
Other income (expense), net
Interest expense	(6,902)	(2,069)	(4,833)	234%
Other financing cost	(30,793)	—	(30,793)	N.M.
Interest income	7	3	4	133%
Loss on debt extinguishment	(38,939)	—	(38,939)	N.M.
Other income (expense)	(4)	2,500	(2,504)	-100%
Change in fair value of warrant and derivatives	5,674	(2,340)	8,014	-342%
Change in fair value of debt	(597)	—	(597)	N.M.
Total other income (expense), net	(71,554)	(1,906)	(69,648)	3654%
Loss before income taxes	(96,518)	(24,388)	(72,130)	296%
Income tax provision	—	—	—	N.M.
Net loss	$(96,518)	$(24,388)	$(72,130)	296%

N.M. — Percentage change not meaningful
Revenue
Revenue for the nine months ended September 30, 2022 was $9.1 million compared to $13.4 million, for the same period in 2021. The year-over-year decrease of $4.2 million, or 32% is primarily due to global semiconductor supply shortage which lengthened the time between the booking of orders and the recognition of revenue. Consequently, Tempo’s revenue backlog at the end of September 2022 increased.
Cost of revenue and gross profit
Cost of revenue for the nine months ended September 30, 2022 was $8.1 million compared to $10.7 million for the nine months ended September 30, 2021. The decrease of $2.6 million in cost of revenue for the nine months ended September 30, 2022 over the same period in 2021 was primarily driven by decrease in sales which was partially offset by an increase in direct material costs on account of the global semiconductor supply shortage during the nine months ended September 30, 2022.
Our gross profits for the nine months ended September 30, 2022 decreased by $1.7 million, or 62%, as compared to the nine months ended September 30, 2021. The gross profit percentage decreased from 20% to 11% primarily due to reduced sales volumes and an increase in direct material costs, both on account of the global semiconductor supply shortage during the nine months ended September 30, 2022.
Research and development expenses
Research and development expenses for the nine months ended September 30, 2022 increased by $1.8 million, or 27%, compared to the same period in 2021. The increase in research and development expenses is primarily attributable to a $0.6 million increase in employee compensation and benefits driven by an average rise of 15% in headcount, a $0.2 million increase related to severance payments for a reduction in force in May and August of 2022, a $0.6 million increase in consulting and professional services, a $0.2 million increase in stock-based compensation expenses, and a $0.1 million increase in software licenses and subscriptions.
Sales and marketing expenses
Sales and marketing expenses for the nine months ended September 30, 2022 increased by $0.9 million, or 13%, compared to the same period in 2021. The increase in sales and marketing expenses is primarily attributable to a $0.7 million increase in employee compensation and benefits driven by an average rise of 20% in headcount, and a $0.2 million increase in stock-based compensation expense.
General and administrative expenses
General and administrative expenses for the nine months ended September 30, 2022 decreased by $2.1 million, or 17%, compared to the same period in 2021. The decrease in general and administrative expenses is primarily attributable to a $1.7 million decrease in legal fees, related to merger and acquisition activities, and a $0.6 million decrease in recruiting related expenses. This was partially offset by $0.2 million increase in integration costs related to merger.
Impairment loss
The Company abandoned a section of their ROU asset which was not recoverable and recognized an impairment charge of $0.1 million to the right of use asset, and a $0.2 million impairment charge to the leasehold improvements.
Interest expense
Interest expense for the nine months ended September 30, 2022 increased by $4.8 million, or 234%, as compared to the nine months ended September 30, 2021 primarily due to the additional $10.0 million term loan and $10.6 million convertible debt entered into during the nine months ended September 30, 2022 (See Note 7 and Note 8 to the unaudited Interim Condensed Financial Statements as of September 30, 2022 and December 31, 2021) as compared to an equipment loan and the June 2021 Credit Facility both with SQN Venture Income Fund II, LP during the nine months ended September 30, 2021.
Other financing cost
Other financing cost for the nine months ended September 30, 2022 is primarily related to issuance of 18,262,167 warrants to existing investors. The warrants were measured at fair value on the issuance which valued at $27.5 million. Additionally, $3.2 million was recognized as other financing cost which related to convert cash received.
Interest income
Interest income for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021 was not material.
Loss on debt extinguishment
Loss on debt extinguishment for the nine months ended September 30, 2022 is related to the termination of loan and security agreements, convertible promissory notes, and bridge notes which was accounted for as an extinguishment of debt. These borrowing arrangements were replaced by August 2022 Bridge Notes. Accordingly, the Company recorded a loss on debt extinguishment of $38.9 million.
Other income (expense)
Other income increased by $2.5 million, or 100%, from the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021 related to gain on PPP loan forgiveness in August 2021.

Fair value of warrant and derivative liabilities
Fair value of warrant and derivative liabilities increased by $8.0 million, or 342%, from the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. The increase was related to the issuance of 18,542,168 warrants during the nine months ended September 30, 2022 in conjunction with entering into the various convertible debt and term loans as compared to 641,333 warrants issued during the nine months ended September 30, 2021.
Fair value of debt
The Company accounts for certain convertible notes outstanding as on nine months ended September 30, 2022 under the fair value option election of ASC 825. The estimated fair value adjustment of $0.6 million related to these convertible notes was recognized for the nine months ended September 30, 2022.
Net loss
As a result of the factors discussed above, our net loss for the nine months ended September 30, 2022 was $96.5 million, an increase of $72.1 million, or 296%, as compared to $24.4 million for the nine months ended September 30, 2021.
Year ended December 31, 2021 compared to year ended December 31, 2020
The following table sets forth our statement of operations data for 2021 and 2020. We have derived this data from our audited annual financial statements included elsewhere in this prospectus. This information should be read in conjunction with our audited annual financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period.
	Years Ended December 31,
(In thousands)	2021	2020	$ Change	% Change
Statement of Operations:
Revenue	$17,361	$18,724	$(1,363)	-7%
Cost of revenue	14,578	14,098	480	3%
Gross profit	2,783	4,626	(1,843)	-40%
Operating expenses
Research and development	9,904	6,690	3,214	48%
Sales and marketing	9,817	7,892	1,925	24%
General and administrative	16,376	8,613	7,763	90%
Total operating expenses	36,097	23,195	12,902	56%
Loss from operations Other income (expense), net	(33,314)	(18,569)	(14,745)	79%
Interest expense	(3,686)	(630)	(3,056)	485%
Other financing cost	(8,955)	—	(8,955)	100%
Gain on PPP loan forgiveness	2,500	—	2,500	100%
Loss on debt extinguishment	(319)	—	(319)	100%
Interest income	3	49	(46)	-94%
Change in fair value of warrants	(4,242)	47	(4,289)	-9126%
Total other income (expense), net	(14,699)	(534)	(14,165)	2653%
Loss before income taxes	(48,013)	(19,103)	(28,910)	151%
Income tax provision	—	1	(1)	-100%
Net loss	$(48,013)	$(19,104)	$(28,909)	151%

Revenue
Revenue for the year ended December 31, 2021 was $17.4 million compared to $18.7 million for the same period in 2020. The year-over-year decrease of $1.4 million, or 7%, is primarily due to global semiconductor supply shortage, which resulted in reduced sales volumes.
Cost of revenue and gross profit
Cost of revenue for the year ended December 31, 2021 was $14.6 million compared to $14.1 million for the year ended December 31, 2020. The small increase of $0.5 million in cost of revenue for the year ended December 31, 2021 over the same period in 2020 was driven by inflation in cost of direct materials and overheads costs.
Our gross profit for the year ended December 31, 2021 decreased by $1.8 million, or 40%, as compared to the year ended December 31, 2020. The gross profit percentage decreased from 24.7% to 16.0% mainly due to a temporary shift in order mix and due to an increase in direct material costs on account of the global semiconductor supply shortage during the year ended December 31, 2021.
Research and development expenses
Research and development expenses for the year ended December 31, 2021 increased by $3.2 million, or 48%, compared to the same period in 2020. The increase in research and development expenses is primarily attributable to a $2.2 million increase in employee compensation and benefits including stock-based compensation expenses and related payroll taxes driven by an average rise of 29% in headcount, in order to support expanded research and development activities, a $0.5 million increase in software license and subscription expenses, a $0.2 million increase in hosting and web service expenses, a $0.2 million increase in consulting and professional services and $0.4 million increase due to other research and development activities. This was partially offset by $0.3 million of severance payments incurred during the year ended December 31, 2020.
Sales and marketing expenses
Sales and marketing expenses for the year ended December 31, 2021 increased by $1.9 million, or 24%, compared to the same period in 2020. The increase was primarily attributable to a $1.7 million increase in employee compensation and benefits including stock-based compensation expenses and related payroll taxes driven by an average rise of 42% in headcount, and $0.2 million increase in other consulting and professional services.
General and administrative expenses
General and administrative expenses for the year ended December 31, 2021 increased by $7.8 million, or 90%, compared to the same period in 2020. The increase in general and administrative expenses is primarily attributable to a $2.7 million increase in consulting and professional services and $2.6 million increase in legal fees, both related to merger and acquisition activities and preparation for going public, a $1.9 million increase in employee compensation and benefits including stock-based compensation expenses and related payroll taxes driven by an average rise of 43% in headcount, which increased to support the future growth of the business, a $0.2 million increase due to costs related to recruiting, and a $0.4 million increase due to other general and administrative activities.
Interest expense
Interest expense for the year ended December 31, 2021 increased by $3.1 million, or 485%, as compared to the year ended December 31, 2020 primarily due to additional term loans with Silicon Valley Bank and SQN Capital Management, LLC and loan and security agreement with Structural Capital Investments III, LP which were entered into during the year ended December 31, 2021 as compared to one term loan with Silicon Valley Bank during year ended December 31, 2020 which was paid off in June 2021. Additionally, we recognized $1.1 million of amortization of debt issuance costs related to the term loans during the year ended December 31, 2021.

Other Financing Cost
Other financing cost for the year ended December 31, 2021 is related to issuing of common stock warrants to an existing investor pursuant to negotiations with the investor to consider continued future investment. The warrants were measured at fair value on the issuance, and since the issuance of warrants was a non pro-rata transaction with a single existing shareholder, such value of $9.0 million was immediately expensed upon issuance of warrants in October 2021.
Gain on PPP Loan Forgiveness
Gain on PPP loan forgiveness for the year ended December 31, 2021 is related to forgiveness of the PPP loan in August 2021.
Loss on debt extinguishment
Loss on debt extinguishment for the year ended December 31, 2021 is related to the termination of June 2021 Credit Facility and partial repayment of borrowings under such facility which was accounted for as a partial extinguishment of debt. Out of $20.0 million of total debt, $6.0 million was reflected as a debt repayment with the old lender and was accounted for as an extinguishment of debt. Accordingly, the Company recorded a loss on extinguishment of $0.3 million related to the write off of unamortized debt discount.
Interest income
Interest income for the year ended December 31, 2021 as compared to the year ended December 31, 2020 was not material.
Fair value of warrants
Fair value of warrants changed by $4.3 million from the year ended December 31, 2021 as compared to the year ended December 31, 2020 related to the issuance of warrants in conjunction with entering into the credit facilities with Silicon Valley Bank and SQN Capital Management, LLC and due to the increase in the fair value of the underlying common stock.
Net loss
As a result of the factors discussed above, our net loss for the year ended December 31, 2021 was $48.0 million, an increase of $28.9 million, or 151%, as compared to $19.1 million for the year ended December 31, 2020.
Liquidity, Capital Resources and Going Concern
Legacy Tempo’s primary sources of liquidity is cash provided by preferred equity offerings, and borrowings from various debt issuances. Since inception, the Company has used its resources principally on product development efforts, including the development of Tempo’s software platform, growing our business, and making necessary investments in building Tempo’s factory in San Francisco. As of September 30, 2022, Legacy Tempo had an accumulated deficit of $204.8 million, $0.9 million in cash, cash equivalents, and restricted cash and a negative working capital of $91.4 million. During the nine months ended September 30, 2022, the Company used net cash of $20.2 million in operating activities and incurred a net loss of $96.5 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.
As of December 31, 2022, the Company had approximately $7.1 million in cash and cash equivalents. In order to fund planned operations while meeting obligations as they come due, the Company will need to secure additional funding via debt or equity financing, including the sale of shares of Common Stock to White Lion pursuant to the Purchase Agreement, subject to the terms and conditions therein. Although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct White Lion to purchase our shares of Common Stock from us in one or more purchases under the Purchase Agreement for a maximum aggregate purchase price of up to $100.0 million, only 5,276,018 shares of Common Stock, representing the Exchange Cap, are being registered for resale under the registration statement of which this prospectus forms a part. Additionally, we are not required or permitted to issue any shares of Common Stock under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of Nasdaq. Further , White Lion will not be required to purchase any shares of our Common Stock if such sale would result in White Lion’s beneficial ownership exceeding 4.99% of our outstanding shares of Common Stock. Our inability to access a part or all of the amount available under the White Lion Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business. The Company will continue to evaluate other sources of funding.
These plans for additional financings are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern, however as the plans are outside of Management’s control, the Company cannot ensure they will be effectively implemented or provide assurance as to the amounts and terms on which additional funds will be available. Failure to secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives. As such, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.
We will receive up to $208.15 million from the exercise of the Warrants for cash, but will not receive any proceeds from the sale of the shares of Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. On January 24, 2023, the closing price for our Common Stock was $1.79. If the price of our Common Stock remains below $11.50 per share, warrant holders will be unlikely to exercise their Warrants for cash, resulting in little or no cash proceeds to us from such exercises. We expect to use any such proceeds for general corporate and working capital purposes, which would increase our liquidity. In order to fund planned operations while meeting obligations as they come due, the Company will need to secure additional debt or equity financing if substantial cash proceeds from the exercise of the Warrants are not received. There is no guarantee the Warrants will be in the money prior to their expiration and, as such, the Warrants may expire worthless and we may receive no proceeds from the exercise of such Warrants. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. We will continue to evaluate the probability of Warrant exercises and the merit of including potential cash proceeds from the exercise of the Warrants in our future liquidity projections. We instead currently expect to rely on the sources of funding described above, if available on reasonable terms or at all.
Sales of a substantial number of shares of our Common Stock and/or Warrants in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur , could depress the market price of shares of our Common Stock and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of shares of our Common Stock and Warrants. The total shares of Common Stock available for resale represent a substantial percentage of our total outstanding shares of Common Stock as of the date of this prospectus. The Selling Securityholders can sell, under this prospectus, up to (a) 26,393,705 shares of Common Stock constituting approximately 100% of our issued and outstanding shares of Common Stock (or 98.3% of our issued and outstanding shares of Common Stock after giving effect to the Advisor Issuance) as of January 25, 2023 and (b) 6,600,000 Warrants constituting approximately 36.5% of our issued and outstanding Warrants as of January 25, 2023.
Debt Financings
Term Loan and Credit Facility with Financial Institution
To finance its operations, Legacy Tempo entered into a series of terms loans with a certain lenders.
In June 2020, Legacy Tempo entered into a Loan and Security Agreement (the “LSA”) with Silicon Valley Bank where Legacy Tempo drew down $4.0 million (the “Term Loan”) and secured up to $4.0 million in a revolving line of credit (the “Credit Facility”). If Tempo defaults on the loan, the lender shall have a first priority on all asset lien, including IP. There is a collateral carve out for up to $4.0 million for specific-lien equipment financing, which shall be subject to SVB’s approval.
The Credit Facility is limited to the lesser of $4.0 million or the amount available under the borrowing base defined by the agreement, less the outstanding principal balance of any advances. During 2020, Legacy Tempo drew down $1.6 million from the credit facility and repaid the amount back in full.
On June 23, 2021, Legacy Tempo entered into an amended and restated loan and security agreement with Silicon Valley Bank which expanded the term loan debt obligation from $4.0 million to $10.0 million, with the maturity date extended to September 1, 2022 and a loan commitment fee of $50 thousand. We were required to make monthly interest only payments from January 2021 through December 2021, thereafter certain monthly principal plus interest payments for a period of 8 months beginning from January 2022 and a final payment of the balance principal and interest outstanding under the agreement in September 2022.
On October 14, 2021, the Company paid $10.3 million to settle the Credit Facility under the amended and restated loan and security agreement with Silicon Valley Bank including $0.3 million of interest and final payment.
Equipment Loan and Security Agreement
On January 29, 2021, Legacy Tempo entered into an equipment loan and security agreement with SQN Venture Income Fund II, LP. The overall loan facility provides for a maximum borrowing capacity of $6.0 million consisting of two tranches, each with a borrowing capacity up to $3.0 million.
On January 29, 2021, Legacy Tempo drew down $3.0 million of the facility. Tempo is required to make monthly payments for a period of 42 months on this tranche. The loan has a maturity date of July 2024. An additional $3.0 million can be drawn by Tempo, provided that certain criteria are met, such as Tempo not having defaulted on the Tranche I Loan and there having not been a material adverse change (as defined in the Loan and Security Agreement) as of the date for the borrowing request. The loan facility is used for financing certain equipment purchases.
Paycheck Protection Program Loan
In May 2020, Legacy Tempo was granted a loan under the Paycheck Protection Program (‘‘PPP’’) offered by the Small Business Administration (“SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), section 7(a)(36) of the Small Business Act for $2.5 million. Monthly payments of principal and interest of approximately $0.1 million began in December 2020, subject to deferral as Legacy Tempo applied for debt forgiveness, and continue through maturity in May 2022, if required.
Legacy Tempo applied for forgiveness of the PPP loan and was notified that the entire $2.5 million PPP loan was forgiven in August 2021. Loan forgiveness is reflected in other income and expense section in the statement of operations.
June 2021 Credit Facility
On June 23, 2021, Legacy Tempo entered into a loan and security agreement with SQN Venture Income Fund II, LP (the “June 2021 Credit Facility”). The June 2021 Credit Facility provides for a maximum borrowing capacity of $20.0 million consisting of two tranches, each tranche with a borrowing capacity of $10.0 million.
On June 23, 2021, Legacy Tempo drew down $10.0 million of the facility. The Company is required to make monthly interest-only payments for a period of 18 months and thereafter, principal and interest outstanding under the agreement in December 2022. On August 13, 2021, Legacy Tempo drew down the remaining $10.0 million. The second tranche has a maturity date of February 2023. The June 2021 Credit Facility is used for general working capital purposes.
Loan and Security Agreement
On October 13, 2021, Legacy Tempo entered into a loan and security agreement (the “LSA”) with Structural Capital Investments III, LP, Series Structural DCO II, a series of Structural Capital DCO, LLC,

SQN Tempo Automation, LLC, SQN Venture Income Fund II, LP, and Ocean II PLO LLC. The loan facility replaced the June 2021 Credit Facility, providing for maximum borrowing capacity of $150.0 million consisting of four tranches. Under the LSA, tranche 1 allowed for the rollover of Legacy Tempo’s existing borrowings of $20.0 million under the June 2021 Credit Facility. Borrowing capacity for tranche 2 is $20.0 million which shall be available to draw by Legacy Tempo upon sooner of the de-SPAC with ACE or closing of the acquisition with Whizz. Borrowing capacity for tranche 3 and tranche 4 of the LSA is $40.0 million, and $70.0 million, respectively which shall be available to draw by Legacy Tempo upon the de-SPAC with ACE, subject to lender approval. The loans have an earliest expiration date of December 23, 2022.
The termination of the June 2021 Credit Facility and subsequent borrowings under tranche 1 of the LSA was accounted for as a partial extinguishment of debt. Specifically, upon entering into the LSA, Legacy Tempo became indebted to a new lender in the amount of $6.0 million, while $14.0 million of obligations are due to the same lender group party to the June 2021 Credit Facility. The $6.0 million was reflected as a debt repayment with the old lender and was accounted for as an extinguishment of debt. Accordingly, Legacy Tempo recorded a loss on extinguishment of $0.3 million related to the write off of unamortized debt discount. The extinguishment of $6.0 million with the old lender and subsequent borrowings of $6.0 million from the new lender did not involve the receipt or constructive receipt of cash and accordingly has been reflected as noncash financing activities in the statement of cash flows during the year ended December 31, 2021. Legacy Tempo also evaluated the $14.0 million of debt outstanding with continuing lenders and concluded the transaction should be treated as a modification of debt.
On January 11, 2022, Legacy Tempo entered into the first amendment to the LSA to convert $10.0 million of availability under the tranche 2 loan to the tranche 1 loan. This amendment expanded the tranche 1 from $20.0 million to $30.0 million and reduced the tranche 2 loan from $20.0 million to $10.0 million. For the original $20.0 million borrowed under tranche 1, the maturity date is December 23, 2022 and the $10.0 million borrowed under the expanded portion of tranche 1 provides for a maturity date of February 12, 2023.
On May 1, 2022, Legacy Tempo was in breach of its covenants under the LSA. As a result, Legacy Tempo recorded $0.3 million of default interest expense in Legacy Tempo’s condensed statement of operations during the nine months ended September 30, 2022. As of August 25, 2022, Legacy Tempo was in breach of its covenants under the LSA and the debt including all interest due through maturity, is callable by the lender.
August 2022 Bridge Notes
On August 25, 2022, Legacy Tempo entered into a note purchase agreement with the Initial Bridge Investors under the Loan and Security Agreement pursuant to which Legacy Tempo agreed to issue up to $5.0 million in aggregate principal amount of convertible promissory notes (the ‘‘August 2022 Bridge Notes’’), to the Initial Bridge Investors for aggregate cash proceeds of approximately $1.4 million and the cancellation of approximately $3.6 million of outstanding amounts owed under the Loan and Security Agreement.
The August 2022 Bridge Notes initially bear interest at a rate of 10% per annum. The August 2022 Bridge Notes will mature, and all outstanding principal and accrued but unpaid interest thereunder will be due and payable by Tempo, on the earlier of August 25, 2023 and the time at which such outstanding amount becomes due and payable upon an event of default under the August 2022 Bridge Notes. Unless an event of default has occurred and is continuing at such time, upon the closing of the Business Combination, the consummation of another SPAC transaction, the consummation of a qualified financing or the consummation of an initial public offering or direct listing, all outstanding amounts under the August 2022 Bridge Notes, together with all accrued and unpaid interest thereon, as of such time will automatically convert in full into a number of shares of (i) Tempo common stock or (ii) Tempo preferred stock having terms equivalent to the terms of Tempo’s most senior preferred stock, in each case in accordance with the terms of the August 2022 Bridge Notes, such that the value of the securities received by the holder of any August 2022 Bridge Note will equal the product of (x) the aggregate principal amount, together with any accrued but unpaid interest, outstanding under such August 2022 Bridge Note as of the time of such conversion multiplied by (y) four. If an event of default has occurred and is continuing at such time, then upon the closing of the Business Combination, the consummation of a business combination transaction with another special purpose acquisition company, the consummation of a qualified financing, the consummation of an initial public offering or direct listing or the consummation of any Change of Control, the August 2022 Bridge Notes will only be converted as set forth above if the holder of such note provides its written consent to such conversion. Upon the consummation of any change of control prior to the conversion of the August 2022 Bridge Notes, Tempo will pay to the holder of such August 2022 Bridge Note, upon the closing of such change of control and in full satisfaction of the applicable August 2022 Bridge Note, a cash amount equal to the sum of (i) the product of (a) the outstanding principal balance under the applicable August 2022 Bridge Note multiplied by (b) four, plus (ii) accrued and unpaid interest.
On August 25, 2022, as a condition to closing the issuance and sale of the August 2022 Bridge Notes, Tempo:
•
amended and restated the 2022 Promissory Notes on substantially similar terms to the August 2022 Bridge Notes;

•
entered into an amended and restated warrant with existing investors, which amended and restated that certain Warrant to Purchase Shares of Common Stock, dated as of October 11, 2021, to, among other things, provide for the automatic conversion, with an amended exercise price of zero, of such warrant into shares of Tempo common stock upon the consummation of the Business Combination, a business combination or similar transaction with another special purpose acquisition company, the consummation of a qualified financing or the consummation of an initial public offering or direct listing; and

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adopted that certain Amended and Restated Fifth Amended and Restated Certificate of Incorporation of Tempo, to, among other things, (i) increase the authorized capital of Tempo for purposes of reserving for issuance an adequate number of shares of Tempo common stock and Tempo preferred stock for issuance upon conversion of the August 2022 Bridge Notes; and (ii) create a new series of Tempo preferred stock designated as “Series C-3 Preferred Stock” and establish the rights, preferences and privileges of such series of Tempo preferred stock for purposes of issuing shares of such series of Tempo preferred stock upon conversion of the August 2022 Bridge Notes. Unless an event of default has occurred and is continuing at such time, upon the closing of the Business Combination, the consummation of another SPAC transaction, the consummation of a qualified financing or the consummation of an initial public offering or direct listing, all outstanding amounts under the August 2022 Bridge Notes, together with all accrued and unpaid interest thereon as of such time will automatically convert in full into a number of shares of (i) Tempo common stock or (ii) Tempo preferred stock having terms equivalent to the terms of Tempo’s most senior preferred stock, in each case in accordance with the terms of the August 2022 Bridge Notes, such that the value of the securities received by the holder of any August 2022 Bridge Note will equal the product of (x) the aggregate principal amount, together with any accrued but unpaid interest, outstanding under such August 2022 Bridge Note as of the time of such conversion multiplied by (y) four. If an event of default has occurred and is continuing at such time, then upon the closing of the Business Combination, the consummation of a business combination transaction with another special purpose acquisition company, the consummation of a qualified financing, the consummation of an initial public offering or direct listing or the consummation of any Change of Control, the August 2022 Bridge Notes will only be converted as set forth above if the holder of such note provides its written consent to such conversion. Upon the consummation of any change of control prior to the conversion of the August 2022 Bridge Notes, Tempo will pay to the holder of such August 2022 Bridge Note, upon the closing of such change of control and in full satisfaction of the applicable August 2022 Bridge Note, a cash amount equal to the sum of (i) the product of (a) the outstanding principal balance under the applicable August 2022 Bridge Note multiplied by (b) four, plus (ii) accrued and unpaid interest.

Convertible Senior Notes
On January 18, 2022, the Company and ACE secured a principal amount of $200.0 million from the issuance of 15.5% convertible senior notes. On July 30, 2022, OCM Tempo Holdings, LLC (‘‘OCM’’) delivered a notice of termination to ACE and Legacy Tempo, pursuant to which OCM terminated the subscription agreement relating to the issuance of the 15.5% convertible senior notes. On September 4, 2022,

Legacy Tempo, ACE, OCM and Oaktree Capital Management, L.P. (‘‘Oaktree’’) entered into the Oaktree Termination Letter pursuant to which the termination fee in connection with the Oaktree Subscription Agreement was reduced from 3.5% of the aggregate principal amount of the subscribed notes (approximately $7.0 million) to 0.6% of the aggregate principal amount of the subscribed notes (approximately $1.1 million) if the closing of the Business Combination occurs on or before the Specified Fee Date, to be paid on the earlier of (i) six months after the Closing and (ii) the date on which either ACE or Tempo commence bankruptcy proceedings. In addition to the Reduced Termination Fee, pursuant to the Oaktree Termination Letter, Tempo is required to pay approximately $1.2 million in fees and expenses to OCM on the earlier of (x) immediately following the Closing and (y) the Outside Business Combination Date. The Reduced Termination Fee and all other fees and expenses owed to OCM under the Oaktree Termination Letter will accrue interest at a rate of 20% per year, compounding monthly, starting on October 15, 2022. The Oaktree Termination Letter states that if the Business Combination has not been consummated prior to the Specified Fee Date, on the earliest of (I) the date on which the Merger Agreement is terminated, (II) the date on which either ACE or Legacy Tempo commence bankruptcy proceedings and (III) June 15, 2023, ACE and Legacy Tempo will pay OCM the full 3.5% termination fee and all of its accrued and unpaid fees and expenses. To the extent the termination fee and accrued and unpaid fees and expenses are not paid on or prior to June 15, 2023, the unpaid portion of the termination fee (together with all other unpaid fees and expenses) will accrue interest at a rate of 20% per year, compounding monthly, starting on October 15, 2022. On October 11, 2022, Legacy Tempo, ACE, OCM and Oaktree entered into a letter agreement pursuant to which the Specified Fee Date was amended to November 15, 2022. On November 15, 2022, Legacy Tempo, ACE, OCM and Oaktree entered into a letter agreement pursuant to which the Specified Fee Date was amended to December 1, 2022.
Convertible Promissory Notes
On January 18, 2022, Legacy Tempo issued convertible promissory notes to existing investors for gross proceeds of $5.0 million (the “2022 Promissory Notes”). The 2022 Promissory Notes bear simple interest on the unpaid principal at a rate of 10% per year and are due and payable by us on demand any time after November 15, 2022. The outstanding amount converted into securities of ACE upon the closing of the Business Combination.
The convertible promissory notes were advanced in contemplation of the Merger with ACE are expected to be considered part of the funding contemplated to consummate the Merger.
On July 1, 2022, ACE, Legacy Tempo and ACE Equity Partners International Pte. Ltd. (“AEPI”) entered into an Unsecured Subordinated Convertible Note (the “Bridge Note”) due September 30, 2022, pursuant to which AEPI agreed to loan to Legacy Tempo up to an aggregate principal amount of $5,000,000, $2,500,000 of which was advanced to Legacy Tempo as of June 30, 2022. On August 25, 2022, in connection with the Bridge Financing, the Bridge Note was amended and restated on substantially similar terms to the August 2022 Bridge Notes.
Convertible Junior Notes
In March 2022, the Company and ACE entered into a Securities Purchase Agreement (the ‘‘ACE Securities Purchase Agreement’’) with ACE SO3, pursuant to which ACE SO3 agreed to purchase an unsecured subordinated convertible note in an aggregate principal amount of $20.0 million (the “ACE Convertible Note”) from Tempo in connection with the Closing of the Business Combination. The ACE Convertible Note will bear interest at a rate of 18% per annum, payable in kind by increasing the outstanding principal amount of the ACE Convertible Note. Upon the earlier to occur of the conversion or payment in full of the principal amount hereof and all accrued but unpaid interest hereunder and the maturity date, Tempo will pay to the holder of the ACE Convertible an amount equal 5% of the initial principal amount thereof.
On July 1, 2022, ACE and ACE SO3 entered into a termination agreement, pursuant to which the ACE Securities Purchase Agreement was terminated in its entirety in accordance with its terms.

Cantor Share Purchase Agreement
On March 16, 2022, ACE entered into a common stock purchase agreement (the ‘‘Cantor Purchase Agreement’’) with Legacy Tempo and CF Principal Investments LLC (‘‘CFPI’’), an affiliate of Cantor, pursuant to which Tempo would have the right from time to time at its option following closing of the Business Combination to sell to CFPI up to $100.0 million of Tempo common stock subject to certain customary conditions and limitations. In connection with ACE’s entry into the Cantor Purchase Agreement, on March 16, 2022, ACE and CFPI entered into a registration rights agreement (the “Cantor Registration Rights Agreement”), pursuant to which Legacy Tempo agreed to register for resale, pursuant to Rule 415 under the Securities Act, the shares of Tempo common stock sold to CFPI under the Facility.
On September 23, 2022, ACE, Legacy Tempo and CFPI entered into a termination agreement, pursuant to which the parties mutually agreed to terminate the Cantor Purchase Agreement and the Cantor Registration Rights Agreement in their entirety. The Company intends to establish a committed equity facility with one or more alternative investors following the closing of the Business Combination. There can be no guarantee that the Company will be able to obtain a commitment for such facility from an alternative investor on similar terms to the Cantor Facility or at all.
White Lion Stock Purchase Agreement
On November 21, 2022, ACE entered into the Purchase Agreement and the White Lion Registration Rights Agreement with White Lion. Pursuant to the Purchase Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to the lesser of (i) $100.0 million in aggregate gross purchase price of newly issued shares of Common Stock and (ii) the Exchange Cap, in each case, subject to certain limitations and conditions set forth in the Purchase Agreement.
Cash flows for the nine months ended September 30, 2022 and 2021
The following table summarizes Legacy Tempo’s cash flows from operating, investing, and financing activities for the nine months ended September 30, 2022 and 2021:
	For the Nine Months Ended September 30,
(in thousands)	2022	2021
Net cash used in operating activities	$(20,182)	$(20,883)
Net cash used in investing activities	$(24)	$(453)
Net cash provided by financing activities	$17,875	$27,434
Cash flows from operating activities
For the nine months ended September 30, 2022, operating activities used $20.2 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $96.5 million, offset by our non-cash charges of $73.7 million primarily consisting of depreciation and amortization of $5.9 million, stock-based compensation of $2.3 million, noncash other financing cost of $30.8 million related to warrant liability, impairment loss of $0.3 million, loss on debt extinguishment of $38.9 million, non-cash operating lease expense of $0.6 million, and $0.6 million of change in fair value of debt, which was offset by change in fair value of warrants of $5.7 million. The cash provided from our changes in our operating assets and liabilities was $2.6 million, which was primarily due to a $1.0 million decrease in accounts receivable, $0.2 million decrease in contract assets, a $3.4 million increase in accounts payable related to timing of payments, a $1.9 million increase in contract liabilities due to increase in prepayment received from customers, $1.2 million increase in accrued liabilities due to legal and professional fees incurred related to merger and acquisition related activities, which was offset by a $2.0 million increase in inventory related to materials purchased for upcoming assembly orders, a $2.0 million increase in other non-current assets due to capitalization of SPAC costs, a $0.3 million increase in prepaid expenses and other current assets, and a $0.8 million decrease in operating lease liabilities.
For the nine months ended September 30, 2021, operating activities used $20.9 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $24.4 million, offset by our non-cash charges of $4.5 million primarily consisting of depreciation and amortization of $2.4 million, stock-based compensation of $1.7 million, non-cash operating lease expense of $0.6 million and $2.3 million of change in fair value of warrants, which was offset by $2.5 million of gain on PPP loan forgiveness. The cash used by our changes in our operating assets and liabilities was $1.0 million, which was primarily due to $1.0 million increase in accounts payable, $2.2 million increase in accrued liabilities and $0.3 million increase in contract liability. These amounts were offset by $2.0 million increase in accounts receivable, increase of $0.3 million in contract assets, $0.6 million in inventory, $0.3 million increase in prepaids, $0.6 million increase in other non-current assets, and $0.7 million decrease in operating lease liabilities.
Cash flows from investing activities
During the nine months ended September 30, 2022 and 2021, cash used in investing activities was $24 thousand and $0.5 million, respectively, which consisted of expenditures to purchase property and equipment.
Cash flows for the years ended December 31, 2021 and 2020
The following table summarizes Legacy Tempo’s cash flows from operating, investing, and financing activities for the years ended December 31, 2021 and 2020:
	For the Years Ended December 31,
(in thousands)	2021	2020
Net cash used in operating activities	$(30,228)	$(13,904)
Net cash used in investing activities	$(622)	$(2,307)
Net cash provided by financing activities	$16,288	$10,088
Cash flows from operating activities
For the year ended December 31, 2021, operating activities used $30.2 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $48.0 million, offset by our non-cash charges of $18.2 million primarily consisting of depreciation and amortization of $3.8 million, stock-based compensation of $2.5 million, noncash other financing cost of $9.0 million related to issuance of common stock warrants, loss on debt extinguishment of $0.3 million, non-cash operating lease expense of $0.8 million, change in fair value of warrants liabilities of $4.2 million, and bad debt expense of $0.1 million which was partially offset by forgiveness of PPP loan of $2.5 million. Cash flow from operations was also affected favorably by changes in our operating assets and liabilities of $4.9 million, which was primarily due to $1.1 million increase in accounts payable and $3.8 million increase in accrued liabilities due to legal and professional fees incurred related to merger and acquisition related activities. These amounts were partially offset by unfavorable effects on cash from operations due to changes in our operating assets and liabilities of $5.2 million which primarily consists of $0.3 million increase in accounts receivable due to large billings near the end of the period, increase of $0.7 million in inventory, $1.2 million increase in prepaids and other current assets, $1.8 million increase in other non-current assets, $1.0 million decrease in operating lease liabilities and $0.2 million decrease in other non-current liabilities.
For the year ended December 31, 2020, operating activities used $13.9 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $19.1 million, offset by our non-cash charges of $4.3 million primarily consisting of depreciation and amortization of $2.2 million, stock-based compensation of $1.3 million, non-cash operating lease expense of $0.7 million and other non-cash expenses amounting to $0.1 million. The cash provided from our changes in our operating assets and liabilities was $3.5 million, which was primarily due to $2.8 million decrease in accounts receivable, $0.4 million decrease in inventory, $0.2 million decrease in prepaids and other current assets, and increase of $0.1 million in other non-current liabilities. These amounts were partially offset by cash used in changes in our operating assets and liabilities of $2.6 million which primarily consists of $1.2 million decrease in accounts payable, $0.4 million decrease in accrued liabilities and $0.7 million decrease in operating lease liabilities.

Cash flows from investing activities
During the years ended December 31, 2021 and 2020, cash used in investing activities was $0.6 million and $2.3 million, respectively, which consisted of expenditures to purchase property and equipment.
Cash flows from financing activities
During the year ended December 31, 2021, cash provided by financing activities was $16.3 million, primarily from net proceeds from the issuance of debt of $32.2 million, and $0.1 million proceeds from exercise of stock options, which was offset by debt repayment of $14.9 million, principal payments made under finance lease of $0.9 million, and payment of deferred transaction costs of $0.2 million.
During the year ended December 31, 2020, cash provided by financing activities was $10.1 million, primarily from net proceeds from the issuance of debt of $5.6 million, proceeds from PPP loan of $2.5 million and proceeds from financing lease of $4.0 million, which was offset by debt repayment of $1.6 million and principal payments made under finance lease of $0.4 million.
Off balance sheet arrangements
As of the date of this prospectus, Tempo does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with Tempo is a party, under which it has any obligation arising under a guaranteed contract, derivative instrument, or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity, or market risk support for such assets.
Currently Tempo does not engage in off-balance sheet financing arrangements.
Emerging Growth Company Status
Tempo is an emerging growth company (“EGC”), as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. Tempo intends to elect to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date Tempo (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, Tempo’s financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.
In addition, Tempo intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, Tempo relies on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-EGCs under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.
Tempo will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the closing of ACE’s initial public offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three-years.
Quantitative and Qualitative Disclosures About Market Risk
Tempo’s operations expose Tempo to a variety of market risks. Tempo monitors and manages these financial exposures as an integral part of its overall risk management program.
Interest Rate Risk
Our exposure to market risk includes changes in interest rates that could affect the balance sheet, statement of operations, and the statement of cash flows. We are exposed to interest rate risk primarily on variable rate borrowings under the credit facility. There were $83.5 million in borrowings outstanding under debt facilities with variable interest rates as of September 30, 2022.
The impact of a hypothetical change of 10.0% in variable interest rates would not have a material effect on our Financial Statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity, Capital Resources and Going Concern” and Note 7 — “Borrowing Arrangements” and Note 8 — “Borrowing Arrangements — Related Party” to the unaudited Interim Condensed Financial Statements as of September 30, 2022 and December 31, 2021 for additional information regarding our outstanding debt obligations.
Concentrations of Credit Risk and Major Customers
Our customer base consists primarily of leading innovators in space, semiconductor, aviation and defense, medical device, as well as industrials and e-commerce. We do not require collateral on our accounts receivables.
As of September 30, 2022, two customers accounted for 37% and 13% of our accounts receivables, respectively. No other customers accounted for more than 10% of our accounts receivable, net.
During the nine months ended September 30, 2022, two customers accounted for 26% and 23% of our total revenue, respectively. During the nine months ended September 30, 2021, one customer accounted for 53% of our total revenue. No other customers accounted for more than 10% of our total revenue.
Further, our accounts receivable are from companies within the various industries listed above and, as such, we are exposed to normal industry credit risks. We continually evaluate our reserves for potential credit losses and establish reserves for such losses.

BUSINESS
Company Overview
Tempo is a leading software-accelerated electronics manufacturer that aims to transform the product development process for the world’s innovators. We believe that our proprietary software platform, with AI that learns from every order, redefines the customer journey and accelerates time-to-market. Our profit, growth, and strong margins are unlocked by a differentiated customer experience and software-enabled efficiencies. We anticipate that our growth and data accrual will be accelerated via tech-enabled M&A in our highly fragmented industry.
Founded in 2013, Tempo is headquartered in San Francisco, California and serves more than 100 customers out of one manufacturing facility.
We work with companies across industries, including space, semiconductor, aviation and defense, medical device, as well as industrials and e-commerce. Our customers include hardware engineers, engineering program managers, and procurement and supply chain personnel from businesses of a variety of sizes, ranging from Fortune 500 companies to start-ups. The electronics within their products are most often manufactured as PCBAs. The PCBA manufacturing process typically takes two inputs: 1) semiconductor components, and 2) a PCB, which consists of pads that receive the components and traces that connect them. The assembly process typically consists of attaching the semiconductor components to the PCB using a paste (solder paste), then curing the paste in an oven such that a strong electrical and mechanical bond is formed. Given the varied requirements of different contexts, customers typically will design different, custom PCBAs for each of their products.
During the initial phases of product development, up until a product is deemed production worthy (or, in the case where production quantities are less than 1,000, through production), customers demand quick turnaround times and the highest quality from their vendors to ensure they are not slowed down in their ramp to release new products. Based on IPC’s 2012-2013, 2018, and 2019 Annual Reports and Forecasts for the North American EMS Industry, the estimated size of this electronics prototyping and on-demand production market in the United States is approximately $290 billion. Yet, most of these electronics have historically been produced by small manufacturers who have been largely ignored by software and AI and therefore struggle to consistently satisfy customer demands manually.
Tempo has developed a technology-enabled manufacturing platform to streamline this electronic product realization process, thereby helping our customers bring new products to market faster. We believe that our platform offers customer benefits that are highly desired by the market and not available from alternative solutions through our:
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Front-end customer portal, which provides frictionless quoting, ordering, and complex data ingestion via a secure cloud-based interface. Our front-end customer portal offers analysis, interpretation,

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and visual rendering of engineering, design, and supply chain data with minimal human involvement, which ultimately allows hardware engineers to reach a manufacturable design quickly and efficiently.

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Back-end manufacturing software, which is a continuous, bi-directional digital thread that connects our customers to our smart factories, weaving together manufacturing processes and design data. In it, our data-experienced AI flags and prevents potential production issues. It is extendable and manageable across multiple sites and locations.

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Connected network of smart factories, which deliver turnkey printed circuit board fabrication and assembly. Data from every build fuels the Tempo AI, increasing efficiencies and streamlining processes.

Tempo’s software platform helps companies iterate faster. In the status quo, each of quoting, manufacturability review, procurement, setup, and manufacturing are manual processes. We estimate that, on average, these production process steps collectively take approximately 20 days when executed manually. By contrast, with Tempo’s automated approach, these processes could be completed in approximately five days.
Industry Background and Competition
We focus on the approximately $290B US electronics prototype and on-demand manufacturing industry
Whether a product launch consists of fewer than 1,000 units per month (what we call on-demand production; examples include satellites and hospital operating room capital equipment) or more than one thousand units per month (what we call volume production; examples include the printed circuit boards within electric cars and laptop computers), the product development process is the same. In its February 2010 report, “Why Printed Circuit Board Design Matters to the Executive,” Aberdeen Group, LLC estimated that the average electronics product goes through 14 iterations before it gets to market. Each iteration typically requires a small number of PCBAs to be produced, i.e. 10 – 100 units, and that number often grows for later iterations. Eventually, the product is declared manufacturing-ready, and transitions to a production phase.

Based on the IPC’s 2012 – 2013, 2018, and 2019 Annual Reports and Forecasts for the North American EMS Industry, each year, companies spend an estimated $2.0 trillion on electronics manufacturing. Outside of the United States, prototype and on-demand production is estimated at $375 billion, while volume production is estimated at $1.3 trillion. The United States has the opposite mix: while only $60 billion is spent on volume production, there is approximately $290 billion spent on prototype and on-demand production, which is Tempo’s primary market.
The electronics prototype and on-demand production market has different dynamics than that of the volume production market. While volume production often has one design iteration parked on a production line for several months, a prototype and on-demand production line may see 14 iterations of a design in that same period of time. There are often more than three iterations, including those of different designs, on a production line at a given time. There are other unique attributes that typify manufacturing in a high mix/ low volume factory, including the practice that semiconductor component inventory is typically procured just-in-time and anywhere from two to upwards of 10 change orders are typical for a given design iteration, both of which amplify the need for quick procurement and logistics. While volume production is usually focused on minimizing cost, prototype and on-demand production are typically focused on minimizing time to market.
Many high-growth verticals require high-quality, increasingly complex electronics. According to the July 2020 report, “Space: Investing in the Final Frontier,” published by Morgan Stanley & Co. LLC, the space industry is set to grow from $350 billion to over $1.0 trillion by 2040. According to “McKinsey on Semiconductors,” published by McKinsey & Company, LLC in 2019, the semiconductor industry is expected to reach $362 billion by 2025, reflecting a compound annual growth rate of 7.2% from 2020 through 2025. The aviation and defense industry is expected to reach $850 billion by 2026 based on a compound annual growth rate of 9% from 2019 through 2026 according to the February 2021 research report, “Aircraft Manufacturing Market By Type (Gliders, Helicopters, Ultra-Light Aircraft, Passenger Aircraft, Unmanned Aerial Vehicle & Drones, and Airships), and By Application (Military & Defense, Civil, Commercial and Others): Global Industry Outlook, Market Size, Business Intelligence, Consumer Preferences, Statistical Surveys, Comprehensive Analysis, Historical Developments, Current Trends, and Forecasts, 2020 – 2026,” published by Facts & Factors Research. The medical device industry is expected to reach $600 billion by 2023 based on an anticipated compound annual growth rate of 6.1% from 2021 through 2023 according to the September 2021 research report, “Medical Devices Global Market Opportunities And Strategies To 2030: COVID-19 Impact and Recovery,” published by The Business Research Company. Additionally, according to the December 2020 study, “Industrial IoT (IIoT) Market by Component, Application (Robotics, Maintenance, Monitoring, Resource Optimization, Supply Chain, Management), Industry (Aerospace, Automotive, Energy, Healthcare, Manufacturing, Retail), and Region — Global Forecast to 2027” published by Meticulous Market Research Pvt. Ltd., the industrial and ecommerce industry is expected to reach $260 billion by 2027, reflecting a compound annual growth rate of 16.7% from 2020 through 2027.
The outsourced industry is currently underserved by a highly fragmented, low-tech market
The outsourced electronics manufacturing market in the United States is currently served primarily by small businesses that are often owner-operated. Based on IPC’s 2019 Annual Report and Forecast for the North American EMS Industry, approximately 1,100, or 77%, of those companies have annual gross revenues of less than $50 million, 7% have annual gross revenues between $50 million and $500 million, and the remaining 16%, many of which are volume manufacturers who often refer out prototype and on-demand production business, have annual gross revenues of $500 million or more.
Tempo primarily competes against the 77% of companies in the initial group with annual gross revenues of less than $50 million. Tempo believes that these companies typically have an aging, expert workforce that is retiring, along with their manufacturing knowledge. Based on IPC’s October 2021 report, “The Current Sentiment of the Global Electronics Manufacturing Supply Chain,” approximately 80% of electronics manufacturing companies are finding it “somewhat” or “extremely” difficult to hire highly qualified workers.
The highly manual status quo slows the product development process. CAD and design files are sent through various methods, reviewed by humans, and produced labor-intensively. The disconnected processes are technologically underserved. The result is a process that is slow, arduous, opaque, unreliable, and of unpredictable quality.

Our Solutions and Technology
Software-accelerated electronics manufacturing: a digital thread from design to delivery
Tempo, by contrast, weaves a digital thread, from first touch to delivery. Patents underpin the algorithms that analyze the design, determine component availability, deliver a quote, and set up the manufacturing line.
Tempo’s process begins with customers uploading design files to our customer portal. Our platform proceeds to capture and preserve the engineer’s design intent, provide a rapid quote, and accept their order with minimal human interaction.
Our platform also underpins the logistics required to execute electronics manufacturing. It automatically confirms the manufacturability of the design, orders components via integrated interfaces with pre-qualified raw material vendors, and programs the factory for assembly.
The platform then streamlines electronics assembly. It automatically monitors manufacturing execution data for the sake of driving higher yields, confirms product quality, and tracks orders to ensure that they are on-time.

Tempo’s automated platform connects processes across disciplines, bridges gaps, and eliminates regrettable processing errors, setting Tempo apart from the manual processes typical of electronics manufacturing’s status quo.
The Tempo Visualizer
The Tempo Visualizer (the “Visualizer”) provides our customers with the analog of a print preview and spellcheck capability for electronics design. When a customer uploads their design data, the Visualizer creates a realistic, rendered image of what we intend to produce. We then overlay data from the digital thread onto this view. Through the Visualizer, we can surface which of the customer’s semiconductor components are difficult to stock and provide alternatives. Additionally, we can highlight details of manufacturing issues that came up and were resolved during production — not only for this iteration of the customer’s design, but for previous iterations as well.
Software-driven manufacturing and manufacturing-driven software
With our automated platform as a starting point, we are creating a self-driving factory, a factory run by the expertise of personnel, augmented by AI. The Tempo platform is central to driving a virtuous data cycle. With each incremental customer order, we collect more information on a broader range of parts and designs, which deepens the experience in the system. All this data is fuel for machine learning, improving our models, and driving ever-improving results. That benefits not only our bottom line, but also delights our customers, resulting in increased orders. Backed by this data-led experience, the Tempo platform evolves with machine intelligence.
Since incremental orders in the customer journey are learned, the platform gets smarter by noticing key differences as orders are placed. This means follow-on revisions go faster and have higher quality. Because the platform has been central in highlighting issues early in the process and noting their resolution, it begins to formulate solutions and offer suggestions proactively, helping the customer avoid problems entirely.
Given that all of the processes and data are run through a distributed cloud-based computing system, the experience, knowledge and skills from our factory based in San Francisco are fully portable and applicable to other acquired facilities and any facilities to be acquired in the future. What we learn in one factory is immediately shared with the rest. Factories running on the platform benefit from mutual, shared experience. By combining our acquisition strategy with our technology strategy, we get a difference in kind, not just a difference in scale. We have designed the Tempo platform to not just inform our factory, but to be scalable to transform our industry.
Our Competitive Strengths
We believe that we have a number of competitive strengths that will enable our market leadership to grow. Our competitive strengths include:
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Tech-enabled customer experience.   We believe that manual power is unable to compete with an automated platform that connects processes across disciplines, bridges gaps, and minimizes regrettable processing errors. We also believe that the speed, quality, and seamlessness that we deliver to our customers through our platform sets us apart from our competitors.

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Large and growing scale of data.   With each successive customer order, we collect more information on a broader range of parts and designs, which deepens the experience in the system. All this data is fuel for machine learning, improving our models, and driving ever-improving results. We expect to increase the rate of our data accumulation through our M&A strategy.

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Foundational patents.   Our patents cover key elements of digitizing the electronics manufacturing process from end-to-end.

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Visionary and experienced management team.   Our management team has a track record of building strong technology businesses and successfully executing M&A strategies. We believe they are well-positioned to lead the company in the journey ahead.

Our Growth Strategies
Tempo’s growth strategy has two elements:
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Enhance our automated, intelligent process to benefit the customer experience.   As we take more orders, we accumulate more data. More data helps us deliver a better customer experience, which, in turn, drives more orders — a virtuous cycle. Further, additional orders yield additional gross profit, which we can use to accelerate our R&D investment in our software platform.

•
Make disciplined inorganic investments.   The $290 billion fragmented landscape is a target-rich environment for tech-enabled M&A, with an estimated 34 M&A transactions completed in the North American electronics manufacturing services (which we refer to as PCBA) and PCB sectors in 2021 according to GP Ventures, Ltd as of January 2022. To execute this strategy, we plan to leverage our leadership team’s decades of acquisition and integration experience. We expect that our software platform will confer top-line and bottom-line benefits to the targets we acquire. In addition, we expect that future acquisitions will provide further fuel, in the form of data, for enhancing our platform.

Our Customers
Tempo serves more than 100 customers across the space, semiconductor, aviation and defense, medical device, and industrial and ecommerce industries. Tempo’s customers include six of the top ten space companies, two of the top ten semiconductor companies, six of the top ten aviation and defense companies, seven of the top ten medical device companies, and four of the top ten industrial and ecommerce companies by market capitalization. We have one customer that accounted for more than 10% of our 2021 revenue, which provided 46% of our revenues during that year.
Intellectual Property
Our ability to drive innovation in our business depends in part upon our ability to protect our core technology and IP. We attempt to protect our IP rights, both in the United States and abroad, through a combination of patent, trademark, copyright and trade secret laws, as well as nondisclosure and invention assignment agreements with our consultants and employees and through non-disclosure agreements with our vendors and business partners. Unpatented research, development, know-how and engineering skills make an important contribution to our business, but we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding IP.
As of September 30, 2022, we own three issued United States patents. Tempo’s patents and patent applications are directed to, among other things, the digitization of the electronics manufacturing process and its associated supply chain. In addition, we have four issued United States trademarks and three issued international trademarks.
Employees
As of September 30, 2022, we had 96 employees located in the United States. None of our employees are represented by a labor union. We have not experienced any work stoppages and believe we maintain good relations with our employees.
Facilities
As of September 30, 2022, we lease our principal executive office in San Francisco, California. This leased facility consists of approximately 50,000 square feet under a lease that expires in 2023. This facility accommodates our product development and engineering teams, as well as our operations, sales, marketing, finance, administrative, and manufacturing functions.
Government Regulation
Our business activities are subject to various laws, rules, and regulations of the United States.
Compliance with these laws, rules, and regulations has not had a material effect upon our capital expenditures, results of operations, or competitive position, and we do not currently anticipate material capital expenditures for environmental control facilities. Nevertheless, compliance with existing or future governmental regulations, including, but not limited to, those pertaining to international operations, export controls, business acquisitions, consumer and data protection, employee health and safety, and taxes, could have a material impact on our business in subsequent periods. Please see “Risk Factors” for a discussion of these potential impacts.
Legal Proceedings
We are and, from time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any other legal proceedings that, in the opinion of our management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition, or cash flows.

MANAGEMENT
Management and Board of Directors
The following sets forth certain information, as of January 24, 2023, concerning the persons who serve as our executive officers and directors.
Name	Age	Position
Executive Officers
Joy Weiss	62	President, Chief Executive Officer and Director
Ryan Benton	52	Chief Financial Officer, Secretary and Director
Directors
Behrooz Abdi	60	Director
Matthew Granade	46	Director
Omid Tahernia	62	Director
Jacqueline Schneider	58	Director
Joy Weiss has been our President and Chief Executive Officer and a member of our board of directors since November 2022. Prior to that, Ms. Weiss served as Legacy Tempo’s President and Chief Executive Officer from September 2019 to November 2022 and as a member of Legacy Tempo’s board of directors from December 2015 to November 2022. Ms. Weiss was one of Legacy Tempo’s earliest investors and one of its first outside advisors. Prior to joining Legacy Tempo, she served as Vice President, Data Center and Vice President, Internet of Things (IoT) at Analog Devices, Inc. (“Analog Devices”), a leading global semiconductor manufacturer, from March 2017 to September 2019. From 2012 to March 2017, Ms. Weiss served as President of the Dust Networks division of Linear Technology, Inc. (“Linear”), which was acquired by Analog Devices in March 2017. From 2004 to 2011, Ms. Weiss served as President and Chief Executive Officer of Dust Networks, Inc., a pioneer in the field of wireless sensor networking, which was acquired by Linear in December 2011. Prior to joining Dust Networks, Inc., Ms. Weiss served as an Executive in Residence of Blueprint Ventures and as Chief Executive Officer of Inviso. She currently serves on the boards of Inkspace Imaging, a private medical technology company, and Playworks, a national non-profit, and she has previously served on the boards of several other private companies. Ms. Weiss holds a degree in Electrical Engineering from the Massachusetts Institute of Technology. We believe that Ms. Weiss is qualified to serve on the Board due to her deep knowledge of Tempo and her extensive industry and leadership experience.
Ryan Benton has been our Chief Financial Officer, Secretary and a member of our board of directors since November 2022. Prior to that, Mr. Benton served as Chief Financial Officer of Legacy Tempo from July 2020 to November 2022. He has also served as a member of ACE’s board of directors since July 2020 and as a Board Member of Revasum, Inc. (“Revasum”), a publicly listed semiconductor capital equipment company, since September 2018. Since 2015, Mr. Benton has also served as an independent board member for Pivotal Systems, a publicly listed semiconductor component company, where he chairs the Audit & Risk Management Committee and serves as a member of the Remuneration & Nomination Committee. Between September 2018 and July 2020, Mr. Benton served as Chief Financial Officer of Revasum. Prior to joining Revasum, from August 2017 to September 2018, Mr. Benton served as Senior Vice President and Chief Financial Officer for BrainChip Holdings Ltd., a publicly listed AI software and chip solution provider and developer of neuromorphic circuits. From 2012 to August 2017, Mr. Benton held various positions at Exar Corporation, a fabless semiconductor chip manufacturer (“Exar”), including as Senior Vice President and Chief Financial Officer from 2012 through 2016 and Chief Executive Officer and Executive Board Member from 2016 until the sale of Exar to Maxlinear, Inc. in May 2017. From 1993 to 2012, Mr. Benton worked at several technology companies. He started his career as an auditor at Arthur Andersen & Company in 1991. Mr. Benton received a B.A. of Business Administration in Accounting from the University of Texas at Austin and he passed the State of Texas Certified Public Accountancy exam. We believe Mr. Benton is qualified to serve on the Board due to his deep knowledge of Tempo, his industry expertise and his experience serving on the boards of other public companies.

Omid Tahernia has been a member of our board of directors since November 2022. Prior to that, Mr. Tahernia served as a member of ACE’s board of directors from July 2020 to November 2022. Mr. Tahernia is currently an Executive Vice President for Bridgewest Group, LLC (“Bridgewest”), a position he has held since September 2020. Mr. Tahernia has also served as the Chief Executive Officer of Endura Technologies, a portfolio company of Bridgewest, since January 2021. Mr. Tahernia is the founder of SERNAI Networks, Inc. (“Sernai”), a developer of high-speed communication and intelligence-based interconnect solutions. Mr. Tahernia has served as the Chief Executive Officer of Sernai since November 2018. Since 2016, Mr. Tahernia has acted as a business and strategy advisor to several technology start-ups engaged in the Commercial IoT, Enterprise Data Center, IPTV Service Provider, Digital Healthcare, Artificial Intelligence and Semiconductor industries. From 2012 to 2015, Mr. Tahernia served as the Chief Executive Officer of Ikanos Communications (Nasdaq: IKAN) (“Ikanos”), which was acquired by Qualcomm in 2015. Prior to joining Ikanos, Mr. Tahernia was President and Chief Executive Officer of Tilera Corporation from 2007 to 2011. Before this, Mr. Tahernia spent more than three years at Xilinx, Inc., most recently serving as Corporate Vice President & General Manager of the company’s Processing Solutions Group. Mr. Tahernia worked at Motorola from 1984 to 2004, with his most recent leadership role being Vice President and Director, Strategy and Business Development at Motorola Semiconductors. Mr. Tahernia received an M.S. in Electrical Engineering from Georgia Institute of Technology and a B.S. in Electrical Engineering from Virginia Tech. We believe Mr. Tahernia is qualified to serve on the Board due to his strong track record of leading companies, including public companies, and his industry experience.
Behrooz Abdi has been a member of our board of directors since November 2022. Prior to that, Mr. Abdi served as ACE’s Chief Executive Officer and the Chairman of ACE’s board of directors from July 2020 to November 2022. Mr. Abdi is currently a Strategic Advisor for the Sensor System Business Company of TDK Corporation, a multinational electronics company, a position he has held since April 2020. Prior to this, from 2012 to March 2020, he was President and Chief Executive Officer of InvenSense, Inc. (NYSE: INVN), a leading provider of sensors for smart phones, drones, wearables, smart homes and the automotive industry. Mr. Abdi currently serves as an advisor to InvenSense. He was previously Chief Executive Officer and President of a network processor company, RMI, from 2007 to 2009, and Executive Vice President of RMI’s acquirer, NetLogic Microsystems (Nasdaq: NETL), from 2009 to 2011. From 2004 until 2007, Mr. Abdi served as Senior Vice President and General Manager of QCT at Qualcomm, Inc. Prior to this, Mr. Abdi worked at Motorola Inc. for 18 years, from 1985 to 2003, where his last role was Vice President and General Manager in charge of the mobile radio frequency and mixed-signal integrated circuits product lines. Mr. Abdi received a bachelors’ degree in electrical engineering from Montana State University-Bozeman and a master’s degree in electrical engineering from the Georgia Institute of Technology. He also serves on the board of the Georgia Institute of Technology and the Montana State University Foundation, as well as the boards of several private companies. We believe that Mr. Abdi is qualified to serve on the Board due to his extensive industry and leadership experience, including serving on public company boards.
Jacqueline Schneider has been a member of our board of directors since November 2022. Prior to that, she served on Legacy Tempo’s board of directors from March 2021 to November 2022 and served as a consultant for Legacy Tempo on sales and marketing strategy from March 2020 through February 2021. Prior to serving as a member of Legacy Tempo’s board, she founded Northpointe Advisors, LLC, a company which offers consulting services to fast-growing technology companies, in November 2019, a venture in which she is still involved. From May 2016 to November 2019, Ms. Schneider served as the Chief Revenue Officer of Field Nation, LLC, a field service marketplace and project management solution that connects companies and contingent labor. As Chief Revenue Officer, Ms. Schneider was responsible for overseeing sales, marketing, customer service, customer success and sales engineering for Field Nation. From 2006 to 2017, she led sales at Proto Labs, Inc., where she oversaw a ten-fold increase in revenue and helped guide the company through a successful IPO. She currently serves on the board of Edge Embossing, a private microstructured plastics manufacturing company, and provides consulting services to various technology companies. She received her B.S. in Business from St. Cloud State University in 1987. We believe that Ms. Schneider is qualified to serve on the Board due to her track record of success in the industry and her experience as an executive.
Matthew Granade has been a member of our board of directors since November 2022. Prior to that, he served a member of Legacy Tempo’s board of directors from May 2019 to November 2022. In May 2013, he co-founded Domino Data Lab, Inc., a company that provides a data science platform that can be used to accelerate research, increase collaboration and rapidly deliver models, a venture in which he is still involved. From March 2016 to November 2020, Mr. Granade was a managing partner at Point72 Ventures, LLC, where he managed Point72’s venture capital investment arm, which focused on financial technology, enterprise automation, artificial intelligence, cyber-security and healthcare. He also served as Point72’s Chief Market Intelligence Officer from August 2015 to December 2020. In that role, Mr. Granade oversaw multiple business enterprises, including many of Point72’s innovation initiatives, and directed and managed Point72’s central portfolio. During his tenure with Point72, he oversaw the firm’s efforts to develop unique information assets, including alternative data, for its portfolio managers. Before founding Domino and joining Point72, Mr. Granade was Co-Head of Research at Bridgewater Associates, a systematic macro hedge fund, where he built and led teams that developed insights on the global economy, created new algorithmic systems for capturing alpha, and published Bridgewater’s market commentary, Daily Observations. Mr. Granade currently services on the board of Domino Data Lab and previously served on the board of Imperative Execution Inc., a private company that offers a platform for efficient trading by using machine learning to optimize order matching and reduce costs. He received his A.B. from Harvard College in 1999 and his M.B.A. from Harvard Business School in 2004. We believe that Mr. Granade is qualified to serve on the Board due to his leadership and innovation experience in advanced analytics, data, finance and technology.
Corporate Governance
We structure our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of this corporate governance include:
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we have independent director representation on our audit, compensation and nominating committees, and our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

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at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC; and

•
we have begun to and will continue to implement a range of other corporate governance best practices, including implementing a robust director education program.

Independence of the Board of Directors
Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that each of Behrooz Abdi, Jacqueline Schneider, Matthew Granade and Omid Tahernia are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Composition of the Board of Directors
Our business and affairs are managed under the direction of our board of directors. Our board of directors is staggered in three classes, with two directors in Class I (Jacqueline Schneider and Ryan Benton), two directors in Class II (Matthew Granade and Omid Tahernia), and two directors in Class III (Behrooz Abdi and Joy Weiss).
Board Committees
Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing audit committee, compensation committee and nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee
Our audit committee is responsible for, among other things:
•
helping our board of directors oversee corporate accounting and financial reporting processes;

•
managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and year-end operating results;

•
developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•
reviewing related person transactions;

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obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

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approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee consists of Jacqueline Schneider, Matthew Granade and Omid Tahernia, with Matthew Granade serving as chair. Rule 10A-3 of the Exchange Act and Nasdaq rules require that our audit committee must be composed entirely of independent members. Our board of directors has affirmatively determined that Jacqueline Schneider, Matthew Granade and Omid Tahernia each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and Nasdaq rules. Each member of our audit committee also meets the financial literacy requirements of Nasdaq listing standards. In addition, our board of directors has determined that Matthew Granade qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors adopted a written charter for the audit committee, which is available on our corporate website at www.tempoautomation.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Compensation Committee
Our compensation committee is responsible for, among other things:
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reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

•
reviewing and recommending to our board of directors the compensation of directors;

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administering the incentive award plans and other benefit programs;

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reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•
reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

Our compensation committee consists of Jacqueline Schneider, Behrooz Abdi and Omid Tahernia, with Jacqueline Schneider serving as chair. Our board of directors has affirmatively determined that Jacqueline Schneider, Behrooz Abdi and Omid Tahernia each meet the definition of “independent director” for purposes of serving on the compensation committee under Nasdaq rules, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our board of directors adopted a written charter for the compensation committee, which is available on our corporate website at www.tempoautomation.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Nominating and Corporate Governance Committee
Our nominating committee is responsible for, among other things:
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identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on our board of directors;

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considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;

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developing and making recommendations to our board of directors regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

•
overseeing periodic evaluations of the performance of our board of directors, including its individual directors and committees.

Our nominating committee consists of Matthew Granade and Behrooz Abdi, with Behrooz Abdi serving as chair. Our board of directors has affirmatively determined that Matthew Granade and Behrooz Abdi each meet the definition of “independent director” under Nasdaq rules. Our board of directors adopted a written charter for the nominating committee, which is available on our corporate website at www.tempoautomation.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Risk Oversight
Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Code of Business Conduct and Ethics
We adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on our corporate website at www.tempoautomation.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2022 Summary Compensation Table” below. In 2022, our “named executive officers” and their positions as of December 31, 2022, were as follows:

•
Joy Weiss, our President and Chief Executive Officer;

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Ryan Benton, our Chief Financial Officer; and

•
Ralph Richart, our Chief Technology and Manufacturing Officer.

Mr. Richart served as our Chief Technology Officer through August 7, 2021 and was appointed as our Chief Technology and Manufacturing Officer effective August 8, 2022.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the currently planned programs summarized in this discussion.
2022 Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2021 and 2022.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	($) Total
Joy Weiss	2022	340,385	114,230		2,384,995	—	—	2,839,610
President and Chief Executive Officer	2021	450,075	—	1,545,860		—	—	1,995,935
Ryan Benton	2022	292,308	85,673		2,384,995	—	—	2,762,976
Chief Financial Officer	2021	375,075	—	508,874		—	—	883,949
Ralph Richart	2022	276,282	76,154		2,384,995	—	—	2,737,431
Chief Technology and Manufacturing Officer	2021	342,583	—	257,643		—	—	600,226

(1)
Amounts represent the aggregate base salary actually paid to our named executive officers in the applicable year.

(2)
Amounts represent the aggregate grant date fair value of stock options granted to our named executive officers during the applicable year computed in accordance with ASC Topic 718. Assumptions used to calculate these amounts for 2022 are included in our consolidated financial statements included in this prospectus.

(3)
Amounts represent the aggregate grant date fair value of restricted stock units granted to our named executive officers during the applicable year computed in accordance with ASC Topic 718. Assumptions used to calculate these amounts for 2022 are included in our consolidated financial statements included in this prospectus.

NARRATIVE TO SUMMARY COMPENSATION TABLE
2022 Salaries
The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For 2022, our named executive officers’ annual base salaries were as follows: Ms. Weiss: $450,000; Mr. Benton: $375,000; and Mr. Richart: $350,000; provided, that, beginning on July 25, 2022, the named executive officers’ annual base salaries were temporarily reduced to the following amounts in order to reduce our overall operating cash outflows and as part of a larger effort by our company to preserve working capital prior to the completion of the Business Combination: Ms. Weiss: $300,000; Mr. Benton: $225,000; and Mr. Richart: $200,000. The named executive officers’ annual base salaries were restored to their pre-reduction levels on November 25, 2022.
2022 Bonuses
One-Time Bonuses
On November 30, 2022, each named executive officers was paid a one-time bonus equal to one and one-tenth times (1.10x) the excess of the base salary that the applicable executive would have received during the period beginning on July 25, 2022 and ending on November 25, 2022 (had the temporary salary reductions discussed above not occurred) and the base salary actually paid to such executive during such period. Such one-time bonuses were paid to our named executive officers in order to compensate them for the base salary reductions they took during the period beginning on July 25, 2022 and ending on November 25, 2022.
Annual Performance-Based Bonuses
We also maintained an annual performance-based cash bonus program for 2022 in which our named executive officers participated. Bonus payments under the 2022 bonus program were determined based on achievement of certain corporate performance goals approved by our board of directors, subject to the applicable executive’s continued employment through December 31, 2022. For the year ended December 31, 2022, our named executive officers’ target bonuses (expressed as a percentage of base salary) were as follows: Ms. Weiss: 20%; Mr. Benton: 20%; and Mr. Richart: 20%.
Under our 2022 annual bonus program, the applicable performance metrics consisted of achievement of certain company revenue, bookings and gross margin targets. Due to the Company’s financial position during calendar year 2022, the Company determined not to pay bonuses in respect of 2022 (including to our named executive officers).
Equity Compensation
We have historically granted stock options to our employees under our Amended and Restated 2015 Equity Incentive Plan (the “2015 Plan”), including our named executive officers, in order to attract and retain our employees, as well as to align their interests with the interests of our stockholders. In 2022, however, we determined to grant restricted stock units to our named executive officers and certain other employees in order to encourage retention by diversifying the types of equity incentive awards provided as we became a public company.
On September 9, 2022, we granted to each of our named executive officers under the 2015 Plan an award of 255,790 restricted stock units covering shares of our common stock (“RSUs”). Fifty percent (50%) of the RSUs subject to each award (the “Time-Vest RSUs”) vest based on the applicable executive’s continued service, and the remaining fifty percent (50%) of the RSUs subject to each award (the “Performance-Vest RSUs”) vest based on the attainment of certain performance measures, in each case, as further described below:

•
Time-Vest RSUs: Subject to the applicable executive’s continued service through the applicable vesting date, one-third of the Time-Vest RSUs will vest on the first anniversary of the grant date (the “Initial Vesting Date”) and, thereafter, one-twelfth of the Time-Vest RSUs will vest on each three-month anniversary of the Initial Vesting Date.

•
Performance-Vest RSUs: Subject to the applicable executive’s continued service through the applicable vesting date, (i) fifty percent (50%) of the Performance-Vest RSUs will be eligible to vest with respect to our first fiscal quarter (commencing the first quarter of 2023 and ending with the fourth quarter of 2027) during which we attain $15 million or greater in sales revenue; and (ii) the remaining 50% of the Performance-Vest RSUs shall be eligible to vest with respect to the first fiscal quarter (commencing the first quarter of 2023 and ending with the fourth quarter of 2027) during which we attain $5 million or greater in adjusted EBITDA.
Upon the closing of the Business Combination on November 22, 2022, we adopted the Tempo Automation Holdings, Inc. 2022 Incentive Award Plan (the “2022 Plan”). No further awards have been or will be made under the 2015 Plan following the adoption of the 2022 Plan.
Other Elements of Compensation Retirement Plan
We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. We did not make any discretionary matching contributions in 2022.
Employee Benefits
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•
medical, dental and vision benefits;

•
medical and dependent care flexible spending accounts;

•
short-term and long-term disability insurance;

•
life insurance; and

•
employee assistance program.

We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.
No Tax Gross-Ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2022.

				Option Awards					Stock Awards
Name	Grant Date	Vesting Start Date	Notes	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Joy Weiss	4/27/2015	1/26/2015	(1)(5)(6)(8)	5,328			0.27	4/26/2025
	1/20/2016	12/17/2015	(1)(5)(6)(8)	10,231			1.94	1/19/2026
	1/24/2018	12/18/2017	(1)(5)(6)(8)	17,052			5.69	1/23/2028
	11/8/2019	9/23/2019	(1)(5)(6)	259,065			8.57	11/7/2029
	3/29/2021	N/A	(2)(6)	86,666			5.52	3/28/2031
	3/29/2021	9/23/2021	(1)(5)(6)	108,332		65,000	5.52	3/28/2031
	9/27/2022	9/9/2022	(10)						127,895	$100,014	127,895	$100,014
Ryan Benton	7/29/2020	N/A	(2)(5)(6)	44,058			5.52	7/28/2030
	7/29/2020	7/13/2020	(3)(6)(7)	79,856		52,320	5.52	7/28/2030
	7/3/2021	7/2/2021	(3)(5)(6)	16,630		30,327	8.86	7/2/2031
	9/27/2022	9/9/2022	(10)						127,895	$100,014	127,895	$100,014
Ralph Richart	8/3/2018	8/2/2018	(1)(5)(6)	1,278			5.69	8/2/2028
	7/25/2019	4/30/2019	(3)(5)(6)	17,193		1,564	8.57	7/24/2029
	7/29/2020	7/29/2020	(4)(5)(6)	16,908		11,078	5.52	7/28/2030
	11/4/2020	11/4/2020	(4)(5)(6)	20,466		18,830	5.52	11/3/2030
	3/29/2021	N/A	(6)(9)	21,666		21,667	5.52	3/28/2031
	9/27/2022	9/9/2022	(10)						127,895	$100,014	127,895	$100,014

(1)
Represents an option vesting with respect to 1/24th of the shares subject thereto on each monthly anniversary of the applicable vesting start date, subject to the applicable executive’s continued service through the applicable vesting date.

(2)
This option vested as to 100% of the shares subject thereto upon the closing of the Business Combination.

(3)
Represents an option vesting with respect to 25% of the shares subject thereto on the first anniversary of the vesting start date, and with respect to 1/48th of the shares subject to the option on each monthly anniversary of the applicable vesting start date thereafter, subject to the applicable executive’s continued service through the applicable vesting date.

(4)
Represents an option vesting with respect to 1/48th of the shares subject thereto on each monthly anniversary of the applicable vesting start date, subject to the applicable executive’s continued service through the applicable vesting date.

(5)
The option will vest in full (to the extent then-unvested) upon (i) a termination of the applicable executive’s service by the company without “cause” or by the executive for “good reason”, in either case, within three months before or eighteen months after a “change in control” or “corporate transaction” of the company (each as defined in the 2015 Plan), or (ii) a termination of the applicable executive’s service due to the executive’s death or disability within eighteen months after a “change in control” or “corporate transaction” of the company. The foregoing accelerated vesting is subject to the satisfaction of certain conditions (including the executive’s execution of a release) set forth in the applicable executive’s offer letter (as described in more detail below under “Executive Compensation Arrangements — Offer Letters”).

(6)
The option will vest in full, to the extent then-unvested, upon a “change in control” or “corporate transaction” of the company (within the meaning of the 2015 Plan or any successor plan), or any other event in which such options would otherwise be terminated, subject to the applicable executive’s continued employment with the company through such event.

(7)
Upon a termination of the applicable executive’s service by the company without “cause” or by the executive for “good reason”, in either case, more than three months before or more than eighteen months after a “change in control” or “corporate transaction” of the company (each as defined in the 2015 Plan), the option will vest with respect to the number of shares that would, absent the applicable executive’s termination of service, otherwise vest during the six-month period following such termination. The foregoing accelerated vesting is subject to the satisfaction of certain conditions (including the executive’s execution of a release) set forth in the applicable executive’s offer letter (as described in more detail below under “Executive Compensation Arrangements — Offer Letters”).

(8)
Represents an option granted to Ms. Weiss in respect of her service, prior to Ms. Weiss becoming our President and Chief Executive Officer, as an advisor and member of Tempo’s board of directors.

(9)
Represents an option with respect to which: (i) 50% of the shares subject to the option vested and became exercisable upon the closing of the Business Combination, and (ii) thereafter, the remaining 50% of the shares subject to the option will vest and become exercisable in equal monthly installments on each of the first twelve monthly anniversaries of the closing of the Business Combination, subject to the applicable executive’s continued service as an executive officer of Tempo through the applicable vesting date.

(10)
Represents awards of RSUs that vest as follows: (i) One-third of the Time-Vest RSUs will vest on the Initial Vesting Date and, thereafter, one-twelfth of the Time-Vest RSUs will vest on each three-month anniversary of the Initial Vesting Date, subject to the applicable executive’s continued service through the applicable vesting date; and (ii) with respect to the Performance-Vest RSUs, (x) fifty percent (50%) of the Performance-Vest RSUs will be eligible to vest with respect to our first fiscal quarter (commencing the first quarter of 2023 and ending with the fourth quarter of 2027) during which we attain $15 million or greater in sales revenue, and (y) the remaining 50% of the Performance-Vest RSUs shall be eligible to vest with respect to the first fiscal quarter (commencing the first quarter of 2023 and ending with the fourth quarter of 2027) during which we attain $5 million or greater in adjusted EBITDA, in each case, subject to the applicable executive’s continued service through the applicable vesting date.

Executive Compensation Arrangements
Offer of Employment Letters
During 2022, we were party to offer of employment letters with each of our named executive officers, the material terms of which are summarized below.
Joy Weiss Offer Letter
We are party to an employment offer letter, dated March 10, 2021, with Ms. Weiss, pursuant to which Ms. Weiss serves as our President and Chief Executive Officer. Ms. Weiss’s offer letter sets forth the terms and conditions of her employment, including her base salary, target annual bonus opportunity, eligibility to participate in our employee benefit plans, and reimbursement for business expenses in accordance with company policy.
Ms. Weiss’s offer letter provides that if her employment is terminated by Tempo without “cause” (as defined in her offer letter, and other than due to her disability or death) or due to Ms. Weiss’s resignation for “good reason” (as defined in her offer letter), subject to Ms. Weiss’s execution and non-revocation of a release of claims in favor of Tempo, resignation from Tempo’s board of directors, and continued compliance with certain post-termination obligations (including applicable restrictive covenants), she will become entitled to severance benefits consisting of: (i) an amount equal to six (6) months of her base salary, and (ii) company-subsidized healthcare continuation coverage for up to six (6) months following the date of termination. In addition, if Ms. Weiss’s employment is terminated by the company without “cause” or due to her resignation for “good reason,” in any case, within three months before, or eighteen months after, a “change in control” or “corporate transaction” of the company (each as defined in the 2015 Plan or any successor equity incentive plan), or if Ms. Weiss’s employment terminates due to her death or disability within eighteen months after any such event, then, subject to the satisfaction of the conditions described above, Ms. Weiss will be entitled to full vesting of her then-outstanding time-vesting equity awards upon such termination.
Ms. Weiss’s offer letter includes a Code Section 280G “best pay” provision, pursuant to which any “parachute payments” that become payable to her in connection with a change in control of the company will either be paid in full or reduced so that such payments are not subject to the excise tax imposed under Code Section 4999, whichever results in the better after-tax treatment for Ms. Weiss.
Pursuant to the terms of her offer letter, Ms. Weiss also entered into a separate agreement which includes standard invention assignment provisions, confidential information and non-disclosure covenants, an employee non-solicitation covenant effective during employment and for one year following the termination of Ms. Weiss’s employment, and a covenant not to compete with the company during the term of Ms. Weiss’s employment.
Ryan Benton Offer Letter
We are party to an employment offer letter with Mr. Benton, dated June 9, 2020, pursuant to which Mr. Benton serves as our Chief Financial Officer. Mr. Benton’s offer letter sets forth the terms and conditions of his employment, including his base salary, target annual bonus opportunity, eligibility to participate in our employee benefit plans, and reimbursement for business expenses in accordance with company policy.
Mr. Benton’s offer letter provides that if his employment is terminated by the company without “cause” (as defined in his offer letter, and other than due to his disability or death) or due to Mr. Benton’s resignation for “good reason” (as defined in his offer letter), subject to Mr. Benton’s execution and non-revocation of a release of claims in favor of the company and continued compliance with certain post-termination obligations (including applicable restrictive covenants), he will become entitled to severance benefits consisting of: (i) an amount equal to six (6) months of his base salary, (ii) a pro-rated target annual bonus for the year of termination, (iii) company-subsidized healthcare continuation coverage for up to six (6) months following the date of termination, and (iv) unless such termination occurs within three months before, or eighteen months after, a “change in control” or “corporate transaction” (as discussed in the following sentence), six months’ accelerated vesting of his then-outstanding time-vesting equity awards. In addition, if Mr. Benton’s employment is terminated by the company without “cause” or due to his resignation for “good reason,” in any case, within three months before, or eighteen months after, a “change in control” or “corporate transaction” of the company (each as defined in the 2015 Plan or any successor equity incentive plan), or if Mr. Benton’s employment terminates due to his death or disability within eighteen months after any such event, then, subject to the satisfaction of the conditions described above, Mr. Benton will be entitled to full vesting of his then-outstanding time-vesting equity awards upon such termination.
Mr. Benton’s offer letter includes a Code Section 280G “best pay” provision, pursuant to which any “parachute payments” that become payable to him in connection with a change in control of the company will either be paid in full or reduced so that such payments are not subject to the excise tax imposed under Code Section 4999, whichever results in the better after-tax treatment for Mr. Benton.
Pursuant to the terms of his offer letter, Mr. Benton also entered into a separate agreement which includes standard invention assignment provisions, confidential information and non-disclosure covenants, an employee non-solicitation covenant effective during employment and for one year following the termination of Mr. Benton’s employment, and a covenant not to compete with the company during the term of Mr. Benton’s employment.
Ralph Richart Offer Letter
We are party to an employment offer letter with Mr. Richart, dated April 15, 2021, pursuant to which Mr. Richart serves as our Chief Technology and Manufacturing Officer. Mr. Richart’s offer letter sets forth the terms and conditions of his employment, including his base salary, target annual bonus opportunity, eligibility to participate in our employee benefit plans, and reimbursement for business expenses in accordance with applicable company policy.

Mr. Richart’s offer letter provides that if his employment is terminated by the company without “cause” (as defined in his offer letter, and other than due to his disability or death) or due to Mr. Richart’s resignation for “good reason” (as defined in his offer letter), subject to Mr. Richart’s execution and non-revocation of a release of claims in favor of the company and continued compliance with certain post-termination obligations (including applicable restrictive covenants), he will become entitled to severance benefits consisting of: (i) an amount equal to six (6) months of his base salary, and (ii) company-subsidized healthcare continuation coverage for up to six (6) months following the date of termination. In addition, if Mr. Richart’s employment is terminated by the company without “cause” or due to his resignation for “good reason,” in any case, within three months before, or eighteen months after, a “change in control” or “corporate transaction” of the company (each as defined in the 2015 Plan or any successor equity incentive plan), or if Mr. Richart’s employment terminates due to his death or disability within eighteen months after any such event, then, subject to the satisfaction of the conditions described above, Mr. Richart will be entitled to full vesting of his time-vesting stock option granted in 2020 upon such termination.
Mr. Richart’s offer letter includes a Code Section 280G “best pay” provision, pursuant to which any “parachute payments” that become payable to him in connection with a change in control of the company will either be paid in full or reduced so that such payments are not subject to the excise tax imposed under Code Section 4999, whichever results in the better after-tax treatment for Mr. Richart.
Pursuant to the terms of his offer letter, Mr. Richart also entered into a separate agreement which includes standard invention assignment provisions, confidential information and non-disclosure covenants, an employee non-solicitation covenant effective during employment and for one year following the termination of Mr. Richart’s employment, and a covenant not to compete with the company during the term of Mr. Richart’s employment.
Director Compensation
During our fiscal year ended December 31, 2022, only two of our non-employee directors (Matthew Granade and Jaqueline Schneider) received compensation for their services on our board of directors. None of our other non-employee directors, including Behrooz Abdi, Omid Tahernia, Sri Chandrasekar and Zavain Dar, received compensation from the company during 2022 in respect of their services on our board. Ms. Weiss (who served as our President and Chief Executive Officer in 2022) and Jeff McAlvay (who served as Principal Data Analyst in 2022) also served on our board of directors during 2022, but they did not receive any additional compensation for their service as directors during 2022. Messrs. McAlvay, Chandrasekar and Dar resigned, and Messrs. Abdi, Benton and Tahernia, each of whom were previously members of the board of directors of ACE Convergence Acquisition Corp., were appointed, as members of our board of directors upon the closing of the Business Combination (which occurred on November 22, 2022).
We have not historically maintained a formal non-employee director compensation program; however, we have previously made stock option grants to non-employee directors from time to time. During 2022, the Company granted RSUs to each of Mr. Granade and Ms. Schneider for their service as non-employee directors during 2022, as described below.
On September 9, 2022, we granted to each of Mr. Granade and Ms. Schneider an award of 42,630 RSUs. Such RSUs vest in accordance with the same vesting schedule applicable to the awards of RSUs granted to our named executive officers during fiscal year 2022, as described above under “Narrative to Summary Compensation Table — Equity Compensation”.
No other compensation was paid, and no options or other stock awards were granted, to our non-employee directors during 2022 in respect of their service as non-employee directors.
2022 Director Compensation Table
The following table sets forth information concerning the compensation of the company’s directors for the year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Behrooz Abdi
Sri Chandrasekar
Zavain Dar
Matthew Granade	—	397,484	—	397,484
Jacqueline Dee Schneider	—	397,484		397,484
Omid Tahernia

(1)
Amount represents the aggregate grant date fair value of stock options granted to our non-employee directors during 2021 computed in accordance with ASC Topic 718. Assumptions used to calculate these amounts are included in our consolidated financial statements included in this prospectus.

(2)
As of December 31, 2022, Mr. Granade and Ms. Schneider held options covering 52,109 and 22,990 shares of our common stock, respectively, and 42,630 and 42,630 RSUs, respectively. No other options, RSUs or stock awards were held by our non-employee directors as of December 31, 2022.

Director Compensation Program
We intend to adopt a compensation program for our non-employee directors (the “Director Compensation Program”), pursuant to which we expect that the non-employee directors of the Board will be eligible to receive equity compensation for their services on our Board. The material terms of the Director Compensation Program, as currently contemplated, are summarized below. Note that we have not adopted or approved the Director Compensation Program and, accordingly, these terms are subject to change.
Annual Awards.   Each non-employee director who is serving on the Board as of the date of an annual meeting of stockholders and will continue to serve as a non-employee director immediately following such meeting will automatically be granted (A) an award of RSUs with an aggregate grant date value of $50,000 and (B) an option to purchase 10,000 shares of Company common stock (each, an “Annual Award”). Each Annual Award will vest in full on the earlier of the first anniversary of the applicable grant date and the date of our next annual shareholder meeting following the grant date, subject to the applicable director’s continued service on the Board through the applicable vesting date.
Additional Awards.   In addition to the Annual Awards, each non-employee director will be granted additional RSUs for his or her service as Chairperson of the Board or as Chair or member of a subcommittee of the Board, as set forth in the following table (such RSUs, the “Additional Awards”):
Number of RSUs
• Additional RSUs for service as the Chairperson of the Board	10,000
• Additional RSUs for service as the Chair of a Committee of the Board:
• Audit Committee	8,800
• Compensation Committee	6,600
• Nominating and Governance Committee	4,400
• Additional RSUs for service as a member (non-Chair) of a Committee of the Board:
• Audit Committee	4,400
• Compensation Committee	3,300
• Nominating and Governance Committee	2,200
Annual Awards and Additional Awards granted under the Director Compensation Program are expected to vest in full upon a “change in control” of the Company (as defined in the 2022 Plan) if the non-employee will not become a member of the Board or the board of directors of the Company’s successor (or any parent thereof) following such change in control.

The number of shares of our Common Stock subject to any Annual Award denominated in dollars will be determined by dividing the dollar value of such Director Award by the closing price of a share of Company common stock as of the applicable grant date. Any stock options granted under the Director Compensation Program will have an exercise price equal to the fair market value of the underlying shares on the date of grant and will expire not later than ten years after the date of grant.
Compensation under the Director Compensation Program will be subject to the annual limits on non-employee director compensation set forth in the 2022 Plan (or any successor plan).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation” and “Management”, the following is a description of each transaction since January 1, 2019 and each currently proposed transaction in which:
•
we have been or are to be a participant;

•
the amount involved exceeds or will exceed $120,000; and

•
any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Procedures with Respect to Review and Approval of Related Person Transactions
Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception of such conflicts of interest). We have adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. Under the policy, our finance team is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If our Chief Financial Officer determines that a transaction or relationship is a related person transaction requiring compliance with the policy, our Chief Financial Officer will be required to present to the audit committee all relevant facts and circumstances relating to the related person transaction. The audit committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the our code of business conduct and ethics, and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Our management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then-current related person transactions. No director will be permitted to participate in approval of a related person transaction for which he or she is a related person.
Director and Officer Indemnification
Our certificate of incorporation and our bylaws provide for indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each member of our board of directors and several of our officers.
Registration Rights Agreement
In connection with the Closing, we and certain stockholders of Legacy Tempo and ACE entered into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”), pursuant to which we agreed to file a shelf registration statement with respect to the registrable securities under the A&R Registration Rights Agreement by December 22, 2022. Certain Legacy Tempo stockholders and ACE stockholders may each request to sell all or any portion of their registrable securities in an underwritten offering up to twice in any 12-month period, so long as the total offering price is reasonably expected to exceed $50.0 million. We also agreed to provide customary “piggyback” registration rights. The A&R Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.
Certain Relationships and Related Party Transactions — ACE
Founder Shares
On May 28, 2020, the Sponsor purchased 5,750,000 ACE Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per share (“Founder Shares”). On May 29, 2020, the Sponsor transferred an aggregate of 155,000 Founder Shares to certain members of ACE’s management team. On October 13, 2021, the Sponsor distributed 1,678,500 Founder Shares to Sunny Siu. In connection with raising funds for working capital of ACE, in January 2022, the Sponsor distributed 755,930 Founder Shares to ACE SO5 Holdings Limited (“ACE SO5”), an affiliate of the Sponsor, and ACE SO5 became a party to (i) the Letter Agreement, dated as of July 27, 2020, by and among ACE, the Sponsor and certain of ACE’s current and former officers, directors and director nominees, and (ii) the Sponsor Support Agreement. AEPI is the sole owner of the voting equity of ACE SO5, and therefore, may be deemed to have sole discretion over the voting and investment power of the company securities held by ACE SO5. However, all of the economic interests in ACE SO5 are held by unaffiliated non-U.S. persons or entities through non-voting interests. Pursuant to ACE SO5’s governing documents, after the expiration of the lock-up period, such non-voting interests will be granted the rights to vote. The Founder Shares included an aggregate of up to 750,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding ordinary shares after the ACE IPO. As a result of the underwriters’ election to fully exercise their over-allotment option on July 30, 2020, 750,000 Founder Shares are no longer subject to forfeiture.
Private Placement Warrants
Simultaneously with the closing of the initial public offering of ACE, the Sponsor purchased 6,600,000 warrants to purchase one ACE Class A ordinary share at an exercise price of $11.50 at a price of $1.00 per warrant, or $6,600,000 in the aggregate, in a private placement. On October 13, 2021, the Sponsor distributed 948,750 private placement warrants to Sunny Siu. In January 2022, the Sponsor distributed 891,714 private placement warrants to ACE SO5. Each private placement warrant entitles the holder to purchase one ACE Class A ordinary share for $11.50 per share. The private placement warrants (including the Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until December 22, 2022.
PIPE Subscription Agreements
In connection with the execution of the Merger Agreement, ACE entered into (i) the Original PIPE Common Stock Subscription Agreements with certain investors pursuant to which such investors agreed to purchase 8.2 million shares of Tempo common stock at $10.00 per share for an aggregate commitment amount of $82.0 million, and (ii) a subscription agreement by and between ACE and an affiliate of the Sponsor (the “Affiliate Subscription Agreement”).
In January 2022, the Affiliate Subscription Agreement was terminated in its entirety in accordance with its terms, and ACE and Tempo entered into a subscription agreement with OCM and Tor Asia Credit Opportunity Master Fund II LP (“Tor”), pursuant to which Tor and OCM agreed to purchase $200.0 million of ACE’s 15.5% convertible senior notes (the “Oaktree Subscription Agreement”). On July 30, 2022, OCM delivered notice of termination of the Oaktree Subscription Agreement, effective immediately. On September 4, 2022, Legacy Tempo, ACE, OCM and Oaktree entered into the Oaktree Termination Letter pursuant to which the termination fee in connection with the Oaktree Subscription Agreement was reduced from 3.5% of the aggregate principal amount of the subscribed notes (approximately $7.0 million) to 0.6% of the aggregate principal amount of the subscribed notes (approximately $1.1 million) if the closing of the Business Combination occurs on or before the Specified Fee Date, to be paid on the earlier of (i) six months after the Closing and (ii) the date on which either ACE or Legacy Tempo commence bankruptcy proceedings. In addition to the Reduced Termination Fee, ACE and Tempo are required to pay approximately $1.2 million in fees and expenses to OCM on the earlier of (x) immediately following the Closing and (y) the Outside Business Combination Date. The Reduced Termination Fee and all other fees and expenses owed to OCM under the Oaktree Termination Letter will accrue interest at a rate of 20% per year, compounding monthly, starting on October 15, 2022. The Oaktree Termination Letter states that if the Business Combination has not been consummated prior to the Specified Fee Date, on the earliest of (I) the date on which the Merger Agreement is terminated, (II) the date on which either ACE or Legacy Tempo commence bankruptcy proceedings and (III) June 15, 2023, ACE and Legacy Tempo will pay OCM the full 3.5% termination fee and all of its accrued and unpaid fees and expenses. To the extent the termination fee and accrued and unpaid fees and expenses are not paid on or prior to June 15, 2023, the unpaid portion of the termination fee (together with all other unpaid fees and expenses) will accrue interest at a rate of 20% per year, compounding monthly, starting on October 15, 2022. On October 11, 2022, Legacy Tempo, ACE, OCM and Oaktree entered into a letter agreement pursuant to which the Specified Fee Date was amended to November 15, 2022.
On March 16, 2022, ACE entered into Amended and Restated Subscription Agreements, which amended and restated the Original PIPE Common Stock Subscription Agreements in their entirety, pursuant to which certain investors agreed to purchase 10.2 million shares of Tempo common stock at $10.00 per share for an aggregate commitment of $102.0 million.
On July 6, 2022, ACE entered into Second Amended and Restated Subscription Agreements (the “Second A&R Subscription Agreements”) with certain investors, which amended and restated the Amended and Restated Subscription Agreements in their entirety.
On September 7, 2022, ACE entered into the Third A&R PIPE Subscription Agreements with each of the PIPE Investors, amended and restated the applicable Second Amended and Restated Subscription Agreements in their entirety. One of the Third Party PIPE Investors who entered into the Second A&R Subscription Agreement did not enter into the Third A&R PIPE Subscription Agreement and terminated its Second A&R Subscription Agreement on September 7, 2022. Pursuant to the Third A&R PIPE Subscription Agreements, ACE agreed to issue additional shares of Tempo common stock to each PIPE Investor in the event that the volume weighted average price per share of Tempo common stock (the “Measurement Period VWAP”) during the 30 days commencing on the date on which a registration statement registering the resale of the shares of Tempo common stock acquired by such PIPE Investors (the “PIPE Resale Registration Statement”) is declared effective is less than $10.00 per share. In such case, each PIPE Investor will be entitled to receive a number of shares of Tempo common stock equal to the product of (x) the number of shares of Tempo common stock issued to such PIPE Investor at the closing of the subscription and held by such PIPE Investor through the date that is 30 days after the effective date of the PIPE Resale Registration Statement (the “Measurement Date”) multiplied by (y) a fraction, (A) the numerator of which is $10.00 minus the Adjustment Period VWAP (as defined below) and (B) the denominator of which is the Adjustment Period VWAP. In the event that the Adjustment Period VWAP is less than $4.00 (the “Price Floor Value”), the Adjustment Period VWAP shall be deemed to be the Price Floor Value.
ACE also agreed to issue up to 500,000 additional shares of Tempo common stock to each such PIPE Investor in the event that the Additional Period VWAP (as defined below) is less than the Adjustment Period VWAP. In such case, each such PIPE Investor will be entitled to receive a number of shares of Tempo common stock equal to the lesser of (1) such PIPE Investor’s pro rata portion of 500,000 additional shares of Tempo common stock, and (2) (i) (A) (x) the number of shares issued to such PIPE Investor pursuant to such subscription agreement and held by such PIPE Investor on the last day of the 30 calendar day period ending on the date that is 15 months following the closing of the subscriptions (such 30 calendar day period, the “Additional Period”), times (y) the Adjustment Period VWAP, minus the average of the volume weighted average price of a share of Tempo common stock determined for each of the trading days during the Additional Period (the “Additional Period VWAP”), minus (B) the number of PIPE Incentive Shares, times the Additional Period VWAP, divided by (ii) the Additional Period VWAP.
Additionally, ACE agreed to issue up to 2,000,000 additional shares (the “PIPE Incentive Shares”) to such PIPE Investors on a pro rata basis with respect to each PIPE Investor’s subscription amount as an incentive to subscribe for and purchase the shares under the Third A&R PIPE Subscription Agreements.

Notwithstanding the foregoing, in the event that Tempo consummates a strategic transaction during the 15-month period beginning on the closing date, then the measurement date for the issuance of such additional shares shall be one day prior to the closing date of such strategic transaction, and the Additional Period VWAP will be deemed to equal the price per share paid or payable to the holders of outstanding shares of Tempo common stock in connection with such strategic transaction. If such price is payable in whole or in part in the form of consideration other than cash, the value of such consideration will be (a) with respect to any securities, (i) the average of the closing prices of the sales of such securities on all securities exchanges on which such securities are then listed, averaged over a period of 30 trading days ending on the day as of which such value is being determined and the 29 consecutive days preceding such day, or if the information contemplated by the preceding clause (i) is not practically available, then the fair value of such securities as of the date of valuation as determined in accordance with the succeeding clause (b), and (b) with respect to any other non-cash assets, the fair value thereof as of the date of valuation, as determined by an independent, nationally recognized valuation firm reasonably selected by Tempo, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer taxes payable in connection with such sale).
One of the PIPE Investors’ Third A&R PIPE Subscription Agreement provides that, if such PIPE Investor is an Eligible Investor (defined as any subscriber in the offering who is not a beneficial or record owner of ACE’s equity or an affiliate of ACE prior to the Initial Closing (as defined therein)), if, after the date of the Third A&R PIPE Subscription Agreements, such PIPE Investor acquires ownership of Class A Ordinary Shares of ACE in the open market or in privately negotiated transactions with third parties (along with any related rights to redeem or convert such shares in connection with the Redemption) at least five business days prior to ACE’s extraordinary general meeting to approve the Business Combination, and such PIPE Investor does not redeem or convert such shares in connection with the Redemption (including revoking any prior redemption or conversion elections made with respect to such shares), the number of shares such PIPE Investor (only if an Eligible Investor) is obligated to purchase under its Third A&R PIPE Subscription Agreement shall be reduced by the number of PIPE Non-Redeemed Shares.
The obligation of the parties to consummate the purchase and sale of the shares covered by the Third A&R PIPE Subscription Agreements is conditioned upon, among others, (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the Third A&R PIPE Subscription Agreements and (ii) satisfaction or waiver of all conditions precedent to the Closing under the Merger Agreement. The closings under the Third A&R PIPE Subscription Agreements will occur substantially concurrently with the Closing.
We note that Citi and Jefferies, in their roles as a placement agents that advised ACE in connection with the PIPE Investment, have resigned from their roles in such capacity and waived all fees associated with such engagement. The placement agency services being provided by Citi and Jefferies in connection with the PIPE Investment were substantially complete at the time of their resignations, with any fees payable to Citi or Jefferies for such services contingent upon the closing of the Merger. The Company does not expect that the PIPE Investment will be impacted by Citi’s or Jefferies’ resignations. Committed and potential investors in the PIPE Investment have been informed of Citi’s and Jefferies’ resignations, and no investors have revised or withdrawn their respective commitments in light of that information. The PIPE Investment is not contingent upon any continued involvement by Citi or Jefferies in the transactions and, pursuant to the subscription agreements relating to the PIPE Investment, each investor in the PIPE Investment specifically has disclaimed reliance on any statement, representation or warranty made by, among others, each of the placement agents, including Citi and Jefferies, in connection with such investment.
Cantor Share Purchase Agreement
On March 16, 2022, ACE entered into the Cantor Purchase Agreement with Legacy Tempo and CFPI pursuant to which Tempo would have the right from time to time at its option following closing of the Business Combination to sell to CFPI up to $100.0 million of Tempo common stock subject to certain customary conditions and limitations set forth in the Cantor Purchase Agreement. In connection with ACE’s entry into the Cantor Purchase Agreement, on March 16, 2022, ACE and CFPI entered into the Cantor Registration Rights Agreement, pursuant to which Legacy Tempo agreed to register for resale, pursuant to

Rule 415 under the Securities Act, the shares of Tempo common stock sold to CFPI under the Facility. On September 23, 2022, ACE, Legacy Tempo and CFPI entered into a termination agreement, pursuant to which the parties mutually agreed to terminate the Cantor Purchase Agreement and the Cantor Registration Rights Agreement in their entirety.
ACE Securities Purchase Agreement
On March 16, 2022, ACE entered into the ACE Securities Purchase Agreement, pursuant to which ACE SO3 agreed to purchase an unsecured subordinated convertible note in an aggregate principal amount of $20.0 million from the Company in connection with the closing of the Business Combination. On July 1, 2022, ACE and ACE SO3 terminated the ACE Securities Purchase Agreement.
Backstop Subscription Agreement
In connection with the execution of the Merger Agreement, ACE entered into a Backstop Subscription Agreement with the Backstop Investor, pursuant to which the Backstop Investor committed to purchase up to an additional 3,000,000 shares of Tempo common stock, for an aggregate amount of up to $30.0 million, to backstop the Minimum Available Acquiror Cash Amount. On March 16, 2022, ACE and the Backstop Investor terminated the Backstop Subscription Agreement.
Related Party Note and Advances
On May 28, 2020, ACE issued an unsecured promissory note to the Sponsor, pursuant to which ACE borrowed an aggregate principal amount of $186,760. The note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the initial public offering. The borrowings outstanding under the note in the amount of $186,760 were repaid upon the consummation of the initial public offering on July 30, 2020.
Working Capital Facility
On August 12, 2020, ACE entered into a working capital facility (the “Working Capital Facility”) with ASIA-IO Advisors Limited (“ASIA-IO”), an affiliate of the Sponsor, in the aggregate amount of $1,500,000.
In November 2020, the deposit amount was reduced by $850,000. In connection with the Closing, the Working Capital Facility was repaid in full.
Administrative Services Agreement
ACE entered into an agreement whereby, commencing on July 28, 2020 through the earlier of the consummation of a business combination or ACE’s liquidation, ACE would pay the Sponsor a monthly fee of $10,000 for office space, administrative and support services. For the three and six months ended June 30, 2021, ACE incurred and paid $30,000 and $60,000 in fees for these services, of which $30,000 is included in accrued liabilities on the condensed consolidated balance sheet. As of June 30, 2022, and December 31, 2021, ACE had accrued fees in the amount of $150,000 and $90,000, respectively.
Sponsor Support Agreement
On October 13, 2021, the Sponsor, ACE, certain of ACE’s directors, officers and initial shareholders and their permitted transferees and Legacy Tempo entered into the Sponsor Support Agreement, whereby the Sponsor and ACE’s directors, officers and initial shareholders and their permitted transferees agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. In addition, the Sponsor and ACE’s directors, officers and initial shareholders and their permitted transferees agreed to waive their redemption rights with respect to all of the Founder Shares and any ordinary shares held by them in connection with the consummation of the Business Combination, subject to the terms and conditions contemplated in the letter agreement, dated as of July 27, 2020. The Sponsor also agreed to waive any and all anti-dilution rights. As of the date of the accompanying prospectus, and due to (i) the redemption of 14,797,723 public shares in January 2022, (ii) the redemption of 4,256,979 public shares in connection with the shareholder vote in July 2022 and (iii) the redemption of 1,202,070 public shares in connection with the shareholder vote in October 2022, in each case in connection with the shareholder vote to approve the extension of the date by which ACE must complete an initial business combination, the Sponsor (including ACE’s directors, officers and initial shareholders and their permitted transferees) owns 67.70% of the issued and outstanding ordinary shares. If ACE is not able to complete the Business Combination with Tempo or another business combination by January 30, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), then the Sponsor and ACE’s directors, officers and initial shareholders and their permitted transferees will be entitled to liquidating distributions from the trust account with respect to any public shares they hold.
On July 6, 2022, the parties to the Sponsor Support Agreement entered into the First SSA Amendment, pursuant to which the Earnout Sponsors agreed, immediately prior to the Domestication, to contribute, transfer, assign, convey and deliver to ACE an aggregate of 5,595,000 Founder Shares in exchange for an aggregate of 3,595,000 Class A ordinary shares of ACE (the “SSA Exchange”). Pursuant to the First SSA Amendment, the Earnout Sponsors also agreed to subject an aggregate of 2,000,000 shares of Domesticated ACE common stock (the “Sponsor Earnout Shares”) received in the SSA Exchange to certain earnout vesting conditions or, should such shares fail to vest, forfeiture to ACE for no consideration. On the earlier of (i) the date which is fifteen (15) months following the closing of the Business Combination and (ii) immediately prior to the closing of a strategic transaction, the Sponsor Earnout Shares will vest in an amount equal to (A) the number of Sponsor Earnout Shares, less (B) the number of Additional Period Shares, if any, issuable in the aggregate under such Amended and Restated PIPE Common Stock Subscription Agreements. In the event of a strategic transaction, the holders of any vested Sponsor Earnout Shares will be eligible to participate in such strategic transaction with respect to such Sponsor Earnout Shares on the same terms, and subject to the same conditions, as the other holders of shares of Domesticated ACE common stock generally.
On August 12, 2022, the parties to the Sponsor Support Agreement entered into the Second SSA Amendment, pursuant to which the Earnout Sponsors agreed, immediately prior to the Domestication, to contribute, transfer, assign, convey and deliver to ACE an aggregate of 5,595,000 Founder Shares in exchange for an aggregate of 3,095,000 Class A ordinary shares of ACE (the “SSA Exchange”). Pursuant to the First SSA Amendment, the Earnout Sponsors also agreed to subject an aggregate of 500,000 shares of Domesticated ACE common stock (the “Sponsor Earnout Shares”) received in the SSA Exchange to certain earnout vesting conditions or, should such shares fail to vest, forfeiture to ACE for no consideration. On the earlier of (i) the date which is fifteen (15) months following the closing of the Business Combination and immediately prior to the closing of a strategic transaction, the Sponsor Earnout Shares will vest in an amount equal to (A) the number of Sponsor Earnout Shares, less (B) the number of Additional Period Shares (as defined therein), if any, issuable in the aggregate under such Amended and Restated PIPE Common Stock Subscription Agreements. In the event of a strategic transaction, the holders of any vested Sponsor Earnout Shares will be eligible to participate in such strategic transaction with respect to such Sponsor Earnout Shares on the same terms, and subject to the same conditions, as the other holders of shares of Domesticated ACE common stock generally.
On September 7, 2022, the parties to the Sponsor Support Agreement entered into a Sponsor Support Agreement Amendment (the “Third SSA Amendment”), pursuant to which the parties agreed to increase the number of shares issued in the aggregate in the SSA Exchange from 3,095,000 to 3,595,000, and to increase the number of Sponsor Earnout Shares from 500,000 to 1,000,000.
Lock-Up Agreements
Pursuant to the terms of the lock-up agreement between Tempo, the Sponsor and certain former stockholders of Legacy Tempo (the “Lock-Up Agreement”), each party to the Lock-Up Agreement has agreed that it will not, without the prior written consent of Tempo during a lock-up period of 365 days, unless earlier released, and subject to customary exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position any shares of Tempo common stock or any securities convertible into or exercisable or exchangeable for Tempo common stock issued or issuable to such party pursuant to the Merger Agreement (collectively, the “Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, if at any time before 365 days after the Closing, (x) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing results in all of the public stockholders of Tempo having the right to exchange their shares of Tempo common stock for cash securities or other property, or (y) the closing price of the Tempo common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty-trading day period commencing at least 150 days after the Closing, then each party’s Lock-Up Shares will be automatically released from the lock-up restrictions, in the case of clause (y) above, as of the last day of such thirty-trading day period. The lock-up restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, and transfers upon death or by will.
Promissory Note
On January 13, 2022, ACE entered into a convertible promissory note with the Sponsor (the “Promissory Note”). Pursuant to the Promissory Note, the Sponsor has agreed that it will contribute to ACE as a loan (each loan being referred to herein as a “Contribution”) $0.03 for each Class A ordinary share of ACE that was not redeemed in connection with the shareholder vote to approve the extension of the deadline by which ACE must complete its initial business combination, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with the shareholder vote to approve the Business Combination and (ii) $1.5 million has been loaned. Up to $1.5 million of the loans may be settled in whole warrants to purchase Class A ordinary shares of ACE at a conversion price equal to $1.00 per warrant. The Contribution(s) will not bear any interest, and will be repayable by ACE to the Sponsor upon the earlier of the date by which ACE must complete an initial business combination and the consummation of the Business Combination. ACE’s board of directors will have the sole discretion whether to continue extending for additional months until $1.5 million in the aggregate has been loaned, and if ACE’s board of directors determines not to continue extending for additional months, the Sponsor’s obligation to make additional Contributions will terminate. If this occurs, ACE would wind up ACE’s affairs and redeem 100% of the outstanding public shares in accordance with the procedures set forth in ACE’s Fourth Amended and Restated Memorandum and Articles of Association. The maturity date of the Promissory Note may be accelerated upon the occurrence of an Event of Default (as defined therein). Any outstanding principal under the Promissory Note may be prepaid at any time by ACE, at its election and without penalty, provided, however, that the Sponsor shall have a right to first convert such principal balance as described in Section 6 of the Promissory Note upon notice of such prepayment. If the Business Combination is not completed and ACE winds up, there will not be sufficient assets to repay the Promissory Note and it will be worthless.
On June 30, 2022, ACE and the Sponsor amended and restated the Promissory Note in its entirety to, among other things, increase the aggregate principal amount available thereunder from $1,500,000 to $2,000,000, contingent upon the approval by ACE’s shareholders of the extension of the date by which ACE must complete an initial business combination to October 13, 2022. Monthly deposits into the trust account following the July 2022 redemptions are based on the number of public shares still outstanding following such redemptions.
On August 28, 2022, ACE and the Sponsor amended and restated the Promissory Note in its entirety to, among other things, increase the aggregate principal amount available thereunder from $2,000,000 to $2,125,000, contingent upon the approval by ACE’s shareholders of the extension of the date by which ACE must consummate an initial business combination to January 30, 2023, which extension was approved in October 2022. Monthly deposits into ACE’s trust account following such extension will be based on the number of public shares still outstanding following such extension.
Certain Relationships and Related Party Transactions — Legacy Tempo
First Amended and Restated Loan and Security Agreement
On November 22, 2022, in connection with the closing of the Business Combination, Legacy Tempo entered into the A&R LSA, pursuant to which the Lenders committed to lend Legacy Tempo up to

$20.0 million in term loan financing (the “LSA Facility”). The A&R LSA amended and restated in its entirety the LSA. The A&R LSA is secured by the assets of Legacy Tempo and its subsidiaries. Additionally, in connection with Legacy Tempo’s entry into the A&R LSA, Tempo entered into certain agreements pursuant to which, among other things, Tempo agreed to join the A&R LSA as a party and guarantee Legacy Tempo’s obligations thereunder. The LSA Facility matures on December 1, 2025 (the “Maturity Date”).
On November 22, 2022, concurrently with Legacy Tempo’s entry into the A&R LSA, Legacy Tempo repaid a portion of the outstanding balance under the LSA to the Lenders in a cash amount equal to $3.0 million. Additionally, the Lenders entered into the Lender Subscription Agreements pursuant to which a portion of the outstanding balance under the LSA in an amount equal to $7.0 million into shares of Common Stock at a conversion rate of $10.00 per share.
Interest on any advance under the LSA Facility will accrue at a rate equal to the greater of (i) 9.75% and (ii) 4.25% plus the prime rate then in effect (the “Basic Rate”) and will be payable in advance on the first day business day of each month and the first business day of each month thereafter until such advance has been paid in full. In addition, interest is paid in kind (“PIK”) at a per annum annual rate of 3.25%, which will be capitalized and compounded, and added to the principal balance of the LSA Facility, on a monthly basis, following which time it will accrue interest at the Basic Rate. At any time that an Event of Default (as defined in the A&R LSA) has occurred and is continuing, at the Agent’s election, Legacy Tempo will also be required to pay interest under the LSA Facility from the date of such Event of Default until such Event of Default is cured at a rate equal to the then applicable Basic Rate plus 5.0%.
On November 22, 2022, as a condition to Legacy Tempo’s entry into the A&R LSA, Legacy Tempo paid the Agent for the benefit of the Lenders an original discount fee in an amount equal to $300,000. On the Maturity Date, Legacy Tempo will be required to pay to the Agent for the benefit of the Lenders a final payment fee equal to $600,000. Additionally, if Legacy Tempo fails to make any payment when due, Legacy Tempo will pay a late fee to the Agent on behalf of the Lenders in an amount equal to the lesser of (i) 5.0% of such unpaid amount and (ii) the maximum amount permitted to be charged under applicable law. Legacy Tempo is also required to reimburse all unpaid expenses of the Lenders upon demand.
The A&R LSA includes customary representations, warranties, covenants and events of default, including certain covenants that, subject to certain exceptions and qualifications, among other things, limit Legacy Tempo’s ability and the ability of its restricted subsidiaries to incur or guarantee additional indebtedness, make certain investments, declare or pay dividends or make distributions on capital stock, consummate certain extraordinary transactions, enter into transactions with affiliates or incur liens. Additionally, the Agent is entitled to have a single representative attend all meetings of the board of directors. Legacy Tempo expects to use the proceeds of the Facility for general corporate purposes and for growth-related initiatives and acquisitions.

PRINCIPAL STOCKHOLDERS
The following table sets forth information known to us regarding the beneficial ownership of our Common
Stock immediately following the Closing by:
•
each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•
each of our named executive officers and directors; and

•
all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise noted, the address of each beneficial owner is c/o Tempo Automation Holdings, Inc., 2460 Alameda Street San Francisco, CA 94103.
The beneficial ownership of our Common Stock is based on 26,393,289 shares of Common Stock issued and outstanding as of January 25, 2023.
Name of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders:
Point72 Ventures Investments, LLC(1)	5,350,999	20.27%
ACE Convergence Acquisition LLC(2)	6,888,642	26.10%
Lux Ventures IV, L.P. (3)	2,787,492	10.56%
SQN and Affiliates(4)	3,039,820	11.52%
ACE Equity Partners LLC(5)	2,461,872	9.33%
Structural and Affiliates(6)	1,693,596	6.42%
Kai Yeung Sunny Siu(7)	1,558,500	5.90%
Directors and Named Executive Officers:
Behrooz Abdi(2)	6,888,642	26.10%
Joy Weiss	493,452	1.87%
Ryan Benton	183,008	*
Matthew Granade(8)	70,514	*
Omid Tahernia	35,000	*
Jacqueline Dee Schneider	21,180	*
Directors and executive officers as a group (6 individuals)	7,691,796	29.14%

*
Less than one percent.

(1)
Consists of (a) 3,843,921 shares of Common Stock (inclusive of shares of Common Stock from the conversion of existing capital stock and from the net share settlement of Tempo warrants to purchase shares of Common Stock and preferred stock) held by Point72 Ventures Investments, LLC and (b) 1,507,078 shares of Common Stock issued to Point72 Ventures Investments, LLC in connection with the Bridge Financing. Point72 Private Investments, LLC is the managing member of Point72 Ventures Partners, LLC, the sole member of Point72 Ventures Investments, LLC, and exercises voting and dispositive power over the shares noted herein held by Point72 Ventures Investments, LLC. Point72

Capital Advisors, Inc. is the general partner of Point72, L.P., the sole member of Point72 Private Investments, LLC, and may be deemed to share voting and dispositive power for the shares noted herein held by Point72 Ventures Investments, LLC. Steven A. Cohen is the sole stockholder and director of Point72 Capital Advisors, Inc. and may be deemed to share voting and dispositive power for the shares noted herein held by Point72 Ventures Investments, LLC. Each of Point72 Ventures Partners, LLC, Point72 Private Investments, LLC, Point72, L.P., Point72 Capital Advisors, Inc. and Steven A. Cohen separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Point72, L.P., 72 Cummings Point Road, Stamford, CT 06902.
(2)
Consists of (a) 2,129,106 shares of Common Stock held by the Sponsor and (b) 4,759,536 shares of Common Stock issuable upon the exercise of Private Placement Warrants held by the Sponsor. The Sponsor is managed by its manager, Behrooz Abdi. By virtue of his control over the Sponsor, Mr. Abdi may be deemed to beneficially own shares held by the Sponsor. 2,030,786 shares of Common Stock held by the Sponsor are subject to restrictions on transfer until November 22, 2023. 565,000 shares of Common Stock held by the Sponsor are subject to potential forfeiture if certain earnout vesting conditions are not met. The business address of the Sponsor is 1013 Centre Road, Suite 403S, Wilmington, DE 19805.

(3)
Consists of (a) 1,323,770 shares of Common Stock held by Lux Ventures IV, L.P., (b) 1,073,722 shares of Common Stock issued to Lux Ventures IV, L.P. in connection with the Bridge Financing and (c)  390,000 shares of Common Stock issued to Lux Ventures IV, L.P. in connection with the PIPE Investment. Lux Venture Partners IV, LLC is the general partner of Lux Ventures IV, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures IV, L.P. Peter Hebert and Josh Wolfe are the individual managing members of Lux Venture Partners IV, LLC (the “Individual Managers”). The Individual Managers, as the sole managers of Lux Venture Partners IV, LLC, may be deemed to share voting and dispositive power for the shares noted herein held by Lux Ventures IV, L.P. Each of Lux Venture Partners IV, LLC and the Individual Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.

(4)
Consists of (a) 1,001,224 shares of Common Stock held by SQN Venture Income Fund II, LP. and SQN Tempo Automation LLC as SQN and Affiliates, (b) 885,930 shares of Common Stock issued to SQN and Affiliates in connection with the Bridge Financing and (c) 1,152,666 shares of Common Stock issued to SQN and Affiliates in connection with the PIPE Investment. SQN VIF GP II, LLC is the general partner of SQN Venture Income Fund II, LP and SQN Venture Partners, LLC is the general partner of SQN Tempo Automation LLC both of which have the sole managing partner being SQN Venture Partners, LLC respectively and exercises voting and dispositive power over the shares noted herein held by SQN Venture Income Fund II, LP and SQN Tempo Automation, LLC. SQN Venture Partners, LLC is the sole managing partner of SQN and Affiliates (the “Managing Partnership”) and may be deemed to share voting and dispositive power for the shares noted herein held by SQN Venture Income Fund II, LP and SQN Tempo Automation, LLC. Each of SQN VIF II GP, LLC SQN Tempo Automation, LLC and the Managing Partnership separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o SQN Venture Partners, LLC, 320 Broad Street Suite 250 Charleston, SC 29401.

(5)
Consists of (a) 485,714 shares of Common Stock held by ACE SO5, 135,000 of which are subject to potential forfeiture if certain earnout vesting conditions are not met, (b) 95,694 shares of Common Stock held by AEPI, (c) 520,000 shares of Common Stock held by Acme Height Limited, (d) 891,714 shares of Common Stock issuable upon the exercise of Private Placement Warrants held by ACE SO5 and (e) 468,750 shares of Common Stock issuable upon the exercise of Private Placement Warrants held by ACE SO3 Holdings Limited. AEPI is the sole owner of the voting equity of ACE SO5 and the sole owner of Acme Height Limited. The sole shareholder of AEPI is ACE Equity Partners LLC, which is wholly owned and controlled by David Young Ko. The sole shareholder of ACE SO3 is ACE Equity Partners LLC. The business address of ACE SO5 and AEPI is 8 Marina View, Asia Square Tower 1, #43-01, Singapore, 018960. The business address of ACE Equity Partners LLC and David Young Ko is 31, Nonhyeon-ro, 36-gil, Gangnam-gu, Seoul, Korea 06296.

(6)
Consists of (a) 517,546 shares of Common Stock held by Structural Capital Investments III, L.P., Structural Capital Holding III, L.P. and by Series Structural DCO II Series of Structural Capital DCO, LLC (“Structural Capital and Affiliates”), (b) 546,632 shares of Common Stock issued to Structural Capital and Affiliates in connection with the Bridge Financing, and (c) 629,418 shares of Common Stock issued to Structural Capital and Affiliates in connection with the PIPE Investment. Structural Capital GP III, LLC is the general partner of Structural Capital and Affiliates and exercises voting and dispositive power over the shares noted herein held by Structural Capital and Affiliates. Kai Tse, Larry Gross, and Todd Jaquez-Fissori are the individual managing members of Structural Capital GP III, LLC (the “Individual Managers”). The Individual Managers, as the sole managers of Structural Capital GP III, LLC, may be deemed to share voting and dispositive power for the shares noted herein held by Structural Capital and Affiliates. Each of Structural Capital GP III, LLC and the Individual Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Structural Capital Management, 400 Oyster Point Blvd, Suite 229, South San Francisco, CA 94080.

(7)
300,000 shares of such Common Stock are subject to potential forfeiture if certain earnout vesting conditions are not met. The business address of Kai Yeung Sunny Siu is 79C Sun Sky, The Cullinan, 1 Austin Road West, Hong Kong.

(8)
Includes 20,215 shares of Common Stock held by Alcor Investments, LLC. Alcor Investments, LLC is jointly owned by Mr. Granade and his spouse. The address for Alcor Investments, LLC is P.O. Box 113421, Stamford, CT 06831.

SELLING SECURITYHOLDERS
This prospectus relates to the possible resale from time to time by White Lion of any or all of the shares of Common Stock that may be issued by us to White Lion under the Purchase Agreement. For additional information regarding the issuance of Common Stock covered by this prospectus, see the section titled “The Equity Subscription Line.” We are registering the shares of common stock pursuant to the provisions of the White Lion Registration Rights Agreement. Except for the transactions contemplated by the Purchase Agreement and the White Lion Registration Rights Agreement or as otherwise disclosed in this prospectus, White Lion Capital has not had any material relationship with us within the past three years.
This prospectus also relates to the possible resale from time to time by the Selling Stockholders listed in the table below of any or all of the shares of Common Stock or Warrants set forth below pursuant to this prospectus. We are registering such shares of Common Stock and Warrants pursuant to the provisions of the Registration Rights Agreement and the Third A&R PIPE Subscription Agreements in order to permit such Selling Stockholders to offer the shares for resale from time to time. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below (other than White Lion), and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Common Stock and Warrants after the date of this prospectus.
The table below presents information relating to White Lion and the Selling Stockholders concerning the Common Stock and Warrants that may be offered from time to time by White Lion and each Selling Securityholder pursuant to this prospectus. This table is prepared based on information supplied to us by or on behalf of White Lion and the Selling Stockholders, and reflects holdings as of January 25, 2023. The number of shares of Common Stock and Warrants in the column titled “Securities to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock and Warrants that White Lion and the Selling Stockholders, as applicable, may offer and sell under this prospectus. White Lion and the Selling Stockholders may sell some, all or none of their respective shares of Common Stock and Warrants, as applicable, in this offering. We do not know how long White Lion and the Selling Stockholders will hold their shares of Common Stock and Warrants before selling them, and we currently have no agreements, arrangements or understandings with White Lion or the Selling Stockholders regarding the sale of any of the shares of Common Stock or Warrants.
White Lion and the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by White Lion or the Selling Securityholders, including regarding the identity of, and the securities held by, White Lion and each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. See “Plan of Distribution.”
Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock and Warrants with respect to which White Lion or a Selling Stockholder, as applicable, has voting and investment power. The percentage of shares of Common Stock and Warrants beneficially owned by White Lion and the Selling Stockholders prior to the offering shown in the table below is based on an aggregate of 26,393,289 shares of our Common Stock and 18,100,000 Warrants outstanding as of January 25, 2023.
Because the purchase price of the shares of Common Stock issuable under the Purchase Agreement is determined on the Purchase Settlement Date (as defined in the Purchase Agreement) with respect to each Purchase, the number of shares that may actually be sold by the Company to White Lion under the Purchase Agreement may be fewer than the number of shares opposite White Lion’s name under the column titled “Securities to be Offered in this Offering.”

Unless otherwise noted, the address of each Selling Securityholder is c/o Tempo Automation Holdings, Inc., 2460 Alameda Street, San Francisco, CA 94103.
	Securities Beneficially Owned prior to this Offering(1)		Securities to be Offered in this Offering		Securities Beneficially Owned after this Offering(2)
Names and Addresses	Shares of Common Stock	Warrants	Shares of Common Stock(3)	Warrants(4)	Shares of Common Stock	Percentage	Warrants	Percentage
White Lion Capital, LLC(5)	800,000	—	5,276,018	—	—	—	—	—
Craig-Hallum Capital Group LLC(6)	178,948	—	178,948	—	—	—	—	—
Northland Securities, Inc.(7)	178,948	—	178,948	—	—	—	—	—
Roth Capital Partners, LLC(8)	178,948	—	178,948	—	—	—	—	—
Cantor Fitzgerald & Co.(9)	805,000	—	748,990	—	—	—	—	—
Firsthand Technology Opportunities Fund(10)	520,000	—	520,000	—	—	—	—	—
Lux Ventures IV, L.P.(11)	2,787,492	—	2,787,492	—	—	—	—	—
SQN Venture Income Fund II, LP(12)	2,521,371	—	2,521,371	—	—	—	—	—
SQN Tempo Automation, LLC(12)	518,449	—	518,449	—	—	—	—	—
Structural Capital Investments III, LP(13)	1,439,349	—	1,439,349	—	—	—	—	—
Structural Capital Holding III, LP(13)	101,785	—	101,785	—	—	—	—	—
Series Structural DCO II(13)	152,462	—	152,462	—	—	—	—	—
CEOF Holdings LP(14)	108,900	—	108,900	—	—	—	—	—
Acme Height Limited(15)	520,000	—	520,000	—	—	—	—	—
Joy Weiss	493,452	—	493,452	—	—	—	—	—
Ryan Benton	183,008	—	183,008	—	—	—	—	—
Kenneth Klein(16)	40,000	—	40,000	—	—	—	—	—
Matthew Granade(17)	70,514	—	70,514	—	—	—	—	—
Jeffrey McAlvay(18)	818,529	—	818,529	—	—	—	—	—
Jacqueline Schneider	21,180	—	21,180	—	—	—	—	—
ACE Convergence Acquisition LLC(19)	2,129,106	4,759,536	2,129,106	4,759,536	—	—	—	—
Kai Yeung Sunny Siu(20)	1,078,500	480,000	1,078,500	480,000	—	—	—	—
Behrooz Abdi(21)	6,888,642	—	6,888,642	—	—	—	—	—
Minyoung Park(22)	10,000	—	10,000	—	—	—	—	—
Omid Tahernia	35,000	—	35,000	—	—	—	—	—
Raquel Chmielewski(23)	35,000	—	35,000	—	—	—	—	—
ACE SO5 Holdings Limited(15)	485,714	891,714	485,714	891,714	—	—	—	—
ACE SO3 Holdings Limited(15)	—	468,750	—	468,750	—	—	—	—
Point72 Ventures Investments, LLC(24)	5,350,999	—	5,350,999	—	—	—	—	—

*
Represents beneficial ownership of less than 1% of the outstanding shares of our Common Stock.

(1)
In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that White Lion may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of White Lion’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Purchase of common stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase

Agreement prohibits us from issuing and selling any shares of our common stock to White Lion to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by White Lion, would cause White Lion’s beneficial ownership of our common stock to exceed the 4.99% Beneficial Ownership Cap. The Purchase Agreement also prohibits us from issuing or selling shares of our common stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless sales of common stock are made at a price equal to or greater than $10.50 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under the Purchase Agreement.
(2)
Assumes the sale of all shares being offered pursuant to this prospectus.

(3)
The amounts set forth in this column are the number of shares of Common Stock that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other shares of our Common Stock that the Selling Securityholder may own beneficially or otherwise.

(4)
The amounts set forth in this column are the number of warrants that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other warrants that the Selling Securityholder may own beneficially or otherwise.

(5)
The shares of Common Stock are being registered for resale in accordance with the terms of the Equity PIPE Subscription Agreement. The business address of White Lion is 15300 Ventura Blvd., Suite 508, Sherman Oaks, CA 91403. White Lion’s principal business is that of a private investor. Dmitriy Slobodskiy Jr., Yash Thukral, Sam Yaffa, and Nathan Yee are the managing principals of White Lion. Therefore, each of Slobodskiy Jr., Thukral, Yaffa, and Yee may be deemed to have sole voting control and investment discretion over securities beneficially owned directly by White Lion and, indirectly, by White Lion. We have been advised that White Lion is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Slobodskiy Jr., Thukral, Yaffa, and Yee as to beneficial ownership of the securities beneficially owned directly by White Lion and, indirectly, by White Lion.

(6)
The number of shares of Common Stock beneficially owned includes 153,948 shares of Common Stock that the Company expects to issue to the selling stockholder in January 2023 pursuant to the Advisor Issuance. Steve Dyer is the Chief Executive Officer of Craig-Hallum Capital Group LLC and may be deemed to have voting and dispositive power over the shares held by this entity. Mr. Dyer disclaims beneficial ownership of all shares held by Craig-Hallum Capital Group LLC. The address for this entity is 222 South Ninth Street, Suite 350, Minneapolis, MN 55402.

(7)
The number of shares of Common Stock beneficially owned includes 153,948 shares of Common Stock that the Company expects to issue to the selling stockholder in January 2023 pursuant to the Advisor Issuance. Randy Nitzsche is the Chief Executive Officer of Northland Securities, Inc and may be deemed to have voting and dispositive power over the shares held by this entity. The address for this entity is 150 South Fifth Street, Suite 3300, Minneapolis, MN 55402.

(8)
The number of shares of Common Stock beneficially owned includes 153,948 shares of Common Stock that the Company expects to issue to the selling stockholder in January 2023 pursuant to the Advisor Issuance. Byron Roth is the Chairman and Chief Executive Officer and Gordon Roth is the Chief Operating Officer and Chief Financial Officer of Roth Capital Partners, LLC. In these positions, both Mr. Byron Roth and Mr. Gordon Roth may be deemed to have voting and dispositive power over the shares held by this entity. The address for this entity is 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660.

(9)
Consists of 748,990 shares of Common Stock issued to Cantor Fitzgerald & Co. (“CF&CO”) to settle ACE’s deferred underwriting commissions of $8.1 million as of September 30, 2022. The business address of CF&CO is 499 Park Avenue, New York, NY 10022. CF Group Management, Inc. (“CFGM”) is the managing general partner of Cantor Fitzgerald, L.P. (“Cantor”) and directly or indirectly controls the managing general partner of Cantor Fitzgerald Securities (“CFS”). Mr. Lutnick is Chairman and Chief Executive of CFGM and trustee of CFGM's sole stockholder. Cantor, indirectly, holds a majority of the ownership interests of CFS which is the majority owner of CF&CO. As such, each of Cantor, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the securities directly held by CF&CO. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly, or indirectly.
(10)
Firsthand Capital Management, Inc., as investment adviser to Firsthand Technology Opportunities Fund (“TEFQX”) and Kevin Landis, as portfolio manager of TEFQX, may be deemed to have voting and dispositive power over the shares noted herein held by Firsthand Technology Opportunities Fund. Mr. Landis, the portfolio manager of Firsthand Technology Opportunities Fund, may decide to vote or dispose of the shares as the portfolio manager of TEFQX. In addition to the 320,000 shares of Common Stock held by the Selling Stockholder, Kevin Landis and Firsthand Capital Management also have voting or dispositive power over an additional 200,000 shares of Tempo shares which TEFQX acquired on the open market prior to the Closing pursuant to Firsthand Capital Management, Inc.’s Subscription Agreement. Mr. Landis and Firsthand Capital Management, Inc. disclaim beneficial ownership of the Tempo shares held by TEFQX. The address for this entity is 150 Almaden Blvd., Suite 1250, San Jose, CA 95113.

(11)
Consists of (a) 1,323,770 shares of Common Stock held by Lux Ventures IV, L.P., (b) 1,073,722 shares of Common Stock issued to Lux Ventures IV, L.P. in connection with the Bridge Financing and (c) 390,000 shares of Common Stock issued to Lux Ventures IV, L.P. in connection with the PIPE Investment. Lux Venture Partners IV, LLC is the general partner of Lux Ventures IV, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures IV, L.P. Peter Hebert and Josh Wolfe are the individual managing members of Lux Venture Partners IV, LLC (the “Individual Managers”). The Individual Managers, as the sole managers of Lux Venture Partners IV, LLC, may be deemed to share voting and dispositive power for the shares noted herein held by Lux Ventures IV, L.P. Each of Lux Venture Partners IV, LLC and the Individual Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.

(12)
All holdings by entities associated with SQN consist of (a) 1,001,224 shares of Common Stock held by SQN Venture Income Fund II, LP. and SQN Tempo Automation LLC as SQN and Affiliates, (b) 885,930 shares of Common Stock issued to SQN and Affiliates in connection with the Bridge Financing and (c) 1,152,666 shares of Common Stock issued to SQN and Affiliates in connection with the PIPE Investment. SQN VIF GP II, LLC is the general partner of SQN Venture Income Fund II, LP and SQN Venture Partners, LLC is the general partner of SQN Tempo Automation LLC both of which have the sole managing partner being SQN Venture Partners, LLC respectively and exercises voting and dispositive power over the shares noted herein held by SQN Venture Income Fund II, LP and SQN Tempo Automation, LLC. SQN Venture Partners, LLC is the sole managing partner of SQN and Affiliates (the “Managing Partnership”) and may be deemed to share voting and dispositive power for the shares noted herein held by SQN Venture Income Fund II, LP and SQN Tempo Automation, LLC. Each of SQN VIF II GP, LLC SQN Tempo Automation, LLC and the Managing Partnership separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o SQN Venture Partners, LLC, 320 Broad Street Suite 250 Charleston, SC 29401.

(13)
Consists of (a) 517,546 shares of Common Stock held by Structural Capital Investments III, L.P., Structural Capital Holding III, L.P. and by Series Structural DCO II Series of Structural Capital DCO, LLC (“Structural Capital and Affiliates”), (b) 546,632 shares of Common Stock issued to Structural Capital and Affiliates in connection with the Bridge Financing, and (c) 629,418 shares of Common Stock issued to Structural Capital and Affiliates in connection with the Bridge Financing. Structural Capital GP III, LLC is the general partner of Structural Capital and Affiliates and exercises voting and dispositive power over the shares noted herein held by Structural Capital and Affiliates. Kai Tse, Larry Gross, and Todd Jaquez-Fissori are the individual managing members of Structural Capital GP III, LLC (the “Individual Managers”). The Individual Managers, as the sole managers of Structural Capital GP III, LLC, may be deemed to share voting and dispositive power for the shares noted herein held by Structural Capital and Affiliates. Each of Structural Capital GP III, LLC and the Individual Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Structural Capital Management, 400 Oyster Point Blvd, Suite 229, South San Francisco, CA 94080.

(14)
Consists of (i) 70,894 shares of Common Stock held by CEOF Holdings LP and (ii) 37,916 shares of Common Stock issued to CEOF Holdings LP in connection with the PIPE Investment. Craig Bergstrom is the Chief Investment Officer of Corbin Capital Partners, L.P., the investment manager of this Selling Securityholder, and accordingly may be deemed to have voting and dispositive power with respect to the shares held by this Selling Securityholder. Mr. Bergstrom disclaims beneficial ownership of such shares. The address of this entity is 590 Madison Avenue, 31st Floor, New York, NY 10022.

(15)
All holdings by entities associated with ACE Equity Partners LLC consist of (i) 485,714 shares of Common Stock held by ACE SO5, 135,000 of which are subject to potential forfeiture if certain earnout vesting conditions are not met, (ii) 95,694 shares of Common Stock held by AEPI, (iii) 520,000 shares of Common Stock held by Acme Height Limited, (iv) warrants to purchase 891,714 shares of Common Stock held by ACE SO5 and (v) warrants to purchase 468,750 shares of Common Stock held by ACE SO3 Holdings Limited. AEPI is the sole owner of the voting equity of ACE SO5 and the sole owner of Acme Height Limited. The sole shareholder of AEPI is ACE Equity Partners LLC, which is wholly owned and controlled by David Young Ko. The sole shareholder of ACE SO3 Holdings Limited is ACE Equity Partners LLC. The business address of ACE SO5 and AEPI is 8 Marina View, Asia Square Tower 1, #43-01, Singapore, 018960. The business address of ACE Equity Partners LLC and David Young Ko is 31, Nonhyeon-ro, 36-gil, Gangnam-gu, Seoul, Korea 06296.

(16)
Mr. Klein is a former director of ACE. The address for the Selling Securityholder is 1013 Centre Road, Suite 403S, Wilmington, DE 19805.

(17)
Includes 20,215 shares of Common Stock held by Alcor Investments, LLC. Alcor Investments, LLC is jointly owned by Mr. Granade and his spouse. The address for Alcor Investments, LLC is P.O. Box 113421, Stamford, CT 06831.

(18)
Mr. McAlvay is a former director of Legacy Tempo.

(19)
ACE Equity Partners LLC indirectly owns a majority interest in the Sponsor through ACE SO3 Holdings Limited, a wholly owned and controlled subsidiary of ACE Equity Partners LLC. ACE Equity Partners LLC is owned and controlled by David Young Ko, a United States citizen and resident of South Korea. The manager of the Sponsor, Behrooz Abdi, by virtue of his control over the Sponsor, may be deemed to beneficially own shares held by the Sponsor. 2,030,786 shares of Common Stock held by the Sponsor are subject to restrictions on transfer until November 22, 2023. 565,000 shares of Common Stock held by the Sponsor are subject to potential forfeiture if certain earnout vesting conditions are not met. The business address of the Sponsor is 1013 Centre Road, Suite 403S, Wilmington, DE 19805.

(20)
300,000 shares of such Common Stock are subject to potential forfeiture if certain earnout vesting conditions are not met. The business address of Kai Yeung Sunny Siu is 79C Sun Sky, The Cullinan, 1 Austin Road West, Hong Kong.

(21)
Behrooz Abdi is the Manager of the Sponsor and may therefore be deemed to beneficially own shares held by the Sponsor. 2,030,786 shares of Common Stock held by the Sponsor will be subject to restrictions on transfer for a period of one year following the Closing.

(22)
Ms. Park is a former director of ACE. The address for the Selling Securityholder is Nonhyeon-ro, 36-gil, Gangnam-gu, Seoul, Korea 06296.

(23)
Ms. Chmielewski is a former director of ACE. The address for the Selling Securityholder is 1013 Centre Road, Suite 403S, Wilmington, DE 19805.

(24)
Consists of (a) 3,843,921 shares of Common Stock (inclusive of shares of Common Stock from the conversion of capital stock and from the net share settlement of Tempo warrants to purchase shares of Common Stock and preferred stock) held by Point72 Ventures Investments, LLC and (b) 1,507,078 shares of Common Stock issued to Point72 Ventures Investments, LLC in connection with the Bridge Financing. Point72 Private Investments, LLC is the managing member of Point72 Ventures Partners, LLC, the sole member of Point72 Ventures Investments, LLC, and exercises voting and dispositive power over the shares noted herein held by Point72 Ventures Investments, LLC. Point72 Capital Advisors, Inc. is the general partner of Point72, L.P., the sole member of Point72 Private Investments, LLC, and may be deemed to share voting and dispositive power for the shares noted herein held by Point72 Ventures Investments, LLC. Steven A. Cohen is the sole stockholder and director of Point72 Capital Advisors, Inc. and may be deemed to share voting and dispositive power for the shares noted

herein held by Point72 Ventures Investments, LLC. Each of Point72 Ventures Partners, LLC, Point72 Private Investments, LLC, Point72, L.P., Point72 Capital Advisors, Inc. and Steven A. Cohen separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Point72, L.P., 72 Cummings Point Road, Stamford, CT 06902.

DESCRIPTION OF CAPITAL STOCK
General
The following description summarizes some of the terms of our certificate of incorporation and bylaws and the DGCL. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.
Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our authorized capital stock consists of 600,000,000 shares of Common Stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock are issued or outstanding. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Common Stock
Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors.
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of Common Stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our Common Stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption provisions or sinking fund provisions applicable to the Common Stock. All shares of our Common Stock that are outstanding are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of the Common Stock are subject to those of the holders of any shares of our preferred stock that the board of directors may authorize and issue in the future.
Preferred Stock
Under the terms of our certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. The board of directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Common Stock.
Redeemable Warrants
Public Warrants
Each whole public warrant entitles the registered holder to purchase one share of Tempo common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on December 22, 2022, except as described below. A warrant holder may exercise its warrants only for a whole number of shares of Tempo common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire on November 22, 2027, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Tempo will not be obligated to deliver any shares of Tempo common stock pursuant to the exercise of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Tempo common stock issuable upon exercise of the public warrants is then effective and a current prospectus relating thereto is available, subject to Tempo satisfying its obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise. No public warrant will be exercisable for cash or on a cashless basis, and Tempo will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Tempo common stock underlying such unit.
As soon as practicable, but in no event later than December 7, 2022, Tempo will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the shares of Tempo common stock issuable upon exercise of the public warrants, and will use commercially reasonable efforts to cause the same to become effective by January 21, 2023 and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if shares of Tempo common stock are, at the time of any exercise of a public warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Tempo may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Tempo so elects, it will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of Tempo common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Tempo common stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the public warrants by (y) the fair market value. The “fair market value” means the volume weighted average price of the shares of Tempo common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of public warrants.   Once the public warrants become exercisable, Tempo may redeem the outstanding public warrants (except as described herein with respect to the private placement warrants):
•
in whole and not in part;

•
at a price of $0.01 per public warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the shares of Tempo common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Tempo sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like).

Tempo will not redeem the public warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Tempo common stock issuable upon exercise of the public warrants is then effective and a current prospectus relating to those shares of Tempo common stock is available throughout the 30-day redemption period. If and when the public warrants become redeemable, Tempo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The last of the redemption criterion discussed above was established to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and Tempo issues a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Tempo common stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) public warrant exercise price after the redemption notice is issued.
If Tempo calls the public warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” Tempo’s management will consider, among other factors, Tempo’s cash position, the number of warrants that are outstanding and the dilutive effect on stockholders of issuing the maximum number of shares of Tempo common stock issuable upon the exercise of the public warrants. If management takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their warrants for that number of shares of Tempo common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Tempo common stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the public warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the shares of Tempo common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of shares of Tempo common stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If Tempo calls the public warrants for redemption and management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
Redemption procedures.   A holder of a public warrant may notify Tempo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Tempo common stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments.   If the number of issued and outstanding shares of Tempo common stock is increased by a capitalization or stock dividend payable in shares of Tempo common stock, or by a split-up of Tempo common stock or other similar event, then, on the effective date of such capitalization or stock dividend, split-up or similar event, the number of shares of Tempo common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the issued and outstanding shares of Tempo common stock. A rights offering made to all or substantially all holders of shares of Tempo common stock entitling holders to purchase shares of Tempo common stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Tempo common stock equal to the product of (1) the number of shares of Tempo common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Tempo common stock) and (2) one minus the quotient of (x) the price per share of Tempo common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of Tempo common stock, in determining the price payable for shares of Tempo common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and “historical fair market value” means the volume weighted average price of shares of Tempo common stock during the 10 trading day period ending on the trading day prior to the first date on which the shares of Tempo common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Tempo, at any time while the public warrants are outstanding and unexpired, pays to all or substantially all of the holders of shares of Tempo common stock a dividend or makes a distribution in cash, securities or other assets to the holders of shares of Tempo common stock on account of such shares of Tempo common stock (or other securities into which the public warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Tempo common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, stock dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Tempo common stock in respect of such event.
If the number of issued and outstanding shares of Tempo common stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Tempo common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Tempo common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in issued and outstanding shares of Tempo common stock.
Whenever the number of shares of Tempo common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Tempo common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Tempo common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the issued and outstanding shares of Tempo common stock (other than those described above or that solely affects the par value of such shares of Tempo common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which Tempo is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of Tempo common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which Tempo is dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of shares of Tempo common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each public warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than in connection with the Business Combination) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Tempo common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Tempo common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of shares of Tempo common stock in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.
The public warrants have been issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the public warrants and the Warrant Agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the public warrants, provided that the approval by the holders of at least 65% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders.
The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive shares of Tempo common stock. After the issuance of shares of Tempo common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional warrants will be issued upon separation of the units following the Business Combination and only whole warrants will trade.
Private Placement Warrants
As of October 28, 2022, there were 6,600,000 private placement warrants outstanding. The private placement warrants (including the shares of Tempo common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to directors and officers of ACE and other persons or entities affiliated with the Sponsor) and they will not be redeemable by Tempo so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and have certain registration rights described herein. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by Tempo in all redemption scenarios and exercisable by the holders on the same basis as the public warrants included in the units. Any amendment to the terms of the private placement warrants or any provision of the Warrant Agreement with respect to the private placement warrants will require a vote of holders of at least 65% of the number of the then outstanding private placement warrants.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Tempo common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Tempo common stock underlying the private placement warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the private placement warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the shares of Tempo common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. Even during such periods of time when insiders will be permitted to sell Tempo securities, an insider cannot trade in Tempo securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their public warrants and sell the shares of Tempo common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities.

Dividends
Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our board of directors may regard as relevant.
We currently intend to retain all available funds and any future earnings to fund the development and growth of the business, and therefore we do not anticipate declaring or paying any cash dividends on Common Stock in the foreseeable future.
Anti-Takeover Provisions
Our certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares
The authorized but unissued shares of our Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Classified Board of Directors
Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.
Stockholder Action; Special Meetings of Stockholders
Our certificate of incorporation provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of our capital stock is not able to amend our bylaws or remove directors without holding a meeting of stockholders called in accordance with our bylaws. Further, our certificate of incorporation provides that only the chairperson of our board of directors, a majority of the board of directors, our Chief Executive Officer or our President may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or a special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of our board of directors, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the board of directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in our bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by our bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).
Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.
Amendment of Charter or Bylaws
Our bylaws may be amended or repealed by a majority vote of our board of directors or by the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of a majority of our board of directors and at least sixty-six and two-thirds percent (66 2∕3%) in voting power of the outstanding shares entitled to vote thereon would be required to amend certain provisions of our certificate of incorporation.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation and bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate of incorporation and bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.

Forum Selection
Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery is, to the fullest extent permitted by applicable law, the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Company, (ii) any claim of breach of a fiduciary duty owed by any of our directors, officers, stockholders or employees, (iii) any claim against us arising under our certificate of incorporation, bylaws or the DGCL or (iv) any claim against us governed by the internal affairs doctrine. Our certificate of incorporation designates the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.
Trading Symbols and Market
Our Common Stock is listed on Nasdaq under the symbol “TMPO,” and our Warrants are listed on Nasdaq under the symbol “TMPOW.”

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Tempo at the time of, or at any time during the three months preceding, a sale and (ii) Tempo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Tempo was required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Common Stock or Warrants for at least six months but who are affiliates of Tempo at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of shares of Common Stock then outstanding; or

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the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Tempo under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Tempo.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the

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Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result of the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)
We are registering (i) the offer and resale of 26,393,705 shares of Common Stock and 6,600,000 Warrants by the Selling Securityholders from time to time, (ii) the issuance by us of 18,100,000 shares of Common Stock that are issuable upon the exercise of the Warrants and (iii) the offer and resale of 5,276,018 shares of Common Stock by White Lion from time to time.
The shares of Common Stock and Warrants beneficially owned by White Lion and the Selling Securityholders covered by this prospectus may be offered and sold from time to time by White Lion and the Selling Securityholders. The terms “White Lion” and “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from White Lion or a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. White Lion and the Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. White Lion and the Selling Securityholders may sell their shares of Common Stock and Warrants by one or more of, or a combination of, the following methods:
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purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

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ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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an over-the-counter distribution in accordance with the rules of Nasdaq;

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through trading plans entered into by White Lion or a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

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to or through underwriters or broker-dealers;

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in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

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in privately negotiated transactions;

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in options transactions;

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through a combination of any of the above methods of sale; or

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any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
Selling Securityholders may also enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
White Lion is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. White Lion has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Common Stock that it may acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. White Lion has informed us that each such broker-dealer may receive commissions from White Lion and, if so, such commissions will not exceed customary brokerage commissions.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale. In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock or Warrants offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares of our Common Stock or Warrants sold by White Lion or the Selling Securityholders through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock or Warrants sold by White Lion or the Selling Securityholders may be less than or in excess of customary commissions. None of us, White Lion or the Selling Securityholders can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock or Warrants sold by White Lion or the Selling Securityholders.
We know of no existing arrangements between White Lion or the Selling Securityholders, on the one hand, or any other stockholder, broker, dealer, underwriter or agent, on the other hand, relating to the sale or distribution of the shares of our Common Stock or Warrants offered by this prospectus.
We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares of our Common Stock or Warrants offered by this prospectus by White Lion or the Selling Securityholders, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares of our Common Stock or Warrants by White Lion or the Selling Securityholders, any compensation paid by White Lion or the Selling Securityholders to any such brokers, dealers, underwriters or agents, and any other required information.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
We have agreed to indemnify White Lion and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. White Lion has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by White Lion specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.
Under the Registration Rights Agreement and the Third A&R PIPE Subscription Agreements, we have also agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act. We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding.
The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their shares of Common Stock or Warrants. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock and Warrants covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.
White Lion has represented to us that at no time prior to the date of the Purchase Agreement has White Lion, any of its affiliates or any entity managed or controlled by White Lion engaged in or effected, directly or indirectly, for its own principal account, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock that establishes a net short position with respect to our Common Stock. White Lion has agreed that during the term of the Purchase Agreement, none of White Lion, any of its affiliates nor any entity managed or controlled by White Lion will enter into or effect, directly or indirectly, any of the foregoing transactions for its own principal account or for the principal account of any other such entity.
We have advised White Lion and the Selling Securityholders that they are required to comply with Regulation M promulgated under the Exchange Act (“Regulation M”). With certain exceptions, Regulation M precludes White Lion and the Selling Securityholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act. All of the foregoing may affect the marketability of the securities offered by this prospectus.
Our Common Stock and Warrants are currently listed on The Nasdaq Capital Market under the symbol “TMPO” and “TMPOW,” respectively.
Lock-Up Restrictions
Pursuant to the terms of the Lock-up Agreement, each party to the Lock-Up Agreement has agreed that it will not, without the prior written consent of Tempo during a lock-up period of 365 days, unless earlier released and subject to customary exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position any Lock-up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).
Notwithstanding the foregoing, if at any time before 365 days after the Closing, (x) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction results in all of our public stockholders having the right to exchange their shares of our Common Stock for cash securities or other property, or (y) the closing price of shares of our Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty-trading day period commencing at least 150 days after the Closing, then each party’s Lock-Up Shares will be automatically released from the lock-up restrictions (in the case of clause (y) above, as of the last day of such thirty-trading day period). The lock-up restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, and transfers upon death or by will.

LEGAL MATTERS
The validity of the shares of Common Stock and Warrants offered hereby will be passed upon for us by Latham & Watkins LLP, Houston, Texas.

EXPERTS
The financial statements of ACE Convergence Acquisition Corp. as of December 31, 2021 and 2020, and for the year ended December 31, 2021, and for the period from March 31, 2020 (inception) through December 31, 2020, included in this prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report appearing herein (which contains an explanatory paragraph relating to ACE Convergence Acquisition Corp.’s ability to continue as a going concern). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of Tempo Automation, Inc. as of December 31, 2021 and 2020 and for the years then ended, included in this prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding Tempo Automation, Inc.’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of Common Stock and Warrants offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors Relations” at www.tempoautomation.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA INDEX TO FINANCIAL STATEMENTS
TEMPO AUTOMATION HOLDINGS, INC. (F/K/A ACE CONVERGENCE ACQUISITION CORP.)
Page
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-3
Consolidated Statements of Operations for the year ended December 31, 2021, and for the period from March 31, 2020 (Inception) through December 31, 2020	F-4
Consolidated Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2021, and for the period from March 31, 2020 (Inception) through December 31, 2020	F-5
Consolidated Statements of Cash Flows for the year ended December 31, 2021, and for the period from March 31, 2020 (Inception) through December 31, 2020	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Condensed Consolidated Financial Statements
Condensed Balance Sheets as of September 30, 2022 (unaudited) and December 31, 2021	F-24
Condensed Statements of Operations for the three and nine months ended September 30, 2022 and 2021 (unaudited)	F-25
Condensed Statements of Convertible Preferred Stock and Stockholders’ Deficit for the three and nine months ended September 30, 2022 and 2021 (unaudited)	F-26
Condensed Statements of Cash Flows for the three and nine months ended September 30, 2022 and 2021 (unaudited)	F-27
Notes to Unaudited Condensed Financial Statements	F-28
TEMPO AUTOMATION, INC.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of
ACE Convergence Acquisition Corp.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of ACE Convergence Acquisition Corp. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, statements of changes in shareholders’ deficit and statements of cash flows for the year ended December 31, 2021 and the period from March 31, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from March 31, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by July 13, 2022 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
March 10, 2022
PCAOB ID Number 100

ACE CONVERGENCE ACQUISITION CORP.
CONSOLIDATED BALANCE SHEETS
	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash	$8,390	$792,416
Prepaid expenses	113,140	343,839
Total Current Assets	121,530	1,136,255
Cash and marketable securities held in Trust Account	230,158,259	230,091,362
TOTAL ASSETS	$230,279,789	$231,227,617
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$6,260,642	$859,811
Promissory note – related party	527,756	—
Total current liabilities	6,788,398	859,811
Warrant liability	12,766,082	25,489,000
Deferred underwriting fee payable	8,050,000	8,050,000
TOTAL LIABILITIES	27,604,480	34,398,811
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 23,000,000 shares issued and outstanding at redemption value of $10.00 per share	230,000,000	230,000,000
Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; excluding 23,000,000 shares subject to possible redemption	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 shares issued and outstanding	575	575
Additional paid-in capital	—	—
Accumulated deficit	(27,325,266)	(33,171,769)
Total Shareholders’ Deficit	(27,324,691)	(33,171,194)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$230,279,789	$231,227,617
The accompanying notes are an integral part of these consolidated financial statements.

ACE CONVERGENCE ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31, 2021	For the Period from March 31, 2020 (Inception) through December 31, 2020
Operating costs	$6,943,312	$1,125,460
Loss from operations	(6,943,312)	(1,125,460)
Other income (expense):
Change in fair value of warrant liability	12,722,918	(7,487,000)
Offering costs allocated to warrant liability	—	(667,259)
Interest earned on marketable securities held in Trust Account	66,897	91,362
Total other income (expense), net	12,789,815	(8,062,897)
Net income (loss)	$5,846,503	$(9,188,357)
Weighted average shares outstanding of Class A ordinary shares	23,000,000	16,353,211
Basic and diluted net income (loss) per ordinary share, Class A	$0.20	$(0.42)
Weighted average shares outstanding of Class B ordinary shares	5,750,000	5,529,817
Basic and diluted net income (loss) per ordinary share, Class B	$0.20	$(0.42)
The accompanying notes are an integral part of these consolidated financial statements.

ACE CONVERGENCE ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – March 31, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Accretion for Class A ordinary shares subject to redemption amount	—	—	—	—	(24,425)	(23,983,412)	(24,007,837)
Net loss	—	—	—	—	—	(9,188,357)	(9,188,357)
Balance – December 31, 2020	—	$—	5,750,000	$575	$—	$(33,171,769)	$(33,171,194)
Net income	—	—	—	—	—	5,846,503	5,846,503
Balance – December 31, 2021	—	$—	5,750,000	$575	$—	$(27,325,266)	$(27,324,691)
The accompanying notes are an integral part of these consolidated financial statements.

ACE CONVERGENCE ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2021	For the Period from March 31, 2020 (Inception) through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$5,846,503	$(9,188,357)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(66,897)	(91,362)
Change in fair value of warrant liability	(12,722,918)	7,487,000
Offering cost allocated to warrants	—	667,259
Payment of formation costs through promissory note- related party	—	1,548
Changes in operating assets and liabilities:
Prepaid expenses	230,699	(343,839)
Accounts payable and accrued expenses	5,400,831	859,811
Net cash used in operating activities	(1,311,782)	(607,940)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(230,000,000)
Net cash used in investing activities	—	(230,000,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	225,400,000
Proceeds from sale of Private Placement Warrants	—	6,600,000
Proceeds from promissory note – related party	527,756	62,558
Repayment of promissory note – related party	—	(186,760)
Payment of offering costs	—	(500,442)
Net cash provided by financing activities	527,756	231,400,356
Net Change in Cash	(784,026)	792,416
Cash – Beginning	792,416	—
Cash – Ending	$8,390	$792,416
Non-cash investing and financing activities:
Offering costs paid through promissory note – related party	$—	$122,654
Deferred underwriting fee payable	$—	$8,050,000
The accompanying notes are an integral part of these consolidated financial statements.

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS
ACE Convergence Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on March 31, 2020. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (a “Business Combination”). On January 6, 2021, ACE Convergence Subsidiary Corp. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of ACE Convergence Acquisition Corp., was formed.
Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus on businesses in the IT infrastructure software and semiconductor sector. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2021, the Company had not commenced any operations. All activities from inception to December 31, 2021 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and, after the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on July 27, 2020. On July 30, 2020, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,600,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, ACE Convergence Acquisition LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $6,600,000, which is described in Note 4.
Transaction costs amounted to $13,273,096 consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees and $623,096 of other offering costs.
Following the closing of the Initial Public Offering on July 30, 2020, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) which was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Nasdaq listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
to register as an investment company under the Investment Company Act of 1940. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote in person or by proxy at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares.
The Company will have until July 13, 2022 (the “Combination Period”) to complete the Business Combination. On January 25, 2022 the Company voted to amended its Articles of Association to extend the Combination Period to July 13, 2022 from January 30, 2022. However, if the Company has not completed

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
a Business Combination within the Combination Period or any Extension Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period or any Extension Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period or any Extension Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period or any Extension Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period or any Extension Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern
As of December 31, 2021, the Company had $8,390 in its operating bank accounts, $230,158,259 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and a working capital deficit of $6,666,868.
The Company intends to complete a Business Combination by July 13, 2022 or during any Extension Period, as applicable. However, in the absence of a completed Business Combination, the Company may require additional capital. If the Company is unable to raise additional capital, it may be required to take

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until July 13, 2022 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after July 13, 2022.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. One of the more significant accounting estimates included in these financial statements is the determination of fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.
Marketable Securities Held in Trust Account
At December 31, 2021, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
Warrant Liability
The Company accounts for the Warrants in accordance with the guidance contained in Accounting Standards Codification (“ASC”) 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as derivative liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The Private Warrants (and the Public Warrants for periods where no observable traded price was available) are valued using a Modified Black Scholes Model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
events. Accordingly, at December 31, 2021 and 2020, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.
At December 31, 2021 and 2020, the Class A ordinary shares reflected in the consolidated balance sheets are reconciled in the following table:
Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	(11,270,000)
Class A ordinary shares issuance costs	(12,737,837)
Plus:
Accretion of carrying value to redemption value	24,007,837
Class A ordinary shares subject to possible redemption	$230,000,000
Offering Costs
Offering costs consisted of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounted to $13,273,096, of which $12,737,837 were charged to temporary equity upon the completion of the Initial Public Offering, and the remaining $667,259 of offering costs allocated to the warrant liability was charged to operations.
Income Taxes
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2021 and 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income (Loss) Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The Company has two classes of ordinary shares,which are referred to as Class A ordinary shares and Class B ordinary shares. Income and

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
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losses are shared prorata between the two classes of shares. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 18,100,000 Class A ordinary shares in the aggregate. As of December 31, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the periods presented.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
	Year Ended December 31, 2021		For the Period from March 31, 2020 (Inception) through December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss), as adjusted	$4,677,202	$1,169,301	$(7,350,686)	$(1,837,671)
Denominator:
Basic and diluted weighted average shares outstanding	23,000,000	5,750,000	16,353,211	5,529,817
Basic and diluted net income (loss) per ordinary share	$0.20	$0.20	$(0.42)	$(0.42)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature except warrant liabilities (see Note 9).
Recent Accounting Standards
In August 2020, FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement

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to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s consolidated financial statements.
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,600,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,600,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period or any Extension Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
In May 2020, the Sponsor purchased 5,750,000 of the Company’s Class B ordinary shares (the “Founder Shares”) for an aggregate consideration of $25,000. On May 29, 2020, the Sponsor transferred an aggregate of 155,000 Founder Shares to certain members of the Company’s management team. On October 13, 2021, the Sponsor transferred an aggregate of 1,678,500 Founder Shares to Sunny Siu.
The Sponsor and the initial shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Working Capital Facility
On August 12, 2020, the Company entered into a working capital facility (the “Working Capital Facility”) with ASIA-IO Advisors Limited (“ASIA-IO”), an affiliate of the Company, in the aggregate amount of $1,500,000. The funds from the Working Capital Facility shall be utilized to finance transaction costs in connection with a Business Combination. The Working Capital Facility is non-interest bearing, non-convertible and due to be repaid upon the consummation of a Business Combination. In return, the

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Company deposited $900,000 into an account held by ASIA-IO, from which the Company may make fund withdrawals for up to $1,500,000. Any outstanding amounts deposited with ASIA-IO upon the completion of a Business Combination or dissolution of the Company, shall be returned to the Company. As of December 31, 2021 and 2020, the Company had $527,756 and no borrowing, respectively, borrowings under the working capital facility.
Administrative Services Agreement
The Company entered into an agreement, commencing on July 28, 2020, to pay the Sponsor up to $10,000 per month for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2021, the Company incurred $120,000, of which $90,000 is included in accounts payable and accrued expenses on the December 31, 2021 consolidated balance sheet. For the period from March 31, 2020 (inception) through December 31, 2020, the Company incurred and paid $20,000 in fees for these services.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2021 and 2020, the Company had no outstanding borrowings under the Working Capital Loans.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management is continuing to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration rights agreement entered into on July 27, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued on conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the

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applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $4,600,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Termination of Proposed Achronix Business Combination
On January 7, 2021, we entered into an Agreement and Plan of Merger with Achronix Semiconductor Corp., a Delaware corporation (“Achronix”), and Merger Sub (As defined in Note 1).
On May 24, 2021, in our Form 10-Q for the quarter ended March 31, 2021, we disclosed that the SEC informed us that it was investigating certain disclosures made in the Form S-4 relating to our proposed business combination with Achronix. On July 11, 2021, we and Achronix entered into a termination and release agreement, pursuant to which the parties agreed to mutually terminate the merger agreement relating to the proposed business combination.
On October 27, 2021, we received a letter from the SEC in connection with its investigation with the following response: “We have concluded the investigation as to ACE Convergence Acquisition Corp. (“ACE”). Based on the information we have as of this date, we do not intend to recommend an enforcement action by the Commission against ACE.” The SEC provided this notice pursuant to the guidelines set out in the final paragraph of Securities Act Release No. 5310 (the text of this release can be found at: http://www.sec.gov/divisions/enforce/wells-release.pdf).
Business Combination Agreement
On October 13, 2021, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tempo Automation, Inc., a Delaware corporation (“Tempo”), and Merger Sub.
Pursuant to the transactions contemplated by the terms of the Merger Agreement (the “Tempo Business Combination”), and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Tempo, with Tempo surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). Prior to the closing of the Tempo Business Combination (the “Closing”), the Company shall domesticate as a Delaware corporation (the “Domestication” and, ACE, after the Domestication, “Domesticated ACE”) and shall immediately be renamed “Tempo Automation Holdings, Inc.”
On August 13, 2021, Tempo Automation, Inc., a Delaware corporation (“Tempo”) entered into a Stock Purchase Agreement (the “Whizz Agreement”) with Whizz Systems, Inc., a Delaware corporation (“Whizz”), and on October 13, 2021, Tempo entered into an Agreement and Plan of Merger (the “Compass AC Agreement”) with Compass AC Holdings, Inc., a Delaware corporation (“Compass AC”), pursuant to which, and on the terms and subject to the conditions of which, Tempo will acquire all of the outstanding shares of capital stock of each Whizz and Compass AC (the “Tempo Add-On Acquisitions”) immediately following the closing of the Business Combination (as defined below). After the Effective Time, ACE will pay or issue to eligible Whizz equity holders and Compass AC equity holders their respective pro rata portion of the Whizz Consideration (as defined in the Merger Agreement) or the Compass AC Consideration (as defined in the Merger Agreement), including, for the avoidance of doubt, any applicable earnout consideration, upon the terms and subject to the conditions set forth in the Whizz Agreement or the Compass AC Agreement, as applicable.

ACE CONVERGENCE ACQUISITION CORP.
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DECEMBER 31, 2021
The Closing is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of ACE and Tempo, (ii) effectiveness of the registration statement on Form S-4 (which will include a proxy statement for holders of ACE’s ordinary shares) initially filed by ACE  with the SEC on November 12, 2021 in connection with the Business Combination (the “Registration Statement”), (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (iv) the absence of any legal restraints on the Closing, and (vi) receipt of approval for listing on The Nasdaq Stock Market LLC (“Nasdaq”) the shares of Domesticated ACE common stock to be issued in connection with the Merger.
ACE’s obligation to consummate the Business Combination is also subject to, among other things, (i) the accuracy of the representations and warranties of Tempo as of the date of the Merger Agreement and as of the Closing, (ii) each of the covenants of Tempo having been performed in all material respects and (iii) all conditions of the closing of each of the Tempo Add-On Acquisitions being satisfied or waived and each of the Tempo Add-On Acquisitions being prepared to be consummated immediately after the Closing.
Tempo’s obligation to consummate the Merger is also subject to, among other things, (i) the accuracy of the representations and warranties of ACE as of the date of the Merger Agreement and as of the Closing, (ii) ACE having performed each of the covenants in all material respects, (iii) the Domestication having been completed and (iv) the sum of (w) the amount of cash available in the trust account into which substantially all of the proceeds of ACE’s initial public offering and private placements of its warrants have been deposited for the benefit of ACE, certain of its public shareholders and the underwriters of ACE’s initial public offering (the “Trust Account”), after deducting the amount required to satisfy ACE’s obligations to its shareholders (if any) that exercise their rights to redeem their Class A ordinary shares pursuant to ACE’s amended and restated memorandum and articles of association (but prior to payment of (a) any deferred underwriting commissions being held in the Trust Account and (b) any transaction expenses of ACE or its affiliates), plus (x) the PIPE Investment Amount (as defined in the Merger Agreement), plus (y) the Available Credit Amount (as defined in the Merger Agreement), plus (z) the Available Cash Amount (as defined in the Merger Agreement), being at least equal to $320,000,000.
The Merger Agreement may be terminated at any time prior to the Closing (i) by mutual written consent of ACE and Tempo, (ii) by Tempo, if certain approvals of the shareholders of ACE, to the extent required under the Merger Agreement, are not obtained as set forth therein or if there is a Modification in Recommendation (as defined in the Merger Agreement), (iii) by ACE, if certain approvals of the stockholders of Tempo, to the extent required under the Merger Agreement, are not obtained within five business days after the Registration Statement has been declared effective by the SEC and delivered or otherwise made available to Tempo’s stockholders, (iv) by either ACE or Tempo in certain other circumstances set forth in the Merger Agreement, including (a) if any Governmental Authority (as defined in the Merger Agreement) shall have issued or otherwise entered a final, nonappealable order making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger and (b) in the event of certain uncured breaches by the other party or if the Closing has not occurred on or before July 13, 2022 (the “Agreement End Date”), unless ACE is in material breach of the Merger Agreement; provided that in the event the Extension Proposals are approved by the stockholders of ACE, then nine (9) months after the date of the Merger Agreement; provided further, that if so extended, then Tempo shall have the right to extend the Agreement End Date for one period of three (3) months if either of the Add-On Acquisitions has not closed due to a failure to obtain regulatory approvals or legal restraints on the closing of either Add-On Acquisition (subject to the requirement that the other conditions to the Closing have generally been satisfied or waived on or before such date).
On or prior to the execution of the Merger Agreement, ACE entered into subscription agreements with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which: (i) certain of the PIPE Investors have collectively subscribed for 8,200,000 shares of the Domesticated ACE Common Stock for an aggregate purchase price equal to $82,000,000 pursuant to

ACE CONVERGENCE ACQUISITION CORP.
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DECEMBER 31, 2021
Subscription Agreements (the “PIPE Common Stock Subscription Agreements”) and (ii) an affiliate of ACE’s sponsor, ACE Convergence Acquisition LLC (the “Sponsor”), has committed to purchase no less than $25,000,000 of ACE’s 12% convertible senior notes due 2025 pursuant to a Note Subscription Agreement (the “PIPE Convertible Note Subscription Agreement” and, together with the PIPE Common Stock Subscription Agreements, the “PIPE Subscription Agreements”), which is referred to as the “PIPE Investment.”
Concurrently with the execution of the Merger Agreement, an affiliate of the Sponsor (such affiliate, the “Backstop Investor”) entered into a backstop subscription agreement (the “Backstop Subscription Agreement”) with ACE, pursuant to, and on the terms and subject to the conditions on which, the Backstop Investor has committed to purchase, following the Domestication and prior to or substantially concurrently with the Closing, up to 2,500,000 shares of Domesticated ACE common stock, in a private placement for a purchase price of $10.00 per share and an aggregate purchase price of up to $25,000,000, to backstop certain redemptions by ACE shareholders.
On October 13, 2021, ACE entered into a Support Agreement (the “Sponsor Support Agreement”), by and among ACE, the Sponsor, certain of ACE’s directors and officers and Tempo, pursuant to which the Sponsor and each director and officer of ACE agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.
On October 13, 2021, ACE entered into a Support Agreement (the “Tempo Holders Support Agreement”), by and among ACE, Tempo and certain stockholders of Tempo (the “Tempo Stockholders”). Pursuant to the Tempo Holders Support Agreement, the Tempo Stockholders agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of Tempo Holders Support Agreement, and vote against any alternative merger, purchase of assets or proposals that would impede, frustrate, prevent or nullify any provision of the Merger, the Merger Agreement or the Tempo Holders Support Agreement or result in a breach of any covenant, representation, warranty or any other obligation or agreement thereunder.
The Merger Agreement contemplates that, at the Closing, ACE will enter into lock-up agreements with (i) the Sponsor and (ii) and certain former stockholders of Tempo and Compass AC, in each case, restricting the transfer of Domesticated ACE Common Stock from and after the Closing. The restrictions under the lock-up agreements begin at the Closing and end on, among other things, in the case of the Sponsor and certain former stockholders of Tempo, the date that is 365 days after the Closing, and in the case of certain former stockholders of Compass AC, the date that is 180 days after the Closing, or (in each case) upon the stock price of Domesticated ACE reaching $12.00 (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.
For more information about the Merger Agreement and the proposed Tempo Business Combination, see our Current Report on Form 8-K filed with the SEC on October 14, 2021, and in our preliminary prospectus/proxy statement included in the Registration Statement. Unless specifically stated, this Annual Report on Form 10-K does not give effect to the proposed Tempo Business Combination and does not contain the risks associated with the proposed Tempo Business Combination. Such risks and effects relating to the proposed Tempo Business Combination is included in the Registration Statement.
Subscription Agreement
On January 18, 2022, ACE entered into a Subscription Agreement (the “Subscription Agreement”) with Tempo, OCM Tempo Holdings, LLC (“OCM”) and Tor Asia Credit Opportunity Master Fund II LP (“Tor”). Pursuant to the Subscription Agreement, OCM, an affiliate of Oaktree Capital Management, L.P. (collectively with its affiliates or affiliated investment funds and/or managed or controlled accounts,

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
“Oaktree”), has committed to purchase $175 million in aggregate principal amount of ACE’s 13% convertible senior notes due 2025 concurrently with the closing (the “Closing”) of the previously announced business combination between ACE and Tempo, which Closing is subject to the satisfaction or waiver of the conditions stated in the Merger Agreement dated as of October 13, 2021, by and among ACE, Tempo Automation and ACE Convergence Subsidiary Corp., and other customary closing conditions. The Subscription Agreement also provides for the purchase of $25 million in aggregate principal amount of ACE’s 13% convertible senior notes due 2025 concurrently with the Closing by Tor, an investment partner of ACE, which investment replaces the previously announced investment in ACE’s 12% convertible senior notes due 2025 by an affiliate of ACE’s sponsor, ACE Convergence Acquisition LLC, as disclosed in the Form 8-K, filed January 20, 2022.
NOTE 7 — SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 23,000,000 Class A ordinary shares issued and outstanding which are presented as temporary equity.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 5,750,000 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of all ordinary shares issued and outstanding upon completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination.
NOTE 8 — WARRANTS
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a Public Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period or any Extension Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9 — FAIR VALUE MEASUREMENTS
The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts.
At December 31, 2021, assets held in the Trust Account were comprised of $598 in cash and $230,157,661 in money market funds. During the year ended December 31, 2021, the Company did not withdraw any interest income from the Trust Account. At December 31, 2020, assets held in the Trust Account were comprised of $82 in cash and $230,091,280 in U.S. Treasury Securities.
The gross holding gains and fair value of held-to-maturity securities at December 31, 2020 is as follows:
	Held-To-Maturity	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2020	U.S. Treasury Securities (Matured on 1/28/21)*	230,091,280	7,515	230,098,795

*
Upon maturity, the securities were reinvested into money market funds, which invest in U.S. Treasury Securities. As of December 31, 2021 there were no held-to-maturity securities.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Markets (level)	December 31, 2021	December 31, 2020
Assets:
Cash and marketable securities held in Trust Account	1	$230,157,661	$230,098,795
Liabilities:
Warrant Liability – Public Warrants	1	$7,820,000	$15,985,000
Warrant Liability – Private Placement	3	$4,946,082	$9,504,000
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liability on the Company’s consolidated balance sheets. The warrant liability are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liability in the consolidated statements of operations.
The Private Warrants were valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Warrants were initially classified as Level 3 due to the use of unobservable inputs. The most significant input is volatility and significant increases (decreases) in the expected volatility in isolation would result in a significantly higher (lower) fair value measurement. For periods subsequent to the detachment of the warrants from the Units, the close price of the Public Warrant price was used as the fair value as of each relevant date. The measurement of the Public Warrants is classified as Level 1 due to the use of an observable market quote in an active market.
The key inputs in the modified Black Scholes model for the Private Placement Warrants were as follows at the following measurement dates:
Input:	December 31, 2021	December 31, 2020
Risk-free interest rate	1.26%	0.36%
Expected term (years)	5.28	5.49
Expected volatility	18.8%	22.7%
Exercise price	$11.50	$11.50
Stock Price	$9.96	$10.22

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
The following table presents the changes in the fair value of Level 3 warrant liabilities:
	Private Placement	Public
Fair value as of May 28, 2020	—	—
Initial measurement on July 30, 2020	$6,732,000	$11,270,000
Transfer from Level 3 to Level 1	—	(11,270,000)
Change in fair value	2,772,000	—
Fair value as of December 31, 2020	$9,504,000	—
Change in fair value	(4,557,918)	—
Fair value as of December 31, 2021	$4,946,082	—
Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $11,270,000 during the period from July 30, 2020 through December 31, 2020 and no transfers in 2021.
NOTE 10 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, except as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.
On January 13, 2022, in connection with extension of the business combination period, the Sponsor agreed to contribute to the Company as a loan $0.03 for each Class A ordinary share of the Company that is not redeemed in connection with the shareholder vote to approve the Extension, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with the shareholder vote to approve the business combination between the Company and Tempo Automation, Inc. and (ii) $1.5 million has been loaned. The Contribution(s) will not bear any interest, and will be repayable by the Company to the Sponsor upon the earlier of the date by which the Company must complete an initial business combination and the consummation of the business combination between the Company and Tempo Automation, Inc.
On January 21, 2022, in connection with the extension of time to complete a business combination, shareholders of Class A Ordinary shares elected to redeem an aggregate of 14,797,723 Class A Ordinary Shares. As a result, approximately $148,079,821 was paid out of the Trust in connection with the redemptions.
On January 25, 2022 the Company voted to amend the Investment Management Trust Agreement entered into by the Company and the Trustee on July 27, 2020 (the “Trust Agreement”), to extend the business combination period from January 30, 2022, to July 13, 2022.

PART I — FINANCIAL INFORMATION
Item 1.   Interim Financial Statements.
ACE CONVERGENCE ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets
Cash	$—	$8,390
Prepaid expenses	15,597	113,140
Total Current Assets	15,597	121,530
Cash and marketable securities held in Trust Account	40,293,597	230,158,259
TOTAL ASSETS	$40,309,194	$230,279,789
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$15,756,798	$6,260,642
Promissory note – related party	1,051,499	527,756
Advance from related party	427,857	—
Convertible promissory note	1,500,000	—
Total current liabilities	18,736,154	6,788,398
PIPE derivative liability	19,905,700	—
Warrant liability	1,810,000	12,766,082
Deferred underwriting fee payable	8,050,000	8,050,000
TOTAL LIABILITIES	48,501,854	27,604,480
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 3,945,298 and 23,000,000 shares issued and outstanding at redemption value of $10.21 and $10.00 per share at September 30, 2022 and December 31, 2021, respectively	40,293,597	230,000,000
Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no non-redeemable shares issued or outstanding excluding 3,945,298 and 23,000,000 shares subject to possible redemption at September 30, 2022 and December 31, 2021, respectively	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 shares issued and outstanding at September 30, 2022 and December 31, 2021	575	575
Additional paid-in capital	—	—
Accumulated deficit	(48,486,832)	(27,325,266)
Total Shareholders’ Deficit	(48,486,257)	(27,324,691)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$40,309,194	$230,279,789
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ACE CONVERGENCE ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Operating costs	$894,289	$2,634,162	$3,248,689	$4,773,008
Loss from operations	(894,289)	(2,634,162)	(3,248,689)	(4,773,008)
Other income (expense):
Change in fair value of warrant liability	(362,000)	24,916,621	10,956,082	14,433,236
Change in fair value of PIPE liability	(26,800)	—	(26,800)	—
Interest earned on cash and marketable securities held in Trust Account	—	5,802	113,123	61,010
Termination Fees and Expenses	(7,353,469)	—	(7,353,469)
Total other income (expense), net	(7,742,269)	24,922,423	3,688,936	14,494,246
Net income (loss)	$(8,636,558)	$22,288,261	$440,247	$9,721,238
Weighted average shares outstanding of Class A ordinary shares	4,459,878	23,000,000	8,092,696	23,000,000
Basic and diluted net income (loss) per share, Class A ordinary shares	$(0.85)	$0.78	$0.03	$0.34
Weighted average shares outstanding of Class B ordinary shares	5,750,000	5,750,000	5,750,000	5,750,000
Basic and diluted net income (loss) per share, Class B ordinary shares	$(0.85)	$0.78	$0.03	$0.34
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ACE CONVERGENCE ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2022	—	$—	5,750,000	$575	$—	$(27,325,266)	$(27,324,691)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(492,136)	(492,136)
Net loss	—	—	—	—	—	(1,058,490)	(1,058,490)
Balance – March 31, 2022 (unaudited)	—	—	5,750,000	575	—	(28,875,892)	(28,875,317)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(1,009,587)	(1,009,587)
Net income	—	—	—	—	—	10,135,295	10,135,295
Balance – June 30, 2022 (unaudited)	—	—	5,750,000	575	—	(19,750,184)	(19,749,609)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(221,190)	(221,190)
Fair value of PIPE derivative liability at issuance	—	—	—	—	—	(19,878,900)	(19,878,900)
Net loss	—	—	—	—	—	(8,636,558)	(8,636,558)
Balance – September 30, 2022 (unaudited)	—	$—	5,750,000	$575	$—	$(48,486,832)	$(48,486,257)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	—	$—	5,750,000	$575	$—	$(33,171,769)	$(33,171,194)
Net loss	—	—	—	—	—	(11,524,429)	(11,524,429)
Balance – March 31, 2021 (unaudited)	—	—	5,750,000	575	—	(44,696,198)	(44,695,623)
Net loss	—	—	—	—	—	(1,042,594)	(1,042,594)
Balance – June 30, 2021 (unaudited)	—	—	5,750,000	575	—	(45,738,792)	(45,738,217)
Net income	—	—	—	—	—	22,288,261	22,288,261
Balance – September 30, 2021 (unaudited)	—	$—	5,750,000	$575	$—	$(23,450,531)	$(23,449,956)
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ACE CONVERGENCE ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Nine Months Ended September 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$440,247	$9,721,238
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(113,123)	(61,010)
Change in fair value of warrant liability	(10,956,082)	(14,433,236)
Change in fair value of PIPE derivative liability	26,800	—
Changes in operating assets and liabilities:
Prepaid expenses	97,543	171,117
Accounts payable and accrued expenses	9,496,156	3,516,107
Net cash used in operating activities	(1,008,459)	(1,085,784)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(1,451,531)	—
Cash withdrawn from Trust Account in connection with redemption	191,429,316	—
Net cash provided by investing activities	189,977,785	—
Cash Flows from Financing Activities:
Proceeds from promissory note – related party	523,743	309,210
Advance from related party	427,857
Convertible promissory note	1,500,000
Redemption of ordinary shares	(191,429,316)	—
Net cash provided by (used in) financing activities	(188,977,716)	309,210
Net Change in Cash	(8,390)	(776,574)
Cash – Beginning of period	8,390	792,416
Cash – End of period	$—	$15,842
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS
ACE Convergence Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on March 31, 2020. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (a “Business Combination”). On January 6, 2021, ACE Convergence Subsidiary Corp. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of the Company, was formed.
Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus on businesses in the IT infrastructure software and semiconductor sector. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of September 30, 2022, the Company had not commenced any operations. All activity through September 30, 2022, relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest.
The registration statement for the Company’s Initial Public Offering was declared effective on July 27, 2020. On July 30, 2020, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units,” and the Class A ordinary shares, par value $0.0001 per share, included in the Units offered, the “Public Shares” or the “Class A Ordinary Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000, which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,600,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, ACE Convergence Acquisition LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $6,600,000, which is described in Note 5.
Transaction costs amounted to $13,273,096, consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees and $623,096 of other offering costs.
Following the closing of the Initial Public Offering on July 30, 2020, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) which was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below. On June 22, 2022, the Company instructed Continental Stock Transfer & Trust Company, the trustee managing the Trust Account, to hold all funds in the Trust Account in cash until the earlier of the consummation of the Tempo Business Combination (as defined below) or the liquidation of the Company.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Nasdaq listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
defined below) (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote in person or by proxy at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Fourth Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor and its permitted transferees have agreed to vote their Founder Shares (as defined in Note 5) in favor of approving a Business Combination.
Subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor and its and the Company’s respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors (including those who vote, or indicate an intention to vote, against any of the proposals presented in connection with a Business Combination, or elect to redeem, or indicate an intention to redeem, public shares), (ii) enter into transactions with such investors and others to provide them with incentives to not redeem their public shares, or (iii) execute agreements to purchase such public shares from such investors or enter into non-redemption agreements in the future. In the event that the Sponsor or its or the Company’s respective directors, officers, advisors or respective affiliates purchase public shares in situations in which the tender offer rules restrictions on purchases would apply, they (a) would purchase the public shares at a price no higher than the price offered through the Company’s redemption process (i.e., approximately $10.21 per share based on Trust Account figures as of September 30, 2022; (b) would represent in writing that such public shares will not be voted in favor of approving a Business Combination; and (c) would waive in writing any redemption rights with respect to the public shares so purchased. To the extent any such purchases are made by the Sponsor or its or the Company’s respective directors, officers, advisors or respective affiliates in situations in which the tender offer rules and restrictions on purchases apply, the Company will disclose in a Current Report on Form 8-K prior to the extraordinary general meeting the following: (i) the number of public shares purchased outside of the redemption offer, along with the purchase price(s) for such public shares; (ii) the purpose of any such

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
purchases; (iii) the impact, if any, of the purchases on the likelihood that the Business Combination will be approved; (iv) the identities of the Company securityholders who sold to the Sponsor or its or the Company’s respective directors, officers, advisors or respective affiliates (if not purchased on the open market) or the nature of the securityholders (e.g., 5% security holders) who sold such public shares; and (v) the number of ordinary shares for which the Company has received redemption requests pursuant to its redemption offer. The purpose of such share purchases and other transactions would be to increase the likelihood of (x) satisfaction of a minimum cash condition in connection with a Business Combination, (y) otherwise limiting the number of public shares electing to redeem and (z) the Company’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001. A purchase of warrants by the Sponsor or its or the Company’s respective directors, officers, advisors or respective affiliates may have the effect of increasing share ownership of the target company on a fully diluted basis. If such transactions are affected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Consistent with SEC guidance, purchases of shares by the persons described above would not be permitted to be voted for the Business Combination at the extraordinary general meeting and could decrease the chances that the Business Combination would be approved. In addition, if such purchases are made, the public “float” of the Company’s securities and the number of beneficial holders of its securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of its securities on a national securities exchange.
Additionally, each Public Shareholder may elect to redeem their Public Shares, with or without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor and its permitted transferees have agreed (a) to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Company’s Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares.
The Company will have until January 30, 2023 (the “Combination Period”), to complete the Business Combination. On January 21, 2022, the shareholders of the Company voted to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the Combination Period to July 13, 2022, from January 30, 2022. On January 21, 2022, in connection with the extension of the business combination period, shareholders of Class A Ordinary Shares elected to redeem an aggregate of 14,797,723 Class A Ordinary Shares. As a result, $148,079,821 was paid out of the Trust Account in connection with such redemptions. On July 12, 2022, the shareholders of the Company voted to amend the Company’s Second Amended and Restated Memorandum and Articles of Association to extend the Combination Period to October 13, 2022, and in connection therewith, shareholders of Class A Ordinary Shares elected to redeem an aggregate of 4,256,979 Class A Ordinary Shares. As a result, $43,349,494 was paid out of the Trust

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
Account in connection with such redemptions. On October 11, 2022, the shareholders of the Company voted to amend the Company’s Third Amended and Restated Memorandum and Articles of Association to extend the Combination Period to January 30, 2023, and in connection therewith, shareholders of Class A Ordinary Shares elected to redeem an aggregate of 1,202,070 Class A Ordinary Shares. As a result, $12,324,919 was paid out of the Trust Account in connection with such redemptions. If the Company has not completed a Business Combination within the Combination Period (as it may be extended), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period (as it may be extended).
The Sponsor and its permitted transferees have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period (as it may be extended). However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period (as it may be extended). The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period (as it may be extended), and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
Going Concern
As of September 30, 2022, the Company had no cash in its operating bank accounts, $40,293,597 in cash held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and a working capital deficit of $18,720,557.
The Company intends to complete a Business Combination by January 30, 2023 (or, as such date may be extended, such extended date). However, in the absence of a completed Business Combination, the Company will require additional capital. The Company as of September 30, 2022, has no cash held outside of trust and will require further capital contribution from the Sponsor, management, or related parties. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year from the date of these financial statements if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until January 30, 2023, to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities as of September 30, 2022, should the Company be required to liquidate after January 30, 2023. The Company intends to complete its Business Combination before January 30, 2023.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated interim financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 10, 2022. The interim results for the three and nine months ended September 30, 2022, are not necessarily indicative of the results to be expected for the year ending December 31, 2022, or for any future periods.

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with those of another public company which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. One of the more significant accounting estimates included in these financial statements is the determination of fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Marketable Securities Held in Trust Account
At September 30, 2022, all of the assets held in the Trust Account were held in cash. At December 31, 2021, substantially all of the assets held in the Trust Account were held in cash and money market funds

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
which were invested primarily in U.S. Treasury securities. All of the Company’s investments that were held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
With respect to the regulation of special purpose acquisition companies like the Company (“SPACs”), on March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating to, among other items, disclosures in business combination transactions involving SPACs and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940, as amended, including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities.
With regard to the SEC’s investment company proposals included in the SPAC Rule Proposals, while the funds in the Trust Account have, since the Company’s initial public offering, been held only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries, to mitigate the risk of being viewed as operating an unregistered investment company (including pursuant to the subjective test of Section 3(a)(1)(A) of the Investment Company Act of 1940), on June 22, 2022, the Company instructed Continental Stock Transfer & Trust Company, the trustee managing the Trust Account, to hold all funds in the Trust Account in cash until the earlier of consummation of the Tempo Business Combination or the liquidation of the Company.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2022, and December 31, 2021.
Warrant Liability
The Company accounts for the public warrants and the private placement warrants (collectively, the “Warrants”) in accordance with the guidance contained in Accounting Standards Codification (“ASC”) 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as derivative liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s condensed consolidated statements of operations. The Private Placement Warrants (and the Public Warrants for periods where no observable traded price was available) are valued using a Modified Black Scholes Model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date. As of September 30, 2022 due to market conditions the Company is using the price of the Public Warrants to value the Private Warrants.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
on the issuance date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
The PIPE Derivative is comprised of the Additional PIPE Incentive Shares (as defined in Note 6). The PIPE Derivative meets the criteria for derivative liability classification. As such, the PIPE derivative liability is recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the derivative liability is recognized as a non-cash gain or loss on the condensed statements of operations. The fair value of the derivative liability is discussed in Note 9.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2022, and December 31, 2021, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
On January 13, 2022, contingent upon the Company’s shareholders’ approval of the extension of the business combination period, the Sponsor agreed to contribute to the Company as a loan $0.03 for each Class A Ordinary Share of the Company that was not redeemed in connection with the shareholder vote to approve such extension, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with the shareholder vote to approve the Tempo Business Combination and (ii) $1.5 million has been loaned, which amounts were to be deposited into the Trust Account. For the three and nine months ended September 30, 2022, the Company contributed an aggregate of $221,190 and $1,451,532 to the Trust Account, respectively. On June 30, 2022, the Sponsor and the Company agreed to, among other things, increase the aggregate principal amount available under such loan from $1,500,000 to $2,000,000, contingent upon the approval by the Company’s shareholders of the proposal to extend the date by which the Company must complete an initial business combination to October 13, 2022, which proposal was approved at an extraordinary general meeting on July 12, 2022. On August 28, 2022, the Company and the Sponsor agreed to, among other things, increase the aggregate principal amount available under such loan from $2,000,000 to $2,125,000, contingent upon the approval by the Company’s shareholders of the extension of the date by which the Company must consummate an initial business combination to January 30, 2023, which proposal was approved in October 2022. Monthly deposits into the Trust Account following the October 2022 redemptions are based on the number of Class A Ordinary Shares still outstanding following such redemptions.

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
In connection with the extension of the business combination period in January 2022, shareholders of Class A Ordinary Shares elected to redeem an aggregate of 14,797,723 Class A Ordinary Shares. As a result, $148,079,821 was paid out of the Trust Account in connection with such redemptions. In connection with the extension of the business combination period in July 2022, shareholders of Class A Ordinary Shares elected to redeem an aggregate of 4,256,979 Class A Ordinary Shares. As a result, $43,349,494 was paid out of the Trust Account in connection with such redemptions. In connection with the extension of the business combination period in October 2022, shareholders of Class A Ordinary Shares elected to redeem an aggregate of 1,202,070 Class A Ordinary Shares. As a result, $12,349,642 was paid out of the Trust Account in connection with such redemptions.
At September 30, 2022, and December 31, 2021, the Class A Ordinary Shares reflected in the condensed consolidated balance sheets are reconciled in the following table:
Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	(11,270,000)
Class A ordinary shares issuance costs	(12,737,837)
Plus:
Accretion of carrying value to redemption value	24,007,837
Class A ordinary shares subject to possible redemption, December 31, 2021	$230,000,000
Less:
Redemption of Class A Ordinary Shares	(191,429,316)
Add:
Accretion of carrying value to redemption value	1,722,913
Class A ordinary shares subject to possible redemption, September 30, 2022	$40,293,597
Offering Costs
Offering costs consisted of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounted to $13,273,096, of which $12,605,837 were charged to temporary equity and accreted to redemption value upon the completion of the Initial Public Offering, and the remaining $667,259 of offering costs allocated to the warrant liability was charged to operations.
Income Taxes
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2022, and December 31, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income (Loss) Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 18,100,000 Class A ordinary shares in the aggregate. For the three and nine months ended September 30, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
	Three Months Ended September 30,				Nine Months Ended September 30,
	2022		2021		2022		2021
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$(3,772,620)	$(4,863,938)	$17,830,609	4,457,652	$257,377	$182,870	$7,776,990	1,944,248
Denominator:
Basic and diluted weighted average shares outstanding	4,459,878	5,750,000	23,000,000	5,750,000	8,092,696	5,750,000	23,000,000	5,750,000
Basic and diluted net income (loss) per ordinary share	$(0.85)	$(0.85)	$0.78	0.78	$0.03	$0.03	$0.34	0.34
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limits of $250,000. The Company has not experienced losses on this account, and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature except derivative liabilities (see Note 9).

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,600,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,600,000. Certain of the Private Placement Warrants have since been transferred to certain permitted transferees. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period (as it may be extended), the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
In May 2020, the Sponsor purchased 5,750,000 of the Company’s Class B ordinary shares (the “Founder Shares”) for an aggregate consideration of $25,000. On May 29, 2020, the Sponsor transferred an aggregate of 155,000 Founder Shares to certain members of the Company’s management team. On October 13, 2021, the Sponsor distributed 1,678,500 Founder Shares to Sunny Siu. In January 2022, the Sponsor distributed 755,930 Founder Shares to ACE SO5 Holdings Limited (“ACE SO5”), an affiliate of the Sponsor, and ACE SO5 became a party to (i) the Letter Agreement, dated as of July 27, 2020, by and among ACE, the Sponsor and certain of ACE’s current and former officers, directors and director nominees, and (ii) the Sponsor Support Agreement (as defined below).
The Sponsor, the initial shareholders and their respective permitted transferees have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
Working Capital Facility
On August 12, 2020, the Company entered into a working capital facility (the “Working Capital Facility”) with ASIA-IO Advisors Limited (“ASIA-IO”), an affiliate of the Company, in the aggregate amount of $1,500,000. The funds from the Working Capital Facility shall be utilized to finance transaction costs in connection with a Business Combination. The Working Capital Facility is non-interest bearing, non-convertible and due to be repaid upon the consummation of a Business Combination. In return, the Company deposited $900,000 into an account held by ASIA-IO, from which the Company may make fund withdrawals for up to $1,500,000. Any outstanding amounts deposited with ASIA-IO upon the completion of a Business Combination or dissolution of the Company, shall be returned to the Company. As of September 30, 2022, and December 31, 2021, the Company had $1,051,499 and $527,756, respectively, borrowings under the working capital facility.
Administrative Services Agreement
The Company entered into an agreement, commencing on July 28, 2020, to pay the Sponsor up to $10,000 per month for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three and nine months ended September 30, 2022, the Company incurred $30,000 and $90,000, respectively, in fees for these services, of which such fee is included in accrued liabilities as of September 30, 2022, on the condensed consolidated balance sheet. For the three and nine months ended September 30, 2021, the Company incurred $30,000 and $90,000 in fees for these services. As of September 30, 2022, and December 31, 2021 the Company had accrued fees in the amount of $180,000 and $90,000, respectively.
Related Party Loans
On January 13, 2022, in connection with the Company’s extension of the date by which it must complete an initial business combination, the Sponsor agreed to contribute to the Company as a loan (as amended and restated on June 30, 2022, and August 28, 2022, the “Sponsor Loan”) $0.03 for each Class A Ordinary Share of the Company that was not redeemed in connection with the shareholder vote to approve such extension, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with the shareholder vote to approve the Tempo Business Combination and (ii) $1.5 million has been loaned. Up to $1.5 million of the loans may be settled in whole warrants to purchase Class A Ordinary Shares of the Company at a conversion price equal to $1.00 per warrant. The loan will not bear any interest, and will be repayable by ACE to the Sponsor upon the earlier of the date by which ACE must complete an initial business combination and the consummation of the Tempo Business Combination. The maturity date of the Sponsor Loan may be accelerated upon the occurrence of an Event of Default (as defined therein). Any outstanding principal under the Sponsor Loan may be prepaid at any time by ACE, at its election and without penalty, provided, however, that the Sponsor shall have a right to first convert such principal balance as described in Section 6 of the Sponsor Loan upon notice of such prepayment. On June 30, 2022, ACE and the Sponsor amended and restated the Sponsor Loan in its entirety to, among other things, increase the aggregate principal amount available thereunder from $1,500,000 to $2,000,000, contingent upon the approval by the Company’s shareholders of the proposal to extend the date by which the Company must complete an initial business combination to October 13, 2022, which proposal was approved by special resolution at an extraordinary general meeting on July 12, 2022. On August 28, 2022, ACE and the Sponsor amended and restated the Sponsor Loan in its entirety to, among other things, increase the aggregate principal amount available thereunder from $2,000,000 to $2,125,000, contingent upon the approval by ACE’s shareholders of the extension of the date by which ACE must consummate an initial business combination to January 30, 2023, which extension was approved in October 2022. For the three and nine months ended September 30, 2022, the Company contributed $221,190 and $1,451,532 to the Trust Account, respectively. Monthly deposits into

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
the Trust Account following the October 2022 redemptions are based on the number of Class A Ordinary Shares still outstanding following such redemptions.
As of September 30, 2022, and December 31, 2021, the Company had $1,500,000 and $0 borrowings under the Sponsor Loan, respectively. Management has determined the fair value of the note is more accurately recorded at par since the conversion price is almost 1,250% higher than the value of the warrants. No arm’s-length transaction by a note holder would result in a conversion with this fact pattern, thus it is a more accurate depiction with recording at par. As such, no fair value change was booked to the condensed consolidated statements of operations.
As of September 30, 2022, and December 31, 2021, members of the Sponsor, the Company’s management and certain other related parties advanced the Company an aggregate of $427,857 and $0, respectively, for expenses related to operations and completing a Business Combination. The amounts loaned are non-interest bearing and due to be repaid upon the consummation of a Business Combination.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management is continuing to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or close of a Business Combination, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
2020 Registration Rights Agreement
Pursuant to a registration rights agreement entered into on July 27, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued on conversion of any working capital loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of such working capital loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
In connection with the Tempo Business Combination, the registration rights agreement will be amended and restated. At the closing of the Tempo Business Combination, Domesticated ACE (as defined below), the Sponsor, the other parties to the Sponsor Support Agreement and certain former stockholders of Tempo Automation, Inc. will enter into an Amended and Restated Registration Rights Agreement, pursuant to which Domesticated ACE will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Domesticated ACE common stock and other equity securities of Domesticated ACE that are held by the parties thereto from time to time.

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
Underwriting Agreement
The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $4,600,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. On March 16, 2022, Cantor Fitzgerald & Co. agreed that the deferred fee may be paid in shares of common stock of Domesticated ACE, subject to certain terms and conditions.
Termination of Proposed Achronix Business Combination
On January 7, 2021, the Company entered into an Agreement and Plan of Merger (the “Achronix Merger Agreement”) with Achronix Semiconductor Corp., a Delaware corporation (“Achronix”), and Merger Sub.
On May 24, 2021, in the Form 10-Q for the quarter ended March 31, 2021, the Company disclosed that the SEC informed the Company that it was investigating certain disclosures made in the Form S-4 relating to the proposed business combination with Achronix. On July 11, 2021, the Company and Achronix entered into a termination and release agreement, pursuant to which the parties agreed to mutually terminate the Achronix Merger Agreement relating to the proposed business combination with Achronix.
On October 27, 2021, the Company received a letter from the SEC in connection with its investigation with the following response: “We have concluded the investigation as to ACE Convergence Acquisition Corp. (“ACE”). Based on the information we have as of this date, we do not intend to recommend an enforcement action by the Commission against ACE.”
Business Combination Agreement
On October 13, 2021, the Company entered into an Agreement and Plan of Merger (as amended and restated on August 12, 2022, and as amended on September 7, 2022, and September 23, 2022, the “Merger Agreement”) with Tempo Automation, Inc., a Delaware corporation (“Tempo”), and Merger Sub.
Pursuant to the transactions contemplated by the Merger Agreement (the “Tempo Business Combination”), and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Tempo, with Tempo surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). Prior to the closing of the Tempo Business Combination (the “Closing”), the Company shall domesticate as a Delaware corporation (the “Domestication” and, ACE, after the Domestication, “Domesticated ACE”) and shall be renamed “Tempo Automation Holdings, Inc.”
As a result of and upon the Closing, among other things, all outstanding shares of Tempo common stock (after giving effect to the Company Preferred Conversion (as defined in the Merger Agreement)) as of immediately prior to the Closing, and, together with shares of Tempo common stock reserved in respect of Tempo options outstanding as of immediately prior to the Closing that will be converted into awards based on Domesticated ACE common stock, will be cancelled in exchange for the right to receive, or the reservation of (in the case of any earnout shares, if and to the extent earned, and in the case of the Tempo options, if and to the extent earned and subject to their respective terms), an aggregate of approximately 23,500,000 shares of Domesticated ACE common stock (at a deemed value of $10.00 per share) equal to the quotient obtained by dividing (i) $235,000,000 (the “Base Purchase Price”) by (ii) $10.00. On September 7, 2022, ACE and Tempo entered into the First Amendment to the Amended and Restated Agreement and Plan of Merger, pursuant to which the parties agreed, among other things, to increase the Base Purchase Price from $235,000,000 to $257,927,013. On September 23, 2022, ACE and Tempo entered into the Second Amendment to the Amended and Restated Agreement and Plan of Merger, pursuant to which the parties agreed, among other things, that all awards of Tempo RSUs that are outstanding at the closing of the Tempo

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
Business Combination will, at the effective time of the Tempo Business Combination, be converted into (a) Domesticated ACE RSUs and (b) the right to receive a number of earnout shares.
Additionally, Tempo has undertaken to use its commercially reasonable efforts to cause the holder of each outstanding and unexercised Tempo warrant to exercise such Tempo warrant in exchange for shares of Tempo common stock immediately prior to the effective time of the Merger. Holders of Tempo warrants may elect not to exercise such Tempo warrants in exchange for shares of Tempo common stock prior to the effective time of the Merger. Any Tempo warrants that remain issued and outstanding as of immediately prior to the effective time of the Tempo Business Combination will be converted into warrants to purchase shares of Domesticated ACE common stock on substantially similar terms to the Tempo warrants.
An additional 550,000 shares of Domesticated ACE common stock will be purchased (at a price of $10.00 per share) at the Closing by certain third-party investors (“Third Party PIPE Investors”) and certain related parties of the Sponsor (collectively with the Third Party PIPE Investors, the “PIPE Investors”), for a total aggregate purchase price of up to $5.5 million (the “PIPE Investment”). In addition, the Company originally agreed to issue additional shares of Domesticated ACE common stock to each PIPE Investor in the event that the volume weighted average price per share of Domesticated ACE common stock during the 30 days commencing on the date on which a registration statement registering the resale of the shares of Domesticated ACE common stock acquired by the PIPE Investors is declared effective is less than $10.00 per share (which registration statement the Company has agreed to file pursuant to the subscription agreements entered into in connection with the PIPE Investment). Certain PIPE Investors originally subscribed for $25.0 million of ACE’s 12.0% convertible senior notes due 2025, but such subscription was terminated in January 2022 in connection with the subscription by certain parties for $200.0 million of 15.5% convertible notes. The latter subscription was terminated in July 2022; as a result of such termination, if ACE consummates an initial business combination with or among Tempo, Compass AC Holdings, Inc. (“Compass”), Whizz Systems, Inc. (“Whizz”) or any of their respective affiliates or subsidiaries, OCM Tempo Holdings, LLC (“OCM”) will be entitled to a termination fee of 3.5% of the aggregate principal amount of the subscribed notes (approximately $7.0 million), to be paid by ACE immediately following and as a condition subsequent to the closing of such initial business combination. On September 4, 2022, Tempo, ACE, OCM and Oaktree Capital Management, L.P. (“Oaktree”) agreed to reduce such termination fee to 0.6% of the aggregate principal amount of the subscribed notes (approximately $1.1 million) if the closing of the Tempo Business Combination occurs on or before October 15, 2022 (the “Specified Fee Date”), to be paid on the earlier of (i) six months after the closing of the Tempo Business Combination and (ii) the date on which either ACE or Tempo commence bankruptcy proceedings. In addition to the reduced termination fee, ACE and Tempo are required to pay approximately $1.2 million in fees and expenses to OCM on the earlier of (x) immediately following the closing of the Tempo Business Combination and (y) the Outside Business Combination Date (as defined below). The reduced termination fee and all other fees and expenses owed to OCM under such agreement will accrue interest at a rate of 20% per year, compounding monthly, starting on October 15, 2022. If the Tempo Business Combination has not been consummated prior to the Specified Fee Date, on the earliest of (I) the date on which the Merger Agreement is terminated, (II) the date on which either ACE or Tempo commence bankruptcy proceedings and (III) June 15, 2023 (the earliest date, the “Outside Business Combination Date”), ACE and Tempo will pay OCM the full 3.5% termination fee and all of its accrued and unpaid fees and expenses. To the extent the termination fee and accrued and unpaid fees and expenses are not paid on or prior to June 15, 2023, the unpaid portion of the termination fee (together with all other unpaid fees and expenses) will accrue interest at a rate of 20% per year, compounding monthly, starting on October 15, 2022. On October 11, 2022, Tempo, ACE, OCM and Oaktree entered into a letter agreement pursuant to which the Specified Fee Date was amended to November 15, 2022. Additionally, in March 2022, ACE SO3 SPV Limited agreed to purchase an unsecured subordinated convertible note in an aggregate principal amount of $20.0 million in connection with the Closing, which agreement was terminated in July 2022.

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
On July 1, 2022, ACE and Tempo entered into that certain First Amendment to Agreement and Plan of Merger (the “Merger Agreement Amendment”), pursuant to which the parties agreed, among other things, to (i) reduce the Base Purchase Price from $658,434,783 to $488,375,000, (ii) increase the number of earnout shares issuable to eligible Tempo equity holders (the “Tempo Earnout Shares”) from 7,500,000 to 10,000,000, which will vest in two equal tranches of 5,000,000 shares based on Domesticated ACE reaching $10.0 million in EBITDA and $50.0 million in revenue in any quarter during the five-year period following the closing date of the Tempo Business Combination, (iii) remove certain covenants and other obligations of the parties relating to the employee stock purchase plan contemplated by the Merger Agreement and (iv) extend the outside date of the Merger Agreement to November 13, 2022.
On August 12, 2022, ACE, Merger Sub and Tempo entered into the Merger Agreement, pursuant to which the parties agreed, among other things, to (i) reduce the Base Purchase Price from $488,375,000 to $235,000,000, (ii) reduce the number of Tempo Earnout Shares from 10,000,000 to 7,000,000, which will vest in two equal tranches of 3,500,000 shares based on Domesticated ACE reaching $5.0 million in Adjusted EBITDA (as defined in the Merger Agreement) and $15.0 million in revenue in any quarter during the five-year period following the closing date, (iii) remove terms relating to the proposed acquisitions by Tempo of each of Whizz and Compass, (iv) reduce the minimum cash condition from $320.0 million to $10.0 million and (v) extend the outside date of the Merger Agreement to December 13, 2022. Pursuant to the Merger Agreement, all outstanding shares of Tempo common stock (after giving effect to the Company Preferred Conversion (as defined in the Merger Agreement)) as of immediately prior to the closing, and, together with shares of Tempo common stock reserved in respect of Tempo options as of immediately prior to the closing that will be converted into awards based on Domesticated ACE common stock, will be cancelled in exchange for the right to receive, or the reservation of (in the case of Tempo options, if and to the extent earned and subject to their respective terms), an aggregate of approximately 23,500,000 shares of Domesticated ACE common stock (at a deemed value of $10.00 per share) equal to the quotient obtained by dividing (i) the Base Purchase Price by (ii) $10.00, including, as applicable, a number of Tempo Earnout Shares. On September 7, 2022, ACE and Tempo entered into the First Amendment to the Amended and Restated Agreement and Plan of Merger, pursuant to which the parties agreed, among other things, to increase the Base Purchase Price from $235,000,000 to $257,927,013. On September 23, 2022, ACE and Tempo entered into the Second Amendment to the Amended and Restated Agreement and Plan of Merger, pursuant to which the parties agreed, among other things, that all awards of Tempo RSUs that are outstanding at the closing of the Tempo Business Combination will, at the effective time of the Tempo Business Combination, be converted into (a) Domesticated ACE RSUs and (b) the right to receive a number of Tempo Earnout Shares.
On July 6, 2022, the Company entered into Second Amended and Restated Subscription Agreements (the “Second A&R Subscription Agreements”) with each of the PIPE Investors. Pursuant to the Second A&R Subscription Agreements, among other things, the parties agreed to reduce the minimum Adjustment Period VWAP (as defined in the Second A&R Subscription Agreements) from $6.50 to $4.00. Additionally, ACE agreed (1) to issue 2,000,000 additional shares (the “PIPE Incentive Shares”) to the PIPE Investors on a pro rata basis as an incentive to subscribe for and purchase the shares under the Second A&R Subscription Agreements, (2) that if the Adjustment Period VWAP is less than $10.00 per share, the number of additional shares each PIPE Investor will be entitled to receive shall be (i) (A) (x) the number of shares issued to such PIPE Investor at the closing of the subscription and held by such PIPE Investor on the Measurement Date (as defined in the Second A&R Subscription Agreements), times (y) $10.00, minus the Adjustment Period VWAP, minus (B) the number of PIPE Incentive Shares, times the Adjustment Period VWAP, divided by (ii) the Adjustment Period VWAP, and (3) to issue additional shares of Domesticated ACE common stock to each PIPE Investor in the event that the Additional Period VWAP (as defined below) is less than the Adjustment Period VWAP. In such case, each PIPE Investor will be entitled to receive a number of shares of Domesticated ACE common stock (such additional shares, if any, the “Additional Period Shares”) equal to the lesser of (1) such PIPE Investor’s pro rata portion of 2,000,000 shares, and

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
(2) (i) (A) (x) the number of shares issued to such PIPE Investor pursuant to such subscription agreement and held by such PIPE Investor on the last day of the 30 calendar day period ending on the date that is 15 months following the closing of the subscriptions (such 30 calendar day period, the “Additional Period”), times (y) the Adjustment Period VWAP, minus the average of the volume weighted average price of a share of Domesticated ACE common stock determined for each of the trading days during the Additional Period (the “Additional Period VWAP”), minus (B) the number of PIPE Incentive Shares, times the Additional Period VWAP, divided by (ii) the Additional Period VWAP. Notwithstanding the foregoing, in the event that Domesticated ACE consummates a strategic transaction during the 15-month period beginning on the closing date, then the measurement date for the issuance of such additional shares shall be one day prior to the closing date of such strategic transaction, and the Additional Period VWAP will be deemed to equal the price per share paid or payable to the holders of outstanding shares of Domesticated ACE common stock in connection with such strategic transaction. If such price is payable in whole or in part in the form of consideration other than cash, the value of such consideration will be (a) with respect to any securities, (i) the average of the closing prices of the sales of such securities on all securities exchanges on which such securities are then listed, averaged over a period of 30 trading days ending on the day as of which such value is being determined and the 29 consecutive days preceding such day, or (ii) if the information contemplated by the preceding clause (i) is not practically available, then the fair value of such securities as of the date of valuation as determined in accordance with the succeeding clause (b), and (b) with respect to any other non-cash assets, the fair value thereof as of the date of valuation, as determined by an independent, nationally recognized valuation firm reasonably selected by Domesticated ACE, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer taxes payable in connection with such sale).
On September 7, 2022, ACE entered into Third Amended and Restated Subscription Agreements (the “Third A&R PIPE Subscription Agreements”) with each of the PIPE Investors, which amend and restate the applicable Second A&R Subscription Agreements in their entirety. One of the Third Party PIPE Investors who entered into a Second A&R Subscription Agreement did not enter into a Third A&R PIPE Subscription Agreement and terminated its Second A&R Subscription Agreement on September 7, 2022. Pursuant to the Third A&R PIPE Subscription Agreements, ACE has agreed to issue additional shares of Domesticated ACE common stock to each PIPE Investor in the event that the volume weighted average price per share of Domesticated ACE common stock (the “Measurement Period VWAP”) during the 30 days commencing on the date on which a registration statement registering the resale of the shares of Domesticated ACE common stock acquired by such PIPE Investors (the “PIPE Resale Registration Statement”) is declared effective is less than $10.00 per share. In such case, each PIPE Investor will be entitled to receive a number of shares of Domesticated ACE common stock equal to the product of (x) the number of shares of Domesticated ACE common stock issued to such PIPE Investor at the closing of the subscription and held by such PIPE Investor through the date that is 30 days after the effective date of the PIPE Resale Registration Statement (the “Measurement Date”) multiplied by (y) a fraction, (A) the numerator of which is $10.00 minus the Adjustment Period VWAP (as defined therein) and (B) the denominator of which is the Adjustment Period VWAP. In the event that the Adjustment Period VWAP is less than $4.00 (the “Price Floor Value”), the Adjustment Period VWAP shall be deemed to be the Price Floor Value.
ACE has also agreed to issue up to 500,000 additional shares of Domesticated ACE common stock to each such PIPE Investor in the event that the Additional Period VWAP (as defined below) is less than the Adjustment Period VWAP. In such case, each such PIPE Investor will be entitled to receive a number of shares of Domesticated ACE common stock equal to the lesser of (1) such PIPE Investor’s pro rata portion of 500,000 additional shares of Domesticated ACE common stock, and (2) (i) (A) (x) the number of shares issued to such PIPE Investor pursuant to such subscription agreement and held by such PIPE Investor on the last day of the 30 calendar day period ending on the date that is 15 months following the closing of the subscriptions (such 30 calendar day period, the “Additional Period”), times (y) the Adjustment Period VWAP,

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
minus the average of the volume weighted average price of a share of Domesticated ACE common stock determined for each of the trading days during the Additional Period (the “Additional Period VWAP”), minus (B) the number of PIPE Incentive Shares (as defined below), times the Additional Period VWAP, divided by (ii) the Additional Period VWAP.
Additionally, ACE has agreed to issue up to 2,000,000 additional shares (the “PIPE Incentive Shares”) to such PIPE Investors on a pro rata basis with respect to each PIPE Investor’s subscription amount as an incentive to subscribe for and purchase the shares under the Third A&R PIPE Subscription Agreements.
Notwithstanding the foregoing, in the event that Domesticated ACE consummates a strategic transaction during the 15-month period beginning on the closing date, then the measurement date for the issuance of such additional shares shall be one day prior to the closing date of such strategic transaction, and the Additional Period VWAP will be deemed to equal the price per share paid or payable to the holders of outstanding shares of Domesticated ACE common stock in connection with such strategic transaction. If such price is payable in whole or in part in the form of consideration other than cash, the value of such consideration will be (a) with respect to any securities, (i) the average of the closing prices of the sales of such securities on all securities exchanges on which such securities are then listed, averaged over a period of 30 trading days ending on the day as of which such value is being determined and the 29 consecutive days preceding such day, or if the information contemplated by the preceding clause (i) is not practically available, then the fair value of such securities as of the date of valuation as determined in accordance with the succeeding clause (b), and (b) with respect to any other non-cash assets, the fair value thereof as of the date of valuation, as determined by an independent, nationally recognized valuation firm reasonably selected by Domesticated ACE, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer taxes payable in connection with such sale).
One of the PIPE Investors’ subscription agreement provides that, if such PIPE Investor is an Eligible Investor (defined as any subscriber in the offering who is not a beneficial or record owner of ACE’s equity or an affiliate of ACE prior to the Initial Closing (as defined therein)), if, after the date of such subscription agreement, such PIPE Investor acquires ownership of Class A Ordinary Shares in the open market or in privately negotiated transactions with third parties (along with any related rights to redeem or convert such shares in connection with the redemption conducted by ACE in connection with the vote to approve the Tempo Business Combination (the “Tempo Redemption”)) at least five business days prior to ACE’s extraordinary general meeting to approve the Tempo Business Combination, and such PIPE Investor does not redeem or convert such shares in connection with the Tempo Redemption (including revoking any prior redemption or conversion elections made with respect to such shares) (such shares, “PIPE Non-Redeemed Shares”), the number of shares such PIPE Investor (only if an Eligible Investor) will be obligated to purchase under its subscription agreement shall be reduced by the number of PIPE Non-Redeemed Shares.
The proceeds of the PIPE Investment, together with the amounts remaining in ACE’s trust account as of immediately following the effective time of the Tempo Business Combination, will be retained by Domesticated ACE following the Closing.
In connection with the Tempo Business Combination and pursuant to separate agreements, Tempo was to acquire 100% of the issued and outstanding equity interests in each of Whizz, a Delaware corporation, and Compass, a Delaware corporation. The agreement with Compass was terminated by Compass in July 2022, and the agreement with Whizz was mutually terminated in August 2022.
The Closing is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of ACE and Tempo, (ii) the absence of any legal restraints on the Closing, and (iii) receipt of approval for listing on The Nasdaq Stock Market LLC (“Nasdaq”) the shares of Domesticated ACE common stock to be issued in connection with the Merger.

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
ACE’s obligation to consummate the Business Combination is also subject to, among other things, the accuracy of the representations and warranties of Tempo as of the date of the Original Merger Agreement (as defined below) and as of the Closing and each of the covenants of Tempo having been performed in all material respects.
Tempo’s obligation to consummate the Merger is also subject to, among other things, (i) the accuracy of the representations and warranties of ACE as of the date of the Original Merger Agreement and as of the Closing, (ii) ACE having performed each of the covenants in all material respects, (iii) the Domestication having been completed and (iv) the sum of (w) the amount of cash available in the Trust Account into which substantially all of the proceeds of ACE’s initial public offering and private placements of its warrants have been deposited for the benefit of ACE, certain of its public shareholders and the underwriters of ACE’s initial public offering, after deducting the amount required to satisfy ACE’s obligations to its shareholders (if any) that exercise their rights to redeem their Class A ordinary shares pursuant to ACE’s amended and restated memorandum and articles of association (but prior to payment of (a) any deferred underwriting commissions being held in the Trust Account and (b) any transaction expenses of ACE or its affiliates), plus (x) the PIPE Investment Amount (as defined in the Merger Agreement) actually received by ACE prior to or substantially concurrently with the closing, plus (y) the Available Credit Amount (as defined in the Merger Agreement), plus (z) the Available Cash Amount (as defined in the Merger Agreement), being at least equal to $10,000,000.
The Merger Agreement may be terminated at any time prior to the Closing (i) by mutual written consent of ACE and Tempo, (ii) by Tempo, if certain approvals of the shareholders of ACE, to the extent required under the Merger Agreement, are not obtained as set forth therein or if there is a Modification in Recommendation (as defined in the Merger Agreement), (iii) by ACE, if certain approvals of the stockholders of Tempo, to the extent required under the Merger Agreement, are not obtained within five business days of the effective date of the Proxy Statement/Registration Statement (as defined in the Merger Agreement), (iv) by either ACE or Tempo in certain other circumstances set forth in the Merger Agreement, including (a) if any Governmental Authority (as defined in the Merger Agreement) shall have issued or otherwise entered a final, non-appealable order making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger and (b) in the event of certain uncured breaches by the other party or if the Closing has not occurred on or before December 13, 2022 (the “Agreement End Date”), unless ACE is in material breach of the Merger Agreement. The Merger Agreement also provides that, if the proxy statement for ACE’s shareholder meeting to approve the Tempo Business Combination has not been mailed by August 30, 2022, then ACE will file a proxy statement to extend the date by which it must complete an initial business combination by at least three months, to such date as may be agreed in writing between ACE and Tempo.
Concurrently with the execution of the original Agreement and Plan of Merger in October 2021 (the “Original Merger Agreement”), an affiliate of the Sponsor (such affiliate, the “Backstop Investor”) entered into a backstop subscription agreement (the “Backstop Subscription Agreement”) with ACE, pursuant to, and on the terms and subject to the conditions on which, the Backstop Investor committed to purchase, following the Domestication and prior to or substantially concurrently with the Closing, up to 2,500,000 shares of Domesticated ACE common stock, in a private placement for a purchase price of $10.00 per share and an aggregate purchase price of up to $25,000,000, to backstop certain redemptions by ACE shareholders. On March 16, 2022, ACE and the Backstop Investor terminated the Backstop Subscription Agreement in connection with the execution of the Cantor Purchase Agreement (as defined below).
On October 13, 2021, ACE entered into a Support Agreement (the “Original Sponsor Support Agreement,” and, as amended, the “Sponsor Support Agreement”), by and among ACE, the Sponsor, certain of ACE’s directors and officers and Tempo, pursuant to which the Sponsor and each director and officer of ACE agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Original Sponsor Support Agreement.

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
On July 6, 2022, the parties to the Original Sponsor Support Agreement entered into an Amendment to Sponsor Support Agreement (the “SSA Amendment”), pursuant to which, among other things, certain Sponsors (as defined in the Sponsor Support Agreement, and, each, an “Earnout Sponsor”) agreed, immediately prior to the Domestication, to contribute, transfer, assign, convey and deliver to ACE an aggregate of 5,595,000 founder shares in exchange for an aggregate of 3,595,000 Class A Ordinary Shares of ACE (the “SSA Exchange”). Pursuant to the SSA Amendment, the Earnout Sponsors also agreed to subject an aggregate of 2,000,000 shares of Domesticated ACE common stock (the “Sponsor Earnout Shares”) received in the SSA Exchange to certain earnout vesting conditions or, should such shares fail to vest, forfeiture to ACE for no consideration. On the earlier of (i) the date which is 15 months following the closing of the Tempo Business Combination and (ii) immediately prior to the closing of a strategic transaction, the Sponsor Earnout Shares will vest in an amount equal to (A) the number of Sponsor Earnout Shares, less (B) the number of Additional Period Shares, if any, issuable in the aggregate under the Second A&R Subscription Agreements. In the event of a strategic transaction, the holders of any vested Sponsor Earnout Shares will be eligible to participate in such strategic transaction with respect to such Sponsor Earnout Shares on the same terms, and subject to the same conditions, as the other holders of shares of Domesticated ACE common stock generally.
On August 12, 2022, the parties to the SSA Amendment entered into a Second Amendment to Sponsor Support Agreement (the “Second SSA Amendment”), pursuant to which the SSA Exchange was amended such that the Earnout Sponsors agreed, immediately prior to the Domestication, to contribute, transfer, assign, convey and deliver to ACE an aggregate of 5,595,000 founder shares in exchange for an aggregate of 3,095,000 Class A Ordinary Shares. Pursuant to the Second SSA Amendment, the Earnout Sponsors also agreed to reduce the number of Sponsor Earnout Shares to 500,000. On the earlier of (i) the date which is fifteen (15) months following the closing of the Tempo Business Combination and (ii) immediately prior to the closing of a strategic transaction, the Sponsor Earnout Shares will vest in an amount equal to (A) the number of Sponsor Earnout Shares, less (B) the number of Additional Period Shares (as defined therein), if any, issuable in the aggregate under the Third A&R PIPE Subscription Agreements. In the event of a strategic transaction, the holders of any vested Sponsor Earnout Shares will be eligible to participate in such strategic transaction with respect to such Sponsor Earnout Shares on the same terms, and subject to the same conditions, as the other holders of shares of Domesticated ACE common stock generally. On September 7, 2022, the parties to the Sponsor Support Agreement entered into a Third Amendment to Sponsor Support Agreement, pursuant to which the parties agreed to increase the number of shares issued in the aggregate in the SSA Exchange from 3,095,000 to 3,595,000, and to increase the number of Sponsor Earnout Shares from 500,000 to 1,000,000.
On October 13, 2021, ACE entered into a Support Agreement (the “Tempo Holders Support Agreement”), by and among ACE, Tempo and certain stockholders of Tempo (the “Tempo Stockholders”). Pursuant to the Tempo Holders Support Agreement, the Tempo Stockholders agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of Tempo Holders Support Agreement, and vote against any alternative merger, purchase of assets or proposals that would impede, frustrate, prevent or nullify any provision of the Merger, the Merger Agreement or the Tempo Holders Support Agreement or result in a breach of any covenant, representation, warranty or any other obligation or agreement thereunder.
On March 16, 2022, ACE entered into a common stock purchase agreement (the “Cantor Purchase Agreement”) with Tempo and CF Principal Investments LLC (“CFPI”), pursuant to which Domesticated ACE would have the right from time to time at its option following closing of the Tempo Business Combination to sell to CFPI up to $100.0 million of Domesticated ACE common stock subject to certain customary conditions and limitations set forth in the Cantor Purchase Agreement (the “Cantor Facility”). In connection with ACE’s entry into the Cantor Purchase Agreement, on March 16, 2022, ACE and CFPI entered into a registration rights agreement (the “Cantor Registration Rights Agreement”), pursuant to

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
which Domesticated ACE agreed to register for resale, pursuant to Rule 415 under the Securities Act, the shares of Domesticated ACE common stock sold to CFPI under the Cantor Facility. On September 23, 2022, ACE, Tempo and CFPI entered into a termination agreement, pursuant to which the parties mutually agreed to terminate the Cantor Purchase Agreement and the Cantor Registration Rights Agreement in their entirety.
The Merger Agreement contemplates that, at the Closing, ACE will enter into lock-up agreements with (i) the Sponsor, (ii) the other parties on Schedule I of the Sponsor Support Agreement and (iii) certain former stockholders of Tempo, restricting the transfer of Domesticated ACE common stock from and after the Closing. The restrictions under the lock-up agreements begin at the Closing and end on, among other things, the date that is 365 days after the Closing or upon the stock price of Domesticated ACE reaching $12.00 (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing date.
For more information about the Merger Agreement and the proposed Tempo Business Combination, see the Company’s Current Report on Form 8-K filed with the SEC on October 14, 2021, and its proxy statement/prospectus included in the Registration Statement on Form S-4 filed with the SEC in connection with the Tempo Business Combination (as it has been and may be amended or supplemented). Unless specifically stated, this Quarterly Report on Form 10-Q does not give effect to the proposed Tempo Business Combination and does not contain the risks associated with the proposed Tempo Business Combination. Such risks and effects relating to the proposed Tempo Business Combination are included in the Registration Statement.
Subscription Agreement
On January 18, 2022, ACE entered into a Subscription Agreement (the “Subscription Agreement”) with Tempo, OCM and Tor Asia Credit Opportunity Master Fund II LP (“Tor”). Pursuant to the Subscription Agreement, OCM, an affiliate of Oaktree Capital Management, L.P. (collectively with its affiliates or affiliated investment funds and/or managed or controlled accounts, “Oaktree”), committed to purchase $175 million in aggregate principal amount of ACE’s 15.5% convertible senior notes due 2025 concurrently with the Closing. The Subscription Agreement also provided for the purchase of $25 million in aggregate principal amount of ACE’s 15.5% convertible senior notes due 2025 concurrently with the Closing by Tor, an investment partner of ACE. On January 18, 2022, ACE and Tempo also entered into side letters with each of OCM and Tor, providing for (i) Oaktree having the right (but not the obligation), commencing on the closing date and ending on the date Oaktree no longer held or controlled notes in an aggregate principal amount that was at least 50% of the aggregate principal amount of notes purchased by Oaktree on the closing date, to appoint two individuals to attend, as board observers and participants in a non-fiduciary and non-voting capacity, each meeting of the Domesticated ACE board of directors and any duly authorized committee thereof, and (ii) certain liquidity reporting requirements of ACE to Tor, and providing Tor with certain access and inspection rights of ACE’s or any of its subsidiaries’ respective properties and records. On July 30, 2022, the Subscription Agreement and the side letters were terminated in their entirety. As a result of such termination, if ACE consummates an initial business combination with or among Tempo, Compass, Whizz or any of their respective affiliates or subsidiaries, OCM will be entitled to a termination fee of 3.5% of the aggregate principal amount of the subscribed notes (approximately $7.0 million), to be paid by ACE immediately following and as a condition subsequent to the closing of such initial business combination.
On September 4, 2022, Tempo, ACE, OCM and Oaktree agreed to reduce such termination fee to 0.6% of the aggregate principal amount of the subscribed notes (approximately $1.1 million) if the closing of the Tempo Business Combination occurred on or before October 15, 2022 (the “Specified Fee Date”), to be paid on the earlier of (i) six months after the closing of the Tempo Business Combination and (ii) the date on which either ACE or Tempo commence bankruptcy proceedings. In addition to the reduced termination fee, ACE and Tempo are required to pay approximately $1.2 million in fees and expenses to OCM on the

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
earlier of (x) immediately following the closing of the Tempo Business Combination and (y) the Outside Business Combination Date (as defined below). The reduced termination fee and all other fees and expenses owed to OCM under such agreement will accrue interest at a rate of 20% per year, compounding monthly, starting on October 15, 2022. If the Tempo Business Combination has not been consummated prior to the Specified Fee Date, on the earliest of (I) the date on which the Merger Agreement is terminated, (II) the date on which either ACE or Tempo commence bankruptcy proceedings and (III) June 15, 2023 (the earliest date, the “Outside Business Combination Date”), ACE and Tempo will pay OCM the full 3.5% termination fee and all of its accrued and unpaid fees and expenses. To the extent the termination fee and accrued and unpaid fees and expenses are not paid on or prior to June 15, 2023, the unpaid portion of the termination fee (together with all other unpaid fees and expenses) will accrue interest at a rate of 20% per year, compounding monthly, starting on October 15, 2022. On October 11, 2022, Tempo, ACE, OCM and Oaktree entered into a letter agreement pursuant to which the Specified Fee Date was amended to November 15, 2022. The Company has accrued and reflected the full termination fee and reimbursement of fees in its condensed consolidated balance sheets and condensed consolidated statements of operations.
NOTE 7 — SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2022, and December 31, 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A Ordinary Shares, with a par value of $0.0001 per share. Holders of Class A Ordinary Shares are entitled to one vote for each share. At September 30, 2022, there were 3,945,298 Class A Ordinary Shares issued and outstanding and at December 31, 2021, there were 23,000,000 Class A Ordinary Shares issued and outstanding, which are presented as temporary equity.
In connection with the extension of the date by which the Company must complete an initial business combination in January 2022, shareholders of Class A Ordinary Shares elected to redeem an aggregate of 14,797,723 Class A Ordinary Shares. As a result, $148,079,821 was paid out of the Trust Account in connection with the redemptions. In connection with the extension of the date by which the Company must complete an initial business combination in July 2022, shareholders of Class A Ordinary Shares elected to redeem an aggregate of 4,256,979 Class A Ordinary Shares. As a result, $43,349,494 was paid out of the Trust Account in connection with the redemptions. In connection with the extension of the date by which the Company must complete an initial business combination in October 2022, shareholders of Class A Ordinary Shares elected to redeem an aggregate of 1,202,070 Class A Ordinary Shares. As a result, $12,349,642 was paid out of the Trust Account in connection with the redemptions.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At September 30, 2022, and December 31, 2021, there were 5,750,000 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of all ordinary shares issued and outstanding upon completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination.
NOTE 8 — WARRANTS
As of September 30, 2022, the Company had 11,500,000 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a Public Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like).

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period (as it may be extended) and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
As of September 30, 2022, the Company had 6,600,000 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9 — FAIR VALUE MEASUREMENTS
The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.
At September 30, 2022, assets held in the Trust Account were comprised of $40,293,597 in cash. During the three and nine months ended September 30, 2022, the Company did not withdraw any interest

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
income from the Trust Account. At December 31, 2021, assets held in the Trust Account were comprised of $598 in cash and $230,157,661 in money market funds.
In October 2022, public shareholders redeemed 1,202,070 public shares in connection with the shareholder vote to approve the extension of the date by which ACE must complete an initial business combination to January 30, 2023. As a result, approximately $12,349,642 was paid out of the trust account in connection with such redemptions.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2022, and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Markets (level)	September 30, 2022	Markets (level)	December 31, 2021
Assets:
Cash and Marketable Securities held in Trust Account	1	$40,293,597	1	$230,158,259
Liabilities:
PIPE derivative liability – PIPE Incentive Shares	3	$19,905,700	—	$—
Warrant Liability – Public Warrants	1	$1,150,000	1	$7,820,000
Warrant Liability – Private Placement	2	$660,000	3	$4,946,082
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s condensed consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed consolidated statements of operations.
At September 30, 2022, the Company valued the Private Placement Warrants using the value of the Public Warrants. The Public Warrants are priced using the active observable market quote. At September 30, 2022, the primary difference between the Private Placement Warrants and the Public Warrants of ACE is a redemption feature that caps the upside of the Public Warrants at $18.00 per share. As it is unlikely the value of the underlying security will exceed this threshold, it was determined that it would be reasonable to use

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
the closing price of the Public Warrants as the value of the Private Placement Warrants as of the measurement date of September 30, 2022.
At December 31, 2021, and previous reporting periods, the Private Placement Warrants were valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Public Warrants were initially classified as Level 3 due to the use of unobservable inputs. For periods subsequent to the detachment of the warrants from the Units, the close price of the Public Warrant price was used as the fair value as of each relevant date. The measurement of the Public Warrants is classified as Level 1 due to the use of an observable market quote in an active market.
The key inputs in the modified Black Scholes model for the Private Placement Warrants were as follows at December 31, 2021:
Input:	December 31, 2021
Risk-free interest rate	1.26%
Expected term (years)	5.28
Expected volatility	18.8%
Exercise price	$11.50
Stock Price	$9.96
The following tables present the changes in the fair value of Level 3 warrant liabilities for the three and nine months ended September 30, 2022 and 2021:
Private Placement
Fair value as of January 1, 2022	$4,946,082
Change in fair value	(295,793)
Fair value as of March 31, 2022	4,650,289
Change in fair value	(4,122,289)
Fair value as of June 30, 2022	528,000
Change in fair value	132,000
Transfer to Level 2	(660,000)
Fair value as of September 30, 2022	$—
Private Placement
Fair value as of January 1, 2021	$9,504,000
Change in fair value	3,871,560
Fair value as of March 31, 2021	13,375,560
Change in fair value	(115,675)
Fair value as of June 30, 2021	13,259,885
Change in fair value	(9,104,121)
Fair value as of September 30, 2021	$4,155,764
During the three and nine months ended September 30, 2022 and 2021 $660,000 was transferred from Level 3 to Level 2.

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
The PIPE Derivative was accounted for as a liability in accordance with ASC 815-40 and presented within current liabilities on the condensed consolidated balance sheet as of September 30, 2022. The PIPE derivative liability is measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of PIPE derivative liability in the condensed statements of operations.
The Additional PIPE Incentive Shares were initially and as of September 30, 2022 and September 7, 2022 (initial measurement), valued using a discounted cash flows model which is considered to be a Level 3 fair value measurement. A key assumption in this model and valuation is the certainty of the closing of the Business Combination. Present value factors were determined using November 22, 2022 as the estimated date of closing of the Business Combination.
The key inputs into the Discounted Cash Flows Model for the PIPE Derivative Liability were as follows:
	As of September 30, 2022	As of September 7, 2022
Incentive shares	2,000,000	2,000,000
Per share subscription price	$10.00	$10.00
Discount period	0.210	0.150
Present value factor	0.994	0.995
The following table presents the changes in the fair value of the PIPE Derivative Liability:
PIPE Derivative Liability
Fair value as of September 7, 2022	$19,878,900
Change in fair value	26,800
Fair value as of September 30, 2022	$19,905,700
NOTE 10  —  SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements other than as described below.
On November 1, 2022, the proxy statement/prospectus was declared effective and on November 2, 2022, the Company commenced with mailing the proxy materials to the Company’s shareholders ahead of the extraordinary general meeting of the Company’s shareholders expected to be held on November 17, 2022.

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
Tempo Automation, Inc.
San Francisco, California
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Tempo Automation, Inc. (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern Uncertainty
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, LLP
We have served as the Company’s auditor since 2020.
San Jose, California
March 16, 2022

Tempo Automation, Inc.
Balance Sheets
(in thousands, except share and per share amounts)
	As of December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$2,864	$17,340
Accounts receivable, net	2,918	2,713
Inventory	879	168
Contract assets	1,219	608
Prepaid expenses and other current assets	892	535
Total current assets	8,772	21,364
Property and equipment, net	8,891	10,602
Operating leases – right of use asset	1,323	2,109
Restricted cash	320	406
Other noncurrent assets	2,925	257
Total assets	$22,231	$34,738
LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$1,583	$467
Contract liabilities	175	80
Accrued liabilities	3,971	933
Accrued compensation and related benefits	1,249	604
Operating lease liability, current	1,111	987
Finance lease, current	1,091	906
Loan payable, current	10,486	1,978
Total current liabilities	19,666	5,955
Operating lease liability, noncurrent	546	1,657
Finance lease, noncurrent	1,606	2,697
Loan payable, noncurrent	11,351	4,418
Other noncurrent liabilities	5,573	341
Total liabilities	38,742	15,068
Commitment and contingencies (Note 15)
Convertible preferred stock
Convertible preferred stock, $0.00001 par value. 31,058,244 and 39,982,670 shares authorized at December 31, 2021 and 2020, respectively; 29,520,187 shares issued and outstanding at December 31, 2021 and 2020 (liquidation preference of $74,496 at December 31, 2021 and 2020)	75,684	75,684
Stockholders’ deficit
Common stock, $0.00001 par value. 63,299,666 and 66,000,000 shares authorized at December 31, 2021 and 2020, respectively; 10,037,305 and 9,773,097 shares issued and outstanding at December 31, 2021 and 2020, respectively	—	—
Additional paid in capital	16,117	4,285
Accumulated deficit	(108,312)	(60,299)
Total stockholders’ deficit	(92,195)	(56,014)
Total liabilities, convertible preferred stock and stockholders’ deficit	$22,231	$34,738
The accompanying notes are an integral part of these financial statements.

Tempo Automation, Inc.
Statements of Operations
(in thousands, except share and per share amounts)
	Years Ended December 31,
	2021	2020
Revenue	$17,361	$18,724
Cost of revenue	14,578	14,098
Gross profit	2,783	4,626
Operating expenses
Research and development	9,904	6,690
Sales and marketing	9,817	7,892
General and administrative	16,376	8,613
Total operating expenses	36,097	23,195
Loss from operations	(33,314)	(18,569)
Other income (expense), net
Interest expense	(3,686)	(630)
Other financing cost	(8,955)	—
Gain on PPP loan forgiveness	2,500	—
Loss on debt extinguishment	(319)
Interest income	3	49
Change in fair value of warrants	(4,242)	47
Total other income (expense), net	(14,699)	(534)
Loss before income taxes	(48,013)	(19,103)
Income tax provision	—	1
Net loss	$(48,013)	$(19,104)
Net loss attributable per share to common stockholders, basic and diluted	(4.89)	(1.96)
Weighted-average shares used to compute net loss attributable per share to common stockholders, basic and diluted	9,819,576	9,755,174
The accompanying notes are an integral part of these financial statements.

Tempo Automation, Inc.
Statements of Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except number of shares)
	Convertible Preferred Stock		Common Stock		Additional Paid-in- Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2020	29,520,187	$75,684	9,740,717	$—	$2,900	$(41,195)	$(38,295)
Net loss	—	—	—	—	—	(19,104)	(19,104)
Issuance of common stock upon exercise of stock options	—	—	18,681	—	22	—	22
Issuance of common stock awards	—	—	13,699	—	—	—	—
Issuance of common stock warrants	—	—	—	—	107	—	107
Stock-based compensation	—	—	—	—	1,256	—	1,256
Balance at December 31, 2020	29,520,187	75,684	9,773,097	—	4,285	(60,299)	(56,014)
Net loss	—	—	—	—	—	(48,013)	(48,013)
Issuance of common stock upon exercise of stock options	—	—	264,208	—	126	—	126
Issuance of common stock warrants	—	—	—	—	9,168	—	9,168
Stock-based compensation	—	—	—	—	2,538	—	2,538
Balance at December 31, 2021	29,520,187	$75,684	10,037,305	$—	$16,117	$(108,312)	$(92,195)
The accompanying notes are an integral part of these financial statements.

Tempo Automation, Inc.
Statements of Cash Flows
(in thousands)
	Years Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(48,013)	$(19,104)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	3,770	2,232
Stock-based compensation	2,538	1,256
Noncash other financing cost	8,955	—
Loss on debt extinguishment	319	—
Noncash operating lease expense	786	685
Bad debt expense	91	175
Change in fair value of warrants	4,242	(47)
Gain on PPP loan forgiveness	(2,500)	—
Changes in operating assets and liabilities:
Accounts receivable	(297)	2,789
Inventory	(711)	355
Prepaid expenses and other current assets	(1,244)	252
Other noncurrent assets	(1,817)	(207)
Accounts payable	1,109	(1,217)
Accrued liabilities	3,776	(467)
Other noncurrent liabilities	(245)	157
Operating lease liabilities	(987)	(763)
Net cash used in operating activities	(30,228)	(13,904)
Cash flows from investing activities:
Purchases of property and equipment	(622)	(2,307)
Net cash used in investing activities	(622)	(2,307)
Cash flows from financing activities:
Proceeds from financing lease	—	4,000
Principal payments under finance lease obligations	(906)	(397)
Proceeds from issuance of debt	33,000	5,620
Payment of debt issuance costs	(765)	(37)
Proceeds from PPP Loan	—	2,500
Debt repayment	(14,998)	(1,620)
Proceeds from exercise of stock options	126	22
Payment of deferred transaction costs	(169)	—
Net cash provided by financing activities	16,288	10,088
Net decrease in cash, cash equivalents and restricted cash	(14,562)	(6,123)
Cash, cash equivalents and restricted cash at beginning of period	17,746	23,869
Cash, cash equivalents and restricted cash at end of period	$3,184	$17,746
Supplemental disclosures of cash flow information
Cash paid for income taxes	$7	$72
Cash paid for interest	$2,446	$514
Noncash investing and financing activities
Issuance of common stock warrants	$9,168	$107
Unpaid deferred transaction costs	$1,757	$—
Extinguishment of debt	$6,000	$—
Borrowing of debt	$6,000	$—
The accompanying notes are an integral part of these financial statements.

Tempo Automation, Inc.
Notes to Financial Statements
(1)   Organization
Tempo Automation (the “Company,” “us,” “our” or “we”) is a privately held Printed Circuit Board Assembly (“PCBA”) manufacturing company that was incorporated in Delaware in 2013. Tempo Automation provides turnkey PCBA services for low volume production. The Company’s proprietary automation software creates an unbroken digital thread from design to delivery. This makes it possible to execute a complex design and manufacturing process quickly and precisely. The Company provides real-time, reliable lead times based on supplier inventory and factory workload. The Company’s software provides transparent production and delivery tracking with live updates.
On August 13, 2021, the Company entered into a Stock Purchase Agreement (the “Whizz Agreement”) to acquire Whizz Systems, Inc., a Delaware corporation (“Whizz”). The acquisition is anticipated to close concurrent with the closing of the merger with ACE Convergence Acquisition Corp.
On October 13, 2021, ACE Convergence Acquisition Corp. (“ACE”), a blank check company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ACE Convergence Subsidiary Corp., a Delaware corporation, and a direct wholly owned subsidiary of ACE (“Merger Sub”), and Tempo.
On October 13, 2021, Tempo entered into an Agreement and Plan of Merger (the “Compass AC Agreement”) with Compass AC Holdings, Inc., a Delaware corporation (“Compass AC”). The merger is anticipated to close concurrent with the closing of the merger with ACE.
Pursuant to the above, and on the terms and subject to the conditions of which, Tempo will acquire all of the outstanding shares of capital stock of each Whizz and Compass AC (the “Tempo Add-On Acquisitions”) immediately following the closing of the business combination with ACE. After the close of the merger, ACE will pay or issue to eligible Whizz equity holders and Compass AC equity holders their respective pro rata portion of the Whizz Consideration (as defined in the Merger Agreement) or the Compass AC Consideration (as defined in the Merger Agreement), including, any applicable earnout consideration, upon the terms and subject to the conditions set forth in the Whizz Agreement or the Compass AC Agreement, as applicable.
(2)   Summary of Significant Accounting Policies
Basis of Presentation
The financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).
Liquidity and Going Concern
The Company has experienced negative cash flows from operations since inception and expects negative cash flows from operations to continue for the foreseeable future. The Company had an accumulated deficit of $108.3 million and cash, cash equivalents and restricted cash of $3.2 million as of December 31, 2021. During the year ended December 31, 2021, the Company used net cash of $30.2 million in operating activities and incurred a net loss of $48.0 million. Additionally, as of the date these financial statements were available for issuance the Company has $37.0 million of loans payable and finance lease obligations coming due within the next 12 months. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.
In October 2021, Tempo entered into a loan and security agreement (the “Loan and Security Agreement”) with a maximum borrowing capacity of $150.0 million consisting of four tranches. This agreement replaced Tempo’s existing SQN Venture Income Fund II, LP (the “June 2021 Credit Facility”) $20.0 million facility and $20.0 million was drawn on tranche 1 of the Loan and Security Agreement. Borrowing capacity for tranche 2, tranche 3 and tranche 4 is $20.0 million, $40.0 million, and $70.0 million, respectively which shall be available to draw by the Company upon sooner of the de-SPAC with ACE or closing of the acquisition with Whizz. The tranches have an earliest expiration date of December 23, 2022 (see Note 10).

Tempo Automation, Inc.
Notes to Financial Statements
In January 2022, the Company entered into first amendment to loan and security agreement to convert $10.0 million of availability under the tranche 2 loan to the tranche 1 loan. This amendment expanded the tranche 1 from $20.0 million to $30.0 million and reduced the tranche 2 loan from $20.0 million to $10.0 million. The first amendment did not change the interest rates or maturity dates for tranche 1 (see Note 18).
In January 2022, the Company and ACE Convergence Acquisition secured principal amount of $200.0 million from the issuance of 15.5% Convertible Senior Notes due in 2025. The principal amount of notes consists of a $175.0 million investment from funds managed by Oaktree Capital Management and $25.0 million from an investment partner of ACE. The issuance of the notes is contingent on and is expected to fund the proposed business combination of the Company and ACE (see Note 18).
In January 2022, the Company issued a convertible promissory notes to existing investors for gross proceeds of $5.0 million. These shall be due and payable by the Company on demand by at any time after November 15, 2022 (see Note 18).
In order to fund planned operations while meeting obligations as they come due, the Company will need to secure additional debt or equity financing. These plans for additional financings are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern, however as the plans are outside of Management’s control, the Company cannot ensure they will be effectively implemented. As a result, substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued. Failure to secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.
The accompanying financial statements have been prepared in conformity with U.S. GAAP, assuming the Company will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and accompanying notes. Those estimates and assumptions include, but are not limited to, revenue recognition and deferred revenue; allowance for doubtful accounts; determination of fair value of our common stock; determination of fair value of our warrants; accounting for income taxes, including the valuation allowance on deferred tax assets and reserves for uncertain tax positions; accrued liabilities; and the recognition and measurement of contingent liabilities. We evaluate our estimates and assumptions on an ongoing basis using historical experience and other factors and adjust those estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from these estimates, and those differences could be material to the financial statements.
Risks and Uncertainties
The Company is subject to a number of risks. The Company conducts business in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on its future financial position, results of operations, or cash flows: advances and trends in new technologies and industry standards; pressures resulting from new applications offered by competitors; delays in applications and functionality development; changes in certain strategic relationships or customer relationships; the Company’s ability to attract new customers or retain existing customers; the length of the Company’s sales cycles and expense related to sales efforts; litigation or claims against the Company based on intellectual property, patent, product, regulatory, or other factors; changes in domestic and international

Tempo Automation, Inc.
Notes to Financial Statements
economic or political conditions or regulations; the ability of the Company to finance its operations; and the Company’s ability to attract and retain employees necessary to support its growth. Additionally, the COVID-19 pandemic has negatively impacted the global economy, disrupted supply chains, constrained work force participation, and created significant volatility and disruption of financial markets. As the scope and duration of the COVID-19 pandemic is unknown and the extent of its economic impact continues to evolve globally, there is uncertainty related to the ultimate impact it will have on the Company’s business, its employees, results of operations and financial condition.
COVID-19 Impact
On March 11, 2020, the World Health Organization declared that the worldwide spread and severity of a new coronavirus, referred to as COVID-19, was severe enough to be characterized as a pandemic. In response to the continued spread of COVID-19, governmental authorities around the world have imposed various restrictions designed to slow the pace of the pandemic, including restrictions on travel and other restrictions that prohibit employees from going to work causing severe disruptions in the worldwide economy. The COVID-19 pandemic has had and may continue to have an adverse impact on our employees, operations, supply chain and distribution system. In response to the economic challenges and uncertainty resulting from the COVID-19 pandemic and its impact on our business, we asked our employees who were able to do so to work remotely. In addition, in April 2020, we announced reductions in workforce. These decisions, as well as COVID-19 more generally, introduced new dynamics into the households of many of our employees. The full extent of the impact of the COVID-19 pandemic on the Company’s operational and financial performance is currently uncertain and will depend on many factors outside the Company’s control, including, without limitation, the timing, extent, trajectory and duration of the pandemic, the development and availability of effective treatments and vaccines, the imposition of protective public safety measures, and the impact of the pandemic on the global economy and demand for its services. If the Company’s suppliers experience additional closures or reductions in their capacity utilization levels in the future, the Company may have difficulty sourcing materials necessary to fulfill production requirement. Due to the COVID-19 pandemic, Tempo has experienced some supply chain constraints, including with respect to semiconductor components. COVID-19 has also impacted the Company’s customers and may create unpredictable reductions or increases in demand for Tempo’s manufacturing services. Management will continue to monitor the impact of the global situation on the Company’s financial condition, cash flows, operations, industry, workforce, and customer relationships.
Reclassification
For the year ended December 31, 2020, the Company previously presented the financial statement line item titled “Proceeds from issuance of debt” on net basis, with the gross proceeds of debt, net of cost of issuance for such debt raised. In order to conform to current year presentation the Company has disaggregated into two separate financial statement line items “Proceeds from issuance of debt” and “Payment of debt issuance costs” in the Company’s statements of cash flows. This change in presentation had no impact on the Company’s “Net cash provided by financing activities”, “Net decrease in cash, cash equivalents and restricted cash”, or “Cash, cash equivalents, and restricted cash at end of period”.
Revenue from Contracts with Customers
The Company manufactures electronics for prototyping and low volume production of Printed Circuit Board (“PCB”) assemblies and provides PCB assembly services for engineers with urgent, high — complexity projects. The Company owns the whole entire process from components and fabrication sourcing to assembly. To achieve the core principles of ASC 606, the Company accounts for revenue contracts with customers through the following steps:
1)
Identify the contract with a customer:

A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the products and services to be transferred and identifies

Tempo Automation, Inc.
Notes to Financial Statements
the payment terms related to these products and services, (ii) the contract has commercial substance, and (iii) the Company determines that collection of substantially all consideration for products and services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Company enters into a purchase order with each customer and ensures the purchase order is executed by all parties. Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 60 days of the date when the performance obligation is satisfied and include no general rights of return.
2)
Identify the performance obligations in the contract:

Performance obligations promised in a contract are identified based on the products and services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the products and services either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the products and services is separately identifiable from other promises in the contract. The Company’s contracts consist of a single performance obligation of completed PCB assembly.
As part of the term and conditions of the customer contract, the Company generally offers a warranty for a period of one year. This type of warranty provides the customers with assurance that the related assembled product will function as intended and complies with any agreed upon specifications. Therefore, as the warranty cannot be purchased separately and only provides assurance that the product complies with agreed-upon specifications, the warranty is not considered a separate performance obligation.
3)
Determine the transaction price:

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring products and services to the customer. The transaction price consists of fixed consideration as noted in each purchase order. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company has determined that contracts do not include a significant financing component. The Company elected a practical expedient available under ASC 606, which permits the Company to not adjust the amount of consideration for the effects of a significant financing component if, at contract inception, the expected period between the transfer of promised goods or services and customer payment is one year or less.
4)
Allocate the transaction price to performance obligations in the contract:

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Each purchase order contains only one performance obligation and hence, the contract price per the purchase order is deemed to be reflective of the standalone selling price and the entire transaction price is allocated to the single performance obligation. All manufactured products are highly customized, and therefore, priced independently.
5)
Recognize revenue when or as the Company satisfies a performance obligation:

For each performance obligation identified, the Company determines at contract inception whether the performance obligation is satisfied over time or at a point in time. The transfer of control for the Company’s products qualify for over time revenue recognition because the products represent assets with no alternative use and the contracts include an enforceable right to payment for work completed to date. The Company has selected a cost incurred input method of measuring progress to recognize revenue over time, based on the status of work performed. The cost input method is representative of the value provided to the customer as it represents the Company’s performance completed to date. The Company typically satisfies its performance obligations in one month or less. The Company has elected to treat shipping and handling activities as fulfillment costs and the Company elected to record revenue net of sales and other similar taxes.

Tempo Automation, Inc.
Notes to Financial Statements
Contract Balances
The timing of revenue recognition, billings and cash collections can result in deferred revenue (contract liabilities), unbilled receivables (contract assets), and billed accounts receivable.
a.
Contract Liabilities

A contract liability results when payments from customers are received in advance for assembly and manufacturing of the goods. The Company recognizes contract liabilities as revenues upon satisfaction of the underlying performance obligations. Deferred revenue that is expected to be recognized as revenue during the subsequent twelve-month period from the date of billing is recorded in contract liabilities and the remaining portion, if any, is recorded in contract liabilities, noncurrent on the accompanying balance sheets at the end of each reporting period. For years ended December 31, 2021 and 2020, the Company recognized as revenue $0.1 million and $0.5 million that was included in the contract liability balance at the beginning of the related periods, respectively.
b.
Contract Assets

Billings scheduled to occur after the performance obligation has been satisfied and revenue recognition has occurred result in contract assets. Unbilled receivables that are expected to be billed during the subsequent twelve-month period from the date of revenue recognition are recorded in contract assets, and the remaining portion, if any, is recorded in other noncurrent assets on the accompanying balance sheets at the end of each reporting period.
Unbilled receivables represent amounts for which the Company has recognized revenue, pursuant to its revenue recognition policy, for services already performed, but billed in arrears and for which the Company believes it has an unconditional right to payment.
Below are the billed receivables, unbilled receivables, and deferred revenue (in thousands):
	As of December 31,
	2021	2020
Accounts receivable, net	$2,918	$2,713
Contract assets	1,219	608
Contract liabilities	175	80
Cost of Revenue
Cost of revenue primarily include direct materials, direct labor, and manufacturing overhead incurred for revenue-producing units shipped. Cost of revenue also includes associated warranty costs, shipping and handling, and other miscellaneous costs.
Research and Development
Research and development costs are expensed as incurred and consist primarily of personnel and related costs for product development activities. Research and development costs also include professional fees payable to third parties, license and subscription fees for development tools, and manufacturing-related costs associated with product development.
Advertising Costs
Advertising costs are expensed as incurred. These amounts are included in selling and marketing expense in the accompanying statements of operations. Advertising costs were $0.5 million and $0.3 million for the years ended December 31, 2021 and 2020, respectively.

Tempo Automation, Inc.
Notes to Financial Statements
Concentration of Risks
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable. The Company’s cash and cash equivalents and restricted cash are on deposit with major financial institutions. Such deposits may be in excess of insured limits. The Company believes that the financial institutions that hold the Company’s cash are financially sound, and accordingly, minimum credit risk exists with respect to these balances. The Company has not experienced any losses due to institutional failure or bankruptcy. The Company performs credit analyses and monitors the financial health of its customers to reduce credit risk. The Company reviews accounts receivable balances to determine if any receivables will potentially be uncollectible and includes any amounts that are determined to be uncollectible in the allowance for doubtful accounts. As of December 31, 2021, there was one customer who had outstanding balance accounting for 49% of the total accounts receivable balance. As of December 31, 2020, there was one customer who had outstanding balances accounting for 64% of the total accounts receivable balance.
Concentration of customers
For the year ended December 31, 2021, one customer represented 46% of revenue. For the year ended December 31, 2020, one customer represented 42% of revenue.
Segment Reporting and Geographic Information
For the years ended December 31, 2021 and 2020, the Company was managed as a single operating segment in accordance with the provisions in the FASB guidance on segment reporting, which establishes standards for, and requires disclosure of, certain financial information related to reportable operating segments and geographic regions. Furthermore, the Company determined that the Chief Executive Officer is the Chief Operating Decision Maker as she is responsible for making decisions regarding the allocation of resources and assessing performance as well as for strategic operational decisions and managing the organization as a whole. All of the Company’s revenues are domestic sales and fixed assets are physically located in the United States.
Cash and Cash Equivalents and Restricted Cash
The Company considers all highly liquid securities that mature within three months or less from the original date of purchase to be cash equivalents. The Company maintains the majority of its cash balances with commercial banks in interest bearing accounts. Cash and cash equivalents include cash held in checking and savings accounts and highly liquid securities with original maturity dates of three months or less from the original date of purchase.
The restricted cash balance as of December 31, 2021 and 2020 represents $0.3 million and $0.4 million related to a letter of credit for the Company’s office space lease.
	As of December 31,
	2021	2020
Cash and cash equivalents	$2,864	$17,340
Restricted cash	320	406
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$3,184	$17,746
Accounts Receivable, Net
Accounts receivable, net is recorded at the invoiced amount, net of allowance for doubtful accounts. The allowance is based upon historical losses and an evaluation of the potential risk of loss associated with

Tempo Automation, Inc.
Notes to Financial Statements
delinquent accounts. The Company evaluates the need for an allowance for doubtful accounts for estimated probable losses at each period end. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts when identified. The Company recorded an allowance for doubtful accounts of $0.4 million and $0.2 million and as of December 31, 2021 and 2020, respectively.
Inventory
Inventory consists of raw materials and work-in-progress representing the components that the Company produces. The Company uses actual cost to value inventory. In general, the Company procures materials from suppliers when a purchase order is received from its customers. The Company identifies these procured materials as raw material if work on the purchase order has not commenced and for any work that has been started on the materials procured are identified as work-in-progress.
Fair Value of Financial Instruments
Assets and liabilities recorded at fair value on the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:
• Level 1:	Quoted prices for identical assets or liabilities in active markets at the measurement date.
• Level 2:	Inputs, other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities, in active markets or other inputs that are observable or can be corroborated with market data at the measurement date.
• Level 3:	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.
The Company applies fair value accounting to all financial assets and liabilities, which include cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities. The Company has determined the carrying value of these assets and liabilities to be equal to the fair value due to their short maturities and has classified these assets and liabilities as Level 1 financial instruments.
Certain convertible preferred stock and common stock warrants are liability classified and are classified as Level 3 financial instruments. The fair value of the convertible preferred stock and common stock warrants which are liability classified is $5.6 million as of December 31, 2021, and $0.1 million as of December 31, 2020, and is included in other noncurrent liabilities on the accompanying balance sheets (see Note 13). During the years ended December 31, 2021 and 2020, the Company had no transfers between levels of the fair value hierarchy of its assets or liabilities measured at fair value.
Property and Equipment, Net
Property and equipment, net are stated at cost less accumulated depreciation and amortization. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the current period. Repair and maintenance costs are expensed as incurred. Depreciation and amortization are calculated using the straight-line method over the following estimated useful lives of the assets (in years):
Useful Lives
Computer equipment	3
Software	5
Furniture and fixtures	3
Leasehold improvements	Shorter of useful life or remaining lease term
Manufacturing equipment	10

Tempo Automation, Inc.
Notes to Financial Statements
Income Taxes
The Company uses the asset-and-liability method for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and tax bases of assets and liabilities and operating loss and tax credit carryforwards and are measured using the enacted tax rates that are expected to be in effect when the differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to an amount that, in the opinion of management, is more likely than not to be realized.
The Company accounts for uncertain tax positions based on an evaluation as to whether it is more likely than not that a tax position will be sustained on audit, including resolution of any related appeals or litigation processes. This evaluation is based on all available evidence and assumes that the appropriate tax authorities have full knowledge of all relevant information concerning the tax position. The tax benefit recognized is based on the largest amount that is greater than 50% likely of being realized upon ultimate settlement. The Company includes interest expense and penalties related to its uncertain tax positions in interest expense and other expense, respectively.
Stock-Based Compensation
The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period. Equity-classified awards issued to employees, non-employees, and directors are measured at the grant-date fair value of the award. Forfeitures are recognized as they occur. For accounting purposes, the Company estimates grant-date fair value of stock options using the Black-Scholes-Merton (“BSM”) option pricing model. The BSM option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the risk-free interest rates, the expected term of the option, the expected volatility of the price of the Company’s common stock, and the expected dividend yield of the Company’s common stock.
Convertible Preferred Stock
The Company’s shares of preferred stock are assessed at issuance for classification and redemption features requiring bifurcation. The Company’s preferred stock is not mandatorily redeemable. The Company presents as temporary equity any stock that (i) the Company undertakes to redeem at a fixed or determinable price on the fixed or determinable date or dates, (ii) is redeemable at the option of the holders, or (iii) has conditions for redemption which are not solely within the control of the Company. The Company initially records redeemable convertible preferred stock at fair value, net of issuance costs. Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the shares of redeemable convertible preferred stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values of the shares of redeemable convertible preferred stock would be made only when a deemed liquidation event becomes probable.
Deferred Transaction Costs
Deferred transaction costs consist of direct incremental legal, consulting, and accounting fees relating to the merger transaction, as discussed in Note 1 — Organization, which are capitalized and will be recorded as a reduction to the issuance of equity arising from the consummation of the merger transaction. In the event the merger transaction is terminated, deferred transaction costs will be expensed. As of December 31, 2021, the Company has deferred such costs amounting to $1.9 million, which are included in other noncurrent assets in the balance sheet, no such costs were incurred during the year ended December 31, 2020.
Net Loss Per Share of Common Stock
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its

Tempo Automation, Inc.
Notes to Financial Statements
preferred stock to be participating securities. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss attributable to common stockholders is not allocated to the preferred stock as the holders of the preferred stock do not have a contractual obligation to share in any losses.
Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.
Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of preferred stock, stock options, preferred and common stock warrants and convertible notes. As the Company has reported losses for all periods presented, all potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.
Related Parties
As discussed in Note 1 — Organization, in October, 2021, ACE entered into a Merger Agreement with ACE Convergence Subsidiary Corp. and a direct wholly owned Merger Sub, and Tempo. The chief financial officer of Tempo is also a director of ACE and is considered an interested related party to the business combination. Additionally, in October, 2021, Tempo entered into plan of merger with Compass AC Holdings, Inc. From the date of signing of the Compass AC Agreement through December 31, 2021, the Company purchased goods totaling $0.3 million, which are included in cost of revenue in the statement of operations.
Recently Adopted Accounting Pronouncements
In August 2020, the FASB issued Accounting Standard Update (“ASU”) No. 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU 2020-06 did not impact the Company’s financial position, results of operations or cash flows.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on their balance sheets and disclose key information about leasing arrangements. The standard is effective for small reporting companies and private companies for fiscal years beginning after December 15, 2021. In July 2018, the FASB approved an amendment to the new guidance that allows companies the option of using the effective date of the new standard as the initial application (at the beginning of the period in which it is adopted, rather than at the beginning of the earliest comparative period) and to recognize the effects of applying the new ASU as a cumulative effect adjustment to the opening balance sheet or retained earnings. The Company early adopted ASU 2016-02 on January 1, 2020 using the modified retrospective approach and, upon adoption, recorded a short-term lease liability of $0.8 million and long-term lease liability of $2.5 million, and a right-to-use asset of $2.7 million, and made no adjustment to the accumulated deficit. In connection with the adoption of the lease standard, the Company also derecognized deferred rent of $0.6 million. The adoption of Topic 842 did not have an impact on the statement of operations. The Company elected the practical expedients permitted under Topic 842, which among other things, allowed the Company to carry forward the historical lease classification of those leases in place as of January 1, 2020. The Company elected to not separate lease components and non-lease components for its long-term real-estate leases.
Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued Accounting Standards Update No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” or ASU 2016-13. The

Tempo Automation, Inc.
Notes to Financial Statements
amendments in ASU 2016-13 introduce an approach based on expected losses to estimated credit losses on certain types of financial instruments, modify the impairment model for available-for-sale debt securities and provide for a simplified accounting model for purchased financial assets with credit deterioration since their origination. The new standard requires financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The standard will be effective for the Company beginning January 1, 2023, with early application permitted. The Company is evaluating the impact of adopting this new accounting guidance on its financial statements.
In October 2021, the FASB issued Accounting Standards Update No. 2021-08, “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”, which requires accounting for contract assets and liabilities from contracts with customers in a business combination to be accounted for in accordance with ASC 606. The standard is effective for fiscal years beginning after December 15, 2022. The Company is evaluating the impact of adopting this new accounting guidance on its financial statements.
Revision for Immaterial Error Corrections
The Company previously issued interim financial statements as of and for the nine months ended September 30, 2021 in the Form S-4/A filed by ACE on February 1, 2022. The Company subsequently identified and has corrected an immaterial error related to certain inaccurate inputs into the fair value of the Company’s liability classified warrants. The table below represents the corrected balances and subtotals for amounts related to the condensed balance sheet, statement of operations and cash flow statement as of and for the nine-month period ended September 30, 2021, respectively.
	As of September 30, 2021 As Originally Reported	Correction of Immaterial Error	As of September 30, 2021 As Corrected
Balance Sheet
Other noncurrent liabilities	$3,160	$765	$3,925
Total liabilities	45,039	765	45,804
Accumulated deficit	(83,922)	(765)	(84,687)
Total stockholders’ deficit	(77,713)	(765)	(78,478)
Statement of Operations
Other income (expense), net
Change in fair value of warrants	(1,575)	(765)	(2,340)
Total other income (expense), net	(1,141)	(765)	(1,906)
Net loss	$(23,623)	$(765)	$(24,388)
Net loss per share	$(2.41)	$(0.07)	$(2.48)
Statement of Cash Flows
Net loss	$(23,623)	$(765)	$(24,388)
(Gain)/loss on change in fair value of warrant liabilities	1,575	765	2,340
Net cash used in operating activities	$(20,833)	$—	$(20,833)

Tempo Automation, Inc.
Notes to Financial Statements
(3)   Inventory
Inventory consists of the following (in thousands):
	As of December 31,
	2021	2020
Raw materials	$158	$111
Work in progress	721	57
Total inventory	$879	$168
(4)   Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consists of the following (in thousands):
	As of December 31,
	2021	2020
Prepaid expense	$650	$458
Other current assets	242	77
Total prepaid expenses and other current assets	$892	$535
(5)   Property and Equipment, net
Property and equipment, net consists of the following (in thousands):
	As of December 31,
	2021	2020
Manufacturing equipment	$9,732	$9,197
Leasehold improvements	4,811	4,811
Computer equipment	489	395
Office furniture and fixtures	462	462
Software	248	248
Total property and equipment	15,742	15,113
Less accumulated depreciation	(6,851)	(4,511)
Total property and equipment, net	$8,891	$10,602
Depreciation expense for the years ended December 31, 2021 and 2020 was $2.3 million and $2.2 million, respectively. The following table summarizes depreciation expense and its allocation within the accompanying statements of operations (in thousands):
	Year ended December 31,
	2021	2020
Cost of goods sold	$530	$1,125
Research and development	574	901
Sales and marketing	137	124
General and administrative	1,101	42
Total depreciation expense	$2,342	$2,192

Tempo Automation, Inc.
Notes to Financial Statements
(6)   Other Noncurrent Assets
Other noncurrent assets consist of the following (in thousands):
	As of December 31,
	2021	2020
Deferred transaction costs	$1,926	$—
Noncurrent prepaid expenses	749	7
Deposits	250	250
Total other noncurrent assets	$2,925	$257
(7)   Accrued Liabilities
Accrued liabilities consist of the following (in thousands):
	As of December 31,
	2021	2020
Accrued legal fees(1)	$1,517	$—
Accrued professional fees	866	—
Accrued liabilities	774	414
Accrued sales and business taxes	241	267
Accrued cost of revenue	236	—
Customer refund liability	205	80
Warranty liability	54	56
Other accrued liabilities	78	116
Total accrued expenses	$3,971	$933

(1)
These accrued legal fees relate to the merger transaction, as discussed in Note 1 — Organization.

(8)   Accrued Compensation and Related Benefits
Accrued compensation and related benefits consist of the following (in thousands):
	As of December 31,
	2021	2020
Accrued payroll taxes	$356	$254
Accrued commissions	121	109
Accrued payroll	41	79
Accrued bonus	647	49
Other accrued benefits	84	113
Total accrued compensation and related benefits	$1,249	$604
(9)   Other Noncurrent Liabilities
Other noncurrent liabilities consist of the following (in thousands):
	As of December 31,
	2021	2020
Warrant liabilities	$5,573	$87
Other noncurrent liabilities	—	254
Total other noncurrent liabilities	$5,573	$341

Tempo Automation, Inc.
Notes to Financial Statements
(10)   Borrowing Arrangements
Term Loan and Credit Facility with Financial Institution
In June 2020, the Company entered into a loan and security agreement with a financial institution where the Company drew down $4.0 million (the “Term Loan”) and secured up to $4.0 million in a revolving line of credit (the “Credit Facility”). During 2020, the Company drew down $1.6 million from the Credit Facility and repaid amount back in full. As of December 31, 2020, the Company did not have any outstanding balance from the Credit Facility and subsequently, no other advances were drawn by the Company before it expired on June 3, 2021.
In conjunction with the issuance of the Term Loan, the Company issued the lender a warrant to purchase 182,500 shares of the Company’s common stock. The Company allocated the $4.0 million proceeds between the Term Loan and the common stock warrant on a relative fair value basis, recording $0.1 million for the common stock warrant in additional paid-in capital, with the offset to debt discount, on the balance sheets. The common stock warrant is not remeasured in future periods as it meets the conditions for equity classification. For further details on the warrants issued in conjunction with the term loans discussed, see Note 13.
On June 23, 2021, the Company entered into an amended and restated loan and security agreement with the financial institution which expanded the Term Loan obligation from $4.0 million to $10.0 million, with the maturity date extended to September 1, 2022 and a loan commitment fee of $50 thousand. For the Term Loan the Company is required to make monthly interest only payments from January 2021 through December 2021, thereafter certain monthly principal plus interest payments for a period of 8 months beginning from January 2022 and a final payment of the balance principal and interest outstanding under the agreement in September 2022. The amended and restated term loan debt bears interest at the greater of (a) Wall Street Journal Prime plus 5.00%, floating or (b) 8.25% per annum.
In addition, the Company issued 109,080 warrants to the lender which are exercisable to purchase the Company’s common stock at $1.51. For further details on the warrants issued in conjunction with the term loan, see Note 13.
On October 14, 2021, the Company paid $10.3 million to settle the credit facility under the amended and restated loan and security agreement with Silicon Valley Bank including $0.3 million of interest and final payment reflected in interest expense section in the statement of operations.
Equipment Loan and Security Agreement
On January 29, 2021, the Company entered into an equipment loan and security agreement with SQN Venture Income Fund II, LP. The overall loan facility provides for a maximum borrowing capacity of $6.0 million consisting of two tranches, each tranche with a borrowing capacity up to $3.0 million.
On January 29, 2021, the Company drew down $3.0 million under the first tranche of the facility. The Company is required to make monthly payments for a period of 42 months on this tranche plus end of term payment fee of $0.2 million which is accreted to interest expense over the term of the agreement. The loan has a maturity date of July 2024. An additional $3.0 million can be drawn by the Company, provided that certain criteria are met, such as the Company not having defaulted on the first tranche and there having not been a material adverse change (as defined in the Loan Agreement) as of the date for the borrowing request. The loan facility is used for financing certain equipment purchases. The equipment financed through the loans serves as collateral for the loan.
The loan bears a cash interest of 8.95% per annum. Interest is payable on the first day of the month. If the loan is in default, it shall bear interest at a rate of an additional 5% per annum. The loan interest expense and discount amortization interest for year ended December 31, 2021 were $0.2 million and $46 thousand, respectively.

Tempo Automation, Inc.
Notes to Financial Statements
In conjunction with entering into the equipment loan and security agreement, the Company entered into a warrant agreement with the lender and issued 108,000 warrants exercisable for the Company’s Series C preferred stock at $0.94. For further details on the warrants in conjunction with the equipment loan and security agreement, see Note 13.
Paycheck Protection Program Loan
In May 2020, the Company was granted a loan under the Paycheck Protection Program offered by the Small Business Administration (“SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), section 7(a)(36) of the Small Business Act for $2.5 million. The loan is evidenced by a promissory note and bears interest at 1% with no principal payments for the first 6 months. Monthly payments of principal and interest of approximately $0.1 million begin in December 2020, subject to deferral as the Company has applied for debt forgiveness, and continue through maturity in May 2022, if required. The loan is subject to partial or full forgiveness if the Company uses all proceeds for eligible purposes; maintains certain employment levels; and maintains certain compensation levels in accordance with and subject to the CARES Act and the rules, regulations, and guidance. For the years ended December 31, 2021 and 2020, interest expense recognized on the PPP loan was immaterial.
The Company applied for forgiveness of the PPP loan and was notified that the entire $2.5 million PPP loan was forgiven in August 2021. Loan forgiveness of $2.5 million is reflected in other income and expense section in the statement of operations. Even though the PPP loan was forgiven, it remains subject to audit by the SBA.
June 2021 Credit Facility
On June 23, 2021, the Company entered into the June 2021 Credit Facility with SQN Venture Income Fund II, LP. The June 2021 Credit Facility provides for a maximum borrowing capacity of $20.0 million consisting of two tranches, each tranche with a borrowing capacity of $10.0 million.
On June 23, 2021, the Company drew down $10.0 million of the facility. The Company is required to make monthly interest-only payments for a period of 18 months and thereafter, principal and interest outstanding under the agreement with a maturity date of December 2022. On August 13, 2021, the Company drew down the remaining $10.0 million. The second tranche has a maturity date of February 2023. The June 2021 Credit Facility is used for general working capital purposes. This loan bears a cash interest of 10% per annum. Interest is payable on the first day of the month. Additionally, this loan bears a Paid-in-Kind (PIK) interest of 2% per annum with PIK interest capitalized, compounded, and added to the principal balance monthly in arrears. The PIK interest becomes payable upon maturity. If the term loan is in default, it shall bear interest at an additional 5%. The Company paid a nonrefundable facility fee of $0.2 million.
In conjunction with entering into the June 2021 Credit Facility, the Company entered into a warrant agreement with the lender and issued 533,333 warrants exercisable for the Company’s common stock at $1.51. For further details on the warrants issued in conjunction with the June 2021 Credit Facility, see Note 13.
Loan and Security Agreement
On October 13, 2021, the Company entered into a Loan and Security Agreement with Structural Capital Investments III, LP, Series Structural DCO II, a series of Structural Capital DCO, LLC, SQN Tempo Automation, LLC, SQN Venture Income Fund II, LP, and Ocean II PLO LLC. The Loan and Security Agreement replaced the June 2021 Credit Facility, providing for maximum borrowing capacity of $150.0 million consisting of four tranches. Per the Loan and Security Agreement, borrowings of $20.0 million from tranches 1 and 2 from the June 2021 Credit Facility were replaced by a new tranche 1 in the amount of $20.0 million. Borrowing capacity for tranche 2, tranche 3 and tranche 4 of the Loan and Security Agreement is $20.0 million, $40.0 million, and $70.0 million, respectively, which shall be available to draw by the Company upon sooner of the de-SPAC with ACE or closing of the acquisition with Whizz. The loans have an earliest expiration date of December 23, 2022.

Tempo Automation, Inc.
Notes to Financial Statements
The termination of the June 2021 Credit Facility and subsequent borrowings under tranche 1 of the Loan and Security Agreement was accounted for as a partial extinguishment of debt. Specifically, upon entering into the Loan and Security Agreement, the Company became indebted to a new lender in the amount of $6.0 million, while $14.0 million of obligations are due to the same lender group party to the June 2021 Credit Facility. The $6.0 million was reflected as a debt repayment with the old lender and was accounted for as an extinguishment of debt. Accordingly, the Company recorded a loss on extinguishment of $0.3 million related to the write off of unamortized debt discount. The extinguishment of $6.0 million with the old lender and subsequent borrowings of $6.0 million from the new lender did not involve the receipt or constructive receipt of cash and accordingly has been reflected as noncash financing activities in the statement of cash flows during the year ended December 31, 2021. The Company also evaluated the $14.0 million of debt outstanding with continuing lenders and concluded the transaction should be treated as a modification of debt.
Borrowings under the Loan and Security Agreement bear interest equal to the greater of (i) 10.5%, and (ii) 7.25% plus the prime rate then in effect, provided however, for all advances made after the occurrence of the public trading trigger, a per annum rate of interest equal to the greater of (i) 9.5%, and (ii) 6.25% plus the prime rate then in effect shall apply.
The Company’s notes payable balances were as follows (in thousands):
	As of December 31, 2021
	SQN Term Loan Tranche 1	SQN Term Loan Tranche 2	SQN Equipment Loan	Total
Total notes payable	$10,000	$10,000	$2,302	$22,302
Add: accretion of final interest payable	108	79	56	243
Less: loan payable, current	(9,702)	—	(784)	(10,486)
Less: unamortized debt discount	(406)	(218)	(84)	(708)
Total loan payable, noncurrent	$—	$9,861	$1,490	$11,351
	As of December 31, 2020
	PPP Loan	SVB Term Loan	Total
Total notes payable	$2,500	$4,000	$6,500
Less: loan payable, current	(972)	(1,006)	(1,978)
Less: unamortized debt discount	—	(104)	(104)
Total loan payable, noncurrent	$1,528	$2,890	$4,418
The notes payable future principal payments are as follows during the years noted (in thousands):
As of December 31, 2021
2022	$10,829
2023	10,906
2024	567
Total future principal payments	$22,302
(11)   Common Stock
As of December 31, 2021 and 2020, the Company has authorized the issuance of 63,299,666 shares of $0.00001 par value common stock and has 10,037,305 and 9,773,097 shares of common stock issued and outstanding as of December 31, 2021 and 2020, respectively.

Tempo Automation, Inc.
Notes to Financial Statements
The Company has reserved shares of common stock for issuance related to the following convertible preferred stock, stock options, warrants, and future grants:
	As of December 31,
	2021	2020
Conversion of convertible preferred stock	29,520,187	29,520,187
Shares reserved for exercise of warrants	3,419,304	305,891
Outstanding stock options	16,508,725	10,364,039
Shares available for future issuance under 2015 Plan	1,050,574	859,468
Total shares of common stock reserved	50,498,790	41,049,585
(12)   Convertible Preferred Stock
As of December 31, 2021 and 2020, the Company’s preferred stock of $0.00001 par value consisted of the following (in thousands, except share data):
	As of December 31, 2021
	Authorized shares	Shares issued and outstanding	Capital Raised	Aggregate liquidation preference
Shares designated as:
Series A Preferred Stock	7,048,031	6,963,183	$8,000	$8,000
Series A-1 Preferred Stock	1,528,501	1,528,501	502	502
Series A-2 Preferred Stock	1,541,170	1,541,170	760	760
Series B Preferred Stock	7,358,928	7,320,385	20,000	20,180
Series C Preferred Stock	12,083,866	10,669,200	40,000	40,000
Series C-1 Preferred Stock	1,497,748	1,497,748	5,054	5,054
	31,058,244	29,520,187	$74,316	$74,496
	As of December 31, 2020
	Authorized shares	Shares issued and outstanding	Capital Raised	Aggregate liquidation preference
Shares designated as:
Series A Preferred Stock	7,048,031	6,963,183	$8,000	$8,000
Series A-1 Preferred Stock	1,528,501	1,528,501	502	502
Series A-2 Preferred Stock	1,541,170	1,541,170	760	760
Series B Preferred Stock	7,397,470	7,320,385	20,000	20,180
Series C Preferred Stock	10,669,200	10,669,200	40,000	40,000
Series C-1 Preferred Stock(1)	1,497,748	1,497,748	5,054	5,054
Series C-2 Preferred Stock	10,300,550	—	—	—
	39,982,670	29,520,187	$74,316	$74,496

(1)
These shares were issued through a conversion of the $5.0 million convertible note in April 2019.

Significant rights and preferences of the outstanding preferred stock are as follows:
Conversion — All of the preferred stock instruments are convertible at the option of the holder at any time, or immediately upon the closing of a firm-commitment underwritten public offering in which the gross cash proceeds to the Company are at least $50.0 million. Given that the conversion price is fixed, the

Tempo Automation, Inc.
Notes to Financial Statements
Company would issue a fixed number of shares of common stock to settle the preferred stock, unless a down round of common stock is issued, in which case the conversion price would be adjusted to maintain the value of preferred stock converted to common stock.
The conversion price shall mean $1.15 per share for each share of the Series A preferred stock, $0.33 per share for each share of the Series A-l preferred stock, $0.49 per share for each share of the Series A-2 preferred stock, $2.76 per share for each share of the Series B preferred stock, $3.75 per share for each share of the Series C preferred stock, $3.37 per share for each share of the Series C-l preferred stock, and $4.85 per share for each share of the Series C-2 preferred stock.
Redemption — The preferred stock does not contain any mandatory redemption features.; however, they may be redeemed upon an event, including liquidation, sale, or transfer of the Company, that is not solely within the control of the Company as the preferred stockholders control the Board. As such, the convertible preferred stock is classified as mezzanine equity in the accompanying financial statements.
Dividends — Dividends will not be paid unless declared by the Board. For any other dividends or similar distributions, preferred stock participates with Common Stock on an as-converted basis.
Liquidation Preference — In the event of a liquidation event, holders of all other series of preferred stock are entitled to receive on a pari passu basis, in preference to the holders of the common stock, a per share amount equal to the greater of their stated liquidation preference plus any declared but unpaid dividends, or the amount such holders would have received had they converted their preferred stock into common stock immediately prior to such event. Any remaining assets shall be distributed among the holders of common stock pro rata, based on the number of shares of common stock held by each.
Voting — The holder of each share of preferred stock shall have the right to one vote for each share of Common Stock into which such preferred stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock.
(13)   Warrants
Common Stock Warrants
The following common stock warrants were outstanding as of December 31, 2021:
In June 2020, the Company issued 182,500 common stock warrants in conjunction with the Loan and Security Agreement between the Company and the certain lender. These warrants are exercisable for shares of common stock at $0.94 per share and expire in June 2030. The common stock warrants are valued using the Black-Scholes-Merton (“BSM”) option pricing model. The fair value of the warrants of $0.1 million was allocated to the common stock warrants which is included in additional paid-in capital on the balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification.
In June 2021, the Company issued 109,080 common stock warrants in conjunction with the loan and security agreement between the Company and Silicon Valley Bank. These warrants are exercisable for shares of common stock at $1.51 per share and expire in June 2031. The common stock warrants are valued using the BSM option pricing model. The fair value of the warrants of $0.2 million was allocated to the common stock warrants which is included in additional paid-in capital on the balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification.
In October , 2021, the Company issued 2,363,000 common stock warrants to an existing investor pursuant to negotiations with the investor to consider continued future investment. These warrants are exercisable for shares of common stock commencing the earliest of (i) the closing date of an initial public offering, or (b) the date of the Company’s completion of a transaction or series of related transactions (by merger, or consolidation, share exchange or otherwise) with a publicly traded special purpose acquisition company or its subsidiary. The warrant exercise price is $2.82 per share and the warrants expire in

Tempo Automation, Inc.
Notes to Financial Statements
October , 2024. The warrants were measured at fair value on the issuance date. As the issuance of the warrants was a non-pro-rata transaction with a single existing shareholder, the fair value of $9.0 million was recognized as a credit to additional paid-in capital and an expense reflected in other financing cost section of the statement of operations.
The following assumptions were used to calculate the fair value of the common stock warrants issued in 2021 and 2020:
	June, 2021	June, 2020	October, 2021
Expected term	10 years	10 years	3 years
Expected volatility	64.01%	56.49%	48.5%
Risk-free interest rate	1.50%	0.66%	0.70%
Expected dividends	0.00%	0.00%	0.00%
Weighted average fair value of common stock warrant	$1.07	$0.60	$3.79
Liability Classified Warrants
As of December 31, 2021, the Company has the following liability-classified warrants outstanding:
Equity-Type	Shares	Exercise Price	Issuance Date	Expiration Date
Series A Preferred Stock	58,736	$1.15	11/24/2015	11/24/2025
Series A Preferred Stock	26,112	1.15	11/22/2016	11/22/2026
Series B Preferred Stock	38,543	2.76	10/13/2017	10/13/2027
Series C Preferred Stock	108,000	0.94	1/29/2021	1/29/2031
Common Stock	533,333	1.51	6/24/2021	6/24/2031
	764,724
In January 2021, the Company entered into a warrant purchase agreement with SQN Venture Income Fund II, LP to issue 108,000 warrants to purchase Series C Preferred Stock in conjunction with entering into the credit facility. The exercise price of Series C warrants is $0.94 per share. The Company concluded that the Series C Preferred Stock warrants are liability classified and shall be measured at fair value at grant date using the BSM option pricing model and subsequently remeasured at each reporting date. The fair market value of the Series C Preferred Stock warrants were recorded to offset the debt discount and amortized to interest expense over the term of the debt using the straight-line amortization method. The fair value at time of issuance and as of December 31, 2021 was $0.2 million and $0.8 million, respectively.
In June 2021, the Company entered into a warrant purchase agreement with SQN Venture Income Fund II, LP to issue 533,333 warrants to purchase Common Stock in conjunction with entering into the credit facility. The exercise price of these Common Stock warrants is $1.51 per share. The Company concluded that the common stock warrants are liability classified and shall be measured at fair value at grant date using the BSM option pricing model and subsequently remeasured at each reporting date. The fair value at time of issuance and as of December 31, 2021 was $1.0 million and $4.1 million, respectively.
The liability-classified warrants are remeasured on a recurring basis, primarily based on observable market data while the related theoretical warrant volatility assumption within the BSM option pricing model represents a Level 3 measurement within the ASC 820 fair value measurement hierarchy. The following

Tempo Automation, Inc.
Notes to Financial Statements
table details liability-classified warrant activity, i.e., the fair value of the related liability, for the years ended December 31, 2021 and 2020, respectively (in thousands):
(in ’000s) Fair Value
Warrants outstanding – January 1, 2020	$133
Change in fair value, net	(47)
Warrants outstanding - December 31, 2020	86
Warrants issued	1,245
Change in fair value, net	4,242
Warrants outstanding – December 31, 2021	$5,573
The change in fair value, net as shown in the table above is recorded as change in fair value of warrants in the statements of operations.
The warrants were valued using the BSM option pricing model at issuance and revalued at each reporting date, using the following assumptions:
	December 31, 2021	December 31, 2020
Expected term	3.89 – 9.48 years	4.89 – 6.78 years
Expected volatility	64.29% – 64.44%	58.17% – 59.84%
Risk-free interest rate	1.12% – 1.52%	0.36% – 0.51%
Expected dividends	0%	0%
Fair value of warrants	$1.17 – $7.71	$1.16 – $1.56
(14)   Stock-Based Compensation
In April 2015, the board of directors adopted the 2015 Equity Incentive Plan (“the Plan”), which was subsequently approved by the Company’s stockholders. The Company initially reserved a total of 1,902,688 shares of common stock for issuance under the Plan. Between August 2015 and December 2021, through multiple amendments approved by the Company’s stockholders, the share reserve was increased to 18,212,681 shares of common stock.
The Plan permits the granting of incentive stock options, non-statutory stock options, and restricted stock to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants, and to promote the success of the Company’s business. The board of directors, at its sole discretion, shall determine the exercise price but subject to certain terms in the Plan.
Options granted under the Plan expire 10 years from the date of grant. First time grants of incentive stock options and non-statutory options generally vest at a rate of 25% on the first anniversary of the grant date and then ratably monthly over the next three years. Upon termination of employment, any unvested options are automatically returned to the Company. In general, vested options that were not exercised within three months after termination are surrendered back to the Company. These options are added back to the Plan and made available for future grants.
In general, the awards issued by the Company are service based options, however, in July 2020, the Company issued 258,368 performance-based options to the chief financial officer of the Company which vest 100% subject to the occurrence of a qualified transaction within 36 months of its date of grant. Additionally, in March 2021, the Company issued 1,245,641 performance-based options to management employees and board of directors which vest 100% subject to the occurrence of a qualified transaction. In November, 2021, the Company’s board of directors approved to (i) reduce the July 2020 grant achievement

Tempo Automation, Inc.
Notes to Financial Statements
period by approximately six months; and (ii) extend the March 2021 grants achievement period by 12 months. As a result of the modifications, the total fair value of these performance-based options increased from $1.4 million to $8.8 million primarily due to the increase in Company’s common stock fair value.
The Company recorded $0 compensation expense for these performance-based options for the year ended December 31, 2021 and 2020 as achievement of the vesting condition was not deemed probable of occurring.
As of December 31, 2021 and 2020, there were 1,050,574 and 859,468 shares, respectively, available for the Company for issuance under the Plan.
A summary of option activity under the Plan is as follows:
	Options outstanding
	Number of shares	Weighted average exercise price per share	Weighted average contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding – January 1, 2021	10,364,039	$0.98
Options granted	7,002,296	1.89
Options exercised	(264,208)	0.48
Options forfeited	(492,049)	1.37
Options expired	(152,603)	1.23
Outstanding – December 31, 2021	16,457,475	$1.36	7.96	$104,554
Vested during the period	2,265,763	1.17	8.19	51,807
Vested at end of period	7,689,805	0.97	6.43	51,807
Exercisable at the end of the period	7,747,264	0.97	6.43	52,181
Shares expected to vest	7,263,661	1.85	9.20	42,565
Vested and expected to vest	14,953,466	1.40	7.77	94,372
Restricted Stock Awards
In April 2015, as mentioned in the section above, the Company adopted the Plan to permit granting restricted stock to employees and consultants. Pursuant to the Plan, the Company entered into restricted stock award agreements with employees and consultants and the holder of the restricted stock has the rights equivalent to those of a holder of the Company’s common stock.
In addition to the participant receiving the restricted stock under the Plan the agreements grants the Company a repurchase option exercisable upon the voluntary or involuntary termination of the participants’ continuous service for any reason at a purchase price for shares equal to the original purchase price paid by the purchaser to the Company for such shares and may be paid by cancellation of any indebtedness of the purchaser to the Company.
There was no activity related to restricted stock during the year ended December 31, 2021.
Determination of Fair Value
The Company estimates the fair value of share-based compensation for stock options utilizing the BSM option pricing model, which is dependent upon several variables, discussed below. These amounts are estimates and, thus, may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants. The Company recognizes compensation using the straight-line basis over the requisite service period, which is generally the vesting period of the respective award.

Tempo Automation, Inc.
Notes to Financial Statements
Fair Value of Common Stock:   The fair value of our common stock underlying the stock option awards is determined by the board. Given the absence of a public trading market, the board considered numerous objective and subjective factors to determine the fair value of our common stock at each meeting at which awards are approved. These factors included, but are not limited to: (i) contemporaneous third-party valuations of common stock; (ii) the rights, preferences and privileges of convertible preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) stage and development of the Company’s business; (v) general economic conditions; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering (“IPO”) or sale of the Company, given prevailing market conditions. To evaluate the fair value of the underlying shares for grants between two independent valuations and after the last independent valuation, a linear interpolation framework is used to evaluate the fair value of the underlying shares.
Expected Term:   The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and primarily calculated as the average of the option vesting and contractual terms, based on the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.
Expected Volatility:   Since the Company does not have a trading history of its common stock, the expected volatility was derived from the average historical stock volatilities of several public companies within the Company’s industry that it considers to be comparable to its business over a period equivalent to the expected term of the stock option grants.
Risk-Free-Interest-Rate:   The Company bases the risk-free interest rate on the implied yield available on U.S. Treasury zero-coupon issues with remaining term equivalent to expected term.
Expected Dividend:    The Company has not issued any dividends in its history and does not expect to issue dividends over the life of the options and, therefore, has estimated the dividend yield to be zero.
The following assumptions were used to calculate the fair value of option granted during the years ended December 31, 2021 and 2020:
	During the years ended December 31,
	2021	2020
Expected term	5.00 – 6.08 years	5.15 – 6.53 years
Expected volatility	61.44% – 67.12%	51.15% – 59.84%
Risk-free interest rate	0.41% – 1.35%	0.27% – 1.63%
Expected dividends	0.0%	0.0%
Fair value of common stock	$1.41 – $6.08	$1.01 – $1.46
Stock-based compensation expense
The following table summarizes stock-based compensation expense and its allocation within the accompanying statements of operations during the years ended December 31, 2021 and 2020 (in thousands):
	2021	2020
Cost of goods sold	$276	$115
Research and development	540	87
Sales and marketing	402	169
General and administrative	1,320	885
Total stock-based compensation expense	$2,538	$1,256
As of December 31, 2021 there was a total of $11.0 million of unrecognized employee compensation costs related to non-vested and non-performance-based stock option grants, which is expected to be recognized over a weighted-average period of approximately 2.87 years.

Tempo Automation, Inc.
Notes to Financial Statements
Secondary Sale Transactions
In June, 2021, an investor in the Company purchased shares from a founder and a former employee at a purchase price that was above the then-current fair value. Since the purchasing parties are holders of economic interest in the Company and acquired shares are at a price in excess of fair value of such shares, the amount paid in excess of the fair value at the time of the secondary sale was recognized as stock-based compensation expense.
Total stock-based compensation expense related to this secondary sale transaction of $0.3 million is included in the statements of operations for the year ended December 31, 2021.
In October, 2021, a growth fund purchased shares from a founder and a former employee at a purchase price that was below the then-current fair value. Accordingly, no incremental compensation expense was recognized by the Company for this secondary sale transaction.
(15)   Commitments and Contingencies
The Company early adopted ASC 842 as of January 1, 2020 using the modified retrospective method (see Note 2). This ASC requires a lessee to evaluate its leases to determine whether they should be classified as operating or financing leases. The Company identified two operating leases and one finance lease.
Operating Leases
The Company leases office space in San Francisco, California under operating leases with lease term of sixty-five months beginning from January 2018. Additionally, the Company has an equipment lease agreement for forty-eight months beginning from June 2020. The table below presents the operating lease-related assets and liabilities recorded on the balance sheets (in thousands):
	Classifications on the financial statements	December 31, 2021
Operating lease assets	Operating leases – right-of-use asset	$1,323
Operating lease liability, current	Operating lease liability, current	1,111
Operating lease liability, noncurrent	Operating lease liability, noncurrent	546
	Classifications on the financial statements	December 31, 2020
Operating lease assets	Operating leases – right-of-use asset	$2,109
Operating lease liability, current	Operating lease liability, current	987
Operating lease liability, noncurrent	Operating lease liability, noncurrent	1,657
The estimated incremental borrowing rate used to measure the lease liability is 8.95%. Prospectively, future rent expense under ASC 842 is calculated using the same methodology as required under ASC 840 in order to straight line lease expense over the lease term. Rent expense recorded was $1.0 million for the years ended December 31, 2021 and 2020. Variable lease expenses for the years ended December 31, 2021 and 2020 were $38 thousand and $0.3 million, respectively.
Future minimum lease payments under non-cancelable operating leases as of December 31, 2021 are as follows (in thousands):
As on December 31, 2021
2022	$1,215
2023	531
2024	29
Total future lease payments	1,775
Less imputed interest	(118)
Total operating lease liability	$1,657

Tempo Automation, Inc.
Notes to Financial Statements
Finance Leases
On June 23, 2020, the Company sold certain capital assets for cash proceeds of $4.0 million. Immediately before the transaction, the assets had a carrying amount of approximately $4.8 million and had a remaining useful life of approximately 6 to 10 years. At the same time, the Company entered into a contract with the vendor for the right to use the assets for 3 years with monthly payments and a 12 to 24 months’ renewal option at the end of the term. The contract also includes an option to repurchase the assets at the end of year three at the then-current fair market value, limited to 25% of the fair market value of the assets at inception date (or approximately $1.0 million). The Company plans to exercise the purchase option at the end of the 3-year lease.
The repurchase option and the classification of the lease as a finance lease precludes accounting for the transfer of the assets as a sale. As such, this transaction is classified as a financing arrangement. The table below presents the finance lease-related assets and liabilities recorded on the balance sheet (in thousands):
	Classification on the financial statements	December 31, 2021
Finance lease assets	Property and equipment, net	$3,943
Finance lease liability, current	Finance lease, current	1,091
Finance lease liability, noncurrent	Finance lease, noncurrent	1,606
Depreciation of the leased asset	Cost of revenue	547
Lease interest expense	Other income (expense), net	598
	Classification on the financial statements	December 31, 2020
Finance lease assets	Property and equipment, net	$4,490
Finance lease liability, current	Finance lease, current	906
Finance lease liability, noncurrent	Finance lease, noncurrent	2,697
Depreciation of the leased asset	Cost of revenue	273
Lease interest expense	Other income (expense), net	376
Future minimum lease payments under finance lease are as follows (in thousands):
As of December 31, 2021
2022	$1,504
2023	1,731
Total future lease payments	3,235
Less: imputed interest	(538)
Total finance lease liability	$2,697
The weighted average remaining lease term for our operating leases and finance leases is 1.5 years and the weighted average discount rate of our operating leases and finance leases is 8.95% and 18.71%, respectively. Supplemental disclosures of cash flow information related to leases were as follows (in thousands):
	Years Ended December 31,
	2021	2020
Operating cash flows paid for operating leases	$1,184	$689
Financing cash flows paid for finance leases	1,504	773
Non-cash activity: Lease liabilities arising from obtaining right-of-use assets	—	107

Tempo Automation, Inc.
Notes to Financial Statements
(16)   Income Taxes
The components of the Company’s provision for income taxes for the years ended December 31, 2021 and 2020 is as follows (in thousands):
	Years Ended December 31,
	2021	2020
Current:
Federal	$—	$—
State	—	1
Total current tax expense	$—	$1
The following reconciles income tax expense computed at the federal statutory rate with income tax expense as reported:
	Years Ended December 31,
	2021	2020
Statutory rate	21.0%	21.0%
Federal net operating loss	—	5.3%
Leases	—	4.2%
Depreciation	—	(3.4%)
State income tax	9.6%	(1.1%)
Permanent differences	(6.8%)	(1.1%)
Other	—	0.3%
Valuation allowance	(23.8%)	(25.1%)
Effective income tax rate	0.0%	0.1%
The significant components of the Company’s deferred tax asset (liability) as of December 31, 2021 and 2020 are as follows:
	Years Ended December 31,
	2021	2020
Deferred tax assets
Net operating losses	$26,070	$14,703
Accruals and other	982	309
Total deferred tax assets	27,052	15,012
Less valuation allowance	(25,648)	(14,223)
Net deferred tax assets	1,404	789
Deferred tax liabilities
Property, plant, equipment, and intangibles	(1,404)	(789)
Total deferred tax liabilities	(1,404)	(789)
Net deferred tax assets (liabilities)	$—	$—
As of December 31, 2021 and 2020, the Company had $91.7 million and $59.5 million of gross federal net operating losses, respectively, of which $10.2 million were generated prior to 2018 and will begin expiring in 2033. The remaining $81.5 million can be carried forward indefinitely. As of December 31, 2021 and 2020, the Company also had $81.7 million and $46.3 million, respectively, of gross state net operating losses, which begin to expire in 2033.
Utilization of the domestic net operating loss and tax credit carry forwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by the Internal Revenue Code Section 382, as well as similar state provisions. In general, an “ownership change,” as defined by the code, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the

Tempo Automation, Inc.
Notes to Financial Statements
outstanding stock of a company by certain stockholders or public groups. Any limitation may result in expiration of all, or a portion of the net operating loss or tax credit carry forwards before utilization.
The Company has established a valuation allowance for U.S. federal and state deferred tax assets. The valuation allowance requires an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction-by-jurisdiction basis. The Company intends to maintain a full valuation allowance until sufficient positive evidence exists to support reversal. The valuation allowance for deferred tax assets was $25.6 million and $14.2 million as of December 31, 2021 and 2020, respectively. The change in valuation allowance of $11.4 million and $4.8 million in 2021 and 2020, respectively, is primarily related to the Company’s activities that give rise to a net operating loss carryover.
The Company’s income tax returns are routinely subject to examination by U.S. federal, state, and local tax authorities. None of the Company’s income tax returns are under examination as of December 31, 2021.
On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (CARES Act) was enacted and signed into law. The CARES Act, among other things, permits net operating loss (NOL) carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021, if not otherwise limited under IRC Section 382. After evaluating the impact of the CARES Act, the Company does not expect that NOL provisions of the CARES act to result in a material benefit to the Company, since the Company has no historical tax years with taxable income.
The American Rescue Plan Act of 2021 was passed March 11, 2021, which contained tax provisions, such as an extension to the Employee Retention Credit. The Company evaluated the impact of the Act and there were no material benefits from its passage.
The unrecognized tax benefit is related to the Company’s reserves on Federal and California research and development tax credits. For the years ended December 31, 2021 and 2020, the activity related to the unrecognized tax benefits is as follows (in thousands):
	Years Ended December 31,
	2021	2020
Unrecognized tax benefits, beginning of period	$411	$411
Additions based on tax positions related to current year	—	—
Reductions based on tax positions related to prior years	—	—
Unrecognized tax benefits, end of period	$411	$411
The Company is currently unaware of any uncertain tax positions that could result in significant additional payments, accruals, or other material deviation in the next 12 months.
(17)   Net Loss Per Share
The Company uses the two-class method to calculate basic net loss per share and apply the more dilutive of the two-class method, treasury stock method or if-converted method to calculate diluted net loss per share.
No dividends were declared or paid for the years ended December 31, 2021 and 2020. Undistributed earnings for each period are allocated to participating securities, including the preferred stock for applicable periods, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there are no contractual obligations for the preferred stockholders to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average shares of common stock outstanding during periods with undistributed losses.

Tempo Automation, Inc.
Notes to Financial Statements
The table below sets forth the computation of basic and diluted net loss per share (in thousands, except share data and per share amounts):
	Years ended December 31,
	2021	2020
Basic and diluted:
Net loss	$(48,013)	$(19,104)
Weighted-average number of shares of common stock outstanding	9,819,576	9,755,174
Basic and diluted net loss per share	$(4.89)	$(1.96)
Basic and diluted net loss per share attributable to common stockholders is the same for the years ended December 31, 2021 and 2020 because the inclusion of potential shares of common stock would have been anti-dilutive for the periods presented. The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:
	As of December 31,
	2021	2020
Shares of common stock issuable upon conversion of redeemable convertible preferred stock	29,520,187	29,520,187
Shares of common stock issuable upon conversion of redeemable convertible preferred stock warrants	231,391	123,391
Shares of common stock issuable from stock options	16,508,725	10,364,039
Shares of common stock issuable from common stock warrants	3,187,913	182,500
Potential common shares excluded from diluted net loss per share	49,448,216	40,190,117
(18)   Subsequent Events
The Company has evaluated subsequent events from December 31, 2021 through March 16, 2022, which is the date the financial statements were available for issuance and has determined that there are no subsequent events requiring adjustment to or disclosure in the financial statements, other than as follows:
Loan and Security Agreement
On January 11, 2022, the Company entered into the first amendment to the Loan and Security Agreement to convert $10.0 million of availability under the tranche 2 loan to the tranche 1 loan. This amendment expanded the tranche 1 from $20.0 million to $30.0 million and reduced the tranche 2 loan from $20.0 million to $10.0 million. For the original $20.0 million borrowed under tranche 1, the maturity date is December 23, 2022 and the $10.0 million borrowed under the expanded portion of tranche 1 provides for a maturity date of February 12, 2023.
On January 20, 2022, in conjunction with the loan and security agreement, the Company entered into warrant agreements with the various lenders involved under the loan and security agreement to issue certain number of warrants based on the percentage of each tranche borrowing exercisable for the Company’s Series C preferred stock at the lowest of (i) $2.82 per share, (ii) the lowest price per share the Company receives for a share of the Series C preferred stock, and (iii) the lowest price the Company receives for a share of future round of preferred stock.
Convertible Senior Notes
On January 18, 2022, ACE entered into a Subscription Agreement (the “Subscription Agreement”) with the Company, OCM Tempo Holdings, LLC (“OCM”) and Tor Asia Credit Opportunity Master

Tempo Automation, Inc.
Notes to Financial Statements
Fund II LP (“Tor”). Pursuant to the Subscription Agreement, OCM, an affiliate of Oaktree Capital Management, L.P., has committed to purchase $175.0 million in aggregate principal amount of ACE’s 15.5% convertible senior notes due 2025 concurrently with the closing (the “Closing”) of the previously announced business combination between ACE and the Company, which is subject to the satisfaction or waiver of the conditions stated in the agreement and Merger Agreement, dated as of October 13, 2021, by and among ACE, the Company and the Merger Sub., and other customary closing conditions. The Subscription Agreement also provides for the purchase of $25.0 million in aggregate principal amount of ACE’s 15.5% convertible senior notes due 2025 concurrently with the Closing by Tor, an investment partner of ACE. With the signing of the Subscription Agreement, the previously announced agreement allowing for investment in ACE’s 12% convertible senior notes due 2025 by an affiliate of ACE’s sponsor, ACE Convergence Acquisition LLC was terminated.
Convertible Promissory Notes
On January 18, 2022, the Company issued convertible promissory notes to existing investors for gross proceeds of $5.0 million (the “2022 Promissory Notes”). The 2022 Promissory Notes bear simple interest on the unpaid principal at a rate of 10% per year and are due and payable by the Company on demand any time after November 15, 2022. The outstanding amount will convert into securities of ACE upon the earlier to occur of the closing of the transactions and the closing of the first qualified financing following any termination of the business combination agreement as applicable.
Convertible Junior Notes
In March 2022, the Company and ACE entered into a Securities Purchase Agreement with ACE SO3, pursuant to which ACE SO3 agreed to purchase an unsecured subordinated convertible note in an aggregate principal amount of $20.0 million (the “ACE Convertible Note”) from Tempo in connection with the closing of the business combination. The ACE Convertible Note will bear interest at a rate of 18% per annum, payable in kind by increasing the outstanding principal amount of the ACE Convertible Note. Upon the earlier to occur of the conversion or payment in full of the principal amount hereof and all accrued but unpaid interest hereunder and the maturity date, Tempo will pay to the holder of the ACE Convertible an amount equal 5% of the initial principal amount thereof.
Cantor Share Purchase Agreement
In March 2022, the Company and ACE entered into the Cantor Purchase Agreement with CF Principal relating to a committed equity facility (the “Facility”). Pursuant to the Cantor Purchase Agreement, Tempo will have the right from time to time at its option following closing of the merger to sell to CF Principal up to $100.0 million of Tempo common stock subject to certain customary conditions and limitations set forth in the Cantor Purchase Agreement. While there are distinct differences, the Facility is structured similarly to a traditional at-the-market equity facility, insofar as it allows Tempo to raise primary equity capital on a periodic basis outside the context of a traditional underwritten follow-on offering following the closing of the merger.

Tempo Automation, Inc.
Condensed Balance Sheets
(Unaudited)
(in thousands, except share and per share amounts)
	September 30, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$533	$2,864
Accounts receivable, net	1,945	2,918
Inventory	2,916	879
Contract assets	990	1,219
Prepaid expenses and other current assets	933	892
Total current assets	7,317	8,772
Property and equipment, net	7,031	8,891
Operating leases – right of use asset	565	1,323
Restricted cash	320	320
Other noncurrent assets	6,208	2,925
Total assets	$21,441	$22,231
LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$4,994	$1,583
Contract liabilities	2,086	175
Accrued liabilities	5,195	3,971
Accrued compensation and related benefits	1,186	1,249
Operating lease liability, current	801	1,111
Finance lease, current	1,897	1,091
Loan payable, current ($13,052 and $0 measured at fair value, respectively)	42,545	10,486
Loan payable – related party, current (measured at fair value)	40,041	—
Total current liabilities	98,745	19,666
Operating lease liability, noncurrent	38	546
Finance lease, noncurrent	—	1,606
Loan payable, noncurrent	880	11,351
Warrant liabilities	32,435	5,573
Total liabilities	132,098	38,742
Commitment and contingencies (Note 12)
Convertible preferred stock
Convertible preferred stock, $0.00001 par value. 52,500,412 and 31,058,244 shares authorized at September 30, 2022 and December 31, 2021, respectively; 29,520,187 shares issued and outstanding at September 30, 2022 and December 31, 2021 (liquidation preference of $74,496 at September 30, 2022 and December 31, 2021)	75,684	75,684
Stockholders’ deficit
Common stock, $0.00001 par value. 125,000,000 and 63,299,666 shares authorized at September 30, 2022 and December 31, 2021, respectively; 10,085,354 and 10,037,305 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	—	—
Additional paid in capital	18,489	16,117
Accumulated deficit	(204,830)	(108,312)
Total stockholders’ deficit	(186,341)	(92,195)
Total liabilities, convertible preferred stock and stockholders’ deficit	$21,441	$22,231
The accompanying notes are an integral part of these condensed financial statements.

Tempo Automation, Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)
	Nine Months Ended September 30,
	2022	2021
Revenue	$9,146	$13,354
Cost of revenue	8,141	10,696
Gross profit	1,005	2,658
Operating expenses
Research and development	8,317	6,538
Sales and marketing	7,363	6,504
General and administrative	9,992	12,098
Impairment loss	297	—
Total operating expenses	25,969	25,140
Loss from operations	(24,964)	(22,482)
Other income (expense), net
Interest expense	(6,902)	(2,069)
Other financing cost	(30,793)	—
Interest income	7	3
Loss on debt extinguishment	(38,939)	—
Other income (expense)	(4)	2,500
Change in fair value of warrants and derivatives	5,674	(2,340)
Change in fair value of debt	(597)	—
Total other income (expense), net	(71,554)	(1,906)
Loss before income taxes	(96,518)	(24,388)
Income tax provision	—	—
Net loss	$(96,518)	$(24,388)
Net loss attributable per share to common stockholders, basic and diluted	(9.58)	(2.48)
Weighted-average shares used to compute net loss attributable per share to common stockholders, basic and diluted	10,072,318	9,815,806
The accompanying notes are an integral part of these condensed financial statements.

Tempo Automation, Inc.
Condensed Statements of Convertible Preferred Stock and
Stockholders’ Deficit
(Unaudited)
(in thousands, except number of shares)
	Convertible Preferred Stock		Common Stock		Additional Paid-in- Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2022	29,520,187	75,684	10,037,305	—	16,117	(108,312)	(92,195)
Net loss	—	—	—	—	—	(96,518)	(96,518)
Issuance of common stock upon exercise of stock options	—	—	48,049	—	49	—	49
Stock-based compensation	—	—	—	—	2,323	—	2,323
Balance at September 30, 2022	29,520,187	$75,684	10,085,354	$—	$18,489	$(204,830)	$(186,341)
	Convertible Preferred Stock		Common Stock		Additional Paid-in- Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2021	29,520,187	$75,684	9,773,097	$—	$4,285	$(60,299)	$(56,014)
Net loss	—	—	—	—	—	(24,388)	(24,388)
Issuance of common stock upon exercise of stock options	—	—	116,379	—	27	—	27
Issuance of common stock warrants	—	—	—	—	213	—	213
Stock-based compensation	—	—	—	—	1,684	—	1,684
Balance at September 30, 2021	29,520,187	$75,684	9,889,476	$—	$6,209	$(84,687)	$(78,478)
The accompanying notes are an integral part of these condensed financial statements.

Tempo Automation, Inc.
Condensed Statements of Cash Flows
(Unaudited)
(in thousands)
	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(96,518)	$(24,388)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	5,945	2,437
Stock-based compensation	2,323	1,684
Noncash other financing cost	30,793	—
Impairment loss	297	—
Loss on debt extinguishment	38,939	—
Loss on disposal of property and equipment	3	—
Noncash operating lease expense	630	581
Bad debt expense	5	4
Change in fair value of warrants and derivatives	(5,674)	2,340
Change in fair value of debt	597
Gain on PPP loan forgiveness	—	(2,500)
Changes in operating assets and liabilities:
Accounts receivable	968	(2,030)
Contract assets	229	(307)
Inventory	(2,037)	(586)
Prepaid expenses and other current assets	(340)	(291)
Other noncurrent assets	(2,006)	(632)
Accounts payable	3,408	1,010
Contract liabilities	1,911	277
Accrued liabilities	1,163	2,239
Other noncurrent liabilities	—	7
Operating lease liabilities	(818)	(728)
Net cash used in operating activities	(20,182)	(20,883)
Cash flows from investing activities:
Purchases of property and equipment	(24)	(453)
Net cash used in investing activities	(24)	(453)
Cash flows from financing activities:
Principal payments under finance lease obligations	(800)	(665)
Proceeds from issuance of debt	10,000	33,000
Proceeds from issuance of debt – related party	10,637	—
Payment of debt issuance costs	(111)	(426)
Debt repayment	(623)	(4,502)
Proceeds from exercise of stock options	49	27
Payment of deferred transaction costs	(1,277)	—
Net cash provided by financing activities	17,875	27,434
Net increase (decrease) in cash, cash equivalents and restricted cash	(2,331)	6,098
Cash, cash equivalents and restricted cash at beginning of period	3,184	17,746
Cash, cash equivalents and restricted cash at end of period	$853	$23,844
Noncash investing and financing activities
Unpaid deferred transaction costs	$4,679	$—
Issuance of common stock warrants	$—	$213
Extinguishment of debt	$39,397	$—
Borrowing of debt	$39,397	$—
The accompanying notes are an integral part of these condensed financial statements.

Tempo Automation, Inc.
Notes to Condensed Financial Statements
(Unaudited)
(1)   Organization
Tempo Automation (the “Company,” “us,” “our” or “we”) is a privately held Printed Circuit Board Assembly (“PCBA”) manufacturing company that was incorporated in Delaware in 2013. Tempo Automation provides turnkey PCBA services for low volume production. The Company’s proprietary automation software creates an unbroken digital thread from design to delivery. This makes it possible to execute a complex design and manufacturing process quickly and precisely. The Company provides real-time, reliable lead times based on supplier inventory and factory workload. The Company’s software provides transparent production and delivery tracking with live updates.
On August 13, 2021, the Company entered into a Stock Purchase Agreement (the “Whizz Agreement”) to acquire Whizz Systems, Inc., a Delaware corporation (“Whizz”). On August 11, 2022, Tempo and Whizz entered into a mutual termination agreement, pursuant to which the Whizz Agreement was terminated in its entirety.
On October 13, 2021, ACE Convergence Acquisition Corp. (“ACE”), a blank check company, entered into an Agreement and Plan of Merger (the “ACE Merger Agreement”) with ACE Convergence Subsidiary Corp., a Delaware corporation, and a direct wholly owned subsidiary of ACE (“Merger Sub”), and Tempo. The ACE Merger Agreement was later amended on July 6, 2022, August 12, 2022, and September 7, 2022.
On October 13, 2021, Tempo entered into an Agreement and Plan of Merger (the “Compass AC Agreement”) with Advanced Circuits to acquire Compass AC Holdings, Inc., a Delaware corporation (“Compass AC”). On July 28, 2022, Advanced Circuits delivered notice to Tempo that Advanced Circuits was terminating the Agreement and Plan of Merger, dated as of October 13, 2021, by and among Tempo, Advanced Circuits and the other parties thereto in accordance with its terms.
On November 22, 2022, ACE consummated the closing of the transactions contemplated by that certain Amended and Restated Agreement and Plan of Merger, dated as of August 12, 2022, as amended by that certain First Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of September 7, 2022, and that certain Second Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of September 23, 2022 (as amended, the “Merger Agreement”), by and among ACE, ACE Convergence Subsidiary Corp. (“Merger Sub”) and Tempo Automation, Inc. (“Legacy Tempo”), which provides for, among other things, the merger of Merger Sub with and into Legacy Tempo, with Legacy Tempo surviving as a wholly owned subsidiary of ACE (the transactions contemplated by the Merger Agreement, the “Business Combination”). With the closing ACE was renamed Tempo Automation Holdings, Inc. Refer to Note 15 for further discussion of the ACE Merger.
(2)
Summary of Significant Accounting Policies

Basis of Presentation
The unaudited interim condensed financial statements and accompanying unaudited notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).
Liquidity and Going Concern
The Company has experienced negative cash flows from operations since inception and expects negative cash flows from operations to continue for the foreseeable future. The Company had an accumulated deficit of $204.8 million and cash, cash equivalents and restricted cash of $0.9 million as of September 30, 2022. During the nine months ended September 30, 2022, the Company used net cash of $20.2 million in operating activities and incurred a net loss of $96.5 million. Additionally, as of the date these financial statements were available for issuance, the Company has approximately $31.7 million of loan principal payments and finance lease obligations coming due within the next 12 months. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.
In October 2021, Tempo entered into a loan and security agreement (the “LSA”) with a maximum borrowing capacity of $150.0 million consisting of four tranches. This agreement replaced Tempo’s existing SQN Venture Income Fund II, LP $20.0 million facility (the “June 2021 Credit Facility”), and $20.0 million was drawn on tranche 1 of the LSA. Borrowing capacity for tranche 2 is $20.0 million which shall be available to draw by the Company upon sooner of the de-SPAC with ACE or closing of the acquisition with Whizz. Borrowing capacity for tranche 3 and tranche 4 is $40.0 million, and $70.0 million, respectively which shall be available to draw by the Company, upon the de-SPAC with ACE, subject to lender approval. The tranches have an earliest expiration date of December 23, 2022 (see Note 7).
In January 2022, the Company entered into the first amendment to the LSA to convert $10.0 million of availability under tranche 2 of the loan to tranche 1 of the loan. This amendment expanded tranche 1 from $20.0 million to $30.0 million and reduced tranche 2 from $20.0 million to $10.0 million. The first amendment did not change the interest rates or maturity dates for tranche 1 (see Note 7).
In January 2022, the Company issued convertible promissory notes (the “2022 Promissory Notes”) to existing investors for gross proceeds of $5.0 million. These shall be due and payable by the Company on demand at any time after November 15, 2022 (see Note 8).
In May 2022, the Company entered into a bridge note (the “Bridge Note”) with ACE and ACE Equity Partners International Pte. Ltd. (“AEPI”), which was replaced in its entirety on substantially the same terms on July 1, 2022, pursuant to which AEPI agreed to loan to Tempo up to an aggregate principal amount of $5.0 million, $4.6 million of which was advanced to Tempo as of September 30, 2022 . The Bridge Note is due on September 30, 2022 (see Note 8).
In August, 2022, Tempo entered into a note purchase agreement with certain existing related party investors and with the lenders under the Loan and Security Agreement (collectively, the “Initial Bridge Investors”), pursuant to which Tempo agreed to issue up to $5.0 million in aggregate principal amount of convertible promissory notes (the “August 2022 Bridge Notes”) to the Initial Bridge Investors for aggregate cash proceeds of approximately $1.4 million and the cancellation of approximately $3.6 million of outstanding amounts owed under the LSA. Additionally, Tempo may, from time to time prior to October 9, 2022, issue up to $0.7 million in aggregate principal amount of additional August 2022 Bridge Notes to one or more additional investors (see Note 7).
In May and August 2022, the Company announced reductions in workforce.
In order to fund planned operations while meeting obligations as they come due, the Company will need to secure additional debt or equity financing. These plans for additional financings are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern, however as the plans are outside of Management’s control, the Company cannot ensure they will be effectively implemented. As a result, substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued. Failure to secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact additional operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.
The accompanying condensed financial statements have been prepared in conformity with U.S. GAAP, assuming the Company will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course.

Unaudited Interim Condensed Financial Statements
The accompanying interim condensed balance sheet as of September 30, 2022, the interim condensed statements of operations, condensed statements of convertible preferred stock and stockholders’ equity, and condensed statements of cash flows for the nine months ended September 30, 2022 and 2021, and amounts relating to the interim periods included in the accompanying notes to the interim condensed financial statements are unaudited. The unaudited interim condensed financial statements have been prepared in accordance with U.S. GAAP and the applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) regarding interim financial reporting, and in management’s opinion, includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the Company’s condensed balance sheet as of September 30, 2022, and the condensed statements of operations, condensed statements of convertible preferred stock and stockholders’ equity, and condensed statements of cash flows for the nine months ended September 30, 2022 and 2021. The results for the nine months ended September 30, 2022, are not necessarily indicative of the results expected for the fiscal year or any other periods. These interim condensed financial statements should be read in conjunction with the Company’s financial statements and related notes for the fiscal year ended December 31, 2021. The unaudited balance sheet as of December 31, 2021 has been derived from the Company’s audited financial statements.
Use of Estimates
The preparation of condensed financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported and disclosed in the condensed financial statements and accompanying notes. Those estimates and assumptions include, but are not limited to, revenue recognition and contract liabilities; allowance for doubtful accounts; determination of fair value of our common stock; determination of fair value of debt; determination of fair value of warrants; accounting for income taxes, including the valuation allowance on deferred tax assets and reserves for uncertain tax positions; accrued liabilities; and the recognition and measurement of contingent liabilities. We evaluate our estimates and assumptions on an ongoing basis using historical experience and other factors and adjust those estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from these estimates, and those differences could be material to the financial statements.
Risks and Uncertainties
The Company is subject to a number of risks. The Company conducts business in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on its future financial position, results of operations, or cash flows: advances and trends in new technologies and industry standards; pressures resulting from new applications offered by competitors; delays in applications and functionality development; changes in certain strategic relationships or customer relationships; the Company’s ability to attract new customers or retain existing customers; the length of the Company’s sales cycles and expense related to sales efforts; litigation or claims against the Company based on intellectual property, patent, product, regulatory, or other factors; changes in domestic and international economic or political conditions or regulations; the ability of the Company to finance its operations; and the Company’s ability to attract and retain employees necessary to support its growth. Additionally, the COVID-19 pandemic has negatively impacted the global economy, disrupted supply chains, constrained work force participation, and created significant volatility and disruption of financial markets. Further, the Company faces risks with respect to inflationary environment in the country and the related fluctuations in interest as well as currency exchange rates. As the scope and duration of the COVID-19 pandemic is unknown and the extent of its economic impact continues to evolve globally, there is uncertainty related to the ultimate impact it will have on the Company’s business, its employees, results of operations and financial condition.

COVID-19 Impact
On March 11, 2020, the World Health Organization declared that the worldwide spread and severity of a new coronavirus, referred to as COVID-19, was severe enough to be characterized as a pandemic. In response to the continued spread of COVID-19, governmental authorities around the world have imposed various restrictions designed to slow the pace of the pandemic, including restrictions on travel and other restrictions that prohibit employees from going to work causing severe disruptions in the worldwide economy. The COVID-19 pandemic has had and may continue to have an adverse impact on the Company’s employees, operations, supply chain and distribution system. In response to the economic challenges and uncertainty resulting from the COVID-19 pandemic and its impact on the Company’s business, certain employees worked remotely. In addition, in April 2020, the Company announced reductions in workforce. These decisions, as well as COVID-19 more generally, introduced new dynamics into the households of many employees. The full extent of the impact of the COVID-19 pandemic on the Company’s operational and financial performance is currently uncertain and will depend on many factors outside the Company’s control, including, without limitation, the timing, extent, trajectory and duration of the pandemic, the development and availability of effective treatments and vaccines, the imposition of protective public safety measures, and the impact of the pandemic on the global economy and demand for its services. If the Company’s suppliers experience additional closures or reductions in their capacity utilization levels in the future, the Company may have difficulty sourcing materials necessary to fulfill production requirement. Due to the COVID-19 pandemic, Tempo has experienced some supply chain constraints, including with respect to semiconductor components, and has responded by ordering larger quantities of these components to ensure an adequate supply. COVID-19 has also impacted the Company’s customers and may create unpredictable reductions or increases in demand for Tempo’s manufacturing services. Management will continue to monitor the impact of the global situation on the Company’s financial condition, cash flows, operations, industry, workforce, and customer relationships.
Revenue from Contracts with Customers
Contract Balances
The timing of revenue recognition, billings and cash collections can result in deferred revenue (contract liabilities), unbilled receivables (contract assets), and billed accounts receivable.
a.
Contract Liabilities

A contract liability results when payments from customers are received in advance for assembly and manufacturing of the goods. The Company recognizes contract liabilities as revenues upon satisfaction of the underlying performance obligations. Deferred revenue that is expected to be recognized as revenue during the subsequent twelve-month period from the date of billing is recorded in contract liabilities and the remaining portion, if any, is recorded in contract liabilities, noncurrent on the accompanying balance sheets at the end of each reporting period. For the nine months ended September 30, 2022 and 2021, the Company recognized as revenue of $0.1 million and $0.1 million that was included in the contract liabilities balance at the beginning of the related periods, respectively.
b.
Contract Assets

Billings scheduled to occur after the performance obligation has been satisfied and revenue recognition has occurred result in contract assets. Unbilled receivables that are expected to be billed during the subsequent twelve-month period from the date of revenue recognition are recorded in contract assets, and the remaining portion, if any, is recorded in other noncurrent assets on the accompanying balance sheets at the end of each reporting period. As of September 30, 2022 and December 31, 2021, there were no amounts attributable to contract assets recorded within other noncurrent assets.
Unbilled receivables represent amounts for which the Company has recognized revenue, pursuant to its revenue recognition policy, for services already performed, but billed in arrears and for which the Company believes it has an unconditional right to payment.

Below are the billed receivables, unbilled receivables, and deferred revenue (in thousands):
	September 30, 2022	December 31, 2021
Accounts receivable, net	$1,945	$2,918
Contract assets	990	1,219
Contract liabilities	2,086	175
Segment Reporting and Geographic Information
For the nine months ended September 30, 2022 and 2021, the Company was managed as a single operating segment in accordance with the provisions in the FASB guidance on segment reporting, which establishes standards for, and requires disclosure of, certain financial information related to reportable operating segments and geographic regions. Furthermore, the Company determined that the Chief Executive Officer is the Chief Operating Decision Maker as she is responsible for making decisions regarding the allocation of resources and assessing performance as well as for strategic operational decisions and managing the organization as a whole. All of the Company’s revenues are domestic sales and fixed assets are physically located in the United States.
Cash and Cash Equivalents and Restricted Cash
The Company considers all highly liquid securities that mature within three months or less from the original date of purchase to be cash equivalents. The Company maintains the majority of its cash balances with commercial banks in interest bearing accounts. Cash and cash equivalents include cash held in checking and savings accounts and highly liquid securities with original maturity dates of three months or less from the original date of purchase.
The restricted cash balance as of both September 30, 2022 and 2021 represents $0.3 million related to a letter of credit for the Company’s office space lease.
	September 30, 2022	September 30, 2021
Cash and cash equivalents	$533	$23,524
Restricted cash	320	320
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$853	$23,844
Long-Lived Assets
Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. If the sum of the expected future cash flows (undiscounted and before interest) from the use of the assets is less than the net book value of the asset an impairment could exist and the amount of the impairment loss, if any, will generally be measured as the difference between the net book value of the assets and their estimated fair values.
The Company identified a potential impairment indicator for long-lived assets and performed a recoverability test. The result of the recoverability test indicated that the sum of the expected future cash flows was greater than the carrying amount of the asset group and no impairment charges were recorded related to the recoverability test. Separately, the Company abandoned an asset and recorded an impairment charge of $0.3 million during the nine months ended September 30, 2022 (see Note 12).
Fair Value of Financial Instruments
Assets and liabilities recorded at fair value on the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:
• Level 1:	Quoted prices for identical assets or liabilities in active markets at the measurement date.
• Level 2:	Inputs, other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities, in active markets or other inputs that are observable or can be corroborated with market data at the measurement date.
• Level 3:	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.
The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, term loans, convertible notes, convertible notes — related party and warrant liabilities. The Company has determined the carrying value of these assets and liabilities approximates the fair value due to their short maturities and has classified these assets and liabilities as Level 1 financial instruments. The balances outstanding under the loans payable agreements are considered to approximate their estimated fair values as the interest rates approximate market rates. The convertible notes, convertible notes — related party and warrant liabilities are carried at fair value.
The Company classified the convertible debt and liability classified convertible preferred stock and common stock warrants as Level 3 financial instruments. The fair value of the convertible debt is $53.1 million as of September, 30, 2022 (see Note 7 and 8). The Company did not have convertible debt as of December 31, 2021. The fair value of liability classified convertible preferred stock and common stock warrants is $32.4 million and $5.6 million as of September 30, 2022 and December 31, 2021, respectively (see Note 10). During the nine months ended September 30, 2022 and year ended December 31, 2021, the Company had no transfers between levels of the fair value hierarchy of its assets or liabilities measured at fair value.
Fair Value Option (“FVO”) Election
The Company accounts for certain convertible notes outstanding under the fair value option election of ASC 825, Financial Instruments (“ASC 825”) as discussed below.
The convertible notes accounted for under the FVO election are each debt host financial instruments containing embedded features which would otherwise be required to be bifurcated from the debt-host and recognized as separate derivative liabilities subject to initial and subsequent periodic estimated fair value measurements under ASC 815. Notwithstanding, ASC 825-10-15-4 provides for the FVO election, to the extent not otherwise prohibited by ASC 825-10-15-5, to be afforded to financial instruments, wherein bifurcation of an embedded derivative is not necessary, and the financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date.
The estimated fair value adjustment, as required by ASC 825-10-45-5, is recognized as a component of other comprehensive income (“OCI”) with respect to the portion of the fair value adjustment attributed to a change in the instrument-specific credit risk, with the remaining amount of the fair value adjustment recognized as other income (expense) in the accompanying condensed statement of operations. With respect to the above convertible notes, as provided for by ASC 825-10-50-30 (b), the estimated fair value adjustment is presented as change in fair value of debt within other income (expense) in the accompanying condensed statements of operations, since the change in fair value of the convertible notes payable was not attributable to instrument specific credit risk during the nine months ended September 30, 2022.
Deferred Transaction Costs
Deferred transaction costs consist of direct incremental legal, consulting, and accounting fees relating to the merger transaction, as discussed in Note 1 — Organization, which are capitalized and will be recorded as a reduction to the issuance of equity arising from the consummation of the merger transaction. In the event the merger transaction is terminated, deferred transaction costs will be expensed. As of September 30, 2022 and December 31, 2021, the Company has deferred such costs amounting to $6.1 million and $1.9 million, respectively, which are included in other noncurrent assets in the condensed balance sheets.

Net Loss Per Share of Common Stock
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its preferred stock to be participating securities. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss attributable to common stockholders is not allocated to the preferred stock as the holders of the preferred stock do not have a contractual obligation to share in any losses.
Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.
Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of preferred stock, stock options, preferred and common stock warrants and convertible notes. As the Company has reported losses for all periods presented, all potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.
Related Parties
As discussed in Note 1 — Organization, in October 2021, ACE entered into a Merger Agreement with ACE Convergence Subsidiary Corp. and a direct wholly owned Merger Sub, and Tempo. The Chief Financial Officer of Tempo is also a director of ACE and is considered an interested related party to the business combination. Additionally, the Company issued 2022 Promissory Notes to Point72 Ventures Investments, LLC (“P72) and Lux Ventures IV, L.P. (“Lux”) and entered into the Bridge Note with ACE and AEPI during the nine months ended September 30, 2022 (see Note 8).
Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued Accounting Standards Update No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” or ASU 2016-13. The amendments in ASU 2016-13 introduce an approach based on expected losses to estimated credit losses on certain types of financial instruments, modify the impairment model for available-for-sale debt securities and provide for a simplified accounting model for purchased financial assets with credit deterioration since their origination. The new standard requires financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The standard will be effective for the Company beginning January 1, 2023, with early application permitted. The Company is evaluating the impact of adopting this new accounting guidance on its financial statements.
In October 2021, the FASB issued Accounting Standards Update No. 2021-08, “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”, which requires accounting for contract assets and liabilities from contracts with customers in a business combination to be accounted for in accordance with ASC 606. The standard is effective for fiscal years beginning after December 15, 2022. The Company is evaluating the impact of adopting this new accounting guidance on its financial statements.
(3)   Inventory
Inventory consists of the following (in thousands):
	September 30, 2022	December 31, 2021
Raw materials	$2,060	$158
Work in progress	856	721
Total inventory	$2,916	$879

(4)   Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consist of the following (in thousands):
	September 30, 2022	December 31, 2021
Prepaid expense	$421	$650
Other current assets	512	242
Total prepaid expenses and other current assets	$933	$892
(5)   Other Noncurrent Assets
Other noncurrent assets consist of the following (in thousands):
	September 30, 2022	December 31, 2021
Deferred transaction costs	$6,125	$1,926
Advance rent and prepaids	83	749
Deposits	—	250
Total other noncurrent assets	$6,208	$2,925
(6)   Accrued Liabilities
Accrued liabilities consist of the following (in thousands):
	September 30, 2022	December 31, 2021
Accrued legal fees(1)	$4,272	$1,517
Accrued professional fees(1)	100	866
Accrued liabilities	410	774
Accrued sales and business taxes	176	241
Accrued cost of revenue	152	236
Customer refund liability	—	205
Warranty liability	55	54
Other accrued liabilities	30	78
Total accrued expenses	$5,195	$3,971

(1)
These accrued legal and professional fees relate to the merger transaction, as discussed in Note 1 — Organization.

(7)   Borrowing Arrangements
Term Loan and Credit Facility with Financial Institution
In June 2020, the Company entered into a loan and security agreement with a financial institution where the Company drew down $4.0 million (the “Term Loan”) and secured up to $4.0 million in a revolving line of credit (the “Credit Facility”). During 2020, the Company drew down $1.6 million from the Credit Facility and repaid amount back in full. No other advances were drawn by the Company before it expired on June 3, 2021.
In conjunction with the issuance of the Term Loan, the Company issued the lender a warrant to purchase 182,500 shares of the Company’s common stock. The Company allocated the $4.0 million proceeds between the Term Loan and the common stock warrant on a relative fair value basis, recording $0.1 million for the common stock warrant in additional paid-in capital, with the offset to debt discount, on the condensed balance sheets. The common stock warrant is not remeasured in future periods as it meets the conditions for equity classification. For further details on the warrants issued in conjunction with the term loans discussed, see Note 10.
On June 23, 2021, the Company entered into an amended and restated loan and security agreement with the financial institution which expanded the Term Loan obligation from $4.0 million to $10.0 million, with the maturity date extended to September 1, 2022 and a loan commitment fee of $50 thousand. For the Term Loan the Company is required to make monthly interest only payments from January 2021 through December 2021, thereafter certain monthly principal plus interest payments for a period of 8 months beginning from January 2022 and a final payment of the balance principal and interest outstanding under the agreement in September 2022. The amended and restated term loan debt bears interest at the greater of (a) Wall Street Journal Prime plus 5.00%, floating or (b) 8.25% per annum.
In addition, the Company issued 109,080 warrants to the lender which are exercisable to purchase the Company’s common stock at $1.51. For further details on the warrants issued in conjunction with the term loan, see Note 10.
On October 14, 2021, the Company paid $10.3 million to settle the credit facility under the amended and restated loan and security agreement with Silicon Valley Bank including $0.3 million of interest.
Equipment Loan and Security Agreement
On January 29, 2021, the Company entered into an equipment loan and security agreement with SQN Venture Income Fund II, LP. The overall loan facility provides for a maximum borrowing capacity of $6.0 million consisting of two tranches, each tranche with a borrowing capacity up to $3.0 million.
On January 29, 2021, the Company drew down $3.0 million under the first tranche of the facility. The Company is required to make monthly payments for a period of 42 months on this tranche plus end of term payment fee of $0.2 million which is accreted to interest expense over the term of the agreement. The loan has a maturity date of July 2024. An additional $3.0 million can be drawn by the Company, provided that certain criteria are met, such as the Company not having defaulted on the first tranche and there having not been a material adverse change (as defined in the Loan Agreement) as of the date for the borrowing request. The loan facility is used for financing certain equipment purchases. The equipment financed through the loans serves as collateral for the loan.
The loan bears a cash interest of 8.95% per annum. Interest is payable on the first day of the month. If the loan is in default, it shall bear interest at a rate of an additional 5% per annum. The loan interest expense and discount amortization interest for the nine months ended September 30, 2022 was $0.1 million and $34 thousand, respectively. The Company was in compliance with the covenants as of September 30, 2022.
In conjunction with entering into the equipment loan and security agreement, the Company entered into a warrant agreement with the lender and issued 108,000 warrants exercisable for the Company’s Series C preferred stock at $0.94. For further details on the warrants issued in conjunction with the equipment loan and security agreement, see Note 10.
June 2021 Credit Facility
On June 23, 2021, the Company entered into the June 2021 Credit Facility with SQN Venture Income Fund II, LP. The June 2021 Credit Facility provides for a maximum borrowing capacity of $20.0 million consisting of two tranches, each tranche with a borrowing capacity of $10.0 million.
On June 23, 2021, the Company drew down $10.0 million of the facility. The Company is required to make monthly interest-only payments for a period of 18 months and thereafter, principal and interest outstanding under the agreement with a maturity date of December 2022. On August 13, 2021, the Company drew down the remaining $10.0 million. The second tranche has a maturity date of February 2023. The June 2021 Credit Facility is used for general working capital purposes. This loan bears a cash interest of 10% per annum. Interest is payable on the first day of the month. Additionally, this loan bears a Paid-in-Kind (PIK) interest of 2% per annum with PIK interest capitalized, compounded, and added to the principal balance monthly in arrears. The PIK interest becomes payable upon maturity. If the term loan is in default, it shall bear interest at an additional 5%. The Company paid a nonrefundable facility fee of $0.2 million.

In conjunction with entering into the June 2021 Credit Facility, the Company entered into a warrant agreement with the lender and issued 533,333 warrants exercisable for the Company’s common stock at $1.51. For further details on the warrants issued in conjunction with the June 2021 Credit Facility, see Note 10.
Loan and Security Agreement
On October 13, 2021, the Company entered into the LSA with Structural Capital Investments III, LP, Series Structural DCO II, a series of Structural Capital DCO, LLC, SQN Tempo Automation, LLC, SQN Venture Income Fund II, LP, and Ocean II PLO LLC. The LSA replaced the June 2021 Credit Facility, providing for maximum borrowing capacity of $150.0 million consisting of four tranches. Per the LSA, borrowings of $20.0 million from tranches 1 and 2 from the June 2021 Credit Facility were replaced by a new tranche 1 in the amount of $20.0 million. Borrowing capacity for tranche 2 is $20.0 million which shall be available to draw by the Company upon sooner of the de-SPAC with ACE or closing of the acquisition with Whizz. Borrowing capacity for tranche 3 and tranche 4 of the LSA is $40.0 million, and $70.0 million, respectively, which shall be available to draw by the Company upon the de-SPAC with ACE, subject to lender approval. The tranches have an earliest expiration date of December 23, 2022.
The termination of the June 2021 Credit Facility and subsequent borrowings under tranche 1 of the LSA was accounted for as a partial extinguishment of debt. Specifically, upon entering into the LSA, the Company became indebted to a new lender in the amount of $6.0 million, while $14.0 million of obligations are due to the same lender group party to the June 2021 Credit Facility. The $6.0 million was reflected as a debt repayment with the old lender and was accounted for as an extinguishment of debt. Accordingly, the Company recorded a loss on extinguishment of $0.3 million related to the write off of unamortized debt discount. The Company also evaluated the $14.0 million of debt outstanding with continuing lenders and concluded the transaction should be treated as a modification of debt.
Borrowings under tranches 2, 3 and 4 of the LSA bear interest equal to the greater of (i) 10.5%, and (ii) 7.25% plus the prime rate then in effect, provided however, for all advances made after the occurrence of the public trading trigger, a per annum rate of interest equal to the greater of (i) 9.5%, and (ii) 6.25% plus the prime rate then in effect shall apply. Borrowings under tranche 1 bear interest equal to 10%. In addition, interest will accrue at an additional 2% per annum rate on the outstanding borrowing made under the tranche 1, which shall be capitalized and be compounded and added to the principal balance of the Tranche 1 Loan monthly in advance on the next monthly payment date.
For borrowings made pursuant to the LSA, the Company is further committed to a fee in an amount sufficient, if needed, to increase the lender’s minimum return to 1.20:1.00 if payable on or before the first anniversary of such borrowing, 1.30:1.00 if payable after the first anniversary of such borrowing but on or before the second anniversary of such borrowing, 1:35:1.00 if payable after the second anniversary of such borrowing but on or before the third anniversary of such borrowing, or 1.40:1.00 if payable after the third anniversary of such borrowing.
On January 11, 2022, the Company entered into the first amendment to the LSA to convert $10.0 million of availability under the tranche 2 loan to the tranche 1 loan. This amendment expanded the tranche 1 from $20.0 million to $30.0 million and reduced the tranche 2 loan from $20.0 million to $10.0 million. For the original $20.0 million borrowed under tranche 1, the maturity date is December 23, 2022 and the $10.0 million borrowed under the expanded portion of tranche 1 provides for a maturity date of February 12, 2023.
On May 1, 2022, the Company was in breach of its covenants under the LSA. As a result, the Company recorded $0.3 million of default interest expense in the Company’s condensed statement of operations during the nine months ended September 30, 2022. As of September 30, 2022, the Company was in breach of its covenants under the LSA and the debt including all interest due through maturity, is callable by the lender.
On January 20, 2022, in conjunction with the LSA, the Company entered into warrant agreements with the various lenders involved under the LSA to issue a certain number of warrants to purchase Series C preferred stock based on the percentage of each tranche borrowing exercisable for the Company’s Series C preferred stock at the lowest of (i) $2.82 per share, (ii) the lowest price per share the Company receives for a share of the Series C preferred stock, and (iii) the lowest price the Company receives for a share of future round of preferred stock, see Note 10.
On August 25, 2022, Tempo entered into an August 2022 Bridge Note Agreement (as defined in Note 8 below) with the lenders under the LSA (collectively, the “Initial Bridge Investors”), pursuant to which Tempo agreed to issue a $3.6 million note (“LSA Convertible Note”) which is comprised of accrued interest, PIK interest and future interest from August 2022 through maturity of the LSA. The fair value of the LSA Convertible Note was $13.1 million as of September 30, 2022.
The following table sets forth the net carrying amount of borrowings as on September 30, 2022 (in thousands):
	Loan Payable, Current	Loan Payable, Noncurrent	Total
SQN Equipment Loan	$852	$880	940
LSA Term Loan	28,641	—	28,641
LSA Convertible Note (fair value)	13,052	—	13,052
Total loan payable	$42,545	$880	43,425
SQN Equipment Loan
As of September 30, 2022
Total notes payable	$1,688
Add: accretion of final interest payable	93
Less: loan payable, current	(852)
Less: unamortized debt discount	(49)
Total loan payable, noncurrent	$880
LSA Term Loan
As of September 30, 2022
Total notes payable	$30,000
Less: unamortized debt discount	(1,359)
Total loan payable, current	$28,641
LSA Convertible Note
Fair Value – Level 3
Balance, January 1, 2022	$—
Additions	12,903
Change in fair value	149
Balance, September 30, 2022	$13,052
The Company measures the LSA Convertible Note at fair value based on significant inputs not observable in the market, which caused it to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of the LSA Convertible Note related to updated assumptions and estimates were recognized as change in fair value of debt within the condensed statements of operations.
In determining the fair value of the LSA Convertible Note as of September 30, 2022, the Company applied the probability-weighted expected return method (“PWERM”). The PWERM determines the value of an instrument based upon an analysis of future values for the potential instrument payouts under different future outcomes. The instrument value is based upon the present value of the probability of each future outcome becoming available to the instrument holders, and the rights of each security. Utilizing the PWERM, the Company assessed the probability that the related party borrowings would be converted to common stock through the consummation of a SPAC transaction or as a result of a Qualified Financing. Additional inputs used in applying the PWERM were: i) the expected timing of the conversion, ii) the amount subject to equity conversion, the sum of the notes’ principal and unpaid accrued interest, iii) the contractual conversion price adjustment, and iv) the discount rate.
September 30, 2022
Expected term	0.15 years
Discount rate	20.00%
Probability of Qualified Financing	90.00%
	As of December 31, 2021
	LSA Tranche 1.1	LSA Tranche 1.2	SQN Equipment Loan	Total
Total notes payable	$10,000	$10,000	$2,302	$22,302
Add: accretion of final interest payable	108	79	56	243
Less: loan payable, current	(9,702)	—	(784)	(10,486)
Less: unamortized debt discount	(406)	(218)	(84)	(708)
Total loan payable, noncurrent	$—	$9,861	$1,490	$11,351
The notes payable future principal payments are as follows during the years noted (in thousands):
As of September 30, 2022
2022 (remaining)	$20,214
2023	14,496
2024	567
Total future principal payments	$35,277

(8)   Borrowing Arrangements — Related Party
Convertible Promissory Notes
On January 18, 2022, the Company issued convertible promissory notes to P72 and Lux for gross proceeds of $5.0 million (the “2022 Promissory Notes”). The 2022 Promissory Notes bear simple interest on the unpaid principal at a rate of 10% per year and are due and payable by the Company on demand any time after November 15, 2022. The outstanding amount will convert into securities of ACE upon the earlier to occur of the closing of the transactions and the closing of the first qualified financing following any termination of the business combination agreement as applicable.
The exchange feature of the 2022 Promissory Notes was deemed an embedded derivative requiring bifurcation from the 2022 Promissory Notes (the “host contract”) and separate accounting as an embedded derivative liability. The proceeds from the 2022 Promissory Notes were first allocated to the embedded derivative liability, resulting in an embedded derivative liability of $0.1 million on issuance, with the remaining proceeds were then allocated to the host contract.
On August 25, 2022, the Company recorded a loss on extinguishment of $13.8 million which was equivalent to the difference between the carrying value of the 2022 Promissory Notes and the fair value on the modification date.

Bridge Note
In May 2022, the Company entered into the Bridge Note with ACE and AEPI, which was replaced in its entirety on substantially the same terms on July 1, 2022, pursuant to which AEPI agreed to loan to Tempo up to an aggregate principal amount of $5.0 million, $4.6 million of which was advanced to Tempo as of September 30, 2022.
The Bridge Note has an interest rate of 12% per annum, payable in-kind by increasing the outstanding principal amount of the Bridge Note. Interest shall be deemed to have commenced on May 19, 2022. The Bridge Note replaced a May 2022 loan on substantially the same terms in its entirety.
The conversion option of the Bridge Note was deemed an embedded derivative requiring bifurcation from the Bridge Note (the “host contract”) and is separately accounted for as an embedded derivative liability. The proceeds from the Bridge Note were first allocated to the embedded derivative liability, resulting in an embedded derivative liability of $0.1 million on issuance, with the remaining proceeds then allocated to the host contract.
On August 25, 2022, the Bridge Note was amended and restated on substantially similar terms to the August 2022 Bridge Notes (as defined below).
The amended and restated convertible bridge notes do not embody bifurcated exchange feature described above. As such, the extinguishment date fair value of exchange feature was included in the calculation of the debt extinguishment to derecognize the previously bifurcated derivative liability. The Company recognized $0.2 million and $22 thousand as gain on debt extinguishment and fair value change on derivatives, respectively, during the nine months ended September 30, 2022 in the accompanying condensed statements of operations.
The Company recorded a loss on extinguishment of $11.6 million which was equivalent to the difference between the carrying value of the Bridge Notes and the fair value on the modification date.
August 2022 Bridge Notes
On August 25, 2022, Tempo entered into a note purchase agreement with the Initial Bridge Investors under the Loan and Security Agreement, pursuant to which Tempo agreed to issue up to $5.0 million in aggregate principal amount of August 2022 Bridge Notes to the Initial Bridge Investors for aggregate cash proceeds of approximately $1.4 million and the cancellation of approximately $3.6 million of outstanding amounts owed under the Loan and Security Agreement. Additionally, Tempo may, from time to time prior to October 9, 2022, issue up to $0.7 million in aggregate principal amount of additional August 2022 Bridge Notes to one or more additional investors.
The August 2022 Bridge Notes initially bear interest at a rate of 10% per annum. The August 2022 Bridge Notes will mature, and all outstanding principal and accrued but unpaid interest thereunder will be due and payable by Tempo, on the earlier of August 25, 2023 and the time at which such outstanding amount becomes due and payable upon an event of default under the August 2022 Bridge Notes. Unless an event of default has occurred and is continuing at such time, upon the closing of the business combination, the consummation of another SPAC transaction, the consummation of a qualified financing or the consummation of an initial public offering or direct listing (“Qualified Financing”), all outstanding amounts under the August 2022 Bridge Notes, together with all accrued and unpaid interest thereon, as of such time will automatically convert in full into a number of shares of (i) Tempo common stock or (ii) Tempo preferred stock having terms equivalent to the terms of Tempo’s most senior preferred stock, in each case in accordance with the terms of the August 2022 Bridge Notes, such that the value of the securities received by the holder of any August 2022 Bridge Note will equal the product of (x) the aggregate principal amount, together with any accrued but unpaid interest, outstanding under such August 2022 Bridge Note as of the time of such conversion multiplied by (y) four. If an event of default has occurred and is continuing at such time, then upon the closing of the Business Combination, the consummation of another SPAC Transaction, the consummation of a qualified financing, the consummation of an initial public offering or direct listing or the consummation of any Change of Control, the August 2022 Bridge Notes will only be converted as set forth above if the holder of such note provides its written consent to such conversion. Upon the consummation of any change of control prior to the conversion of the August 2022 Bridge Notes, Tempo will pay to the holder of such August 2022 Bridge Note, upon the closing of such change of control and in full satisfaction of the applicable August 2022 Bridge Note, a cash amount equal to the sum of (i) the product of (a) the outstanding principal balance under the applicable August 2022 Bridge Note multiplied by (b) four, plus (ii) accrued and unpaid interest.
On August 25, 2022, as a condition to closing the issuance and sale of the August 2022 Bridge Notes, Tempo:
•
amended and restated the 2022 Promissory Notes on substantially similar terms to the August 2022 Bridge Notes.

•
entered into an amended and restated warrant with existing investors, which amended and restated that certain Warrant to Purchase Shares of Common Stock, dated as of October 11, 2021, to, among other things, provide for the automatic conversion, with an amended exercise price of zero, of such warrant into shares of Tempo common stock upon the consummation of the business combination, a business combination or similar transaction with another special purpose acquisition company, the consummation of a qualified financing or the consummation of an initial public offering or direct listing; and

•
adopted that certain Amended and Restated Fifth Amended and Restated Certificate of Incorporation of Tempo, to, among other things, (i) increase the authorized capital of Tempo for purposes of reserving for issuance an adequate number of shares of Tempo common stock and Tempo preferred stock for issuance upon conversion of the August 2022 Bridge Notes; and (ii) create a new series of Tempo preferred stock designated as “Series C-3 Preferred Stock” and establish the rights, preferences and privileges of such series of Tempo preferred stock for purposes of issuing shares of such series of Tempo preferred stock upon conversion of the August 2022 Bridge Notes. Unless an event of default has occurred and is continuing at such time, upon the closing of the business combination, the consummation of another SPAC transaction, the consummation of a qualified financing or the consummation of an initial public offering or direct listing, all outstanding amounts under the August 2022 Bridge Notes, together with all accrued and unpaid interest thereon as of such time will automatically convert in full into a number of shares of (i) Tempo common stock or (ii) Tempo preferred stock having terms equivalent to the terms of Tempo’s most senior preferred stock, in each case in accordance with the terms of the August 2022 Bridge Notes, such that the value of the securities received by the holder of any August 2022 Bridge Note will equal the product of (x) the aggregate principal amount, together with any accrued but unpaid interest, outstanding under such August 2022 Bridge Note as of the time of such conversion multiplied by (y) four. If an event of default has occurred and is continuing at such time, then upon the closing of the Business Combination, the consummation of another SPAC Transaction, the consummation of a qualified financing, the consummation of an initial public offering or direct listing or the consummation of any Change of Control, the August 2022 Bridge Notes will only be converted as set forth above if the holder of such note provides its written consent to such conversion. Upon the consummation of any change of control prior to the conversion of the August 2022 Bridge Notes, Tempo will pay to the holder of such August 2022 Bridge Note, upon the closing of such change of control and in full satisfaction of the applicable August 2022 Bridge Note, a cash amount equal to the sum of (i) the product of (a) the outstanding principal balance under the applicable August 2022 Bridge Note multiplied by (b) four, plus (ii) accrued and unpaid interest.

The following table sets forth the net carrying amount of related party borrowings as on September 30, 2022 (in thousands):
Fair Value – Level 3
Balance, January 1, 2022	$—
Additions	39,593
Change in fair value	448
Balance, September 30, 2022	$40,041

The Company measures its related party borrowings at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of related party borrowings related to updated assumptions and estimates were recognized as change in fair value of debt within the condensed statements of operations.
In determining the fair value of the related party borrowings as of September 30, 2022, the Company applied the PWERM. The PWERM determines the value of an instrument based upon an analysis of future values for the potential instrument payouts under different future outcomes. The instrument value is based upon the present value of the probability of each future outcome becoming available to the instrument holders, and the rights of each security. Utilizing the PWERM, the Company assessed the probability that the related party borrowings would be converted to common stock through the consummation of a SPAC transaction or as a result of a Qualified Financing. Additional inputs used in applying the PWERM were: i) the expected timing of the conversion, ii) the amount subject to equity conversion, the sum of the notes’ principal and unpaid accrued interest, iii) the contractual conversion price adjustment, and iv) the discount rate.
September 30, 2022
Expected term	0.15 years
Discount rate	20.00%
Probability of Qualified Financing	90.00%
The notes payable — related party future principal payments are as follows during the years noted (in thousands):
As of September 30, 2022
2022 (remaining)	$9,397
2023	1,240
Total future principal payments	$10,637
(9)   Common Stock
As of September 30, 2022 and December 31, 2021, the Company has authorized the issuance of 125,000,000 and 63,299,666 shares, respectively, of $0.00001 par value common stock and has 10,085,354 and 10,037,305 shares of common stock issued and outstanding as of September 30, 2022 and December 31, 2021, respectively.
The Company has reserved shares of common stock for issuance related to the following convertible preferred stock, stock options, warrants, and future grants:
	As of
	September 30, 2022	December 31, 2021
Conversion of convertible preferred stock	29,520,187	29,520,187
Shares reserved for exercise of warrants	21,868,138	3,419,304
Outstanding stock options	23,896,897	16,508,725
Shares available for future issuance under 2015 Plan	3,114,353	1,050,574
Total shares of common stock reserved	78,399,575	50,498,790

(10)   Warrants
Common Stock Warrants
The following common stock warrants were outstanding as of September 30, 2022:
Warrants to purchase	# of Shares	Exercise Price	Issuance Date	Expiration Date
Common Stock	182,500	$0.94	6/3/2020	6/3/2030
Common Stock	109,080	1.51	6/23/2021	6/22/2031
	291,580
Liability Classified Warrants
As of September 30, 2022, the Company has the following liability-classified warrants outstanding:
Warrants to purchase	# of Shares	Exercise Price	Issuance Date	Expiration Date
Series A Preferred Stock	58,736	$1.15	11/24/2015	11/24/2025
Series A Preferred Stock	26,112	1.15	11/22/2016	11/22/2026
Series B Preferred Stock	38,543	2.76	10/13/2017	10/13/2027
Series C Preferred Stock	108,000	0.94*	1/29/2021	1/29/2031
Series C Preferred Stock	186,667	2.82*	1/20/2022	1/20/2032
Series C Preferred Stock	10,000,000	2.82*	8/25/2022	8/25/2032
Series C Preferred Stock	8,262,167	2.82*	9/30/2022	9/30/2032
Common Stock	533,333	1.51	6/24/2021	6/24/2031
Common Stock**	2,363,000	2.82*	10/11/2021	10/11/2024
	21,576,558

*
Upon a change in control transaction, the exercise price of these warrants resets to $0.

**
These common stock warrants were converted from equity classified instruments to liability classified instruments as a result of August 2022 Bridge Note agreements (see Note 8).

In October 2021, the Company issued 2,363,000 common stock warrants to an existing investor pursuant to negotiations with the investor to consider continued future investment. These warrants are exercisable for shares of common stock commencing the earliest of (i) the closing date of an initial public offering, or (b) the date of the Company’s completion of a transaction or series of related transactions (by merger, or consolidation, share exchange or otherwise) with a publicly traded special purpose acquisition company or its subsidiary. The warrant exercise price is $2.82 per share and the warrants expire in October 2024.
On August 25, 2022, the Company entered into an amended and restated warrant agreement for the above warrants, which amended and restated that the warrants to purchase shares of common stock provide for the automatic conversion, with an amended exercise price of zero, of such warrant into shares of Tempo common stock upon the consummation of the business combination, a business combination or similar transaction with another special purpose acquisition company, the consummation of a qualified financing or the consummation of an initial public offering or direct listing. The amended common stock warrants are liability-classified instruments under ASC 815-40 due to these not being indexed to the Company’s equity. Consequently, the warrants are subject to be measured at fair value in subsequent periods with changes in fair value recognized in earnings.
On August 25, 2022, the Company entered into a warrant purchase agreement with existing investors to issue 18,262,167 warrants to purchase common stock in conjunction with entering into various loans. The exercise price of these common stock warrants is $2.82 per share and upon a change in control transaction, the exercise price of these warrants resets to $0. The Company concluded that the common stock warrants are liability classified and shall be measured at fair value at grant date using the BSM option pricing model and subsequently remeasured at each reporting date. The fair value at time of issuance and as of September 30, 2022 was $27.6 million.
The liability-classified warrants are remeasured on a recurring basis, primarily based on observable market data while the related theoretical warrant volatility assumption within the BSM option pricing model represents a Level 3 measurement within the ASC 820 fair value measurement hierarchy. The following table details the changes in fair value of the liability-classified warrants, for the nine months ended September 30, 2022 (in thousands):
Fair Value
Warrants outstanding – January 1, 2022	$5,573
Warrants issued and modified	32,514
Change in fair value, net	(5,652)
Warrants outstanding – September 30, 2022	$32,435
The change in fair value, net as shown in the table above is recorded as change in fair value of warrant liability in the condensed statements of operations.
For warrants revalued during the period, the warrants were valued using a valuation technique which considers the value of the instruments under a SPAC scenario and a non-SPAC scenario, using the following assumptions:
	September 30, 2022	December 31, 2021
Expected term	3.00 years	3.89 – 9.48 years
Expected volatility	61.00%	64.29% – 64.44%
Risk-free interest rate	3.46%	1.12% – 1.52%
Expected dividends	0%	0%
(11)   Stock-Based Compensation
In April 2015, the board of directors adopted the 2015 Equity Incentive Plan (“the Plan”), which was subsequently approved by the Company’s stockholders. As of September 30, 2022, through multiple amendments approved by the Company’s stockholders, the share reserve was increased to 27,712,681 shares.
The Plan permits the granting of incentive stock options, non-statutory stock options, and restricted stock to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants, and to promote the success of the Company’s business. The board of directors, at its sole discretion, shall determine the exercise price but subject to certain terms in the Plan.
Options granted under the Plan expire 10 years from the date of grant. First time grants of incentive stock options and non-statutory options generally vest at a rate of 25% on the first anniversary of the grant date and then ratably monthly over the next three years. Upon termination of employment, any unvested options are automatically returned to the Company. In general, vested options that were not exercised within three months after termination are surrendered back to the Company. These options are added back to the Plan and made available for future grants.
In general, the awards issued by the Company are service based options, however, in July 2020, the Company issued 258,368 performance-based options to the chief financial officer of the Company which vest 100% subject to the occurrence of a qualified transaction within 36 months of its date of grant. Additionally, in March 2021, the Company issued 1,245,641 performance-based options to management employees and board of directors which vest 100% subject to the occurrence of a qualified transaction. In November 2021, the Company’s board of directors approved to (i) reduce the July 2020 grant achievement period by approximately six months; and (ii) extend the March 2021 grants achievement period by 12 months.

In March 2022, one of the Company’s executives was terminated and the 330,708 unvested options were modified to include a performance condition. The unvested options will vest upon a change of control within three months of the modification date. As of June 30, 2022, the performance condition was not met. As a result, no stock-based compensation was recorded and the unvested options were forfeited during the three months ended June 30, 2022.
In August 2022, the Company’s board of directors approved the (i) modification of 867,461 unvested service based options of three terminated executives to include a performance condition; (ii) cancellation of 254,113 performance options issued in March 2021 and (iii) modification of 50,391 performance options granted in March 2021 to reduce the grant achievement period to November 2022.
As a result of the modifications, the total fair value of the performance based options decreased from $8.8 million to $7.4 million primarily due to the decrease in Company’s common stock fair value.
The Company recorded $0 compensation expense for these performance-based options for the nine months ended September 30, 2022 as achievement of the vesting condition was not deemed probable of occurring.
Restricted Stock Unit Issuance
On September 9, 2022, Tempo issued 9,500,000 retention awards in the form of restricted stock units of Tempo (“Tempo RSUs”) to certain eligible employees and directors of Tempo. On September 23, 2022, ACE and Tempo entered into the Second Amendment to the Amended and Restated Agreement and Plan of Merger, pursuant to which the parties agreed, among other things, that all awards of Tempo RSUs that are outstanding at the closing of the Business Combination will, at the Effective Time, be converted into (a) restricted stock unit awards covering shares of Tempo common stock (“Tempo RSUs”) and (b) the right to receive a number of Tempo Earnout Shares.
Out of the above approved and issued RSUs, 4,750,000 RSUs were subject to service based conditions which shall vest at a rate of 33.33% on the first anniversary of the grant date and then ratably quarterly over the next two years. The Company recorded $29 thousand compensation expense for these service based RSUs for the nine months ended September 30, 2022.
The remaining 4,750,000 RSUs were subject to performance based conditions, 50% of which will vest upon achieving $15.0 million in quarterly revenue of Tempo and the remaining 50% will vest upon achieving $5.0 million in adjusted EBITDA of Tempo. The total fair value of these performance based RSUs was $4.3 million. The Company recorded $0 compensation expense for these performance based RSUs for the nine months ended September 30, 2022 as achievement of the vesting condition was not deemed probable of occurring.
As of September 30, 2022 and December 31, 2021, there were 3,114,353 and 1,050,574 common shares, respectively, available for issuance under the Plan.

A summary of option activity under the Plan is as follows:
	Options outstanding
	Number of shares	Weighted average exercise price per share	Weighted average contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding – January 1, 2022	16,457,475	$1.36	7.96	$104,554
Options granted	996,055	3.33
Options exercised	(48,049)	1.03
Options forfeited	(2,872,385)	2.24
Options expired	(136,197)	1.06
Outstanding – September 30, 2022	14,396,899	1.32	6.89	$7,582
Vested during the period	2,137,947	1.62	7.13	817
Vested at end of period	9,643,506	1.11	5.90	5,500
Exercisable at the end of the period	9,648,520	1.12	5.90	5,501
Shares expected to vest	3,503,497	2.02	8.52	1,270
Vested and expected to vest	13,147,003	1.36	6.60	6,770
Determination of Fair Value
The Company estimates the fair value of share-based compensation for stock options and restricted stock units utilizing the BSM option pricing model, which is dependent upon several variables, discussed below. These amounts are estimates and, thus, may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants. The Company recognizes compensation using the straight-line basis over the requisite service period, which is generally the vesting period of the respective award.
Fair Value of Common Stock:   The fair value of our common stock underlying the stock option awards is determined by the board. Given the absence of a public trading market, the board considered numerous objective and subjective factors to determine the fair value of our common stock at each meeting at which awards are approved. These factors included, but are not limited to: (i) contemporaneous third-party valuations of common stock; (ii) the rights, preferences and privileges of convertible preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) stage and development of the Company’s business; (v) general economic conditions; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering (“IPO”) or sale of the Company, given prevailing market conditions. To evaluate the fair value of the underlying shares for grants between two independent valuations and after the last independent valuation, a linear interpolation framework is used to evaluate the fair value of the underlying shares.
Expected Term:   The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and primarily calculated as the average of the option vesting and contractual terms, based on the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.
Expected Volatility:   Since the Company does not have a trading history of its common stock, the expected volatility was derived from the average historical stock volatilities of several public companies within the Company’s industry that it considers to be comparable to its business over a period equivalent to the expected term of the stock option grants.
Risk-Free-Interest-Rate:   The Company bases the risk-free interest rate on the implied yield available on U.S. Treasury zero-coupon issues with remaining term equivalent to expected term.

Expected Dividend:   The Company has not issued any dividends in its history and does not expect to issue dividends over the life of the options and, therefore, has estimated the dividend yield to be zero.
The following assumptions were used to calculate the fair value of options granted during the nine months ended September 30, 2022:
Nine Months Ended September 30, 2022
Expected term	0.50 – 5.86 years
Expected volatility	55.92% – 66.32%
Risk-free interest rate	1.54% – 3.00%
Expected dividends	0%
Stock-based compensation expense
The following table summarizes stock-based compensation expense and its allocation within the accompanying statements of operations during the nine months ended September 30, 2022 and 2021 (in thousands):
	2022	2021
Cost of goods sold	$441	$119
Research and development	556	303
Sales and marketing	381	205
General and administrative	945	1057
Total stock-based compensation expense	$2,323	$1,684
As of September 30, 2022, there were a total of $5.8 million and $7.5 million of unrecognized employee compensation costs related to service based options and RSUs, respectively, excluding unrecognized costs associated with performance-based stock options and RSUs. Such compensation cost is expected to be recognized over a weighted-average period of approximately 2.24 years and 2.94 years for service based options and RSUs, respectively.
(12)   Commitments and Contingencies
Operating Leases
The table below presents the operating lease-related assets and liabilities recorded on the condensed balance sheets (in thousands):
	Classifications on the condensed financial statements	As of September 30, 2022
Operating lease assets	Operating leases – right-of-use asset	$565
Operating lease liability, current	Operating lease liability, current	801
Operating lease liability, noncurrent	Operating lease liability, noncurrent	38
	Classifications on the condensed financial statements	As of December 31, 2021
Operating lease assets	Operating leases – right-of-use asset	$1,323
Operating lease liability, current	Operating lease liability, current	1,111
Operating lease liability, noncurrent	Operating lease liability, noncurrent	546

The estimated incremental borrowing rate used to measure the lease liability is 8.95%. Prospectively, future rent expense under ASC 842 is calculated using the same methodology as required under ASC 840 in order to record straight line lease expense over the lease term. Rent expense recorded was $0.7 million for the nine months ended September 30, 2022 and 2021. Variable lease expenses for the nine months ended September 30, 2022 and 2021 were immaterial.
On August 8, 2022, the Company abandoned a section of their operating lease for the remainder of the lease term and has no intention of subleasing the space. The Company reassessed their asset grouping as the deployment of the ROU asset had changed and determined the abandoned lease was a new asset group. The Company concluded the abandoned section of their ROU asset was not recoverable and recognized an impairment charge of $0.1 million to the right of use asset, and a $0.2 million impairment charge to the leasehold improvements. These impairment charges were recorded within impairment loss in the condensed statements of operations.
Future minimum lease payments under non-cancelable operating leases as of September 30, 2022 are as follows (in thousands):
As of September 30, 2022
2022 (remaining)	$307
2023	531
2024	29
Total future lease payments	867
Less imputed interest	(28)
Total operating lease liability	$839
Finance Leases
The table below presents the finance lease-related assets and liabilities recorded on the condensed balance sheets and the condensed statement of operations (in thousands):
	Classification on the condensed financial statements	As of September 30, 2022
Finance lease assets	Property and equipment, net	$3,519
Finance lease liability, current	Finance lease, current	1,897
Finance lease liability, noncurrent	Finance lease, noncurrent	—
		Nine Months Ended September 30, 2022
Depreciation of the leased asset	Cost of revenue	$1,935
Lease interest expense	Other income (expense), net	329
	Classification on the condensed financial statements	As of December 31, 2021
Finance lease assets	Property and equipment, net	$3,943
Finance lease liability, current	Finance lease, current	1,091
Finance lease liability, noncurrent	Finance lease, noncurrent	1,606
		Nine Months Ended September 30, 2021
Depreciation of the leased asset	Cost of revenue	$409
Lease interest expense	Other income (expense), net	464

Future minimum lease payments under finance lease are as follows (in thousands):
As of September 30, 2022
2022 (remaining)	$376
2023	1,731
Total future lease payments	2,107
Less: imputed interest	(210)
Total finance lease liability	$1,897
The weighted average remaining lease term for our operating leases and finance leases is 0.8 year and the weighted average discount rate of our operating leases and finance leases is 8.95% and 18.71%, respectively. Supplemental disclosures of cash flow information related to leases were as follows (in thousands):
	Nine Months Ended September 30,
	2022	2021
Operating cash flows paid for operating leases	$908	$885
Financing cash flows paid for finance leases	1,128	1,128
(13)   Income Taxes
The Company did not record a provision or benefit for income taxes during the nine months ended September 30, 2022 and 2021. The Company continues to maintain a full valuation allowance for its net U.S. federal and state deferred tax assets.
On March 27, 2020, the U.S. federal government enacted the CARES Act, which changed several of the existing U.S. corporate income tax laws by, among other things, increasing the amount of deductible interest, allowing companies to carry back certain Net Operating Losses (“NOLs”), and increasing the amount of NOLs that corporations can use to offset income. The CARES Act did not have a material impact on the Company’s income tax provision, deferred tax assets and liabilities, and related taxes payable. The Company is currently assessing the future implications of these provisions within the CARES Act on the Company’s condensed financial statements but does not expect the impact to be material.
(14)   Net Loss Per Share
The Company uses the two-class method to calculate basic net loss per share and apply the more dilutive of the two-class method, treasury stock method or if-converted method to calculate diluted net loss per share.
No dividends were declared or paid for the nine months ended September 30, 2022 and 2021. Undistributed earnings for each period are allocated to participating securities, including the preferred stock for applicable periods, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there are no contractual obligations for the preferred stockholders to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average shares of common stock outstanding during periods with undistributed losses.

The table below sets forth the computation of basic and diluted net loss per share (in thousands, except share data and per share amounts):
	Nine Months Ended September 30,
	2022	2021
Basic and diluted:
Net loss	$(96,518)	$(24,388)
Weighted-average number of shares of common stock outstanding	10,072,318	9,815,806
Basic and diluted net loss per share	$(9.58)	$(2.48)
Basic and diluted net loss per share attributable to common stockholders is the same for the nine months ended September 30, 2022 and 2021 because the inclusion of potential shares of common stock would have been anti-dilutive for the periods presented. The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:
	As of September 30,
	2022	2021
Shares of common stock issuable upon conversion of redeemable convertible preferred stock	29,520,187	29,520,187
Shares of common stock issuable upon conversion of redeemable convertible preferred stock warrants	18,680,225	231,391
Shares of common stock issuable from stock options	23,896,897	16,113,756
Shares of common stock issuable from common stock warrants	3,187,913	824,913
Potential common shares excluded from diluted net loss per share	75,285,222	46,690,247
(15)   Subsequent Events
The Company has evaluated subsequent events for recognition and remeasurement purposes from September 30, 2022 through December 6, 2022, which is the date the condensed financial statements were available to be issued. The Company has determined that there are no subsequent events requiring adjustment to or disclosure in the condensed financial statements, other than:
Business Combination
The Business Combination closed on November 22, 2022 the (“Closing”). In connection with the closing of the Business Combination, the Company was renamed Tempo Automation Holdings, Inc.
PIPE Investment
On November 22, 2022, immediately following the Closing, Tempo issued (i) 1,230,000 shares of Common Stock to certain investors (the “Initial Subscribers”) (including 350,000 Initial Committed PIPE Shares and 880,000 PIPE Incentive Shares) and (ii) 1,820,000 shares of Common Stock to the LSA Subscribers (including 700,000 Committed PIPE Shares and 1,120,000 PIPE Incentive Shares) in accordance with the terms of the Subscription Agreements (collectively, the “PIPE Investment”). The shares of Common Stock issued in the Subscription Agreements were offered in a private placement under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Subscription Agreements.
Earnout
Following the closing, the eligible Tempo equityholders will have the right to receive up to 7,000,000 Tempo earnout shares in two tranches upon the occurrence of the earnout triggering events during the earnout period. A one-time aggregate issuance of 3.5 million Tempo shares will be made upon achieving $5.0 million in Adjusted EBITDA in a single quarter during the five-year period. A one-time aggregate issuance of the remaining 3.5 million New Tempo shares will be made upon achieving $15.0 million in sales in a single quarter during the five-year period.
Amendment and Restatement of the LSA
On November 22, 2022, in connection with the closing of the Business Combination, the Company entered into certain First Amended and Restated LSA, dated as of November 22, 2022, by and among, the Company, as borrower, Structural Capital Investments III, LP (“SCI”), Series Structural DCO II series of Structural Capital DCO, LLC (“DCO”), CEOF Holdings LP (“CEOF”), SQN Tempo Automation, LLC (“SQNTA”), SQN Venture Income Fund II, LP (“SQNVIFII” and, together with SCI, DCO, CEOF and SQNTA, the “Lenders” and each a “Lender”), and Ocean II PLO LLC, as administrative and collateral agent for the Lenders (the “Agent”), pursuant to which the Lenders committed to lend Legacy Tempo up to $20.0 million in term loan financing. The LSA amended and restated in its entirety the LSA dated as of October 13, 2021. The amended LSA facility matures on December 1, 2025.
White Lion Stock Purchase Agreement
On November 21, 2022, ACE and AEPI extinguished $4.4 million of August 2022 Bridge Notes. Subsequently, the Company issued $2.0 million of August 2022 Bridge Notes to White Lion Capital, LLC (“White Lion”) and $2.4 million to other investors.
On November 21, 2022, ACE entered into a Common Stock Purchase Agreement and a related registration rights agreement with White Lion. Pursuant to the Common Stock Purchase Agreement, ACE has the right, but not the obligation to require White Lion to purchase, from time to time, up to the lesser of (i) $100.0 million in aggregate gross purchase price of newly issued shares of Common Stock and (ii) the exchange cap, in each case, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions.
Amount
Securities and Exchange Commission registration fee		$25,609.24
FINRA filing fee		*
Accountants’ fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Transfer Agent’s fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*
Total expenses	$	*

*
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14.   Indemnification of Directors and Officers.
Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement we enter into in connection with the sale of Common Stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.
Item 15.   Recent Sales of Unregistered Securities.
Set forth below is information regarding shares of capital stock issued by us within the past three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.
(a)
Issuance of Capital Stock.

In May 2020, the Sponsor purchased an aggregate of 5,750,000 shares of ACE’s Class B common stock, par value $0.0001 per share, for an aggregate offering price of $25,000. These securities were issued pursuant to Section 4(a)(2) of the Securities Act.
On November 22, 2022, the Registrant issued 3,050,000 shares of Common Stock to certain investors for aggregate gross proceeds of approximately $3.5 million and the cancellation of outstanding borrowings under the LSA in an amount equal to $7,000,000. These securities were issued pursuant to Section 4(a)(2) of the Securities Act.
On November 22, 2022, the Registrant issued 75,000 shares of Common Stock to certain financial advisors of the Company in exchange for services rendered by such financial advisors for the Company in connection with the Business Combination. These securities were issued pursuant to Section 4(a)(2) of the Securities Act.

(b)
Warrants.

On July 30, 2020, the Registrant issued 6,600,000 Warrants to purchase shares of ACE Class A ordinary shares to the Sponsor for aggregate gross proceeds of $6,600,000. These securities were issued pursuant to Section 4(a)(2) of the Securities Act.
(c)
Convertible Notes.

On July 1, 2022, ACE, Legacy Tempo and AEPI entered into the Bridge Note, pursuant to which AEPI agreed to loan to Tempo up to an aggregate principal amount of $5.0 million, $2.5 million of which was advanced to Tempo as of June 30, 2022. On August 25, 2022, in connection with the Bridge Financing (as defined herein), the Bridge Note was amended and restated on substantially similar terms to the August 2022 Bridge Notes (as defined herein).
Item 16.   Exhibits and Financial Statement Schedules.
		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date
2.1*	Amended and Restated Agreement and Plan of Merger, dated as of August 12, 2022, by and among ACE Convergence Acquisition Corp., ACE Convergence Subsidiary Corp. and Tempo Automation, Inc.	S-4/A	2.1	10/18/2022
2.2	First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of September 7, 2022, by and among ACE Convergence Acquisition Corp., ACE Convergence Subsidiary Corp. and Tempo Automation, Inc.	S-4/A	2.2	10/18/2022
2.3	Second Amendment to Amended and Restated Agreement and Plan of Merger, dated as of September 7, 2022, by and among ACE Convergence Acquisition Corp., ACE Convergence Subsidiary Corp. and Tempo Automation, Inc.	S-4/A	2.3	10/18/2022
3.1	Certificate of Incorporation of Tempo Automation Holdings, Inc.	8-K	3.1	12/06/2022
3.2	Bylaws of Tempo Automation Holdings, Inc.	8-K	3.2	12/06/2022
4.1	Specimen Common Stock Certificate.	8-K	4.1	12/06/2022
4.2	Specimen Warrant Certificate.	8-K	4.2	12/06/2022
4.3	Warrant Agreement, dated as of July 27, 2020, by and between ACE and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	4.1	7/31/2020
5.1	Opinion of Latham & Watkins LLP
10.1	Promissory Note, dated May 28, 2020, issued to ACE Convergence Acquisition LLC.	S-1	10.1	7/6/2020
10.2	Amendment No. 1 to the Investment Management Trust Agreement, dated as of January 25, 2022, by and between the Company and Continental Stock Transfer & Trust Company, as trustee	8-K	10.1	1/26/2022
10.3	Sponsor Warrants Purchase Agreement, dated July 27, 2020, between the Company and ACE Convergence Acquisition LLC.	8-K	10.5	7/31/2020

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date
10.4	Sponsor Support Agreement, dated October 13, 2021, by and among ACE Convergence Acquisition LLC, the Company, certain of ACE’s directors, officers and initial shareholders and their permitted transferees, and Tempo Automation, Inc. (included as Annex B-1 to the proxy statement/prospectus).	S-4/A	10.8	10/18/2022
10.5	Amendment to Sponsor Support Agreement, dated as of July 6, 2022, by and among the Company, Tempo Automation, Inc. and the other parties thereto (included as Annex B-2 to the proxy statement/prospectus).	S-4/A	10.9	10/18/2022
10.6	Second Amendment to Sponsor Support Agreement, dated as of August 12, 2022, by and among the Company, Tempo Automation, Inc. and the other parties thereto (included as Annex B-3 to the proxy statement/prospectus).	S-4/A	10.10	10/18/2022
10.7	Third Amendment to Sponsor Support Agreement, dated as of September 7, 2022, by and among the Company, Tempo Automation, Inc. and the other parties thereto (included as Annex B-4 to the proxy statement/prospectus).	S-4/A	10.11	10/18/2022
10.8	Form of Third Amended and Restated Subscription Agreement, by and between the Company and the undersigned subscriber party thereto (included as Annex E to the proxy statement/prospectus).	S-4/A	10.13	10/18/2022
10.9	Amended and Restated Registration Rights Agreement, dated as of November 22, 2023, by and among the Company, ACE Convergence Acquisition LLC, the other parties to the Sponsor Support Agreement and certain former stockholders of Tempo Automation, Inc.	8-K	10.2	12/6/2022
10.10	Lock-Up Agreement, dated as of November 22, 2022, by and among the Company and the other parties thereto.	8-K	10.3	12/6/2022
10.11	Lock-Up Agreement, dated as of July 27, 2020, by and between the Company, ACE Convergence Acquisition LLC and the other parties thereto.	8-K	10.4	12/6/2022
10.12	Tempo Automation, Inc. Amended and Restated 2015 Equity Incentive Plan.	8-K	10.13	12/6/2022
10.13	First Amendment to Tempo Automation, Inc. Amended and Restated 2015 Equity Incentive Plan.	8-K	10.14	12/6/2022
10.14	Tempo Automation Holdings, Inc. 2022 Incentive Award Plan.	8-K	10.14	12/6/2022
10.15	Form of Indemnification Agreement.	8-K	10.11	12/6/2022

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date
10.16	Offer Letter, dated March 10, 2021, between Tempo Automation, Inc. and Joy Weiss.	S-4/A	10.26	10/18/2022
10.17	Letter Agreement, dated as of September 4, 2022, by and among the Company, Tempo Automation, Inc., Oaktree Capital Management, L.P. and OCM Tempo Holdings, LLC.	S-4/A	10.34	10/18/2022
10.18	Restated Registration Rights Agreement, dated as of November 21, 2022, by and among the Company and White Lion Capital, LLC.	8-K	10.1	11/23/2022
10.19	Common Stock Purchase Agreement, dated November 21, 2022, by and between the Company and White Lion Capital, LLC.	8-K	10.2	11/23/2022
14.1	Code of Ethics and Conduct of Tempo Automation Holdings, Inc.	8-K	14.1	12/06/2022
16.1	Letter from WithumSmith+Brown, PC to the Securities and Exchange Commission.	8-K	16.1	12/06/2022
21.1	Subsidiaries of the Company.	8-K	21.1	12/06/2022
23.1	Consent of BDO USA, LLP
23.2	Consent of WithumSmith+Brown, PC
23.3	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1)
99.1	Unaudited condensed consolidated financial statements of Legacy Tempo for the nine months ended September 30, 2022 and 2021.	8-K	99.1	12/06/2022
99.2	Unaudited pro forma condensed combined financial information of the Company for the nine months ended September 30, 2022.	8-K	99.2	12/06/2022
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table.

*
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request. Filed herewith.

(a)
Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
Item 17.   Undertakings.
The undersigned registrant hereby undertakes:
(1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
(2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)   that, for the purpose of determining liability under the Securities Act to any purchaser:
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and
(5)   that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(a)   any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(b)   any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(c)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and
(d)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, on this 25th day of January, 2023.
TEMPO AUTOMATION HOLDINGS, INC.
By:	/s/ Joy Weiss
Name: Joy Weiss
Title: President, Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.
Signature	Title	Date
/s/ Joy Weiss Joy Weiss	President, Chief Executive Officer Director (Principal Executive Officer)	January 25, 2023
* Ryan Benton	Chief Financial Officer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	January 25, 2023
* Behrooz Abdi	Director	January 25, 2023
* Matthew Granade	Director	January 25, 2023
* Omid Tahernia	Director	January 25, 2023
* Jacqueline (“Jackie”) Schneider	Director	January 25, 2023
*By:	/s/ Joy Weiss*
	Name:	Joy Weiss
	Title:	Attorney-in-fact